As filed with the Securities and Exchange Commission on June 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRONSHORE INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	6331	98-0579286
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

141 Front Street

Hamilton, HM19

Bermuda

(441) 279-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph W. Roberts

Chief Financial Officer

141 Front Street

Hamilton, HM19

Bermuda

(441) 279-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Clark, Esq. Susanna M. Suh, Esq. Kimberly C. Petillo-Décossard, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702 Telephone: (212) 701-3000	Paul S. Giordano, Esq. General Counsel 1 State Street, 7th Floor New York, New York 10004 Telephone: (646) 826-6600	James A. FitzPatrick, Jr., Esq. Daniel Keating, Esq. Hogan Lovells US LLP 875 Third Avenue New York, New York 10022 Telephone: (212) 918-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Ordinary Shares, par value $0.01 per share	$100,000,000	$12,880

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes any additional shares that the underwriters have the option to purchase.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED —, 2014

PRELIMINARY    PROSPECTUS

— Ordinary Shares

IRONSHORE INC.

This is the initial public offering of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We currently expect the initial public offering price to be between $— and $— per ordinary share. The selling shareholders identified in this prospectus are offering — ordinary shares in this offering. The selling shareholders will receive all of the proceeds from this offering, and we will not receive any of the proceeds from this offering.

The underwriters have the option to purchase up to — additional ordinary shares from the selling shareholders at the initial public offering price, less the underwriting discount. The underwriters can exercise this option within 30 days from the date of this prospectus.

We will apply to have our ordinary shares listed on the New York Stock Exchange under the symbol “IRSH.” The listing will be subject to the approval of our application.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total
Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to selling shareholders (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about — , 2014 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	UBS Investment Bank

—, 2014

You should rely only on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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CERTAIN DEFINED TERMS

Unless the context suggests otherwise, references in this prospectus to “Ironshore,” “the Company,” “we,” “us” and “our” refer to Ironshore Inc. and its subsidiaries. Other entities are referred to as follows:

“Assetinsure” means Assetinsure Holdings Pty Limited, an Australian company.

“ERR” means Excess Risk Reinsurance Inc., a Mississippi corporation and a wholly owned subsidiary of the Company.

“ICCL” means Ironshore Corporate Capital Ltd., a U.K. company and a wholly owned subsidiary of the Company.

“IEL” means Ironshore Europe Ltd., an Irish company and a wholly owned subsidiary of the Company.

“Ironshore Indemnity” means Ironshore Indemnity Inc., a Minnesota corporation and a wholly owned subsidiary of the Company.

“Ironshore Insurance” means Ironshore Insurance Ltd., a Bermuda company and a wholly owned subsidiary of the Company.

“Ironshore Specialty” means Ironshore Specialty Insurance Company, an Arizona corporation and a wholly owned subsidiary of the Company.

“Ironshore U.S.” means Ironshore Holdings (U.S.) Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

“Iron-Starr Excess” means Iron-Starr Excess Agency Ltd., a Bermuda company and a wholly owned subsidiary of the Company.

“Lexon” means Lexon Surety Group, LLC, a Florida limited liability company.

“PMA” means Pembroke Managing Agency Limited, a U.K. company and a wholly owned subsidiary of the Company.

“SUAL” means Starr Underwriting Agencies, LLC, a Delaware limited liability company.

Certain abbreviations and definitions of certain insurance, reinsurance, financial and other terms used in this prospectus are defined in the “Glossary” section of this prospectus.

REGISTERED TRADEMARKS AND TRADEMARK APPLICATIONS

“Crisis ThreeSixty,” “Iron-Starr Excess,” “IronBuilt,” “IronHealth,” “IronPro,” “IronServe,” “Ironshore,” “Ironshore Environmental,” “Ironshore Europe,” “Ironshore Insurance,” “Ironshore International” and “Ironshore Specialty” are the subject of either a trademark registration or an application for registration in the United States, the European Union and/or certain other jurisdictions. Other brands, names and trademarks contained in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names are referred to in this prospectus without the SM and ® symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names.

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MARKET AND INDUSTRY DATA

We use market and industry data, forecasts and projections throughout this prospectus. We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed by us to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Although we believe that the market and industry research others have performed is reliable, neither we nor the underwriters have independently verified this information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are, or are derived from, forward-looking statements. These statements reflect only current, good faith views or assessments with respect to possible future events and financial performance and involve Ironshore’s current assessment and judgment of risks and uncertainties. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “target,” “may,” “strategy,” “will,” “could,” “future,” “expects,” “intends,” “estimates,” “anticipates,” “plans,” “believes” or “continues” or their negative, or variations or similar terminology.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated, projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following factors:

•	the possibility of actual claims exceeding our loss reserves;

•	a downgrade in our financial strength ratings;

•	potential loss of key members of our management team and our ability to attract and retain personnel;

•	potential losses from, and volatility caused by, claims for catastrophic events;

•	the possibility that we may fail to comply with applicable regulatory requirements;

•	the impact of potential government intervention in our industry or adverse changes to existing regulatory requirements;

•	deterioration in financial markets;

•	adverse investment performance;

•	our reliance on brokers and other intermediaries for our business and the impact of our potential failure to maintain relationships with such brokers and other intermediaries or their failure to transmit payments between us and our insureds;

•	our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us;

•	our ability to raise additional capital in the future on favorable terms or at all;

•	the impact of continued or increased premium levies by Lloyd’s of London (“Lloyd’s”) for the Lloyd’s Central Fund, a significant downgrade of a Lloyd’s rating or a withdrawal of Lloyd’s licenses;

•	the possibility that our managing general agents, general agents or other producers of our business may exceed their underwriting authorities or otherwise breach obligations owed to us;

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•	our ability to obtain adequate managerial and operational resources to successfully expand our operations;

•	the potential impact of internal or external fraud, operational errors, systems malfunctions, or cybersecurity incidents;

•	heightened competition in our industry;

•	deviations from expected renewal rates of our existing policies and contracts;

•	the impact of significant fluctuations in the property and casualty insurance industry;

•	the impact of quarterly fluctuations in our operating results;

•	the failure of any of the loss limitation methods we employ;

•	the impact of unanticipated losses from geopolitical risks, including acts of terrorism;

•	potential effects on our business of emerging claim and coverage issues;

•	the impact of inflation;

•	exposure to the credit risk of reinsurance counterparties;

•	the potential violation of the applicable laws and regulations to which we are subject relating to sanctions, anti-money laundering and anti-bribery practices;

•	the impact of changes in accounting practices and future pronouncements on our reported financial results;

•	the impact of various risks associated with transacting business in foreign countries, including foreign currency exchange rate risk, on our investment in, and revenues from, our operations outside the U.S.;

•	our dependence on third party providers for certain administrative and operational services;

•	unforeseen liabilities or asset impairments arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses;

•	changes to our tax status and our subsidiaries’ tax status in the U.S. and other countries; and

•	other risks and uncertainties discussed in the “Risk Factors” section and elsewhere in this prospectus.

Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking information. Therefore, we caution you not to place undue reliance on such information, which speaks only as of the date of this prospectus.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included elsewhere in this prospectus, including “Risk Factors” beginning on page 10. All forward-looking information is expressly qualified in its entirety by these cautionary statements. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus carefully. In particular, you should read the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained elsewhere in this prospectus before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” For the definitions of certain terms used in this prospectus, see “Certain Defined Terms” and “Glossary.” All dollar amounts referred to in this prospectus are in U.S. dollars unless otherwise indicated. All per share amounts referred to in this prospectus are derived from amounts attributable to Ironshore Inc. or its common shareholders, such as “net income attributable to Ironshore Inc.” and “total shareholders’ equity attributable to common shareholders.”

Our Company

Overview

Ironshore provides specialty commercial property and casualty insurance coverage for risks on a global basis through a wide network of regional and global brokers. We were founded in December 2006 with over $1 billion in private equity capital to capitalize on opportunities in the specialty property and casualty (“P&C”) insurance industry. Our founders selected Bermuda as the initial base of our insurance operations because of the advantages offered by Bermuda’s flexible and responsive regulatory environment for companies that meet specified solvency and liquidity requirements. We were able to commence operations quickly and expand as business warranted. In 2007 and 2008, we made investments to build our business including the acquisition of two U.S. insurance companies, which provided us with authority to write U.S. business on both an admitted and an E&S basis, and Pembroke Managing Agency Limited (“PMA”), which enabled us to access the Lloyd’s market. The financial crisis of 2008, which had a material negative impact on several leading U.S. P&C insurers, created a unique opportunity for Ironshore to accelerate its hiring and growth strategy. Since then, in addition to acquisitions, our organic growth strategy has focused on hiring industry leading insurance underwriting talent in several key specialty areas of focus, expanding our geographic footprint by adding additional U.S. regional offices, establishing a presence in Canada and in Australia and launching a new European platform based in Dublin, Ireland. We continue to grow our business by leveraging the Ironshore brand and reputation for specialty underwriting expertise and our diversified distribution network. As a result, our annual gross premiums written have grown from $383.1 million in 2008 to $2.0 billion in 2013, a compound annual growth rate of 39.1%, and we have generated $374.4 million in cumulative net operating income1 from 2009 through 2013. According to A.M. Best, in 2012 we were one of the top ten insurers in the U.S. excess and surplus lines (“E&S”) market as measured by E&S gross premiums written.

We offer a variety of specialty commercial insurance products across numerous geographic regions and lines of business. Our global presence is supported by our offices located in Europe, Bermuda, Canada, Australia, Singapore and 19 cities in the U.S. Our business is organized into three segments: the U.S., International and Bermuda. Our U.S. operations generated $1,235 million, or 62.0%, of our gross premiums written in 2013, our International operations generated $566 million, or 28.4%, of our gross premiums written in 2013, and our Bermuda operations generated $192 million, or 9.6% of our gross premiums written in 2013. The following charts show the composition of our business by segment and class for the year ended December 31, 2013.

[1]	Net operating income is a non-GAAP financial measure as defined in Regulation G of the Exchange Act and is described in note (1) under “—Summary Historical Consolidated Financial Information.”

Gross Premiums Written in 2013

By Segment	By Type of Risk

The primary product lines offered by our U.S. operations are professional and management liability, property, healthcare liability, environmental, specialty casualty and construction, aviation and political risk and surety. In 2013, 74% of the gross premiums of our U.S. operations was written on an E&S basis and 26% was written on a non-E&S basis. Our U.S. operations are headquartered in New York City and are supported by offices in 18 additional cities throughout the U.S.

Our International operations provide specialty coverages including financial institutions liability, professional indemnity, media and technology, marine, political risk, war and terrorism and property coverages worldwide. We operate in the following geographic markets: Canada, the U.K., Ireland, Europe, Singapore, Australia and Latin America (through our presence in Miami).

Our Bermuda operations provide property insurance on a worldwide basis. We also offer catastrophe excess liability, financial lines and healthcare liability insurance through Iron-Starr Excess.

As of March 31, 2014, we had cash and invested assets of $4.2 billion, total assets of $6.2 billion and total shareholders’ equity attributable to common shareholders of $1.8 billion. Our operating return on average shareholders’ equity (“operating ROE”) in 2013 was 10.4%.2

Our insurance company subsidiaries, Ironshore Insurance, Ironshore Indemnity, Ironshore Specialty and IEL, have an A.M. Best financial strength rating of “A” (Excellent-Stable). The Lloyd’s insurance market has financial strength ratings of “A” (Excellent-Stable) from A.M. Best, “A+” (Strong-Stable) from Fitch, and “A+” (Strong-Stable) from Standard & Poor’s, and our Syndicate 4000 at Lloyd’s benefits from these ratings.

Our Market

As a specialty P&C insurer, we write U.S. business on both an admitted and an E&S basis. The U.S. P&C insurance industry is divided between standard lines (also referred to as the admitted market) and non-standard lines (also referred to as the non-admitted market or E&S market). The E&S market functions as a supplemental market for insurance of a type, or in an amount, that is not available in the standard lines market. The E&S market represented approximately 6.7%, or $34.8 billion, of 2012 direct premiums written in the U.S. P&C insurance market.

[2]	Operating return on average shareholders’ equity is a non-GAAP financial measure and is described in note (4) on page 41.

Unlike standard lines insurers, E&S insurers are not subject to the rate and form regulations of the state insurance regulators. Therefore, E&S insurers have more flexibility to use policy forms and rates that they believe are appropriate for the risks they underwrite and accept. This allows the unique qualities of the underlying risk to be fully evaluated and underwritten and provides the E&S insurer with greater flexibility to customize pricing and terms and conditions to meet the needs of the insured. Competition in the E&S market tends to focus less on price than in the standard lines insurance market and more on other value-based considerations such as availability, terms of coverage, customer service and underwriting expertise.

Competitive Strengths

We believe our competitive strengths, described below, position us to capitalize on the opportunities presented in the specialty property and casualty insurance marketplace.

Proven Management Team

Our senior management team has substantial industry expertise, a demonstrated track record of success and an average of over 25 years of experience in the insurance industry. Our senior management team is led by Kevin H. Kelley, our Chief Executive Officer. Prior to joining Ironshore in 2008, Mr. Kelley served as Chairman of the Board and Chief Executive Officer of Lexington Insurance Company, a principal subsidiary of American International Group, Inc.

Underwriting Driven Culture with Strong Risk Management

We continuously monitor, review and refine our management practices in order to ensure we maintain our focus and commitment to these strategic priorities. We combine underwriting judgment and experience with data-driven analysis, enhancing our overall risk selection process. Our underwriting and claims teams include experienced professionals in our chosen specialty lines with the authority to make decisions and quickly respond to our insureds’ unique and rapidly changing needs. Our senior management team monitors our underwriting performance, and we seek to foster a culture of underwriting accountability by aligning compensation of underwriting teams in large part to the underwriting profitability of the premiums they write.

Global Specialty Insurer

Ironshore is a specialty commercial lines insurance company with an established and growing franchise in the key global insurance markets: the U.S., Lloyd’s and Bermuda. As a specialty insurer, we do not offer all lines of business and instead focus on fewer lines of business for certain niche markets and/or industries. As a result of our underwriters’ experience, we have accumulated extensive expertise regarding the industry and risk characteristics of the product lines we choose to offer. We believe our knowledge, expertise and innovative ability serves as a competitive advantage and enables us to concentrate on specialty products that have a higher profit margin relative to standard lines of insurance. We offer our specialty products through office locations around the world and have established a physical presence in many markets, including distribution offices in 19 cities in the U.S. We serve over 100,000 insureds globally and write coverage for over 80 of the Fortune 100 companies and more than 300 of the Fortune 500 companies.

Differentiated Distribution Network

We market our insurance products through a brokerage distribution system consisting of select global, national and regional brokers having expertise in the particular specialty markets we serve. In the U.S., for most of our product lines, we have a dual wholesale/retail distribution strategy with an emphasis on targeting retail business. The focus on retail brokers allows us to take advantage of the lower acquisition cost of retail distribution. In addition, our retail channel provides greater proximity to the insureds, which helps us to deepen our relationships with them, better understand underlying risks, tailor products to insureds’ needs, facilitate renewals and handle claims in a more efficient manner.

Financial Flexibility

We intend to maintain a balance sheet that provides us with the flexibility to both pursue growth opportunities and maintain our financial strength. As of March 31, 2014, we had $2.2 billion of total capitalization, and our financial leverage, defined as the ratio of our total debt to our total capitalization, was 16.1%. We expect that our asset leverage ratio, defined as the ratio of our invested assets and cash to our total equity capitalization, of 2.3x as of March 31, 2014 will continue to increase and supplement our earnings growth. We recognize the importance of our insurance company subsidiaries’ “A” (Excellent) A.M. Best financial strength rating to our brokers and insureds and intend to manage our business to maintain this rating.

Strategy

Our goal is to maximize underwriting profits through market cycles while preserving and achieving long-term growth in shareholders’ equity. We intend to pursue this goal with the following strategies:

Management of Underwriting Risk

Our underwriting philosophy is to generate an underwriting profit through prudent risk selection and appropriate pricing. We believe that the key to this approach is adherence to strict underwriting standards across all types of business. We seek to manage pricing cycles by reducing our risk during periods of less favorable market conditions and potentially increasing our risk-taking when pricing conditions improve. Our senior management monitors the underwriting process and we target a combined ratio percentage in the high 80% to low 90% range for all lines combined through all insurance market cycles.

Focus on Specialized Coverages

We focus on writing specialized, niche coverages where risks are complex and which we believe provide greater opportunities for underwriting profit. We rely on our experienced underwriting personnel, our diverse geographic operating platforms and the breadth of our lines of business across property and specialty casualty insurance products to maximize underwriting profits in our chosen specialty product areas. We seek to use our management’s expertise, experience and market relationships to identify and underwrite well-priced risk while delivering innovative insurance solutions to our customers. We believe our flexibility and our expertise in certain niche markets will allow us to create a well-balanced portfolio of risks.

Disciplined Approach to Growth

We have grown organically by hiring experienced underwriting teams focused on select niche specialty lines of business. In our major lines of business, our underwriters have significant expertise and experience writing large amounts of business. We expect to continue to grow organically, and in a disciplined manner, overall underwriting submission volumes through expansion of our geographical footprint and product depth in and around our core lines of business. We also continue to add depth to our existing core products. In addition, we leverage our underwriting expertise and platforms to generate additional fee income when possible, such as by serving as managing general agent for other insurance companies. We opportunistically evaluate potential new teams and acquisitions, and we will continue to remain disciplined in pursuing those that meet our requirements for return on risk-adjusted capital and cultural fit.

Foster Strategic Relationships with Leading Reinsurers

We maintain long-standing relationships with well-capitalized reinsurers. We intend to continue to leverage these relationships to support the growth of our business. For example, we have a whole account quota share treaty that includes an option to increase the ceded percentage, which provides us with capital flexibility to take advantage of opportunities in the specialty insurance market. We also have surplus quota share treaties that enable us to provide greater underwriting limits to our insureds than we would otherwise generally offer on our own from a risk management perspective. The ability to offer greater gross limits allows us to position Ironshore as a lead market in key lines of business and enhances our ability to set pricing, terms and conditions.

Enhance Operational Efficiencies

Administrative and operational functions are provided to all of our business lines through a centralized platform that we call IronServe. IronServe includes experienced, dedicated Ironshore personnel who manage and oversee third party personnel who provide us with global administrative operational support and information technology functions in a cost-effective environment. IronServe enables our business line professionals to focus on client facing activities, while providing a variable cost support function that is scalable depending on overall market conditions and our needs. We believe that, as we grow further, IronServe will continue to provide a competitive cost advantage and increased operational flexibility. We target an expense ratio of less than 30%.

Investment Strategy

The primary objectives of our investment portfolio are the preservation of capital and the generation of income to support the payment of claims. A secondary objective is the maximization of our net worth through attractive risk adjusted total return strategies. Our investments are comprised mostly of investment grade fixed maturity securities but also include non-investment grade debt securities, equity securities and other private investments. We have a “buy and hold” investment philosophy focused on delivering stable investment income while limiting our exposure to investment losses.

Capital Management

We seek to maintain an appropriate level of capital consistent with our financial strength rating, as well as in compliance with regulatory and solvency requirements. We monitor our capital positions on an ongoing basis in order to allocate capital in an efficient manner among our insurance company subsidiaries. Our capital allocation alternatives include growing our current lines of business, investing in new growth opportunities including potential acquisitions and changing our investment allocations or reinsurance purchasing strategy. Subject to market conditions, we will also consider returning capital to shareholders principally through dividends or share repurchase.

Recent Developments

In February 2014, we announced entry into an agreement to acquire Assetinsure Holdings Pty Limited, a leading specialist insurance company in Australia providing surety, aviation, credit, property and other coverages, to augment our Australian business. The transaction remains subject to customary closing conditions and regulatory approvals, including by the Australian Prudential Regulation Authority, which is currently reviewing the transaction.

Principal Executive Offices and Corporate Information

Ironshore Inc. was organized as a corporation under the laws of the Cayman Islands in 2006. The principal executive offices of Ironshore Inc. are located at 141 Front Street, Hamilton, HM19 Bermuda. The telephone number for Ironshore Inc. is (441) 279-8200. Our internet address is http://www.ironshore.com. Information contained on our website is not part of this prospectus.

The Offering

Issuer	Ironshore Inc., a Cayman Islands corporation.

Securities Offered	— ordinary shares, par value $0.01 per share. All shares are being offered by the selling shareholders.

Underwriters’ Option to Purchase Additional Shares	— shares.

Shares Authorized	400,000,000 shares to be authorized effective upon consummation of this offering.

Ordinary Shares Outstanding	136,722,323 shares as of March 31, 2014.

Offering Price	$— per share.

Lock-Up Agreements	We, the selling shareholders and most of our other shareholders, including all of our directors and executive officers, will be subject to customary lock-up agreements for a period of 180 days commencing on the date of this prospectus. See “Underwriting.”

Voting Rights	Each ordinary share entitles its holder to one vote on all matters to be voted on by shareholders generally. However, pursuant to our amended and restated articles of association, the voting rights exercisable by any shareholder or group that is a U.S. person will be limited to 9.5% of the total voting power conferred by our shares. See “Description of Share Capital—Ordinary Shares.”

Use of Proceeds	The proceeds from this offering, before deducting underwriting discounts, will be approximately $— million (or $— million if the underwriters exercise the option to purchase additional shares in full), assuming the shares are sold for $— per share, the midpoint price range set forth on the cover of this prospectus.

The selling shareholders will receive all of the proceeds from this offering, and we will not receive any proceeds from this offering. See “Use of Proceeds.”

Dividend Policy	We intend to pay quarterly dividends on our ordinary shares at an initial rate of approximately $— per share beginning in —. The declaration, payment and amount of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. See “Dividend Policy.”

Transfer Agent	—

Proposed NYSE Trading Symbol	“IRSH”

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth in the section entitled “Risk Factors” beginning on page 10 for an explanation of certain risks of investing in our ordinary shares, including the following:

•	If actual claims exceed our loss reserves, our financial condition and results of operations could be adversely affected;

•	A downgrade in our financial strength ratings could harm our business. A downgrade of the ratings of one or more of our insurance subsidiaries or the Lloyd’s market or a negative watch/outlook could have a material adverse effect on our business, financial condition and operating results;

•	Our business could be adversely affected by the loss of key members of our management team or if we are unable to attract and retain personnel;

•	Claims for catastrophic events could cause large losses and substantial volatility in our results of operations, and, as a result, the value of the ordinary shares may fluctuate widely or be severely diminished;

•	The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition and results of operations;

•	We could face unanticipated losses from geopolitical risks, including acts of terrorism, which could have a material adverse effect on our financial condition and results of operations;

•	We rely on brokers and other intermediaries for our business, and if we fail to maintain our relationships with them or if they fail to transmit payments between us and our insureds, our business could be adversely affected;

•	We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us;

•	Potential government intervention in our industry or changes to existing regulatory requirements could hinder our flexibility and negatively affect the business opportunities that may be available to us in the market; and

•	Competition for business in our industry is intense. If we are unable to compete effectively, we may not be able to gain market share and our business may be materially adversely affected.

Summary Historical Consolidated Financial Information

The following table sets forth our summary historical consolidated financial data, at the dates and for the periods indicated. The summary historical consolidated statements of operations data for the years ended December 31, 2013, 2012 and 2011 and the summary historical consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, included elsewhere in this prospectus, and our consolidated financial statements, which have been audited by Ernst & Young LLP, as of December 31, 2011 not included in this prospectus. The summary historical consolidated balance sheet data as of March 31, 2014 and the summary historical consolidated statement of operations data for the three months ended March 31, 2014 and 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or for any future period. See “Glossary” for the definitions of the ratios used below.

The following information is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands, except per share data and ratios)
Statement of Operations Data:
Revenues:
Gross premiums written	$516,636	$412,547	$1,993,123	$1,667,666	$1,423,920
Reinsurance premiums ceded	(161,603)	(134,799)	(535,404)	(502,264)	(464,434)

Net premiums written	355,033	277,748	1,457,719	1,165,402	959,486

Net premiums earned	$357,298	$277,061	$1,254,323	$1,008,576	$819,904
Net investment income	22,262	20,168	84,372	79,563	69,989
Net realized and unrealized gains (losses) on investments	19,915	397	(70,462)	48,876	38,535
Net foreign exchange gains (losses)	(2,421)	3,021	(2,989)	55	(275)
Other income	7,625	3,390	29,554	11,749	7,857

Total revenues	404,679	304,037	1,294,798	1,148,819	936,010
Expenses:
Losses and loss adjustment expenses	214,009	157,957	745,173	630,727	598,879
Acquisition expenses	52,046	38,360	174,052	130,061	92,481
General and administrative expenses	70,313	59,574	250,643	233,214	187,061
Interest expense	5,426	5,413	21,663	21,629	21,602

Total expenses	341,794	261,304	1,191,531	1,015,631	900,023
Income before income tax expense	62,885	42,733	103,267	133,188	35,987
Income tax expense	226	71	5,723	1,605	1,358

Net income	62,659	42,662	97,544	131,583	34,629
Net income (loss) attributable to non-controlling interest	57	(130)	177	(105)	61

Net income attributable to Ironshore Inc.	$62,602	$42,792	$97,367	$131,688	$34,568

Weighted average ordinary shares outstanding—Basic	135,053	132,949	134,334	132,916	132,868
Weighted average ordinary shares outstanding—Diluted (1)	139,099	137,546	137,687	136,753	135,161
Net income per ordinary share outstanding—Basic	$0.46	$0.32	$0.72	$0.99	$0.26
Net income per ordinary share outstanding—Diluted (1)	$0.45	$0.31	$0.71	$0.96	$0.26

Other Financial Data:
Net operating income (loss) (2)	$45,147	$39,374	$175,211	$83,136	$(3,627)
Net operating income (loss) per diluted share (2)	$0.32	$0.29	$1.27	$0.61	$(0.03)

Selected Ratios:
Loss ratio (3)	59.9%	57.0%	59.4%	62.5%	73.0%
Acquisition costs ratio (4)	14.6%	13.8%	13.9%	12.9%	11.3%
General and administrative expense ratio (5)	14.3%	17.3%	15.8%	17.0%	20.1%

Combined ratio (6)	88.8%	88.1%	89.1%	92.4%	104.4%

	March 31, 2014	December 31,
		2013	2012	2011
	(in thousands, except per share data)
Balance Sheet Data:
Total cash and investments	$4,239,724	$3,901,476	$3,476,634	$2,946,463
Reinsurance recoverable	701,115	703,846	697,195	568,252
Total assets	6,187,808	5,760,441	5,112,390	4,330,753
Reserve for losses and loss adjustment expenses	2,308,002	2,181,812	1,856,759	1,432,403
Unearned premiums	1,240,286	1,207,707	984,015	807,285
Debt obligations	347,376	247,296	246,990	246,709
Total liabilities	4,376,699	4,014,097	3,468,538	2,825,073
Total shareholders’ equity attributable to common shareholders	1,807,144	1,742,435	1,640,121	1,501,844

Other Per Ordinary Share Data:
Book value per ordinary share (7)	$13.32	$12.90	$12.34	$11.30
Diluted book value per ordinary share (8)	$12.87	$12.49	$11.84	$10.98

(1)	The weighted average ordinary shares outstanding-diluted reflects the dilution from options, warrants and restricted share units using the treasury stock method.
(2)	Net operating income and net operating income per diluted share are non-GAAP financial measures. We define net operating income as net income attributable to Ironshore Inc. excluding net realized and unrealized investment gains or losses and net foreign exchange gain or loss. We define net operating income per diluted share as net operating income divided by the average of our diluted ordinary shares outstanding during the period. We use net operating income as an internal performance measure in the management of our operations because it excludes factors that are heavily influenced by and fluctuate in part according to the availability of market opportunities and other factors. We believe that showing net operating income enables investors, analysts, rating agencies and other users of our financial information to more easily analyze our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income attributable to Ironshore Inc. calculated in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a reconciliation of net operating income and net operating income per diluted share to the closest financial measures under GAAP.
(3)	The loss ratio is calculated by dividing net losses and LAE by net premiums earned.
(4)	The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.
(5)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned for our operating segments. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(6)	The combined ratio is the sum of the loss ratio, acquisition cost ratio and general and administrative expense ratio.
(7)	Book value per ordinary share is calculated by dividing total shareholders’ equity less non-controlling interest by our basic ordinary shares outstanding at each respective period end. For a computation of book value per ordinary share, see note (8) to “Selected Historical Financial Information.”
(8)	Diluted book value per ordinary share is calculated by dividing total shareholders’ equity less non-controlling interest by our diluted ordinary shares outstanding determined using the treasury stock method at each respective period end. For a computation of diluted book value per ordinary share, see note (8) to “Selected Historical Financial Information.”

RISK FACTORS

An investment in our ordinary shares involves risks. You should carefully consider the risks described below, together with the other information in this prospectus, before investing in our ordinary shares. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in this prospectus will not occur. If they do, our business, financial condition or results of operation could be materially and adversely affected. In such case, you could lose all or part of your investment in, and expected return on, the ordinary shares.

Risks Related to Our Business

If actual claims exceed our loss reserves, our financial condition and results of operations could be adversely affected.

Our success depends upon our ability to assess accurately the risks associated with the businesses that we insure. We establish reserves for losses and loss adjustment expenses (“LAE”), which represent estimates involving (i) actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred, (ii) estimates of future trends in claims severity and frequency, (iii) judicial theories of liability and (iv) other factors, such as variables in claims handling procedures, economic factors and judicial and legislative trends and actions. Most or all of these factors are not directly quantifiable, particularly on a prospective basis. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to us and additional lags between the time of reporting and final settlement of claims. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist with establishing loss reserves. Actual losses and LAE paid may deviate, perhaps substantially, from our reserve estimates. In addition, catastrophe modeling software tools rely heavily upon actual and interpolated historical loss amounts. These software tools are intended to express expected loss levels and average loss amounts; however, they may not be entirely accurate because each model relies on different assumptions and limitations. Thus, such expectations and averages may be grossly understated and, as a result, place our capital and business at much greater risk than expected. If we fail to accurately assess the risk we assume, we may fail to establish premium rates sufficient to cover the expected levels of loss, and our reserves may be inadequate to cover our losses, thereby causing adverse variation in our financial condition and results of operations.

Our gross reserves for losses and LAE were $2.3 billion as of March 31, 2014. While we believe that this level of reserves is adequate, determining a level of loss reserves is an inherently uncertain process. If our loss and LAE reserves are determined to be inadequate, we will be required to increase reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. Claims in respect of events that have occurred may exceed our loss and LAE reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most of our insurance contracts have per occurrence policy limits, the nature of property and casualty insurance is such that losses can exceed policy limits for a variety of reasons (including more than one loss occurrence in a policy year or extra-contractual liability) and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our results of operations and our financial condition. See also “Business—Risk Management and Underwriting” and “Business—Reserves for Insurance Claims.”

For a detailed discussion of our reserve experience, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Reserves for Losses and Loss Adjustment Expenses.”

A downgrade in our financial strength ratings could harm our business.

Ratings are an important factor in the competitive position of insurance companies, and a downgrade of our financial ratings or a negative watch/outlook could severely limit or prevent us from writing new and renewal insurance policies. Rating agencies regularly review the financial performance and condition of insurers, including our insurance subsidiaries. The financial strength rating for Ironshore Insurance, Ironshore Indemnity, Ironshore Specialty and IEL as assigned by A.M. Best is “A” (Excellent-Stable). Ironshore’s Lloyd’s Syndicate 4000 has the benefit of the ratings assigned to the Lloyd’s market as a whole. As a result, Syndicate 4000 is treated as having a rating of “A” (Excellent-Stable) by A.M. Best and “A+” (Strong-Stable) by both Standard & Poor’s and Fitch.

The rating agencies assign ratings based upon consideration of several qualitative and quantitative factors, including the rated company’s operating performance, investment results, risk profile and capital resources. The rating agencies also may consider factors that may be outside of the rated company’s control, including changes to general economic conditions. A downgrade of the ratings of one or more of our insurance subsidiaries or the Lloyd’s market or a negative watch/outlook could have a material adverse effect on our business, financial condition and operating results. The claims-paying ability ratings assigned by rating agencies to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. Any rating is not a recommendation to purchase, sell, or hold any particular security, including our ordinary shares. Such ratings do not comment as to market price or suitability for a particular investor. In addition, there can be no assurance that a rating will be maintained for any given period of time or that a rating will not be lowered or withdrawn in its entirety.

In addition, in view of the earnings and capital pressures recently experienced by many financial institutions, including insurance companies, it is possible that rating organizations will heighten the level of scrutiny that they apply to such institutions, will increase the frequency and scope of their credit reviews, will request additional information from the companies that they rate, and may adjust upward the capital and other requirements employed in the rating organizations’ models for maintenance of certain ratings levels. It is possible that such reviews of us may result in adverse ratings consequences, which could have a material adverse effect on our results of operations and financial condition. A downgrade below A- or withdrawal of any rating could severely limit or prevent us from writing new and renewal insurance policies. See also “Business—Ratings.”

Our business could be adversely affected by the loss of key members of our management team or if we are unable to attract and retain personnel.

Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. There can be no assurance that we will be successful in such endeavors. Furthermore, our competitors may utilize aggressive tactics to make it more difficult for us to hire and/or retain personnel or otherwise compete. Such tactics may include offering excessive compensation arrangements to certain employees to induce them not to leave their current employment and bringing litigation against employees who do leave (and possibly us as well) to enjoin their employment by us.

In addition, the pool of talent from which we actively recruit is limited. The inability to attract and retain qualified personnel when available and the loss of services of key personnel could have a material adverse effect on our financial condition and results of operations. Our underwriting staff is critical to our success in the production of business. The loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy, which could affect our financial performance. Currently, we do not maintain key employee life insurance with respect to any of our employees, other than Kevin H. Kelley, our Chief Executive Officer.

Claims for catastrophic events could cause large losses and substantial volatility in our results of operations, and, as a result, the value of the ordinary shares may fluctuate widely or be severely diminished.

We underwrite property catastrophe insurance in regions that are historically prone to hurricanes and other disasters, and have large aggregate exposure to these disasters. Catastrophes can be caused by various events, including hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather, fires and other natural disasters. Catastrophes can cause losses in a variety of property and casualty lines for which we provide insurance. Actual losses from future catastrophic events could vary materially from estimates due to the inherent uncertainties in this area. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration, tend to generally increase the size of losses from catastrophic events over time. The scientific community believes that there is a long-term trend in rising global air and water temperatures. Such a trend could increase the frequency and severity of natural disasters. Because this trend is uncertain, we may have difficulty modeling for changes in catastrophe levels. If we do not adequately assess this risk, we could fail to keep adequate reserves for loss from natural catastrophes, which could negatively affect our financial condition and results of operations.

Insurance companies are not permitted to reserve for a catastrophe until it has occurred. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophic risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas. Therefore, claims for catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our securities to fluctuate widely or to be severely diminished. In addition, the timing of our insureds’ claims for catastrophic events could occur at a time when our volume of new and renewed underwriting is lower and our resulting receipt of premiums and other income is diminished, which could adversely affect our cash flows.

We could experience large losses from a single event if we are exposed to such event through more than one insurance contract. Such losses are called “clash losses.” Clash losses could occur as a result of acts of terrorism or political instability, fires, explosions, oil spills, building collapses, nuclear accidents or plane crashes. These events are inherently unpredictable, and it may be difficult for us to adequately reserve for such losses. Our financial condition and results of operations could suffer if there is an unexpectedly large number of clash losses or if one such loss is of particularly large value.

Our insurance company subsidiaries are subject to extensive regulation. If we fail to comply with regulatory requirements, our business may be harmed.

Our insurance company subsidiaries are subject to extensive regulation in virtually all the countries in which they are based or in which activities are undertaken. Generally, these regulations are designed to benefit or protect policyholders (rather than our investors) or to reduce systemic financial risk. Failure to comply with these regulations could lead to disciplinary action, including requiring insureds to be compensated for loss, the imposition of penalties and the revocation of our authorization to operate.

Our U.S. insurance subsidiaries are subject to extensive state regulatory oversight in the jurisdictions in which they do business within the U.S. State insurance laws and regulations are administered by agencies that have broad powers. This regulatory oversight could in the future adversely affect our ability to sustain adequate returns in certain lines of business. A portion of our U.S. insurance business is subject to regulation with respect to policy forms and rates and related matters. States in which our U.S. insurance subsidiaries are licensed have insurance guaranty fund laws requiring property and casualty insurance companies doing business in such states to pay assessments to guaranty funds or associations that are organized to pay contractual obligations under insurance policies issued by impaired or insolvent insurance companies. These assessments may increase in the future depending upon the rate of insolvencies of insurance companies. We cannot predict the amount of any assessments applicable to guaranty funds.

Our U.S. insurance subsidiaries are typically required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage in the commercial insurance marketplace. The amount of future losses or assessments from such shared market mechanisms and pooling arrangements cannot be predicted with certainty. The underwriting results of these pools historically have been unprofitable. We cannot be sure that future losses or assessments from such mechanisms and pooling arrangements will not have a material adverse effect on our results of operations or financial condition.

Potential government intervention in our industry or changes to existing regulatory requirements could hinder our flexibility and negatively affect the business opportunities that may be available to us in the market.

Many of the laws and regulations to which our insurance company subsidiaries are subject, including those to which our international businesses are subject, are regularly re-examined. Future laws, changes in regulations or in the interpretation of existing laws and regulations, and actions by regulators, including changes in administration and enforcement policies, could from time to time adversely impact pricing, reserve and capital adequacy or exposure to litigation and could increase the costs of regulatory compliance by our insurance company subsidiaries or otherwise negatively impact our financial position, results of operations and liquidity.

Our business could be adversely affected by changes in state laws relating to asset and reserve valuation requirements, surplus requirements, limitations on investments, and risk-based capital requirements and, at the federal level, by laws and regulations that may affect certain aspects of the insurance industry, including proposals for preemptive federal regulation. The U.S. federal government generally has not directly regulated the insurance industry except for certain areas of the market, such as insurance for flood, nuclear and terrorism risks. However, the federal government has undertaken initiatives or considered legislation in several areas that may impact the insurance industry, including tort reform, corporate governance and the taxation of reinsurance companies. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Financial Stability Oversight Council (the “FSOC”) was established and was authorized to recommend that certain financial companies, including insurance companies, be regulated by the Board of Governors of the Federal Reserve if they are found to be “systematically important.” The Dodd-Frank Act also established the Federal Insurance Office which is authorized to study, monitor and report to Congress on the insurance industry and to recommend that the FSOC designate an insurer as an entity posing risks to the U.S. financial stability in the event of the insurer’s material financial distress or failure. Any additional regulations established as a result of the Dodd-Frank Act could increase our costs of compliance or lead to disciplinary action. In addition, legislation has been introduced from time to time that, if enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry, including federal licensing in addition to or in lieu of state licensing and reinsurance for natural catastrophes. We are unable to predict whether any legislation will be enacted or any regulations will be adopted, or the effect any such developments could have on our business, financial condition or results of operations.

The European Union (the “EU”) is phasing in a new regulatory regime for the regulation of the insurance and reinsurance sector known as “Solvency II.” Solvency II is a regulatory regime which seeks to enhance transparency, promote harmonization, and encourage a proactive approach to company solvency. It is built on a risk-based approach to setting capital requirements of insurers and reinsurers. Solvency II was originally scheduled to be fully implemented by late 2012, but the current proposed date for transposition of Solvency II by EU Member States is March 31, 2015, with implementation by January 1, 2016.

Regulators in Bermuda and other jurisdictions are considering various proposals for financial and regulatory reform. The Bermuda Monetary Authority has implemented and imposed additional requirements on certain of the companies it regulates as part of its efforts to achieve recognition as an equivalent jurisdiction under Solvency II. The potential impact of Solvency II and similar regulatory measures upon our operations is uncertain at this time, although they may result in increased capital requirements and enhanced disclosure requirements applicable to insurers and reinsurers that are subject to them and therefore may have a material adverse effect on our results of operations and financial condition.

In addition to government regulation, we face the risk of increased regulation by Lloyd’s. We participate in the Lloyd’s market through participation in Lloyd’s Syndicate 4000. The Lloyd’s Franchise Board requires annual approval of Syndicate 4000’s business plan, including maximum underwriting capacity, and may require changes to our business plan or additional capital to support our underwriting. Lloyd’s also imposes various charges and assessments on its member companies. If Lloyd’s were to require material changes in Syndicate 4000’s business plan, or if charges and assessments that Syndicate 4000 pays to Lloyd’s or the amount of capital required to be deposited by ICCL as “Funds at Lloyd’s” were to increase significantly, these events could have an adverse effect on our operations and financial results.

See also “Business—Regulation.”

Deterioration in financial markets could lead to investment losses and adverse effects on our business.

The severe downturn in the public debt and equity markets beginning in 2008, reflecting uncertainties associated with the mortgage and credit crises, worsening economic conditions, widening of credit spreads, bankruptcies and government intervention in large financial institutions, resulted in significant realized and unrealized losses in our investment portfolio. In the event of another major financial crisis (for example, a crisis precipitated by the failure to adequately address U.S. government deficit spending and tax revenue generation, downgrades or defaults in U.S. and/or foreign sovereign debt obligations, or the collapse of the Eurozone), we could incur substantial realized and unrealized investment losses in future periods, which would have an adverse impact on our results of operations, financial condition, debt and financial strength ratings, insurance subsidiaries’ capital and ability to access capital markets. See also “Business—Investment Portfolio.”

In addition, distressed economic conditions may increase allegations of misconduct, fraud and negligence. Increased litigation in this area could lead to increased claims in the areas of fiduciary liability and E&O insurance and D&O insurance. If such litigation is successful, it could lead to greater exposure under such contracts which could adversely affect our financial condition and results of operations if such litigation occurs at an unexpected level.

Adverse investment performance may affect our financial results and ability to conduct business.

Our operating results depend in part on the performance of our investment portfolio. Our funds are invested on a discretionary basis by professional investment advisory management firms, subject to investment guidelines established and periodically reviewed by the investment and finance committee of our board of directors. Although our investment policies stress preservation of capital, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed maturity investments. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors also can adversely affect the equities markets and, consequently, the value of the equity securities we own. Furthermore, the need for liquidity may result in investment returns below those assumed by us. Investment losses could significantly decrease our assets, thereby adversely affecting the market price of our shares and/or our ability to conduct business.

The impact of fluctuations in the market prices of securities affects our financial statements. Because all of our fixed maturity assets and equity securities are classified as trading and are carried at fair value, changes in the fair value of these securities are reflected in net unrealized investment gain or loss in our consolidated statements of operations and comprehensive income. Therefore, an increase in market interest rates could cause a decrease in our shareholders’ equity and financial position.

We rely on brokers and other intermediaries for our business, and if we fail to maintain our relationships with them or if they fail to transmit payments between us and our insureds, our business could be adversely affected.

We rely primarily on insurance brokers and other intermediaries for the business we receive. Any of our brokers or other intermediaries could cease doing business with us at any time, and we may not be successful in maintaining our current relationships with our significant brokers and other intermediaries. The loss of business provided by these brokers and intermediaries could adversely affect our financial results.

In addition, we are exposed to the credit risk of brokers who collect premiums from our insureds. We generally pay amounts owed on claims to brokers, who pay these amounts to the insureds who have purchased insurance from us. In some jurisdictions, if the broker fails to make such payments, we may remain liable to the insured for the deficiency. Similarly, in some jurisdictions, the insured will no longer be liable to us after they have paid their premiums to the broker, regardless of whether the broker transmitted such payments to us. Consequently, we assume some degree of credit risk associated with our brokers. See also “Business—Distribution.”

We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.

We use reinsurance to help manage our exposure to insurance risks. Reinsurance is a practice whereby one insurer, called the reinsurer, agrees to indemnify another insurer, called the ceding insurer, for all or part of the potential liability arising from one or more insurance policies issued by the ceding insurer. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. We may not be able to obtain reinsurance on acceptable terms or from entities with satisfactory creditworthiness. In such event, if we are unwilling to bear an increase in our net exposure, we would have to reduce the level of our underwriting commitments, which would reduce our revenues. Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the reinsurance contracts we enter into with them. Some exclusions are with respect to risks that we cannot exclude in policies we write due to business or regulatory constraints. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, on direct insurers that do not wholly cover the risks written by these direct insurers. As a result, we, like other direct insurance companies, write insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose us to greater risk and greater potential losses. For example, certain reinsurers have excluded coverage for terrorist acts or priced such coverage at unreasonably high rates. Many direct insurers, including us, have written policies without terrorist act exclusions and in many cases we cannot exclude terrorist acts because of regulatory constraints. We may, therefore, be exposed to potential losses as a result of terrorist acts. See also “Business—Reinsurance.”

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We monitor our capital adequacy on a regular basis. The capital requirements of our business depend on many factors, including our ability to write new and renewal business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the expected quality of our claims paying process and our perceived financial strength as estimated by potential insureds, brokers, other intermediaries and independent rating agencies. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. Disruptions, uncertainty, or volatility in the capital and credit markets may also limit our access to capital required to operate our business. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be materially adversely affected.

Continued or increased premium levies by Lloyd’s for the Lloyd’s Central Fund, a significant downgrade of a Lloyd’s rating or a withdrawal of Lloyd’s licenses could materially and adversely affect us.

The Lloyd’s Central Fund protects Lloyd’s policyholders against the failure of a member of Lloyd’s to meet its obligations. The Council of Lloyd’s has the discretion to use assets in the Lloyd’s Central Fund to pay claims on Lloyd’s policies issued after 1992. Lloyd’s requires members to contribute to the Central Fund, normally in the form of an annual contribution, although a special contribution may be levied. The Council of Lloyd’s has discretion to call on members to contribute an amount of up to 3% of their underwriting capacity in any one year.

Additionally, Lloyd’s insurance business is subject to local regulation, including regulation in the U.S. Regulators in the U.S. require Lloyd’s to maintain certain minimum deposits in U.S. situs trust funds as protection for policyholders in the U.S. These deposits may be used to cover liabilities in the event of a major claim arising in the U.S., and Lloyd’s may require Lloyd’s members to deposit additional assets in these trust funds to meet claims payment obligations and maintain minimum trust fund amounts.

Any premium levy or cash call could increase the expenses of Ironshore Corporate Capital Limited (“ICCL”) without providing compensating revenues and could have a material adverse effect on its financial condition and results of operations.

The Lloyd’s insurance market currently has financial strength ratings of “A” (Excellent-Stable) from A.M. Best and “A+” (Strong-Stable) from Fitch and Standard & Poor’s. In the event that a Lloyd’s rating is downgraded in the future, the downgrade could have a material adverse effect on our ability to underwrite business through our Lloyd’s operations and therefore on our financial condition and results of operations.

Lloyd’s syndicates rely on licenses granted by insurance regulators permitting Lloyd’s to conduct insurance business in their respective jurisdictions. Withdrawal of any such licenses could have a material adverse effect on our ability to underwrite business through our Lloyd’s operations and therefore on our financial condition and results of operations.

Our financial condition and results of operations could be materially adversely affected if our managing general agents, general agents, other producers or third party administrators exceed their authorities, otherwise breach obligations owed to us or commit fraud.

In connection with certain lines of business and insurance programs, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents, other producers and third party administrators to write business and/or settle claims on our behalf within underwriting and claims settlement authorities prescribed by us. We have incorporated profit sharing incentives in many, although not all, of the underwriting arrangements in an attempt to align interests between us and our managing general agents, general agents or other producers, but it still may be the case that a managing general agent, general agent or other producer may be more motivated to earn current commission income on a large volume of premium than to write business which will be profitable for our business over the long-term. We have less control and supervision over these underwriters and claims staff than our own employees and rely on the controls of our agents to write business within the underwriting authorities and settle claims within guidelines provided by us. Although we monitor our business on an ongoing basis, our monitoring efforts may not be adequate and our agents may exceed their underwriting authorities or otherwise breach their obligations owed to us. To the extent that our agents exceed their authorities, otherwise breach their obligations owed to us or commit fraud, this may result in a material adverse effect upon our financial condition and results of operations.

Our rapid growth and expansion may cause us difficulty in obtaining adequate managerial and operational resources and restrict our ability to successfully expand our operations.

We have grown rapidly and intend to seek additional growth and acquisition opportunities. This rapid growth has placed, and we expect will continue to place, a significant strain on our management and our operations and financial resources. Management of growth will require, among other things:

•	stringent control of costs;

•	continued development of financial and management controls and information technology systems;

•	expansion of internal controls;

•	hiring and training of new and existing personnel; and

•	coordination among our logistical, technical, accounting and finance personnel.

Our success will also depend, in part, on our ability to continue to attract, retain and motivate qualified personnel. Our failure to successfully manage our growth and personnel needs could have a material adverse effect on our business, financial condition and results of operations.

We rely on our systems, employees, and those of Genpact International, Inc. (“Genpact”) and certain other third party vendors and service providers in conducting our operations, and certain failures, including internal or external fraud, operational errors, systems malfunctions, or cyber-security incidents, could materially adversely affect our operations.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical and recordkeeping errors, and computer or telecommunications systems malfunctions. Our businesses depend on our ability to process a large number of increasingly complex transactions. If any of our operational, accounting, or other data processing systems fail or have other significant shortcomings, we could be materially adversely affected. We are similarly dependent on our employees. We could be materially adversely affected if one or more of our employees causes a significant operational breakdown or failure, either as a result of human error or intentional sabotage or fraudulent manipulation of our operations or systems. Third parties with which we do business, including vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns, failures, or capacity constraints of their own systems or employees. Any of these occurrences could diminish our ability to operate one or more of our businesses, or cause financial loss, potential liability to insureds, inability to secure insurance, reputational damage, or regulatory intervention, which could materially adversely affect us.

We rely on multiple operating systems of ours and of our third party providers’ to issue policies, pay claims, run modeling functions, and complete various internal processes. We may be subject to disruptions of such operating systems arising from events that are wholly or partially beyond our control, which may include, for example, electrical or telecommunications outages, natural or man-made disasters, such as earthquakes, hurricanes, floods, or tornados, disease pandemics, or events arising from local or regional politics, including terrorist acts. Such disruptions may give rise to losses in service to insureds and loss or liability to us. In addition, there is the risk that our controls and procedures as well as business continuity and data security systems prove to be inadequate. The computer systems and network systems we and others use could be vulnerable to unforeseen problems. These problems may arise in both our internally developed systems and the systems of third party service providers. In addition, our computer systems and network infrastructure present security risks, and could be susceptible to hacking, computer viruses, or identity theft. Any such failure could affect our operations and could materially adversely affect our results of operations by requiring us to expend significant resources to correct the defect, as well as by exposing us to litigation or losses not covered by insurance. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems and those of third party service providers that support our business.

Information security risks for large institutions have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. Our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. We rely on our digital technologies, computer and email systems, software, and networks to conduct our operations. Our technologies, systems and networks may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of our or our insureds’ confidential, proprietary and other information, or otherwise disrupt our or our insureds’ or other third parties’ business operations.

Although to date we have not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, our size and scale, our expanded geographic footprint and international presence, the outsourcing of some of our business operations, and the continued uncertain global economic environment. As a result, cyber-security and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber-threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber-attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

Competition for business in our industry is intense. If we are unable to compete effectively, we may not be able to gain market share and our business may be materially adversely affected.

The insurance industry is highly competitive. We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We may also face competition from new entrants that provide products similar to those provided by us. Increased competition could result in fewer submissions and lower rates, which could adversely impact our growth and profitability. If we are not able to compete effectively against our competitors, our revenue may be adversely impacted and we may not be able to maintain market share.

Competition for business is intense in all of our business lines and in every insurance market. Our competitors include global insurance companies, U.S. standard lines and E&S companies and other Lloyd’s syndicates. Many of these competitors have significantly greater capital, infrastructure, personnel and other resources and higher ratings. In addition, some insureds have been retaining a greater proportion of their risk portfolios than previously, and some industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks to allow for better control of risk management and costs, rather than risk transferring insurance. Additional competitive pressures arise from the entry of non-traditional market participants, such as banks, private equity and hedge funds, accounting firms and insurance carriers themselves, offering risk management or transfer services. In particular, there has been a growing trend for transfer of traditional insurance-type (or reinsurance) risk to capital market investors through myriad forms of securities, derivatives and special purpose vehicles, which has increased overall insurance capacity in the market See also “Business—Competition.”

Our future operating results may be adversely impacted if actual renewals of our existing policies and contracts do not meet our expectations.

A majority of our insurance policies are for a one-year term. In our financial forecasting process, we make certain assumptions about the number of policies that we expect to be renewed. If our expectations of renewals are not met, our gross premiums written for future periods could be negatively impacted and thus could hurt our operating results.

The property and casualty insurance industry has been subject to significant fluctuations.

Historically, insurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic or other insured events, levels of capacity, changing legal and judicial environments, fluctuating interest rates, general economic conditions and other factors. This cyclical nature is further amplified by levels of storm activity and other weather patterns or events, resulting in unpredictably hard or soft markets. Premium levels and policy terms may be adversely affected by increases in insurance industry capacity, a reduction of prices in response to favorable loss experience and other factors. The supply of insurance has increased over the past several years and could increase further, which would lead to increased competition. There can be no assurance that our industry capacity projections will be accurate. As a result, there can be no assurance that profitable pricing will be available to us or to the industry generally now or in the future.

Our quarterly operating results are subject to fluctuation and have historically varied from quarter to quarter.

Our operating results are subject to fluctuation and have historically varied from quarter to quarter. We expect our quarterly results to continue to fluctuate in the future due to a number of factors, including the general economic conditions in the markets where we operate, the frequency of occurrence or severity of catastrophic or other insured events, fluctuating interest rates, claims exceeding our loss reserves, competition in our industry, deviations from expected renewal rates of our existing policies and contracts, adverse investment performance and the cost of reinsurance.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition and results of operations.

We seek to mitigate our loss exposure by writing a number of our insurance contracts on an excess of loss basis. In addition, we limit program size on the policies for each insured and purchase reinsurance for our own account to limit our risk. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. We cannot be sure that any of these loss limitation methods will be effective. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, negotiated to limit our risks, may not be enforceable in the manner we intend. As a result of these risks, one or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and results of operations.

We could face unanticipated losses from geopolitical risks, including acts of terrorism, which could have a material adverse effect on our financial condition and results of operations.

Our insurance policies cover insureds and their risks throughout the world and therefore we have substantial exposure to unexpected, large losses resulting from geopolitical risks such as acts of war, acts of terrorism, political instability, political violence, currency inconvertibility, non-transfer risk (i.e., the inability to transfer hard currency out of a country), trade and other sanctions, confiscation, expropriation, nationalization and deprivation. Geopolitical risk in the countries in which we and our insureds operate may be influenced by factors such as national and international political circumstances (including governmental instability, wars, terrorist acts or security operations), inflation rates, economic uncertainty, economic sanctions, changes in laws or regulation, including laws with respect to taxation, trade barriers, commodity prices, interest rates, restrictions on investments, currency exchange rates and controls. We may experience losses if any such circumstances or events occur and there is no assurance that our reserves will be adequate to cover such losses.

In some cases, we may write policies that specifically insure losses from terrorism. In other cases, we may attempt to exclude losses from terrorism and certain similar risks from policies written by us, but we could be unsuccessful in doing so. Despite our attempts to provide clear policy language, there can be no assurance that a court or an arbitration panel will not limit the enforceability of such policy provisions or otherwise issue a ruling adverse to us.

We currently write policies that cover various types of political risks and trade-related credit risks. Our credit business provides insurance policies to banks, trading companies and manufacturers that insure against the risk of non-payment by their customers. Such risks relate to investments in non-U.S. located assets or financial obligations of predominantly non-U.S. companies in the financial services, mining, energy, telecommunications, commodities, technology and other sectors.

To the extent that the Secretary of the Treasury certifies an event as an act of terrorism, our U.S. insurance operations may be covered by the Terrorism Risk Insurance Program pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) for up to 85% of losses for 2013 and 2014, in each case subject to a mandatory deductible of 20% of our prior year’s direct earned premium for covered property and liability coverages. If one or more acts of terrorism result in covered losses exceeding $100 billion in one year, insurers with losses exceeding their deductibles will not be responsible for additional losses. TRIPRA expires on December 31, 2014, and there is no assurance that it will be extended or that significant changes will not be made. We believe that a combination of TRIPRA, our policy exclusions and our reinsurance contracts will protect us from unexpected losses from terrorism and political unrest, but if any of these mechanisms is ineffective, our financial condition and results of operations could be adversely affected.

These risks are inherently unpredictable, although recent events suggest increased frequency and severity. We routinely monitor our exposures to various geographic regions and countries, including countries such as Argentina, Brazil, China, Nigeria, Russia, Turkey and Ukraine, and we seek to diversify geographic exposure. It is difficult to predict the timing of such events or to estimate the amount of loss any given occurrence will generate and it is not possible to completely eliminate our exposure to unforecasted or unpredictable events. Additionally, if any of our counterparties are exposed to any such risks, the risk of non-payment from such counterparties could be increased. To the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance policy contracts that are affected by the changes. As a result, the full extent of liability under our insurance policy contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

While our premium rates and reserve levels factor in the potential effects of inflation, our operating results may be adversely impacted by inflation.

Our operations, like those of other property and casualty insurers, are susceptible to the effects of inflation because premiums are established before the ultimate amounts of loss and LAE are known. Although we consider the potential effects of inflation when setting premium rates, our premiums may not fully offset the effects of inflation. Our reserves for losses and LAE include assumptions about future payments for settlement of claims and claims-handling expenses, such as the value of replacing property and associated labor costs for the property business we write, the value of medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified, which may have a material adverse effect on our financial condition and results of operations. At the same time, inflation may adversely affect the value of fixed-rate, fixed-income securities in our investment portfolio.

We are subject to reinsurance counterparty credit risk.

Although reinsurance makes the assuming reinsurer liable to us to the extent of the risk ceded, we are not relieved of our primary liability to our insureds as the direct insurer. We cannot be sure that our reinsurers will pay all reinsurance claims on a timely basis or at all. For example, reinsurers may default in their financial obligations to us as the result of insolvency, lack of liquidity, operational failure, fraud, asserted defenses based on agreement wordings or the principle of utmost good faith, asserted deficiencies in the documentation of agreements or other reasons. These risks could cause us to incur increased net losses, and, therefore, adversely affect our financial condition. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time-consuming, costly and uncertain of success. Downgrades to the credit ratings of our reinsurance counterparties may result in the reduction of rating agency capital credit provided by those reinsurance contracts and could, therefore, result in a downgrade of our own credit ratings. Finally, a material deterioration in the capital levels of our reinsurance counterparties may reduce the amount of statutory capital relief provided by our reinsurance arrangements, which could result in our failure to meet our own statutory capital requirements. We evaluate each reinsurance claim based on the facts of the case, historical experience with the reinsurer on similar claims and existing case law and include any amounts deemed uncollectible from the reinsurer in our reserve for uncollectible reinsurance. See also “Business—Reinsurance.”

Our business is subject to applicable laws and regulations relating to sanctions, anti-money laundering and anti-bribery practices, the violation of which could adversely affect our operations.

We must comply with all applicable economic sanctions, anti-money laundering and anti-bribery laws and regulations of the U.S. and other foreign jurisdictions where we operate, including the U.K. and Europe. U.S. laws and regulations applicable to us include the economic trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) as well as certain laws administered by the U.S. Department of State. Our business is also subject to anti-money laundering laws and regulations, including the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering Regulations 2007 in the U.K., the Bank Secrecy Act of 1970, the Money Laundering Control Act of 1986 and the USA PATRIOT Act of 2001 in the U.S. and equivalent or similar legislation in the other countries where we do business. In addition, we are subject to the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-bribery laws such as the U.K. Bribery Act 2010 that generally bar corrupt payments or unreasonable gifts to foreign governments or officials.

These anti-bribery laws also prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations, deal with government entities and have contracts in countries known to experience corruption. Our activities in these countries create the risk of unauthorized payments or offers of payments by our employees, brokers or agents that could be in violation of various laws, including the FCPA, even though these parties are not always subject to our control and supervision. There is no assurance that our existing safeguards and procedures will be completely effective in ensuring compliance with such laws, and our employees, brokers or agents may engage in conduct for which we may be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our reputation, business, operating results, and financial condition.

Regulations administered by OFAC govern transactions with countries and persons subject to U.S. trade sanctions. We are also subject to U.S. Government restrictions on transactions with specific entities and individuals, including, without limitation, those set forth on the Entity List, the Specially Designated Nationals List, the Denied Persons List, the Unverified List, and the U.S. State Department’s lists of debarred parties and sanctioned entities, and we may also be subject to restrictions on transactions with specific entities and individuals subject to the sanctions administered by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority. These regulations prohibit us from entering into or facilitating unlicensed transactions with, for the benefit of, or in some cases involving the property and property interests of such persons, governments, or countries designated by the relevant sanctions authority under one or more sanctions regimes. Failure to comply with these sanctions and embargoes may result in material fines, sanctions or other penalties being imposed on us or other governmental investigations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business involving sanctioned countries or entities.

Although we have policies and controls in place that are designed to ensure compliance with these laws and regulations, it is possible that an employee or intermediary could fail to comply with applicable laws and regulations. In such event, we could be exposed to civil penalties, criminal penalties and other sanctions, including fines or other punitive actions, and the government may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs. In addition, such violations could damage our business and/or our reputation. Such criminal or civil sanctions, penalties, other sanctions, and damage to our business and/or reputation could have a material adverse effect on our financial condition and results of operations.

Changes in accounting practices and future pronouncements may materially impact our reported financial results.

Developments in accounting practices may require us to incur considerable additional expenses to comply with such developments, particularly if we are required to prepare information relating to prior periods for comparative purposes or to apply the new requirements retroactively. The impact of changes in current accounting practices and future pronouncements cannot be predicted but may affect the calculation of net income, shareholders’ equity, and other relevant financial statement line items.

In particular, the U.S. Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”, and together with FASB, the “Boards”) continue to work jointly on an insurance contract project, although the Boards acknowledge that the resulting standards will not converge. The FASB and the IASB both issued proposals during 2013 regarding accounting and reporting updates and guidance for insurance contracts which could result in a material change from the current insurance accounting models toward more fair value-based models. The FASB decided that the core accounting framework will remain essentially unchanged for property and casualty insurers, although the required financial statements disclosures may be enhanced.

Additionally, the Boards continue to develop a comprehensive model for accounting and reporting of financial instruments, which may lead to further recognition of fair value changes through net income and changes in the way impairments are measured. Changes resulting from these two projects could have a significant impact on the earnings of insurance industry participants. There remains uncertainty with respect to the final outcome of these two projects.

Further, our U.S. insurance subsidiaries are required to comply with statutory accounting principles (“SAP”). SAP and various components of SAP (such as actuarial reserving methodology) are subject to constant review by the National Association of Insurance Commissioners (“NAIC”) and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are pending before committees and task forces of the NAIC, some of which, if enacted, could have negative impacts on insurance industry participants. The NAIC is also currently working to reform state regulation in various areas. We cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect us.

In addition, the NAIC Accounting Practices and Procedures manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP by granting them permitted accounting practices. We cannot predict whether or when the insurance departments of the states of domicile of our competitors may permit them to utilize advantageous accounting practices that depart from SAP, the use of which is not permitted by the insurance departments of the states of domicile of our U.S. insurance subsidiaries. We can give no assurance that future changes to SAP or components of SAP or the grant of permitted accounting practices to its competitors will not have a negative impact on us.

Investment in and revenues from our operations outside the U.S. are subject to various risks associated with transacting business in foreign countries, including foreign currency exchange rate risk.

Our operations outside the U.S. are subject to legal, political and operational risks that may be greater than those present in the U.S. An economic recession or downturn, increased competition, or business disruption associated with the political or regulatory environments in the international markets in which we operate could adversely affect us.

In addition, our foreign operations generally conduct business in foreign currencies. As a result, a portion of our assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and therefore we are subject to risks of foreign currency exchange rate fluctuations. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar.

A portion of our loss reserves are also in currencies other than the U.S. dollar. In addition, because a portion of our investment portfolio is invested in securities denominated in foreign currencies, our investment income and the value of our investment portfolio may be adversely affected by foreign currency exchange rate fluctuations. We use forward exchange contracts to manage a portion of our foreign currency exposure. However, our foreign currency risk cannot be entirely eliminated and it is possible that we will not successfully structure our forward exchange contracts so as to effectively manage these risks, which could adversely affect our financial condition and results of operations.

Foreign countries have various compliance requirements for financial statement audits and tax filings, which are required in order to obtain and maintain licenses to transact business. If we are unable to properly complete and file our statutory audit reports or tax filings, regulators or tax authorities in the applicable jurisdiction may restrict our ability to do business.

We are dependent upon a third party, Genpact, for certain administrative and operational services and, upon the termination of our agreements with this service provider, our business and results of operations could be negatively impacted.

Genpact provides us with global administrative and operational services, including information technology services, back office services related to insurance operations and accounting functions and database management. Upon the expiration of our agreements with Genpact, or if Genpact terminates its agreements with us or fails to perform its obligations, we would be required to devote significant time and resources to replacing these services, and we may be unable to replace these services at prices or on terms as favorable as in our current agreements. In addition, we may be unable to cost-effectively manage certain operational functions of our business or incur unexpected costs if there is any failure or downtime in our financial, administrative or information technology systems during the transitional period. Entry into contracts with less favorable terms or any disruptions in our operational functions may negatively impact our business and results of operations. Additionally, by outsourcing these services, we may be exposed to enhanced risk of data security breaches. Any breach of data security could damage our reputation and/or result in monetary damages, which could have a material adverse effect on our results of operations and financial condition. See also Note 15(c) to our audited consolidated financial statements.

We face unforeseen liabilities or asset impairments arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses.

We have engaged in acquisitions of businesses in the past, and may continue to do so in the future. Any future acquisitions may expose us to operational challenges and risks, including:

•	integrating financial and operational reporting systems;

•	establishing satisfactory budgetary and other financial controls;

•	funding increased capital needs and overhead expenses;

•	obtaining management personnel required for expanded operations;

•	funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

•	the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

•	the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and

•	financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.

Additionally, there could be unforeseen liabilities or asset impairments, including goodwill impairments, that arise in connection with businesses that we may acquire in the future. There may be liabilities or asset impairments that we fail, or are unable, to discover in the course of performing due diligence investigations on each business that we have acquired or may acquire. Furthermore, the use of our own funds as consideration in any acquisition would consume capital resources that would no longer be available for other corporate purposes.

Our ability to achieve the benefits we anticipate from any business acquisition will depend in large part upon our ability to successfully integrate such businesses in an efficient and effective manner. We may not be able to integrate such businesses successfully, and the process may take longer than expected. The integration of operations may require the dedication of significant management resources, which may distract management’s attention from day-to-day business. If we are unable to successfully integrate the operations of such acquired businesses, we may be unable to realize the benefits we expect to achieve as a result of such acquisitions and our business and results of operations may be lower than expected.

Risks Related to Our Taxation

We may become subject to taxes in the Cayman Islands after October 10, 2026, which may have a material adverse effect on our financial condition and results of operations.

Ironshore Inc. is organized under the laws of the Cayman Islands and has received from the Governor in Cabinet of the Cayman Islands an undertaking that until October 10, 2026: (a) no law that is thereafter enacted in the Cayman Islands imposing any tax to be levied on the profits, income, gains or appreciations shall apply to Ironshore Inc. or its operations; and (b) no such tax nor any tax in the nature of estate duty or inheritance tax will be payable by us: (i) on or in respect of shares, debentures or other obligations of Ironshore Inc.; or (ii) by way of the withholding in whole or in part of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (1999 Revision) of the Cayman Islands. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in the Cayman Islands or to prevent the application of any tax payable in relation to any property in the Cayman Islands leased to us. No assurance can be given that we will not become subject to taxes in the Cayman Islands after October 10, 2026.

Ironshore Insurance may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our financial condition and results of operations.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given Ironshore Insurance an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Ironshore Insurance or to any of its operations, shares, debentures or other obligations (except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by Ironshore Insurance or us in respect of real property or leasehold interests in Bermuda held by Ironshore Insurance or us) until March 31, 2035. No assurance can be given that Ironshore Insurance will not be subject to any Bermuda tax after March 31, 2035.

We and/or our non-U.S. subsidiaries may be determined to have been engaged in a trade or business in the U.S. for U.S. federal income tax purposes, which could have an adverse effect on our financial condition and results of operations.

Each of Ironshore Inc. and its non-U.S. subsidiaries (other than any UK subsidiary that is a Lloyd’s syndicate member and has one or more managing general agents (called coverholders) in the U.S.) takes the position that it is not engaged in a trade or business in the U.S. for U.S. federal income tax purposes. If Ironshore Inc. or any of such non-U.S. subsidiaries including Ironshore Insurance were determined by the U.S. Internal Revenue Service (the “IRS”) to have been engaged in a trade or business in the U.S., such company generally would be subject to U.S. federal corporate income tax on the portion of its income that is effectively connected to such U.S. trade or business (“ECI”), unless an applicable income tax treaty provides otherwise. In addition, if Ironshore Inc. or any of such non-U.S. subsidiaries is determined to have been engaged in a trade or business in the U.S., such company would be subject to a branch profits tax (at a 30% or lower applicable treaty rate) on its “dividend equivalent amount,” which is generally equal to the portion of such company’s taxable ECI (net of applicable U.S. federal corporate income tax) that is considered to have been withdrawn from the U.S. trade or business.

We believe that Ironshore Inc. and each of its subsidiaries organized and domiciled outside of the U.S. (other than any UK subsidiary that is a Lloyd’s syndicate member and has one or more managing general agents (called coverholders) in the U.S.) has managed its business and presently intends to continue to manage its business in such a manner that each such company should not be treated as having been engaged in a U.S. trade or business and, thus, should not be subject to U.S. federal taxation (other than the U.S. federal excise tax imposed on insurance and reinsurance premiums attributable to insuring or reinsuring certain U.S. risks and the U.S. federal withholding tax imposed on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the U.S. and as to the activities that give rise to a permanent establishment for treaty purposes, we cannot be certain that the IRS will not contend successfully that Ironshore Inc. or any of its non-U.S. subsidiaries is/are engaged in a trade or business in the U.S. or has/have had a permanent establishment in the U.S. Moreover, qualification for the applicable income tax treaties between the U.S. and our non-U.S. jurisdictions (including the income tax treaty between the U.S. and Bermuda (the “Bermuda Treaty”), the income tax treaty between the U.S. and the U.K. (the “U.K. Treaty”) or the income tax treaty between the U.S. and Ireland (the “Irish Treaty”)) depends on several requirements being satisfied, including requirements regarding the residency and citizenship of our ultimate shareholders, and there is no assurance that these requirements have been or will be satisfied.

Any unanticipated U.S. federal corporate income tax or branch profits tax could have a material adverse effect on our financial condition and results of operations.

We may become subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act provisions.

The Foreign Account Tax Compliance Act of 2010 (“FATCA”) provisions generally impose a 30% withholding tax with respect to (i) certain U.S. source income (including interest, dividends and insurance and reinsurance premiums) and gross proceeds from any sale or other disposition after December 31, 2016, of property that can produce U.S. source interest or dividends (“withholdable payments”) and (ii) “passthru payments” (generally, withholdable payments and payments that are attributable to withholdable payments) made by foreign financial institutions (“FFIs”) if such payments are made to certain non-U.S. entities. The commencement of FATCA withholding on withholdable payments begins July 1, 2014, with withholding on passthru payments made by FFIs taking effect no earlier than January 1, 2017. In general, withholdable payments and passthru payments made to a FFI will be subject to FATCA withholding unless the FFI registers with the IRS and agrees to provide extensive information regarding its U.S. account holders which include certain equity and debt holders of the FFI. In contrast, withholdable payments and passthru payments made to a non-U.S. entity that is not an FFI (“non-financial foreign entity” or “NFFE”) generally will not be subject to FATCA withholding if the stock of such entity is publicly traded on a qualified U.S. stock exchange or such entity is a subsidiary of an NFFE whose stock is publicly traded on a qualified U.S. stock exchange.

Under the regulations implementing FATCA, a foreign insurance company that issues only property and casualty insurance contracts should not be considered an FFI, but a company (such as one of our Bermuda investment subsidiaries) might be treated as an FFI if its gross income is primarily attributable to investing, reinvesting, or trading in financial assets and the entity has an investment manager. A foreign holding company (such as Ironshore Inc. and our Bermuda investment subsidiary holding company) that is part of an expanded affiliated group that includes an investment subsidiary that is an FFI might also be treated as an FFI.

We believe that we have properly characterized Ironshore Inc. and each of its non-U.S. subsidiaries as either an FFI or an NFFE and have complied with all due diligence, reporting and other applicable requirements under FATCA. However, the FATCA regime is new and very complex. There can be no assurance that we have in fact fully complied with all applicable requirements under FATCA or continue to comply with such requirements in the future. Failure to comply with any applicable requirement under FATCA may cause certain payments made to us to be subject to FATCA withholding, which could have a materially adverse impact on our financial condition and results of operations.

Changes in U.S. federal income tax law or other relevant non-U.S. tax laws could materially adversely affect our financial condition and results of operations and the investment in our ordinary shares.

Legislation has previously been introduced, and may be introduced in the future, in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the U.S. but have certain U.S. connections. For example, legislation has been introduced in previous sessions and the current session of Congress and in the Obama Administration’s budget proposal for fiscal year 2015 to limit the deductibility of reinsurance premiums paid by U.S. companies to non-U.S. affiliates. Another legislative proposal would treat a non-U.S. corporation as a U.S. corporation for U.S. federal income tax purposes if such corporation were considered to be primarily managed and controlled in the U.S.

Recently Senate Finance Committee then-Chairman Max Baucus (D-MT) released several tax reform discussion drafts on international tax issues (the “Baucus Bill”) and House Ways and Means Committee Chairman Dave Camp published a tax reform proposal (the “Camp Bill”). Both the Baucus Bill and the Camp Bill contain several provisions that, if enacted, could adversely affect us. For example, the Baucus Bill contains a provision that would repeal the portfolio interest exemption on corporate debt, which could significantly increase tax liabilities on our investment portfolio.

If any of the foregoing (or other) legislative proposals were enacted, there could be a materially adverse impact on our financial condition and results of operations.

The U.K. companies within the Ironshore group (being Ironshore International Ltd., Ironshore Agency (U.K.) Limited, ICCL, Pembroke JV Limited, Ironshore CC (Two) Ltd., Ironshore CC (Three) Ltd. and PMA, together the “Ironshore U.K. Subsidiaries”) are subject to U.K. tax in respect of their worldwide income and gains, which represent a significant portion of the group’s income and operations. Rates of taxation in the U.K. may change in the future. Any change in the basis or rate of U.K. corporation tax could have a materially adverse effect on our financial results.

Our operations in non-U.S. jurisdictions are subject to change in tax laws in these jurisdictions, which could also materially adverse impact on our financial condition and results of operations.

The U.K. tax status of us or any of our subsidiaries could adversely affect our financial results.

Except for the Ironshore U.K. Subsidiaries, neither we nor any of our subsidiaries are incorporated in the U.K. Accordingly, neither we nor any of our subsidiaries (other than the Ironshore U.K. Subsidiaries) should be treated as being resident in the U.K. for corporation tax purposes unless its central management and control is exercised in the U.K. The concept of central management and control is indicative of the highest level of key strategic control of the business of a company, which is wholly a question of fact. The directors of each member of the Ironshore group of companies (other than the Ironshore U.K. Subsidiaries) intend to manage the relevant company’s affairs with the aim that it is not resident in the U.K. for U.K. tax purposes.

A company not resident in the U.K. for U.K. tax purposes will be subject to U.K. corporation tax if it carries on a trade in the U.K. through a permanent establishment in the U.K. The charge to U.K. corporation tax is limited to profits (both income and chargeable gains) attributable directly or indirectly to such permanent establishment, and the current rate of corporation tax for companies generally is 21%.

The U.K. has no double taxation treaty with Bermuda or the Cayman Islands. A company that is neither resident in the U.K. nor entitled to the protection afforded by a double taxation treaty between the U.K. and the jurisdiction in which it is resident will be subject to income tax in the U.K. (in addition to any income tax suffered by way of deduction or withholding) on the profits of a trade carried on in the U.K., even if that trade is not carried on through a permanent establishment in the U.K. The charge to U.K. income tax is at the basic rate (which is currently 20%) and is limited to the profits arising from the part of the trade carried on in the U.K.

We and each of our subsidiaries (other than the Ironshore U.K. Subsidiaries) intends to operate in such a manner so as not to carry on a trade or business in the U.K., whether or not through a permanent establishment located therein. There is no certainty, however, that this will not be challenged by Her Majesty’s Revenue & Customs or that this will continue to be the position in the future.

A successful challenge to the residence status for U.K. tax purposes of us or any of our subsidiaries (other than the Ironshore U.K. Subsidiaries) or as to whether any of them should be regarded as carrying on a trade in the U.K. or a change in the way they are managed or conduct their business could have a material adverse effect on the results of the group’s operations.

Transactions between our subsidiaries and any other member of our group of companies could be subject to additional tax under transfer pricing regimes, which could adversely affect our financial results.

Transactions between any of our subsidiaries and any other member of our group of companies are subject to various transfer pricing regimes. In general, these transfer pricing regimes require arm’s-length amounts to be brought into account (either as taxable receipts or deductible payments, as appropriate) for corporation tax purposes where the relevant payment or receipt is not on arm’s-length terms and a local tax advantage is obtained as a result. In particular, the reinsurance arrangements between one or more of our U.S. subsidiaries or Ironshore U.K. Subsidiaries, on the one hand, and Ironshore Insurance (a Bermuda company), on the other hand, are subject to the U.S. or U.K. transfer pricing regime. The Directors consider that these reinsurance arrangements are on arm’s-length terms and should not give rise to transfer pricing adjustments. However, there can be no certainty that the applicable tax authority would not seek to challenge this (or any other intra-group transaction involving our subsidiaries) nor that any such challenge would not be successful. If the reinsurance, or the terms of any other intra group transaction, is found not to be on arm’s-length terms and, as a result, a local tax advantage is being obtained, an adjustment will be required to compute local taxable profits as if such transaction were on arm’s-length terms. Any transfer pricing adjustment could adversely impact the tax charge suffered by the Ironshore group.

Risks Related to Taxation of Our Shareholders

We may be treated as a passive foreign investment company, in which case a U.S. holder of our ordinary shares would be subject to disadvantageous rules under the U.S. federal income tax laws.

If we are treated as a “passive foreign investment company” (“PFIC”), as defined in “Certain Income Tax Considerations—Taxation of Shareholders—U.S. Holders—Passive Foreign Investment Companies” in any taxable year, U.S. shareholders of our ordinary shares would be subject to unfavorable U.S. federal income tax treatment, including that any dividends we pay with respect to our ordinary shares would not be “qualified dividends” eligible to be taxed to individuals at preferential tax rates and any gain recognized in the disposition of our ordinary shares would be treated as ordinary income and may be subject to an interest rate charge.

We believe that our financial reserves are not in excess of the reasonable needs of our insurance business, and that we are actively engaged in insurance activities that involve sufficient transfer of insurance risk for purposes of the PFIC rules. Consequently, we believe that we should not be considered a PFIC for the current year, and we presently intend to cause Ironshore Inc. and each of our non-U.S. insurance subsidiaries to operate in such a manner that we should not become a PFIC in any future year. However, there is very little authority as to what constitutes the active conduct of an insurance business for purposes of the PFIC rules, and the IRS could take the position that we are a PFIC. Moreover, PFIC classification is a factual determination made annually, and even if we are not a PFIC in the current year, we could become a PFIC in later years. Accordingly, no assurance can be given that we will not be treated as a PFIC with respect to the current year or any future year.

We may be treated as a controlled foreign corporation, and we might be subject to the rules for related person insurance income. In either case this may subject a U.S. holder of our ordinary shares to disadvantageous rules under the U.S. federal income tax laws.

If we are a “controlled foreign corporation” (a “CFC”), as defined in “Certain Income Tax Considerations—Taxation of Shareholders—U.S. Holders—Controlled Foreign Corporation Rules,” each 10% U.S. Shareholder (as defined in “Certain Income Tax Considerations—Taxation of Shareholders—U.S. Holders—Controlled Foreign Corporation Rules”) must annually include in its income its pro rata share of our “subpart F income,” even if no distributions are made. Because of the provisions in our organizational documents that limit voting power and other factors, we believe that no person who acquires our shares in this offering should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of Ironshore Inc. or its non-U.S. subsidiaries. However, as these provisions have not been examined by the IRS, the IRS could successfully challenge the effectiveness of these provisions in our organizational documents. Accordingly, no assurance can be given that a U.S. holder of our ordinary shares will not be characterized as a 10% U.S. Shareholder or that the Company and/or one more of its non-U.S. subsidiaries will not be characterized as a CFC.

Generally, we do not expect the gross “related person insurance income” (“RPII”) of any of our non-U.S. subsidiaries to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future. Consequently, we do not expect any U.S. person owning our ordinary shares to be required to include in gross income for U.S. federal income tax purposes any RPII income, but there can be no assurance that this will be the case.

U.S. tax-exempt organizations who own our ordinary shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income (which generally will be taxable to such U.S. tax-exempt organization notwithstanding its tax-exempt status) if a portion of our subpart F insurance income is allocated to it. In general, subpart F insurance income will be allocated to a U.S. tax-exempt organization owning (or treated as owning) our ordinary shares if we are a CFC as discussed above and such U.S. tax-exempt organization is characterized as a 10% U.S. Shareholder or we earn RPII and the exceptions described above do not apply.

Changes in U.S. federal income tax law and regulations could subject a U.S. holder of our ordinary shares to disadvantageous rules under U.S. federal income tax laws.

The Baucus Bill contains a provision that would eliminate, and the Camp Bill contains a provision that would significantly modify, the PFIC exception for certain insurance companies. The Baucus Bill also contains a provision that would change the definition of U.S. shareholder for the CFC purposes. These changes, if enacted, could subject U.S. holders of our ordinary shares to disadvantageous PFIC and CFC rules as described above.

Additionally, the U.S. federal income tax laws and interpretations thereof regarding whether a company is a PFIC or whether U.S. persons would be required to include in their gross income the “subpart F income” or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Risks Related to This Offering and Ownership of Our Ordinary Shares

Due to market volatility and other factors, our share price could change significantly and you could lose all or part of your investment.

The stock markets generally have experienced extreme volatility, often unrelated to the operating performance of the individual companies whose securities are traded publicly. Broad market fluctuations and general economic conditions may materially adversely affect the trading price of our ordinary shares.

Significant price fluctuations in our ordinary shares may result in you not being able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Related to Our Business” and the following, some of which are beyond our control:

•	actual or anticipated fluctuations in our operating results or financial condition;

•	the failure of financial analysts to cover our ordinary shares after this offering;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	a default under the agreements governing our indebtedness;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	future sales of our ordinary shares by us or our directors, executives or significant shareholders;

•	changes in domestic and international economic and political conditions and regionally in our markets; and

•	investor perceptions of us and the property/casualty insurance industry.

If securities analysts do not publish research or reports about us and our industry, or if they issue unfavorable commentary about us or our industry or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities analysts publish about us and our industry. We do not have control over these analysts. One or more analysts could downgrade our shares or issue other negative commentary about us or our industry. In addition, we may be unable or slow to attract research coverage, and the analysts who publish information about our ordinary shares will have had relatively little recent experience with us, which could affect their ability to accurately forecast our results or make it more likely that we fail to meet their estimates. Alternatively, if one or more of these analysts cease coverage of us, we could lose visibility in the market. As a result of one or more of these factors, the trading price for our shares could decline.

Future offerings of debt or equity securities by us or our shareholders may adversely affect the market price of our ordinary shares.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional ordinary shares or offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes or preferred shares. Issuing additional ordinary shares or other equity offerings may dilute the economic and voting rights of our existing shareholders or reduce the market price of our ordinary shares, or both. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to the holders of our ordinary shares. Preferred shares, if issued, could have a preference with respect to liquidation distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our ordinary shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our ordinary shares bear the risk of our future offerings reducing the market price of our ordinary shares and diluting their shareholdings in us.

If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our ordinary shares in the public market following this offering, the market price of our shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate. See “Shares Eligible for Future Sale.”

A few large shareholders may influence shareholder decisions.

Immediately upon completion of this offering, we expect to have at least — beneficial owners each of whom owns beneficially ordinary shares representing 5.0% or more of the voting power of our ordinary shares on a fully diluted basis. Although these shareholders do not currently have any agreement with respect to the voting of their ordinary shares, as a result of their ownership position, these shareholders collectively have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations, changes of control of our company and sales of all or substantially all of our assets, which may reduce the market price of our ordinary shares.

The interests of our existing shareholders may conflict with the interests of our other shareholders. Our board of directors intends to adopt corporate governance guidelines that will, among other things, address potential conflicts between a director’s interests and our interests. In addition, our Code of Business Conduct and Ethics, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or our interests. These corporate governance guidelines and Code of Business Conduct and Ethics will not, by themselves, prohibit transactions with our existing shareholders.

Any future issuance of additional ordinary shares in connection with incentive plans, acquisitions or otherwise will dilute all other shareholdings.

As of March 31, 2014, we had an aggregate of 136,722,323 ordinary shares outstanding. Effective upon consummation of this offering, we will have 400,000,000 shares authorized. We may issue authorized and unissued ordinary shares without any action or approval by our shareholders. We also intend to continue to evaluate acquisition opportunities and may issue ordinary shares in connection with these acquisitions. Any ordinary shares issued in connection with incentive plans, acquisitions, the exercise of outstanding share options, if any, or otherwise would dilute the percentage ownership held by the investors who purchase ordinary shares in this offering.

Because Ironshore Inc. is a holding company and substantially all of our operations are conducted by our operating subsidiaries, our ability to pay dividends will depend on our ability to obtain cash dividends or other permitted payments from our operating subsidiaries.

We conduct substantially all of our operations through our operating subsidiaries. Our ability to pay dividends on our ordinary shares in the future will depend on our ability to obtain cash dividends or other permitted payments from our operating subsidiaries. Our operating subsidiaries are separate and distinct legal entities that have no obligation to pay any dividends. Moreover, the ability of our insurance company subsidiaries to pay dividends is limited by regulatory requirements. See “Business—Regulation.”

We intend to pay quarterly cash dividends on our ordinary shares at an initial rate of $— per ordinary share beginning in —. The timing and amount of any cash dividends, however, will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, cash requirements and contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. As a result, you may not receive any return on an investment in our ordinary shares unless you sell our ordinary shares for a price greater than that which you paid for them. See also “Description of Share Capital—Ordinary Shares—Dividends” and “Dividend Policy.”

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may adversely affect the trading price of our ordinary shares.

Certain provisions of the corporate law of the Cayman Islands and the amended and restated articles of association to be adopted by our shareholders prior to the consummation of this offering (our “articles of association”) may have the effect of discouraging, delaying or preventing a change in our management or a change in control over us that shareholders may consider favorable. In the absence of a takeover attempt, the existence of any of these provisions could adversely affect the prevailing market price of our ordinary shares if they were viewed as discouraging takeover attempts in the future.

Among other things, our articles of association will:

•	authorize the issuance of “blank check” preferred shares that could be issued by our board of directors to thwart a takeover attempt;

•	not provide for cumulative voting;

•	provide for a classified board with three classes and each class serving for a staggered three-year term, which prevents shareholders from electing an entirely new board of directors at an annual meeting;

•	provide that the number of directors on our board of directors is fixed by our board of directors within the limits provided in our articles of association and that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	allow directors to be removed only for cause;

•	not permit shareholders to call special meetings of shareholders;

•	following the date on which certain shareholders first cease to own a majority of our ordinary shares, not permit shareholders to act by written consent;

•	require supermajority shareholder voting to effect amendments to our articles of association and memorandum of association; and

•	require shareholders to provide advance notice of proposals to be considered at a shareholders meeting and director nominations under specific procedures.

In addition, our articles of association will provide that the courts located within the Cayman Islands will be the sole and exclusive forum for any action or proceeding brought by a shareholder on our behalf, any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent to us or our shareholders, any action asserting a claim or dispute arising pursuant to any provision of the Companies Law of the Cayman Islands, our memorandum of association or our articles of association or any action asserting a claim governed by the internal affairs doctrine or otherwise relating to the internal affairs of the Company, including without limitation, our governance and the relationship between our board of directors, officers and shareholders, unless, in the case of any of the foregoing, the Company consents in writing to the selection of an alternative forum for any such particular action or proceeding. See “Description of Share Capital.”

We may repurchase your ordinary shares without your consent.

Under our articles of association and subject to the law of the Cayman Islands, we have the right, but not the obligation, to require a shareholder to sell to us at fair market value, as determined by our board of directors, some or all of the ordinary shares owned by such shareholder to the extent that the board of directors determines that such shareholder’s ownership of such shares may result in an adverse tax effect on Ironshore Inc. or any of its subsidiaries or any shareholder (or any direct or indirect owner of such shareholder); provided that the board of directors will use reasonable efforts to exercise such discretion equally among similarly situated shareholders.

The enforcement of civil liabilities against us may be difficult.

We and certain of our officers, directors and consultants are not, or may not be, citizens or residents of the U.S., and all or a substantial portion of their respective assets may be located outside of the U.S. As a result, it may be difficult for holders of our ordinary shares to effect service of process within the U.S. upon us or upon such officers, directors or consultants or to realize against them or their assets in the event of any judgment of courts of the U.S. predicated upon civil liabilities under the U.S. federal securities laws or otherwise. For execution or enforcement of any judgment against us, or our officers, directors and consultants, or for the settlement of any dispute, it may be necessary to institute legal proceedings outside the U.S., and it may not be possible to do so. Even if such proceedings are feasible, it may be difficult for holders of the ordinary shares to enforce civil liabilities in foreign jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, predicated upon the U.S. federal securities laws or otherwise.

We have been advised by Conyers Dill & Pearman (Cayman) Limited, our Cayman Islands counsel, that there is doubt as to whether the courts of the Cayman Islands would enforce (i) judgments of U.S. courts obtained in actions against us or our directors and officers who reside outside the U.S. predicated upon the civil liability provisions of the U.S. federal securities laws or (ii) original actions brought in the Cayman Islands against us or those persons predicated solely upon U.S. federal securities laws. We have also been advised by Conyers Dill & Pearman (Cayman) Limited that there is no treaty in effect between the U.S. and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of the U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, may not be allowed in the Cayman Islands courts as contrary to that nation’s public policy.

We will incur significant additional costs as a public company. If we fail to accurately predict or effectively manage these costs, our operating results could be materially and adversely affected.

As a public company, we will incur significantly higher accounting, treasury, legal, risk management, financial compliance, corporate governance, D&O insurance and investor relations and other support expenses than we have as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Securities and Exchange Commission (“SEC”) regulations and New York Stock Exchange (“NYSE”) requirements have imposed substantial requirements on public companies. We expect these rules, regulations and requirements to significantly increase our accounting, legal, compliance and other costs and to make some activities more time-consuming and costly. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, SEC regulations and NYSE requirements.

We also will need to hire additional accounting, legal, compliance and administrative staff with experience working for public companies. We may be unable to hire such additional staff on terms that are favorable to us, or at all. In addition, such additional staff may not be able to provide such services at levels sufficient to comply with these requirements. Moreover, the rules that will be applicable to us as a public company after this offering could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. We also anticipate that these rules will make it more expensive for us to obtain D&O insurance, and we may be required to incur substantially higher costs to obtain such coverage. If we fail to predict these costs accurately or to manage these costs effectively, our operating results could be adversely affected.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

We will be required to comply with Section 404 of the Sarbanes-Oxley Act beginning with the year ending December 31, 2015. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent registered public accounting firm to audit, the effectiveness of those controls. Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements in accordance with generally accepted accounting principles in the U.S. While we have begun the lengthy process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until after this offering is completed. We cannot predict the outcome of our review at this time. During the course of the review, we may identify control deficiencies of varying degrees of severity.

Management has taken steps to improve and continues to improve our internal control over financial reporting, including identification of the gaps in skills base and expertise of staff required in the finance group to operate as a public company. To comply with these requirements, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff and will incur costs in connection with the foregoing. If we are unable to upgrade our systems and procedures in a timely and effective fashion, we may not be able to comply with our financial reporting requirements and other rules that apply to public companies.

As a public company, we will be required to report control deficiencies that constitute a material weakness in our internal control over financial reporting. We also will be required to obtain an audit report from our independent registered public accounting firm regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, if we or our independent registered public accounting firm are unable to conclude that our internal control over financial reporting are effective or if we fail to comply with our financial reporting requirements, investors may lose confidence in the accuracy and completeness of our financial reports. In addition, we or members of our board of directors and management could be the subject of adverse publicity, investigations and sanctions by regulatory authorities, including the SEC and the NYSE, and be subject to shareholder lawsuits. Any of the above consequences could cause our share price to decline materially and could impose significant unanticipated costs on us.

If our management team is unable to manage our business as a public company, our business may be harmed.

We have historically operated as a private company. Following the completion of this offering, we will operate as a public company. Although certain members of our management have experience managing public companies, our management team together does not have experience managing our business as a public company. If we are unable to successfully manage and operate our company as a public entity, our business and results of operations will be adversely affected.

An active, liquid trading market for our ordinary shares may not develop and the value of your shares may be impaired.

Prior to this offering, there has not been a public market for our ordinary shares. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE, how active and liquid that market may become or the prices at which our ordinary shares will trade following this offering. If an active and liquid trading market does not develop, you may have difficulty selling any of our ordinary shares that you purchase and the value of your shares may be impaired.

The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our ordinary shares may decline below the initial offering price, and you may not be able to sell any of your ordinary shares at or above the price you paid in this offering, or at all.

USE OF PROCEEDS

The proceeds from this offering, before deducting underwriting discounts, will be approximately $— million (or $— million if the underwriters exercise their option to purchase additional shares in full), assuming the shares offered are sold for $— per share, the midpoint of the price range set forth on the cover of this prospectus. The selling shareholders will receive all of the proceeds from this offering, and we will not receive any proceeds from this offering.

DILUTION

The ordinary shares offered by the selling shareholders in this offering are ordinary shares that are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We intend to pay quarterly dividends on our ordinary shares at an initial rate of approximately $— per share beginning in —. The declaration, payment and amount of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors that our board of directors deems relevant.

We are a holding company with no significant business operations of our own. All of our business operations are conducted through our subsidiaries. Dividends and loans from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our shareholders will depend on the earnings and distributions of funds from our subsidiaries. Further, our ability to pay dividends may be restricted by covenants in the terms of any existing and future outstanding indebtedness we incur. See “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—Because Ironshore Inc. is a holding company and substantially all of our operations are conducted by our operating subsidiaries, our ability to pay dividends will depend on our ability to obtain cash dividends or other permitted payments from our operating subsidiaries.” We believe that the restrictions contained in the terms of our existing indebtedness will not impair our ability to pay quarterly dividends as described above.

CAPITALIZATION

The following table sets forth our debt, shareholders’ equity and our consolidated capitalization as of March 31, 2014.

You should read this table together with “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

March 31, 2014
(dollars in thousands, except share and per share amounts)
Debt	$347,376
Shareholders’ equity:
200,000,000 ordinary shares, par value $0.01 per share, authorized on an actual basis; 400,000,000 shares, par value $0.01 per share, to be authorized effective upon consummation of this offering; 136,722,323 ordinary shares outstanding	1,367
Additional paid-in capital	1,357,471
Accumulated other comprehensive loss	(11,526)
Retained earnings	459,832
Total shareholders’ equity attributable to common shareholders	1,807,144

Total capitalization	$2,154,520

Ratio of debt to total capitalization	16.1%

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial information derived from (i) our consolidated financial statements, which have been audited by Ernst & Young LLP, for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 included in this prospectus, and our consolidated financial statements, which have been audited by Ernst & Young LLP, for the years ended December 31, 2010 and 2009 and as of December 31, 2011, 2010 and 2009 not included in this prospectus; and (ii) our unaudited condensed financial statements for the three months ended March 31, 2014 and 2013 and as of March 31, 2014. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or for any future period. See “Glossary” for the definitions of the ratios used below.

The following information is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,

	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per share data and ratios)
Statement of Operations Data:
Revenues:
Gross premiums written	$516,636	$412,547	$1,993,123	$1,667,666	$1,423,920	$1,190,730	$839,438
Reinsurance premiums ceded	(161,603)	(134,799)	(535,404)	(502,264)	(464,434)	(402,911)	(311,742)

Net premiums written	355,033	277,748	1,457,719	1,165,402	959,486	787,819	527,696

Net premiums earned	$357,298	$277,061	$1,254,323	$1,008,576	$819,904	$665,022	$401,044
Net investment income	22,262	20,168	84,372	79,563	69,989	59,201	46,191
Net realized and unrealized gains (losses) on investments	19,915	397	(70,462)	48,876	38,535	38,267	26,007
Net foreign exchange gains (losses)	(2,421)	3,021	(2,989)	55	(275)	2,516	(1,278)
Other income (losses)	7,625	3,390	29,554	11,749	7,857	(2,142)	1,861

Total revenues	404,679	304,037	1,294,798	1,148,819	936,010	762,864	473,825
Expenses:
Losses and loss adjustment expenses	214,009	157,957	745,173	630,727	598,879	414,604	180,287
Acquisition expenses	52,046	38,360	174,052	130,061	92,481	94,726	59,068
General and administrative expenses	70,313	59,574	250,643	233,214	187,061	159,112	128,085
Interest expense	5,426	5,413	21,663	21,629	21,602	13,783	—

Total expenses	341,794	261,304	1,191,531	1,015,631	900,023	682,225	367,440
Income before income tax expense	62,885	42,733	103,267	133,188	35,987	80,639	106,385
Income tax expense	226	71	5,723	1,605	1,358	162	1,761

Net income	62,659	42,662	97,544	131,583	34,629	80,477	104,624
Net income (loss) attributable to non-controlling interest	57	(130)	177	(105)	61	(120)	36

Net income attributable to Ironshore Inc.	$62,602	$42,792	$97,367	$131,688	$34,568	$80,597	$104,588

Weighted average ordinary shares outstanding—Basic	135,053	132,949	134,334	132,916	132,868	134,868	116,271
Weighted average ordinary shares outstanding—Diluted (1)	139,099	137,546	137,687	136,753	135,161	136,447	116,839
Net income per ordinary share outstanding—Basic	$0.46	$0.32	$0.72	$0.99	$0.26	$0.60	$0.90
Net income per ordinary share outstanding—Diluted (1)	$0.45	$0.31	$0.71	$0.96	$0.26	$0.59	$0.90

Other Financial Data:
Net operating income (loss) (2)	$45,147	$39,374	$175,211	$83,136	$(3,627)	$39,814	$79,859
Net operating income (loss) per diluted share (2)	$0.32	$0.29	$1.27	$0.61	$(0.03)	$0.29	$0.68

Selected Ratios:
Loss ratio (3)	59.9%	57.0%	59.4%	62.5%	73.0%	62.3%	45.0%
Acquisition costs ratio (4)	14.6%	13.8%	13.9%	12.9%	11.3%	14.2%	14.7%
General and administrative expense ratio (5)	14.3%	17.3%	15.8%	17.0%	20.1%	21.9%	28.5%

Combined ratio (6)	88.8%	88.1%	89.1%	92.4%	104.4%	98.4%	88.2%

	March 31, 2014	December 31,
		2013	2012	2011	2010	2009
	(in thousands, except per share data)
Balance Sheet Data:
Total cash and investments	$4,239,724	$3,901,476	$3,476,634	$2,946,463	$2,492,318	$1,799,409
Reinsurance recoverable	701,115	703,846	697,195	568,252	376,400	243,308
Total assets	6,187,808	5,760,441	5,112,390	4,330,753	3,526,669	2,539,839
Reserve for losses and loss adjustment expenses	2,308,002	2,181,812	1,856,759	1,432,403	899,038	499,778
Unearned premiums	1,240,286	1,207,707	984,015	807,285	645,548	479,972
Debt obligations	347,376	247,296	246,990	246,709	246,451	—
Total liabilities	4,376,699	4,014,097	3,468,538	2,825,073	2,064,269	1,140,026
Total shareholders’ equity attributable to common shareholders	1,807,144	1,742,435	1,640,121	1,501,844	1,458,625	1,395,918

Other Per Ordinary Share Data:
Book value per ordinary share (7)	$13.32	$12.90	$12.34	$11.30	$10.98	$10.33
Diluted book value per ordinary share (8)	$12.87	$12.49	$11.84	$10.98	$10.74	$10.22

(1)	The weighted average ordinary shares outstanding-diluted reflects the dilution from options, warrants and restricted share units using the treasury stock method.
(2)	Net operating income and net operating income per diluted share are non-GAAP financial measures. We define net operating income as net income attributable to Ironshore Inc. excluding net realized and unrealized investment gains or losses and net foreign exchange gain or loss. We define net operating income per diluted share as net operating income divided by the average of our diluted ordinary shares outstanding during the period. We use net operating income as an internal performance measure in the management of our operations because it excludes factors that are heavily influenced by and fluctuate in part according to the availability of market opportunities and other factors. We believe that showing net operating income enables investors, analysts, rating agencies and other users of our financial information to more easily analyze our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income attributable to Ironshore Inc. calculated in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a reconciliation of net operating income and net operating income per diluted share to the closest financial measures under GAAP.
(3)	The loss ratio is calculated by dividing net losses and LAE by net premiums earned.
(4)	The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.
(5)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned for our operating segments. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(6)	The combined ratio is the sum of the loss ratio, acquisition cost ratio and general and administrative expense ratio.
(7)	Book value per ordinary share is calculated by dividing total shareholders’ equity less non-controlling interest by our basic ordinary shares outstanding at each respective period end. For a computation of book value per ordinary share, see the table in note (8) below.
(8)	Diluted book value per ordinary share is calculated by dividing total shareholders’ equity less non-controlling interest by our diluted ordinary shares outstanding determined using the treasury stock method at each respective period end. The following table contains a computation of book value per ordinary share and diluted book value per ordinary share.

	March 31, 2014	December 31,
		2013	2012	2011	2010	2009
	(in thousands, except per share data)
Computation of Book Value and Diluted Book Value Per Ordinary Share

Numerator for book value and diluted book value per ordinary share:
Total shareholders’ equity attributable to common shareholders	$1,807,144	$1,742,435	$1,640,121	$1,501,844	$1,458,625	$1,395,918

Book value per ordinary share:
Denominator: Ordinary shares issued and outstanding—vested	135,698	135,114	132,949	132,878	132,879	135,182
Book value per ordinary share	$13.32	$12.90	$12.34	$11.30	$10.98	$10.33

Diluted book value per ordinary share:
Denominator: Diluted ordinary shares outstanding	140,376	139,531	138,498	136,829	135,782	136,579
Diluted book value per ordinary share	$12.87	$12.49	$11.84	$10.98	$10.74	$10.22

Ordinary shares issued and outstanding—vested and diluted ordinary shares outstanding:
Ordinary shares issued and outstanding—as shown on balance sheet (a)	136,722	136,212	135,479	134,820	134,821	137,124
Ordinary shares issued and outstanding—unvested	(1,024)	(1,098)	(2,530)	(1,942)	(1,942)	(1,942)

Ordinary shares issued and outstanding—vested (b)	135,698	135,114	132,949	132,878	132,879	135,182
Dilutive ordinary share equivalents using treasury stock method:
Warrants	2,293	2,050	1,954	1,189	918	366
Options	1,867	1,688	1,538	987	748	245
Restricted shares and restricted share units	518	679	2,057	1,775	1,237	786

Total	4,678	4,417	5,549	3,951	2,903	1,397

Diluted ordinary shares outstanding	140,376	139,531	138,498	136,829	135,782	136,579

(a)	Includes restricted shares but excludes restricted share units until shares are distributed to the holder.
(b)	Includes vested restricted shares and restricted share units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements which involve inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements are based on our current assessment of risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements and, therefore, undue reliance should not be placed on them. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in this prospectus, including the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

This discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto presented elsewhere in this prospectus. All references to dollars are to U.S. dollars.

GENERAL

Company Overview

Ironshore provides specialty commercial property and casualty insurance coverage for risks on a global basis through a wide network of regional and global brokers.

We offer a variety of specialty commercial insurance products across numerous geographic regions and lines of business. Our global presence is supported by our offices located in Europe, Bermuda, Canada, Australia, Singapore and 19 cities in the U.S. Our business is organized into three segments: U.S., International and Bermuda. Our U.S. operations generated $1,235 million, or 62.0%, of our gross premiums written in 2013, our International operations generated $566 million, or 28.4%, of our gross premiums written in 2013, and our Bermuda operations generated $192 million, or 9.6%, of our gross premiums written in 2013.

Company History

We were founded in December 2006 with over $1 billion in private equity capital to capitalize on opportunities in the insurance industry. We formed our Bermuda insurance company, Ironshore Insurance Ltd., which began writing property business in 2007.

In November 2007 we purchased Stockbridge Insurance Company (“Stockbridge”) from a subsidiary of White Mountains Re Ltd. and subsequently renamed it Ironshore Indemnity Inc. In January 2008, we acquired TIG Specialty Insurance Company (“TIG”) from a subsidiary of Fairfax Financial Holdings Limited and subsequently renamed it Ironshore Specialty Insurance Company. These transactions, which provided us with authority to write business in the U.S. on both an admitted and an E&S basis, were structured as “shell acquisitions,” with the sellers assuming responsibility for all known, unknown and contingent liabilities relating to pre-acquisition operations. On September 9, 2008, we acquired Pembroke JV Limited and its principal subsidiary, Pembroke Managing Agency Limited (“PMA”), which enabled us to access the Lloyd’s market. Following these acquisitions, we began to offer IronPro, U.S. Property, Ironshore International, IronBuilt and IronHealth products.

In late 2008, Kevin H. Kelley, former Chairman and Chief Executive Officer of American International Group, Inc.’s (“AIG”) Lexington Insurance Company (“Lexington”), joined Ironshore. In part as a result of the financial crisis, which had a material negative impact on several of the leading U.S. property and casualty primary insurers, the growth of our business accelerated in 2009. Over the next several years we were able to take advantage of this market opportunity to make significant hires in several key specialty areas of focus and expand our geographic footprint.

In August 2009, we raised an additional $300 million of private equity capital. We created Iron-Starr Excess, a specialty lines insurance managing general agency, as a 50/50 joint venture with Starr Underwriting Agencies, LLC (“SUAL”) and acquired a 60% stake in Wright & Co. (“W&C”), a program administrator for professional liability and employee benefits coverages. We purchased all of SUAL’s equity interests in Iron-Starr Excess in 2010. In May 2010, we issued $250 million of 8.5% senior unsecured notes due 2020 (the “Senior Notes”). Together with Distinguished Programs Group, an insurance underwriter and program manager for the real estate industry, we formed IDP Holdings LLC, an acquisition vehicle for managing general underwriter and program manager businesses.

In 2010, we formed Ironshore Europe Ltd. (“IEL”), an insurance company licensed to write business in the European Union. In 2011, we established branch offices in London and Australia. The following year, our joint venture subsidiary, IDP Holdings LLC, acquired the hospitality business of National Specialty Underwriters. We also established a branch office in Singapore and entered into a long-term contract with a third party vendor for outsourced support services.

In 2013, we acquired Excess Risk Reinsurance Inc. (“ERR”), an insurance agency that specializes in employer health care stop loss insurance. We also made a strategic investment in Lexon Surety Group, LLC (“Lexon”), which, through its subsidiaries, specializes in surety bonds, and we established a branch office in Miami for our Latin American business.

Key Performance Indicators

We believe the following financial measures are meaningful in analyzing our performance and assessing whether we are achieving our objectives: growth in book value per ordinary share, net operating income, net operating income per diluted share, combined ratio, and operating return on average shareholders’ equity. The tables below show the key performance indicators as of March 31, 2014, December 31, 2013 and 2012, and for the three months ended March 31, 2014 and 2013, and for the years ended December 31, 2013, 2012 and 2011.

	March 31, 2014	December 31,
		2013	2012
Book value per ordinary share (1)	$13.32	$12.90	$12.34
Diluted book value per ordinary share (1)	$12.87	$12.49	$11.84

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(dollars in thousands, except per share data)
Net operating income (loss) (2)	$45,147	$39,374	$175,211	$83,136	$(3,627)
Net operating income (loss) per diluted share (2)	$0.32	$0.29	$1.27	$0.61	$(0.03)
Combined ratio (3)	88.8%	88.1%	89.1%	92.4%	104.4%
Operating return on average shareholders’ equity (2)(4)	10.2%	9.5%	10.4%	5.3%	(0.2)%

(1)	Book value per ordinary share is calculated by dividing total shareholders’ equity less non-controlling interest by our basic ordinary shares outstanding at each respective period end. Diluted book value per ordinary share is calculated by dividing total shareholders’ equity less non-controlling interest by our diluted ordinary shares outstanding determined using the treasury stock method at each respective period end.
(2)

Net operating income and net operating income per diluted share are non-GAAP financial measures. We define net operating income as net income attributable to Ironshore Inc. excluding net realized and unrealized investment gains or losses and net foreign exchange gain or loss. We define net operating income per diluted share as net operating income divided by the average of our diluted ordinary shares outstanding during the period. We use net operating income as an internal performance measure in the management of our operations because it excludes factors that are heavily influenced by and fluctuate in part according to the availability of market opportunities and other factors. We believe that showing net operating income enables investors, analysts, rating agencies and other users of our financial information to more easily analyze our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income attributable to Ironshore Inc. calculated in accordance with GAAP. See “—Non-GAAP Financial Measures” for a reconciliation of net operating income and net operating income per diluted share to the closest financial measures under GAAP.
(3)	Combined ratio is calculated by dividing the sum of net losses and loss adjustment expenses (“LAE”), acquisition costs and general and administrative expenses less other income, by net premiums earned for our operating segments. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(4)	Operating return on average shareholders’ equity is calculated by dividing net operating income by average shareholders’ equity (determined using the average shareholders’ equity balances for the quarter or year as the case may be). See “—Non-GAAP Financial Measures” for a reconciliation of operating return on average shareholders’ equity to the closest financial measure under GAAP.

As of December 31, 2013, our diluted book value per ordinary share increased by 5.5% compared to such value as of December 31, 2012. The increase was principally due to positive operating results partially offset by unrealized losses on our investment portfolio.

Our net operating income for the year ended December 31, 2013 improved compared with the prior year as most of our business lines reported improved results. In addition, the results for the year ended December 31, 2012 included catastrophe losses of $55.2 million attributable to Hurricane Sandy. Without a similar catastrophe loss in 2013, our combined ratio for the year ended December 31, 2013 decreased 3.3 percentage points compared to 2012. The reduction in property losses was partially offset by a decline in the level of net favorable development of prior year loss reserves compared to the prior year. Net favorable development of prior year loss reserves was $9.3 million for the year ended December 31, 2013, principally within our U.S. and International segments, compared to $18.1 million of net favorable loss reserve development, primarily property, in the year ended December 31, 2012.

Our operating return on average shareholders’ equity (“operating ROE”), for 2013 was 10.4%. Our target operating ROE percentage for 2014 is in the range of —% to —% and for 2015 is in the range of —% to —%. We target a combined ratio percentage in the high 80% to low 90% range for all lines combined through all insurance market cycles.

These are forward-looking statements based on significant assumptions and we cannot assure you that our actual results will not differ materially and adversely from the targets above or those contained in, or implied by, any forward-looking statement. We strongly caution investors not to place undue reliance on any of these targets and their related assumptions. We are not under any obligation (and expressly disclaim any obligation) to update or alter any assumptions, goals, targets, projections or other related statements that we may make. You should consider the factors described in “Risk Factors,” which could have adverse effects on our financial condition and results of operations and cause our actual results to differ materially from our expected results, including our operating ROE and combined ratio targets.

Drivers of Profitability

Revenues

We derive our operating revenues from premiums from our insurance business. Additionally, we recognize income from our investment portfolio.

Insurance premiums are a function of the amount and type of policies written, as well as prevailing market prices and conditions. Property and casualty premiums are earned over the terms of the underlying coverage. Each of our insurance policies contains different pricing, terms and conditions and expected profit margins. Therefore, the amount of premiums is not necessarily an accurate indicator of our anticipated profitability. Premium estimates are based upon information in underlying policies, data received from insureds and from premium audits. These estimates change over time as additional information regarding the underlying business volume of our insureds is obtained. There is often a delay in the receipt of updated premium information from insureds due to the time lag in preparing and reporting the data to us. After review by our underwriters and finance staff, we increase or decrease premium estimates as updated information from our insureds is received.

Net premiums earned is a byproduct of the earning of gross premiums written and reinsurance premiums ceded over several fiscal quarters, and therefore, changes in net premiums earned generally lag changes in gross premiums written and reinsurance premiums ceded. As a result, changes in net premiums earned tend to be less volatile than gross premiums written and reinsurance premiums ceded.

Our net investment income is a function of the average invested assets and the average yield that we earn on those invested assets. The investment yield on our fixed maturities investments is a function of market interest rates as well as the credit quality and duration of our fixed maturities portfolio. As of March 31, 2014, the industry continues to operate in a low interest rate environment, which makes it more difficult to generate significant investment income growth. Our net realized and unrealized gains or losses on investments include realized and unrealized gains and losses on our fixed maturity securities and equity securities which are classified as trading securities. We recognize the realized gains and losses at the time of sale, and unrealized gains and losses on changes in fair value at each reporting period. Changes in fair value of our trading securities reflect the results of changing market values and conditions, including changes in market interest rates and changes in the market’s perception of the credit quality of our fixed maturities holdings.

Expenses

Our principal expenses are losses and LAE, acquisition costs, interest expense and general and administrative expenses. Losses for a particular reporting period are based on the amount and type of insurance policies written by us during that reporting period and information received from brokers and insureds during the current reporting period pertaining to policies written in prior periods. We record losses based on estimates of the expected losses and LAE to be incurred on each policy written, utilizing a variety of actuarial methods. The ultimate losses depend on the actual costs to settle these liabilities. We increase or decrease loss estimates as actual claim reports are received. Our ability to make reasonable estimates of losses at the time of pricing our policies is a critical factor in determining profitability.

Acquisition costs consist principally of commissions paid to brokers for the cost of placing insurance policies with us. These typically represent a negotiated percentage of the premiums on insurance policies written. Acquisition costs are stated net of ceding commissions associated with premiums ceded to our reinsurers. These ceding commissions are designed to compensate us for the costs of producing the portfolio of risks ceded to our reinsurers. We defer and amortize acquisition costs over the period in which the related premiums are earned.

Interest expense reflects interest on our Senior Notes and other debt facilities.

General and administrative expenses are principally employee salaries, incentive compensation and related personnel costs, office rent, amortization of leasehold improvements, information technology expenditures, costs for the outsourcing of certain of our operations and other operating costs. These costs are not generally based on the amount of premiums written.

Business Segments

The Company conducts its operations worldwide through three reportable operating segments (U.S., International and Bermuda) and one corporate function, which have been determined under FASB Accounting Standards Codification (“ASC”) Topic 280 “Segment Reporting.” The Company’s operating segments are strategic business units that offer different policies. Each business segment is led by the chief executive officer of that segment, who manages a team of underwriters and other professionals based within the geographic area constituting the segment. Each segment and its lines of business and products may, at times, be subject to underwriting cycles that differ from the underwriting cycles of the other segments.

The U.S. segment offers a wide array of property and casualty coverage on an admitted and excess and surplus lines basis. The primary product lines are IronPro, IronHealth, Specialty Casualty (including IronBuilt), Environmental, U.S. Property, Political Risk & Surety and Aviation. The U.S. segment is managed by the chief executive officer of our U.S. Operations.

The International segment operates through Lloyd’s of London Syndicate 4000 and IEL and underwrites financial institutions liability, professional management liability, property and other select specialist lines. The International segment is managed by the chief executive officer of Ironshore International Ltd. (“Ironshore International”).

The Bermuda segment provides property insurance on a worldwide basis. This segment also offers catastrophe excess liability, financial lines and healthcare liability insurance through Iron-Starr Excess. The Bermuda segment is managed by the chief executive officer of Ironshore Insurance. We also report certain other business (primarily global property opportunities which are managed separately from the Bermuda Property line of business) within this segment as “Corporate Deals.”

The corporate function includes the activities of the parent company and activities of certain key executives, such as the Chief Executive Officer and Chief Financial Officer of Ironshore. The corporate function includes revenue earned on the Company’s investment portfolio and costs associated with parent company activities.

We monitor the performance of all of our segments primarily on the basis of underwriting income, loss ratio, acquisition cost ratio, general and administrative expense ratio and combined ratio.

The Company does not manage its assets by segment and therefore total assets, investments and investment income are not allocated to the segments.

CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates and assumptions. We believe that the following accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

Reserves for Losses and Loss Adjustment Expenses

The liability for property and casualty losses is the largest and most complex estimate in our consolidated balance sheet. We establish loss reserves in accordance with GAAP to cover the estimated liability for the payment of all losses and LAE incurred on the policies written. These reserves are balance sheet liabilities representing estimates of losses and LAE required to pay for insured claims that have occurred as of or before the balance sheet date. As a result, it is likely that the ultimate liability will differ from such estimates. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. The reserves are estimated on an undiscounted basis.

We utilize a variety of standard actuarial methods to estimate our reserves. Although these actuarial methods have been developed over time, assumptions about anticipated size of loss and loss emergence patterns are subject to fluctuations.

We conduct comprehensive reassessments of loss reserving assumptions for all underwriting segments on a quarterly basis. Additionally, variances in actual results are compared to expectations. Businesses are categorized into homogenous groups, and we apply historical insured data and industry standards to develop loss development expectations and incorporate pricing expectations and reserving with an on-site actuarial team within each line of business. Newly reported loss information from insureds is the principal contributor to adjustments to our loss reserve estimates. These adjustments are recognized in the period in which they are determined, and therefore can impact that period’s results either favorably (when reserve estimates established in prior periods are reduced) or adversely (when reserve estimates established in prior periods are increased). In addition, we retain an independent external actuary to corroborate reserve levels on an annual basis.

Reserve Types

We categorize our reserves for losses and LAE into two types: case reserves and reserves for incurred but not yet reported losses (“IBNR”).

Case Reserves. Case reserves are established for individual claims that have been reported to us.

We are generally notified of insured losses by our insureds and/or their brokers. Based on this information, we establish case reserves by estimating the expected ultimate losses from the claim. Our claims personnel use their knowledge of the specific claim along with internal and external experts, including underwriters, actuaries and legal counsel, to estimate the expected ultimate losses.

IBNR. IBNR reserves are reserves that are statistically estimated for losses that have occurred but have not yet been reported to us. Consistent with industry practice, we utilize a variety of standard actuarial methods together with management judgment to estimate IBNR. The loss reserve selection from these methods is based on the loss development characteristics of the specific line of business and policies, which take into consideration coverage terms, type of business, maturity of loss data, reported claims and paid claims. We do not necessarily utilize the same actuarial method or group of actuarial methods for all policies within a line of business or segment as variations between policies result in a number of different methods or groups of methods being appropriate.

There is normally a time lag between when a loss event occurs and when it is actually reported to us. The actuarial methods that we use to estimate losses have been designed to address the lag in loss reporting as well as the delay in obtaining information that would allow us to more accurately estimate future payments. Based on the experience of our actuaries and management, we select loss development factors and trending techniques to mitigate the problems caused by reporting lags. We regularly evaluate and update our loss development and trending factor selections using company specific and industry data.

Actuarial Methods

The principal actuarial methods we use to perform our quarterly loss reserve analysis may include one or more of the following methods:

Initial Expected Loss Ratio Method. To estimate ultimate losses under the expected loss ratio method, we multiply earned premiums by an expected loss ratio. The expected loss ratio is selected utilizing industry data, historical insured data, frequency-severity and rate level forecasts and professional judgment. This method is often useful when there is limited historical data due to few losses being incurred.

Paid Loss Development Method. This method estimates ultimate losses by calculating past paid loss development factors and applying them to exposure periods with further expected paid loss development. The paid loss development method assumes that losses are paid at a rate consistent with the historical rate of payment. It provides an objective test of reported loss projections because paid losses contain no reserve estimates. For many lines of business, claim payments are made slowly and it may take many years for claims to be fully reported and settled.

Reported Loss Development Method. This method estimates ultimate losses by using past reported loss development factors and applying them to exposure periods with further expected reported loss development. Since reported losses include payments and case reserves, changes in both of these amounts are incorporated in this method. This approach provides a larger volume of data to estimate ultimate losses than paid loss methods. Thus, reported loss patterns may be less varied than paid loss patterns, especially for coverages that have historically been paid out over a long period of time but for which claims are reported relatively early and case loss reserve estimates established.

Bornhuetter-Ferguson Paid and Reported Loss Methods. These methods are a weighted average of the initial expected loss ratio and the relevant loss development factor method. The weighting between the two methods depends on the maturity of the business. This means that for the more recent years a greater weight is placed on the initial expected loss ratio, while for the more mature years a greater weight is placed on the loss development factor methods. These methods avoid some of the distortions that could result from a large loss development factor being applied to a small base of paid or reported losses to calculate ultimate losses. This method will react more slowly than the loss development methods if actual paid or reported loss experience develops differently than historical paid or reported loss experience because of major changes in rate levels, retentions or deductibles, the forms and conditions of coverage, the types of risks covered or a variety of other factors.

Outstanding to IBNR Ratio Method. This method is used in selected cases typically for very mature years that still have open claims. This method assumes that the estimated future loss development is indicated by the current level of case reserves.

Frequency-Severity Method. This method is based on assumptions about the number of claims that will impact a policy and the average ultimate size of those claims. On excess policies, reported claims in lower layers provide insight to the expected number of claims that will likely impact the upper layers.

The selection of appropriate actuarial methods to establish reserves may change over time as the underlying loss information becomes more seasoned. Our actuarial projections are based upon an assessment of known facts and circumstances, historical data, estimates of future trends in claims severity and frequency, changes in social attitudes, political and economic conditions, including the effects of inflation, and judicial theories of liability factors, including the actions of third parties, which are beyond our control.

Our reserving methodologies use a loss reserving model that calculates a point estimate for our ultimate losses. Although we believe that our assumptions and methodologies are reasonable, our ultimate payments may vary, potentially materially, from the estimates we have made.

Our provisions for losses are an estimate and could potentially be settled for a significantly greater or lesser amount. These estimates are reviewed regularly and any adjustments to the estimates are recorded in the period in which they are determined. See “Risk Factors—Risks Related to Our Business—If actual claims exceed our loss reserves, our financial condition and results of operations could be adversely affected.”

Long Tail vs. Short Tail Losses

The type of coverage and source of premiums are often classified based on how long an insurer may have exposure to the risks covered by the policy. Casualty losses are generally long tailed, which means that there can be a significant delay between the occurrence of a loss and the time it is settled by the insurer. These losses are also more susceptible to litigation and can be significantly affected by changing policy interpretations and a changing legal environment. In 2013, 56.0% of Ironshore’s gross premiums written were generated from casualty lines of business, while the remainder were generated from short tail lines of businesses, including property lines and other short tail lines. In addition, the casualty business generally has a longer reporting lag and payment pattern than property and specialty short tail business. Due to these factors, the estimation of loss reserves for casualty business generally involves a higher degree of judgment than for property and specialty short tail business. Insurance policies are also classified as either claims-made or occurrence-based policies. Claims-made policies cover liabilities only when a claim is made during the policy period, while occurrence-based policies cover liabilities if an event occurs during the term of policy, irrespective of when a claim was made. As of December 31, 2013, 64% of our casualty loss reserves were for policies written on a claims-made basis. These policies are advantageous from a reserving standpoint because they have limited reporting lag.

Property and specialty short tail losses are generally short tailed and are usually known and paid within a relatively short period of time after the underlying loss event has occurred. Our estimates for losses resulting from catastrophic events are based upon a combination of internal and external catastrophe models, as well as insured- and location-specific assessments and reports, where available. These estimates are developed immediately after the loss event, and the loss estimates are subsequently refined based on broker advices and insured notifications.

Casualty includes our following lines of business: Iron-Starr Excess, IronPro, IronHealth, Environmental, Specialty Casualty and Liability. Property includes: U.S. Property, International Property, Bermuda Property and a portion of Corporate Deals. Specialty short tail includes: Political Risk & Surety, Aviation, Personal Accident, Marine and a portion of Corporate Deals.

Losses Recoverable from Reinsurers

We reinsure portions of certain risks for which we have accepted liability. In these transactions, we cede to a counterparty reinsurer all or part of the risk we have assumed. This purchase of reinsurance does not legally discharge our liability with respect to the obligations that we have insured.

The determination of the amount of losses recoverable from reinsurers requires an estimate of the amount of loss reserves ceded to our reinsurers. This consists of recoverable amounts related to both our case and IBNR reserves. The reinsurance recoveries are estimated by applying the terms of any applicable reinsurance coverage to our reserve estimates.

We evaluate and monitor the financial strength of each of our counterparties. Most of our reinsurers have financial strength ratings from A.M. Best of “A” or higher. Some reinsurance agreements give us the right to receive collateral or additional collateral or to terminate the agreement in the event of deterioration in the financial strength of the counterparty.

Disputes

In connection with our ongoing analysis of our loss reserves, we review loss notifications and reports received from our insureds and brokers to confirm that submitted claims are covered under the policy terms. Disputes with insureds arise in the ordinary course of business due to coverage issues, such as classes of business covered and interpretation of policy wording. We typically resolve any disputes through negotiations that could vary from a simple exchange of email correspondence to arbitration with a panel of experts. Our policies generally provide for dispute resolution through arbitration. We are not currently involved in any coverage disputes that we believe would, individually or in the aggregate, have a material adverse effect on our business or results of operations.

Historical Reserves

We commenced operations in 2007 with no legacy reserve exposure. On November 1, 2007, we purchased Stockbridge from a subsidiary of White Mountains Re Ltd. and subsequently renamed it Ironshore Indemnity Inc. On January 2, 2008, we acquired TIG from a subsidiary of Fairfax Financial Holdings Limited and subsequently renamed it Ironshore Specialty Insurance Company. These transactions were structured as “shell acquisitions,” with the sellers assuming responsibility for all known, unknown and contingent liabilities relating to pre-acquisition operations. The related losses and reinsurance recoverables of the same amounts were recorded on the dates of these acquisitions. Ironshore Indemnity and Ironshore Specialty also received guarantees from the parent companies of the respective sellers that would apply in situations where the respective sellers are unable to fulfill their obligations. To the extent the sellers and their parent companies do not meet their obligations under these agreements, for instance as a result of their bankruptcy, Ironshore Indemnity and Ironshore Specialty remain liable for these liabilities. As of December 31, 2013, and December 31, 2012, these indemnified legacy loss reserves for Stockbridge and TIG were $29.9 million and $56.6 million, respectively.

On September 9, 2008, we acquired Pembroke JV Limited and its principal subsidiary, PMA. PMA operates within the Lloyd’s insurance market through Syndicate 4000 and underwrites a portfolio of specialist lines products including financial institutions risks, professional liability, marine and other select specialist lines. The former owner of Pembroke JV Limited retained its participations in Syndicate 4000 for 2008 and prior open years of account. We took over participation in Syndicate 4000 commencing with the 2009 underwriting year of account when our wholly owned subsidiary, Ironshore Corporate Capital Ltd. (“ICCL”), became the sole member of Syndicate 4000.

Reserves for March 31, 2014, December 31, 2013 and December 31, 2012

There were no material changes in reserving assumptions or payout patterns during the three months ended March 31, 2014 or during 2013 or 2012. Reserve duration has remained largely unchanged from December 31, 2012 through March 31, 2014.

The table below shows our reserves as of March 31, 2014, December 31, 2013 and December 31, 2012 by type and by segment.

	March 31, 2014			December 31,
				2013			2012
	Case	IBNR	Total	Case	IBNR	Total	Case	IBNR	Total
	(in thousands)
United States
Casualty	$227,997	$1,181,031	$1,409,028	$197,646	$1,115,954	$1,313,600	$181,600	$834,646	$1,016,246
Property	72,172	44,144	116,316	90,245	47,210	137,455	76,470	111,329	187,799
Specialty Short Tail	45,437	66,685	112,122	44,523	57,584	102,107	31,580	41,401	72,981

Total	$345,606	$1,291,860	$1,637,466	$332,414	$1,220,748	$1,553,162	$289,650	$987,376	$1,277,026
International
Casualty	$40,010	$184,488	$224,498	$37,417	$161,857	$199,274	$43,256	$144,686	$187,942
Property	24,217	24,056	48,273	25,918	21,289	47,207	29,803	13,682	43,485
Specialty Short Tail	80,670	138,128	218,798	75,487	125,788	201,275	48,025	89,425	137,450

Total	$144,897	$346,672	$491,569	$138,822	$308,934	$447,756	$121,084	$247,793	$368,877
Bermuda
Casualty	$459	$94,972	$95,431	$558	$93,447	$94,005	$223	$61,313	$61,536
Property	48,822	34,714	83,536	47,802	39,087	86,889	104,982	37,912	142,894
Specialty Short Tail	—	—	—	—	—	—	338	6,088	6,426

Total	$49,281	$129,686	$178,967	$48,360	$132,534	$180,894	$105,543	$105,313	$210,856

Consolidated	$539,784	$1,768,218	$2,308,002	$519,596	$1,662,216	$2,181,812	$516,277	$1,340,482	$1,856,759

Casualty	$268,466	$1,460,491	$1,728,957	$235,621	$1,371,258	$1,606,879	$225,079	$1,040,645	$1,265,724
Property	145,211	102,914	248,125	163,965	107,586	271,551	211,255	162,923	374,178
Specialty Short Tail	126,107	204,813	330,920	120,010	183,372	303,382	79,943	136,914	216,857

Consolidated	$539,784	$1,768,218	$2,308,002	$519,596	$1,662,216	$2,181,812	$516,277	$1,340,482	$1,856,759

The overall proportion of IBNR to total reserves was 76.6% for the three months ended March 31, 2014, 76.2% for the year ended December 31, 2013, and 72.2% for the year ended December 31, 2012. The increase in IBNR was due to growth in gross premiums written in our casualty lines of business.

Our favorable (unfavorable) development of prior period loss reserves, net of reinsurance, and reserve development as a percentage of opening net property and casualty loss reserves, have been as follows for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(dollars in millions)
Casualty	$8.2	$2.5	$11.2	$1.8	$4.1
Property	7.6	2.6	(5.2)	14.1	4.7
Specialty Short Tail	(4.1)	3.6	3.3	2.2	1.9

Total	$11.7	$8.7	$9.3	$18.1	$10.7

Reserve Development as a percentage of opening net property and casualty loss reserves	0.7%	0.7%	0.8%	2.0%	2.0%

Our development of prior period loss reserves, net of reinsurance, as a percentage of beginning-of-year net loss reserves, has been 2.0% or less in each of the years ended December 31, 2013, 2012 and 2011 and an average of 2.4% over the years 2009 through 2013. The uncertainty and degree of judgment used in our estimate of loss reserves varies depending on the nature of the policy and the line of business.

Reserve Development

The following table presents the development of balance sheet property and casualty loss reserves calculated in accordance with GAAP, as of December 31 in each of the years 2007 through 2013. This table does not present accident or policy year development data. The top line of the table shows the gross reserves as of December 31 for each of the indicated years and is reconciled to the net reserve by adjusting for reinsurance recoverables. This represents the estimated amount of net loss and LAE arising in the current year and all prior years that are unpaid at the balance sheet date, including IBNR reserves. The table also shows the re-estimated amount of the previously recorded reserves as adjusted for new information received as of the end of each succeeding year.

The estimates change as more information becomes known about the frequency and severity of claims for individual years. The “net cumulative redundancy” represents the aggregate change to date from the original estimate on the third line of the table, “reserves for property and casualty losses, originally stated, net of reinsurance.” The “gross cumulative redundancy” represents the aggregate change to date from the original estimate on the top line of the table, “gross reserves for property and casualty losses.” The table also shows the cumulative net paid amounts as of successive years with respect to the net reserve liability.

(In thousands)	2007	2008	2009	2010	2011	2012	2013
Gross reserves for property and casualty losses	$121,984	$433,955	$499,778	$899,038	$1,432,403	$1,856,759	$2,181,812
Reinsurance recoverable	(80,099)	(253,231)	(233,289)	(365,861)	(515,207)	(621,965)	(601,352)

Reserves for property and casualty losses originally stated, net of reinsurance	41,885	180,724	266,489	533,177	917,196	1,234,794	1,580,460
Cumulative net paid losses,
1 year later	14,016	65,463	85,160	128,679	248,079	293,621
2 years later	17,828	110,874	125,611	227,899	440,288
3 years later	23,789	125,812	146,658	326,804
4 years later	25,895	136,000	198,869
5 years later	25,221	161,842
6 years later	30,777
Net reserves re-estimated as of
1 year later	30,262	165,165	270,636	522,481	899,069	1,225,532
2 years later	23,557	173,892	257,664	517,196	902,192
3 years later	32,038	168,569	247,376	527,875
4 years later	31,414	162,332	259,417
5 years later	28,535	166,002
6 years later	33,144
Net cumulative redundancy	8,741	14,722	7,072	5,302	15,005	9,262
Net reserves for losses and loss adjustment expenses re-estimated	33,144	166,002	259,417	527,875	902,192	1,225,532
Reinsurance recoverable re-estimated	83,512	237,510	222,650	341,345	482,972	586,653

Gross reserves for losses and loss adjustment expenses re-estimated	116,656	403,512	482,067	869,220	1,385,164	1,812,185
Gross cumulative redundancy	$5,328	$30,442	$17,712	$29,818	$47,239	$44,574

Our balance sheet reserves, re-estimated as of December 31, 2013, are redundant compared to the originally stated reserves for all years, on both a gross and net of reinsurance basis. During 2013, our re-estimated balance sheet net reserves for 2012 decreased as a result of favorable loss reserve development of $9.3 million. Significant development included:

•	Net favorable loss reserve development for our U.S. segment of $11.7 million, of which $6.1 million was recognized on our IronPro line of business, primarily on the 2009 and 2010 years, and $7.3 million on our political risk line of business, primarily on the 2012 year;

•	Net favorable loss reserve development for our International segment of $6.3 million, including $10.5 million on liability lines of business, primarily on the 2011 and 2012 years, partially offset by unfavorable loss reserve development in our marine line of business, unfavorable loss reserve development on the 2009 year partially offset by favorable loss reserve development on the 2010, 2011 and 2012 years, and personal accident line of business, primarily on the 2012 year; and

•	Net unfavorable loss reserve development for our Bermuda segment of $8.7 million, of which $9.5 million was recognized on our Bermuda property line of business, primarily on the 2007 and 2012 years.

Changes in loss estimates principally arise from changes in underlying reported, incurred and paid claims data on policies. Other assumptions used in our process, such as inflation, change infrequently in the reserving process and we do not perform a sensitivity analysis of changes in these assumptions. Given the variety of assumptions and judgments involved in establishing reserves for losses and LAE, we have not designed and maintained a system to capture and quantify the financial impact of changes in each of our underlying individual assumptions and judgments.

For additional information on our reserves, including a reconciliation of losses and LAE reserves for the years ended December 31, 2013, 2012 and 2011, refer to Note 8 of the notes to our audited consolidated financial statements included herein.

Valuation of Investments

We invest in trading portfolios of fixed maturity and equity securities. We record the trading portfolios at fair value on our balance sheet. The unrealized gain or loss associated with the difference between the fair value and the amortized cost of the investments is recorded in net income. The Company believes that accounting for its investments in fixed maturity and equity securities as trading with all changes in fair value included in income reduces an element of management judgment as we are not required to perform an analysis of our investments for other than temporary impairment.

We measure fair value in accordance with ASC 820, Fair Value Measurements. The guidance dictates a framework for measuring fair value and a fair value hierarchy based on the quality of inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1—Quoted prices in active markets for identical instruments;

Level 2—Indirect observable inputs including quoted prices for similar assets/liabilities (adjusted) and market corroborated inputs; and

Level 3—Unobservable inputs which reflect the underlying entity’s interpretation of risk assumptions used by market participants.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. Thus, a Level 3 fair value measurement may include inputs that are observable (Level 1 and 2) and unobservable (Level 3).

The use of valuation techniques may require a significant amount of judgment. During periods of financial market disruption, including periods of rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities if trading becomes less frequent or market data becomes less observable.

Fixed Maturities

Fixed maturities are subject to fluctuations in fair value due to changes in interest rates, changes in issuer specific circumstances, such as credit rating, and changes in industry specific circumstances, such as movements in credit spreads based on the market’s perception of industry risks. As a result of these potential fluctuations, it is possible to have significant unrealized gains or losses on a security.

Fair value prices for all securities in our fixed maturities portfolios are independently provided by our investment accounting service provider and/or our investment managers, which each utilize internationally recognized independent pricing services, except for certain middle-market bank loan assets which are priced using discounted cash flow analysis. We record the unadjusted price provided by the investment accounting service provider or investment manager. The independent pricing services used by our investment accounting service provider and investment managers obtain actual transaction prices for securities that have quoted prices in active markets. Each pricing service has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing service uses observable market inputs, including reported trades, benchmark yields, broker/dealer quotes, interest rates, prepayment speeds, default rates and such other inputs as are available from market sources to determine a reasonable fair value. In addition, pricing services use valuation models, such as an Option Adjusted Spread model, to develop prepayment and interest rate scenarios. The Option Adjusted Spread model is commonly used to estimate fair value for securities such as mortgage-backed and asset-backed securities. The ability to obtain quoted market prices is reduced in periods of decreasing liquidity, which generally increases the use of matrix pricing methods and generally increases the uncertainty surrounding the fair value estimates. This could result in the reclassification of a security between levels of the hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets and liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the date of the actual transfer.

Premium Recognition

Premiums. Direct insurance and assumed facultative reinsurance premiums are recognized as earned on a pro rata basis over the applicable policy or contract periods. For assumed treaty reinsurance written on a losses occurring basis, premiums written are earned on a pro rata basis over the risk period. For assumed treaty reinsurance written on a risks attaching basis, premiums written are earned on a pro rata basis over the periods of the underlying policies. Premiums may include estimates based on information received from brokers, ceding insurers and insureds, and any subsequent differences from such estimates are recorded in the period in which they are determined. In each case, the portions of the premiums written applicable to the unexpired terms are recorded as unearned premiums. Reinstatement premiums are estimated after the occurrence of a significant loss and are recorded in accordance with the contract terms based upon the ultimate loss estimates associated with each contract. Reinstatement premiums are earned when written.

Ceded Reinsurance. In the normal course of business, we may seek to mitigate underwriting risk that could cause unfavorable results by reinsuring certain amounts of risk with reinsurers. Reinsurance does not relieve us of our primary obligation to the insured. The accounting for reinsurance ceded depends on the method of reinsurance. If the reinsurance contract is on a losses occurring basis, reinsurance premiums ceded and associated commissions are expensed on a pro rata basis over the period reinsurance coverage is provided. If the reinsurance contract is on a risk attaching basis, reinsurance premiums ceded and associated commissions are expensed in line with gross premiums earned to which the risk attaching policy relates. Prepaid reinsurance premiums represent the portion of premiums ceded on the unexpired terms of the policies purchased. Reinsurance commissions that will be earned in the future are deferred and recorded as deferred acquisition costs on the balance sheets. Reinsurance recoverable is presented on the balance sheets net of any reserves for uncollectible reinsurance. The method of determining the reinsurance recoverable on unpaid losses and LAE involves actuarial estimates in a manner consistent with the determination of unpaid losses and LAE.

Assumed Reinsurance. In 2013, 2012 and 2011, we earned $410.4 million, $253.8 million and $317.4 million of premium on assumed reinsurance, respectively, representing approximately 21%, 15% and 22% of our gross earned premium for such years, respectively. The bulk of the assumed reinsurance premium pertained to facultative risks which were individually underwritten by our underwriters similar to our direct insurance business or by managing agents similar to our program business. Generally, we write facultative reinsurance where regulatory requirements outside the U.S. require a local fronting insurer or one of our clients requests that we reinsure its captive insurer. The balance in each year pertained to treaty reinsurance business, where the underlying insurance policies were underwritten by the ceding insurers. The principal lines of business in which we wrote treaty reinsurance during this period were marine, property catastrophe and surety.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

The following is a discussion and analysis of our consolidated results of operations for the three months ended March 31, 2014 and 2013, which are summarized below:

	Three Months Ended March 31,
	2014	2013	% change
	(dollars in thousands)
Gross premiums written	$516,636	$412,547	25.2%
Reinsurance premiums ceded	(161,603)	(134,799)	19.9%

Net premiums written	355,033	277,748	27.8%
Change in unearned premiums	2,265	(687)	n/m

Net premiums earned	357,298	277,061	29.0%
Net investment income	22,262	20,168	10.4%
Net realized and unrealized gains on investments	19,915	397	n/m
Net foreign exchange gains (losses)	(2,421)	3,021	n/m
Other income	7,625	3,390	124.9%

Total revenues	404,679	304,037	33.1%

Net losses and loss adjustment expenses	214,009	157,957	35.5%
Acquisition costs	52,046	38,360	35.7%
General and administrative expenses	70,313	59,574	18.0%
Interest expense	5,426	5,413	0.2%

Total losses and expenses	341,794	261,304	30.8%

Income before income tax expense	62,885	42,733	47.2%
Income tax expense	226	71	n/m

Net income	62,659	42,662	46.9%
Net income (loss) attributable to non-controlling interest (a)	57	(130)	n/m

Net income attributable to Ironshore Inc.	$62,602	$42,792	46.3%

Loss ratio (b)	59.9%	57.0%
Acquisition cost ratio (c)	14.6%	13.8%
General and administrative expense ratio (d)	14.3%	17.3%

Combined ratio (e)	88.8%	88.1%

(a)	In 2009, we purchased 60% of the issued and outstanding shares of W&C. Non-controlling interest represents the 40% of W&C’s shares owned by a third party.
(b)	The loss ratio is calculated by dividing net losses and LAE by net premiums earned.
(c)	The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.
(d)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned for our operating segments. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(e)	The combined ratio is the sum of the loss ratio, acquisition cost ratio and general and administrative expense ratio.

Consolidated Results

Premiums. Gross premiums written for the three months ended March 31, 2014 increased by 25.2% compared to the corresponding period in 2013. The growth in gross premiums written, which was primarily in our casualty lines, was due to an increase in our U.S. segment of 45.5% partially offset by declines in our International and Bermuda segments of 1.2% and 1.7%, respectively. All casualty lines in the U.S. segment achieved double digit percentage premium growth due to higher premium retentions, increased new business on existing lines and the growth of new products (ERR, programs, Political Risk and Surety).

The ratio of reinsurance premiums ceded to gross premiums written for the three months ended March 31, 2014 was 31.3%, compared to 32.7% for the corresponding period in 2013. The decrease in the percentage of reinsurance premiums ceded was principally due to a decline in business ceded in our International segment.

Losses and Loss Adjustment Expenses. Our loss ratio increased for the three months ended March 31, 2014 by 2.9 percentage points compared to the corresponding period in 2013. Significant items impacting the increase were:

•	Net favorable development of prior year loss reserves for the three months ended March 31, 2014 of $11.7 million, compared to $8.7 million for the corresponding period in 2013;

•	Net favorable prior year loss reserve development of $7.2 million was recognized in our U.S. segment, $2.2 million was recognized in our International segment, and $2.3 million was recognized in our Bermuda segment for the three months ended March 31, 2014; and

•	The prior year loss reserve development reduced our loss ratio by 3.3 percentage points for the three months ended March 31, 2014, compared to a reduction of 3.1 percentage points for the corresponding period in 2013. Excluding the impact of net favorable loss reserve development, our loss ratio for the three months ended March 31, 2014 was 63.2%, compared to 60.1% for the corresponding period in 2013. The increase in our loss ratio for the three months ended March 31, 2014 compared to the corresponding period in 2013 was principally due to losses of $11.4 million from the Malaysia Airlines loss event.

Acquisition Costs. Our acquisition cost ratio for the three months ended March 31, 2014 increased by 0.8 percentage points compared to the corresponding period in 2013. Changes in the mix of business written and earned and the amount or type of reinsurance purchased impact our acquisition cost ratio from period to period. The increase was due to premium growth in higher acquisition cost lines of business, principally in the U.S. segment (ERR, programs, Political Risk and Surety).

General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 2014 increased by $10.7 million, or 18.0%, compared to the corresponding period in 2013. The increase was principally due to higher compensation costs as a result of the hiring of additional employees to support our continued business growth. For the three months ended March 31, 2014, our general and administrative expense ratio decreased by 3.0 percentage points, to 14.3% from 17.3% for the corresponding period in 2013.

Other Income. Other income is principally comprised of fee income from underwriting activities where we provide underwriting expertise on risks insured wholly or in part by other insurers. Other income for the three months ended March 31, 2014 was $7.6 million compared to $3.4 million for the corresponding period in 2013. The increase was due principally to fee income from new business opportunities.

Net Investment Income. Net investment income for the three months ended March 31, 2014 increased by 10.4% compared to the corresponding period in 2013. The increase was principally due to higher levels of cash and invested assets from the growth in premiums, partially offset by a lower average yield on new investments.

Net Realized and Unrealized Gains (Losses) on Investments. All of our investments in fixed maturity and equity securities are classified as trading. As a result, net realized and unrealized gains and losses on investments may vary significantly from period to period. The three months ended March 31, 2014 included net unrealized gains of $25.5 million compared to $4.4 million of net unrealized losses in the corresponding period in 2013. The unrealized gains for the three months ended March 31, 2014 were principally due to a decline in interest rates. Realized losses for the three months ended March 31, 2014 were $5.6 million compared to gains of $4.8 million in the corresponding period in 2013.

Interest Expense. Interest expense reflects interest on our Senior Notes and other debt facilities.

Income Tax Expense. Corporate income tax expense is generated through our operations in taxable jurisdictions, principally in the U.S. and Europe. Our effective tax rate was 0.4% for the three months ended March 31, 2014 compared with 0.2% for the corresponding period in 2013. Our effective income tax rate, which we calculate as income tax expense or benefit divided by income or loss before income taxes, may fluctuate from period to period depending on the geographic distribution of pre-tax income or loss in any given period. The geographic distribution of pre-tax income or loss can vary significantly between periods principally due to the mix of business written and earned during the period, net losses and LAE incurred, investment income and realized and unrealized investment gains and losses.

The Company’s income before taxes, income tax expense and effective income tax rate for the three months ended March 31, 2014 and 2013 were:

	Three Months Ended March 31,
	2014	2013
	(dollars in thousands)
Income before taxes	$62,885	$42,733
Income tax expense	$226	$71
Effective income tax rate	0.4%	0.2%

Our effective tax rate and our tax expense for the three months ended March 31, 2014 were substantially consistent with the corresponding period in 2013.

U.S. Segment Results

	Three Months Ended March 31,
	2014	2013	% change
	(dollars in thousands)
Gross premiums written	$340,484	$233,968	45.5%
Reinsurance premiums ceded	(90,026)	(59,005)	52.6%

Net premiums written	250,458	174,963	43.1%
Change in unearned premiums	(15,863)	8,703	n/m

Net premiums earned	234,595	183,666	27.7%
Net losses and loss adjustment expenses	148,442	113,420	30.9%
Acquisition costs	27,134	19,279	40.7%
General and administrative expenses	35,917	32,862	9.3%
Other income	4,294	2,155	99.3%

Underwriting income	$27,396	$20,260	35.2%

Loss ratio	63.3%	61.8%
Acquisition cost ratio	11.6%	10.5%
General and administrative expense ratio (a)	13.5%	16.7%

Combined ratio	88.4%	89.0%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.

The following table sets forth our gross premiums written by line and type of business in the U.S. segment:

	Three Months Ended March 31,
	2014			2013
	Gross Premiums Written (GPW)	% of Total U.S. Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total U.S. Segment GPW	% Ceded to Reinsurers
	(dollars in thousands)
Aviation	$11,568	3.4%	23.8%	$13,031	5.5%	15.5%
Environmental	40,399	11.9%	36.1%	28,547	12.2%	30.0%
IronHealth	109,120	32.0%	22.3%	61,887	26.5%	23.6%
IronPro	59,167	17.4%	19.0%	50,070	21.4%	21.6%
Political Risk & Surety	25,508	7.5%	15.5%	7,754	3.3%	36.0%
Specialty Casualty	60,382	17.7%	14.5%	43,426	18.6%	9.2%
U.S. Property	34,340	10.1%	71.0%	29,253	12.5%	55.3%

	$340,484	100.0%	26.4%	$233,968	100.0%	25.2%

Casualty	$269,068	79.0%	21.9%	$183,930	78.6%	20.7%
Property	34,340	10.1%	71.0%	29,253	12.5%	55.3%
Specialty Short Tail	37,076	10.9%	18.1%	20,785	8.9%	23.2%

	$340,484	100.0%	26.4%	$233,968	100.0%	25.2%

Premiums. Gross premiums written for the three months ended March 31, 2014 increased by 45.5% compared to the corresponding period in 2013. Significant factors affecting first quarter 2014 gross premiums written were:

•	IronHealth, Political Risk & Surety and Specialty Casualty had large premium increases in the three months ended March 31, 2014 compared to the corresponding period in 2013;

•	IronHealth’s ERR and Political Risk & Surety’s surety products were new products in 2013 and premiums written have increased for these products in the three months ended March 31, 2014; and

•	Specialty Casualty experienced growth in the three months ended March 31, 2014 compared to the corresponding period in 2013 through expansion of our distribution network as well as the continued growth of the programs business, which included the addition of three new programs during the three months ended March 31, 2014.

The ratio of reinsurance premiums ceded to gross premiums written for the three months ended March 31, 2014 was 26.4%, compared to 25.2% for the corresponding period in 2013. The increase in the percentage of reinsurance premiums ceded was due mainly to the addition of our whole account 8% quota share treaty, effective as of January 1, 2014.

Losses and Loss Adjustment Expenses. Our loss ratio increased for the three months ended March 31, 2014 by 1.5 percentage points compared to the corresponding period in 2013. The net favorable and (unfavorable) development of prior year loss reserves for the three months ended March 31, 2014 and 2013 by line of business was as follows:

	Three Months Ended March 31,
	2014	2013
	(in millions)
Aviation	$(0.1)	$1.4
Environmental	—	—
IronHealth	—	—
IronPro	3.0	0.9
Political Risk & Surety	0.2	2.0
Specialty Casualty	(0.2)	—
U.S. Property	4.3	0.2

	$7.2	$4.5

Significant items impacting the loss ratio for the three months ended March 31, 2014 were:

•	Net favorable development of prior year loss reserves for the three months ended March 31, 2014 of $7.2 million, compared to $4.5 million for the corresponding period in 2013;

•	Net favorable prior year loss reserve development for the three months ended March 31, 2014 reflected better than expected reported claims activity in the following lines of business and accident years: IronPro (2009) and U.S. Property (2012 and 2013); and

•	The prior year loss reserve development decreased our loss ratio by 3.1 percentage points for the three months ended March 31, 2014, compared to 2.5 percentage points for the corresponding period in 2013. Excluding the impact of net prior year loss reserve development, our loss ratio for the three months ended March 31, 2014 was 66.4%, compared to 64.3% for the corresponding period in 2013. The increase in our loss ratio for the three months ended March 31, 2014 compared to the corresponding period in 2013 was principally due to losses of $7.7 million in our Aviation business line from the Malaysia Airlines loss event, partially offset by a decrease in property losses.

Acquisition Costs. Acquisition costs are presented net of ceding commission income associated with reinsurance premiums ceded. These ceding commissions compensate us for the costs of producing the portfolio of risks ceded to our reinsurers. Our acquisition cost ratio increased by 1.1 percentage points for the three months ended March 31, 2014, compared to the corresponding period in 2013. The increase was due principally to premium growth in higher acquisition cost lines of business (ERR, programs, Political Risk and Surety).

General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 2014 increased by 9.3% compared to the corresponding period in 2013. The increase was principally due to higher compensation costs as a result of the hiring of additional employees to support our continued business growth. For the three months ended March 31, 2014, our general and administrative expense ratio declined by 3.2 percentage points, to 13.5% from 16.7% for the corresponding period in 2013.

Other Income. Other income is principally comprised of fee income from underwriting activities where we provide underwriting expertise on risks insured wholly or in part by other insurers. Other income for the three months ended March 31, 2014 was $4.3 million, compared to $2.2 million for the corresponding period in 2013. The increase was principally due to fee income from new business opportunities.

International Segment Results

	Three Months Ended March 31,
	2014	2013	% change
	(dollars in thousands)
Gross premiums written	$131,772	$133,439	(1.2)%
Reinsurance premiums ceded	(48,047)	(58,868)	(18.4)%

Net premiums written	83,725	74,571	12.3%
Change in unearned premiums	11,488	(9,041)	n/m

Net premiums earned	95,213	65,530	45.3%
Net losses and loss adjustment expenses	55,455	33,604	65.0%
Acquisition costs	23,718	16,294	45.6%
General and administrative expenses	18,340	13,109	39.9%
Other income	2,957	684	332.3%

Underwriting income	$657	$3,207	(79.5)%

Loss ratio	58.2%	51.3%
Acquisition cost ratio	24.9%	24.9%
General and administrative expense ratio (a)	16.2%	19.0%

Combined ratio	99.3%	95.2%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.

The following table sets forth our gross premiums written by line and type of business in the International segment:

	Three Months Ended March 31,
	2014			2013
	Gross Premiums Written (GPW)	% of Total International Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total International Segment GPW	% Ceded to Reinsurers
	(dollars in thousands)
International Property	$28,503	21.6%	40.4%	$32,893	24.7%	66.8%
Liability	37,533	28.5%	19.5%	32,667	24.4%	22.7%
Marine	46,143	35.0%	51.8%	44,247	33.2%	55.4%
Personal Accident	19,593	14.9%	27.2%	23,632	17.7%	21.0%

	$131,772	100.0%	36.5%	$133,439	100.0%	44.1%

Casualty.	$37,533	28.5%	19.5%	$32,667	24.4%	22.7%
Property	28,503	21.6%	40.4%	32,893	24.7%	66.8%
Specialty Short Tail	65,736	49.9%	44.4%	67,879	50.9%	43.5%

	$131,772	100.0%	36.5%	$133,439	100.0%	44.1%

Premiums. Gross premiums written for the three months ended March 31, 2014 decreased by 1.2% compared to the corresponding period in 2013. Significant factors affecting gross premiums written for the three months ended March 31, 2014 were:

•	Gross premiums declined in the International Property business line for the three months ended March 31, 2014 compared to the corresponding period in 2013 due to a change in the mix of business; and

•	Gross premiums increased in the Liability business line for three months ended March 31, 2014 compared to the corresponding period in 2013 due to growth in warranty and indemnity insurance and a new lender-placed property facility. This increase was partially offset by decreases in financial institutions and professional lines.

The ratio of reinsurance premiums ceded to gross premiums written for the three months ended March 31, 2014 was 36.5% compared to 44.1% in the corresponding period in 2013. The decrease in the percentage of reinsurance premiums ceded was due primarily to a decline in business ceded on our property line of business.

Losses and Loss Adjustment Expenses. Our loss ratio for the three months ended March 31, 2014 increased 6.9 percentage points compared to the corresponding period in 2013. The net favorable and (unfavorable) development of prior year loss reserves for the three months ended March 31, 2014 and 2013 by line of business was as follows:

	Three Months Ended March 31,
	2014	2013
	(in millions)
International Property	$1.0	$0.1
Liability	5.4	1.6
Marine	(4.2)	—
Personal Accident	—	0.2

	$2.2	$1.9

Significant items impacting the loss ratio for the three months ended March 31, 2014 were:

•	Net favorable development of prior year loss reserves for the three months ended March 31, 2014 of $2.2 million, compared to $1.9 million for the corresponding period in 2013;

•	Net favorable prior year loss reserve development for the three months ended March 31, 2014 reflected better than expected reported claim activity in our property and liability lines, partially offset by unfavorable loss reserve development in our marine line of business; and

•	The prior year loss reserve development decreased our loss ratio by 2.3 percentage points for the three months ended March 31, 2014, compared to 2.9 percentage points for the corresponding period in 2013. Excluding the impact of net prior year loss reserve development, our loss ratio for the three months ended March 31, 2014 was 60.5%, compared to 54.2% for the corresponding period in 2013. The increase in our loss ratio for the three months ended March 31, 2014 compared to the corresponding period in 2013 was principally due to losses of $3.7 million from the Malaysia Airlines loss event.

Acquisition Costs. Our acquisition cost ratio for the three months ended March 31, 2014 was consistent with the corresponding period in 2013.

General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 2014 increased by 39.9% compared to the corresponding period in 2013. The increase was principally due to higher compensation costs as a result of the hiring of additional employees to support our continued business growth. For the three months ended March 31, 2014, our general and administrative expense ratio decreased by 2.8 percentage points, to 16.2% from 19.0% for the corresponding period in 2013.

Other Income. Other income is principally comprised of fee income from underwriting activities where we provide underwriting expertise on risks insured wholly or in part by other insurers. Other income for the three months ended March 31, 2014 was $3.0 million, compared to $0.7 million for the corresponding period in 2013. The increase was principally due to fee income from new business opportunities.

Bermuda Segment Results

	Three Months Ended March 31,
	2014	2013	% change
	(dollars in thousands)
Gross premiums written	$44,380	$45,140	(1.7)%
Reinsurance premiums ceded	(23,530)	(16,926)	39.0%

Net premiums written	20,850	28,214	(26.1)%
Change in unearned premiums	6,640	(349)	n/m

Net premiums earned	27,490	27,865	(1.3)%
Net losses and loss adjustment expenses	10,112	10,933	(7.5)%
Acquisition costs	1,194	2,787	(57.2)%
General and administrative expenses	4,836	5,400	(10.4)%
Other income	603	551	9.4%

Underwriting income	$11,951	$9,296	28.6%

Loss ratio	36.8%	39.2%
Acquisition cost ratio	4.3%	10.0%
General and administrative expense ratio (a)	15.4%	17.4%

Combined ratio	56.5%	66.6%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.

The following table sets forth our gross premiums written by line and type of business in the Bermuda segment:

	Three Months Ended March 31,
	2014			2013
	Gross Premiums Written (GPW)	% of Total Bermuda Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total Bermuda Segment GPW	% Ceded to Reinsurers
	(dollars in thousands)
Bermuda Property	$26,135	58.9%	67.2%	$26,669	59.1%	51.9%
Corporate Deals	9,268	20.9%	3.8%	11,544	25.6%	—
Iron-Starr Excess	8,977	20.2%	62.6%	6,927	15.3%	44.6%

	$44,380	100.0%	53.0%	$45,140	100.0%	37.5%

Casualty	$8,977	20.2%	62.6%	$6,927	15.3%	44.6%
Property	35,403	79.8%	50.6%	39,446	87.4%	35.1%
Specialty Short Tail	—	—	—	(1,233)	(2.7)%	—

	$44,380	100.0%	53.0%	$45,140	100.0%	37.5%

Premiums. Gross premiums written for the three months ended March 31, 2014 decreased by 1.7% compared to the corresponding period in 2013. Significant factors affecting gross premiums written for the three months ended March 31, 2014 were:

•	Gross premiums in our Corporate Deals business line decreased for the three months ended March 31, 2014 compared to the corresponding period in 2013 due to lower property premiums written, partially offset by an increase in the Iron-Starr Excess business line due to growth in healthcare premiums written.

The ratio of reinsurance premiums ceded to gross premiums written for the three months ended March 31, 2014 was 53.0%, compared to 37.5% in the corresponding period in 2013. The increase in the percentage of reinsurance premiums ceded was due mainly to the addition of the whole account 8% quota share treaty effective January 1, 2014.

Losses and Loss Adjustment Expenses. Our loss ratio decreased by 2.4 percentage points for the three months ended March 31, 2014 compared to the corresponding period in 2013. The net favorable and (unfavorable) development of prior year loss reserves for the three months ended March 31, 2014 and 2013 by line of business was as follows:

	Three Months Ended March 31,
	2014	2013
	(in millions)
Bermuda Property	$(0.6)	$(1.5)
Corporate Deals	2.9	3.8
Iron-Starr Excess	—	—

	$2.3	$2.3

Significant items impacting the loss ratio for the three months ended March 31, 2014 were:

•	Net favorable development of prior year loss reserves of $2.3 million for the three months ended March 31, 2014 and 2013;

•	Net favorable prior year loss reserve development for the three months ended March 31, 2014 reflected lower than expected reported claims activity in the Corporate Deals business line (2013 accident year), partially offset by unfavorable development in Bermuda Property (unfavorable development for the 2013 accident year partially offset by favorable development for 2010, 2011 and 2012 accident years); and

•	The prior year loss reserve development decreased our loss ratio by 8.4 percentage points for the three months ended March 31, 2014, compared to a decrease of 8.3 percentage points for the corresponding period in 2013. Excluding the impact of net prior year loss reserve development, our loss ratio for the three months ended March 31, 2014 was 45.2%, compared to 47.5% for the corresponding period in 2013. The decrease in our loss ratio for the three months ended March 31, 2014 compared to the corresponding period in 2013 was principally due to a decrease in property losses.

Acquisition Costs. Our acquisition cost ratio decreased by 5.7 percentage points for the three months ended March 31, 2014 compared to the corresponding period in 2013 due to a decline in profit commissions of $1.7 million.

General and Administrative Expenses. General and administrative expenses in this segment declined by 10.4% in the three months ended March 31, 2014 compared to the corresponding period in 2013. For the three months ended March 31, 2014, our general and administrative expense ratio declined by 2.0 percentage points, to 15.4% from 17.4% for the corresponding period in 2013.

Investing Activities

The results of investing activities discussed below include net investment income and net realized and unrealized gains (losses) on investments.

	Three Months Ended March 31,
	2014	2013	% change
	(dollars in thousands)
Net investment income	$22,262	$20,168	10.4%
Net investment income yield on average cash and investments	2.2%	2.3%
Net realized gains (losses) on trading securities	$(5,563)	$4,813	n/m
Net unrealized gains (losses) on trading securities	25,478	(4,416)	n/m

Net realized and unrealized gains on investments	$19,915	$397	n/m

Net Investment Income. Net investment income for the three months ended March 31, 2014 increased by 10.4% compared to the corresponding period in 2013. The increase was due to higher levels of cash and invested assets generated by cash flow from the growth in premiums written, partially offset by lower investment yields.

Net Realized and Unrealized Gains (Losses) on Trading Securities. Our fixed maturities and equity securities trading portfolios are recorded at fair value with unrealized gains and losses recorded in net income.

Net realized and unrealized gains on our trading portfolios for the three months ended March 31, 2014 were $19.9 million compared to $0.4 million for the corresponding period in 2013. The unrealized gains for the three months ended March 31, 2014 were principally due to a decrease in interest rates.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The following is a discussion and analysis of our consolidated results of operations for the years ended December 31, 2013, 2012 and 2011, which are summarized below:

	Year Ended December 31,
	2013	% change	2012	% change	2011
	(dollars in thousands)
Gross premiums written	$1,993,123	19.5%	$1,667,666	17.1%	$1,423,920
Reinsurance premiums ceded	(535,404)	6.6%	(502,264)	8.1%	(464,434)

Net premiums written	1,457,719	25.1%	1,165,402	21.5%	959,486
Change in unearned premiums	(203,396)	n/m	(156,826)	n/m	(139,582)

Net premiums earned	1,254,323	24.4%	1,008,576	23.0%	819,904
Net investment income	84,372	6.0%	79,563	13.7%	69,989
Net realized and unrealized gains (losses) on investments	(70,462)	n/m	48,876	26.8%	38,535
Net foreign exchange gains (losses)	(2,989)	n/m	55	n/m	(275)
Other income	29,554	151.5%	11,749	49.5%	7,857

Total revenues	1,294,798	12.7%	1,148,819	22.7%	936,010

Net losses and loss adjustment expenses	745,173	18.1%	630,727	5.3%	598,879
Acquisition costs	174,052	33.8%	130,061	40.6%	92,481
General and administrative expenses	250,643	7.5%	233,214	24.7%	187,061
Interest expense	21,663	0.2%	21,629	0.1%	21,602

Total losses and expenses	1,191,531	17.3%	1,015,631	12.8%	900,023

Income before income tax expense	103,267	(22.5)%	133,188	270.1%	35,987
Income tax expense	5,723	256.6%	1,605	18.2%	1,358

Net income	97,544	(25.9)%	131,583	280.0%	34,629
Net income (loss) attributable to non-controlling interest	177	n/m	(105)	n/m	61

Net income attributable to Ironshore Inc.	$97,367	(26.1)%	$131,688	281.0%	$34,568

Loss ratio	59.4%		62.5%		73.0%
Acquisition cost ratio	13.9%		12.9%		11.3%
General and administrative expense ratio (a)	15.8%		17.0%		20.1%

Combined ratio	89.1%		92.4%		104.4%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned for our operating segments. Corporate general and administrative expenses and corporate other income are not included in the calculation.

Consolidated Results

Premiums. Gross premiums written for the year ended December 31, 2013 increased by 19.5% compared to the prior year. The growth in gross premiums written, which was primarily in our casualty lines, was due to increases in our U.S. segment of 19.3% and International segment of 36.1%, partially offset by a decline of 11.3% in our Bermuda segment. The growth in our U.S. segment was primarily in the casualty lines of business arising from geographic spread and the continued development of regional offices to conduct business. The growth in our International segment was due to geographic expansion into various offices. The decline in the Bermuda segment was principally due to a portfolio transfer of its marine reinsurance business to the International segment.

Gross premiums written for the year ended December 31, 2012 increased by 17.1% compared to the year ended December 31, 2011. The increase was due to growth in our U.S. segment of 9.1%, International segment of 33.2%, and Bermuda segment of 32.8%. The increase in the U.S. segment was principally due to organic growth through new and existing products. Our International segment experienced strong growth in the Lloyd’s market through PMA as well as through IEL. The Bermuda segment growth was primarily from our Corporate Deals product line, which we launched in 2012.

The growth in gross premiums written for the year ended December 31, 2012 was primarily in specialty short tail lines, resulting in a change in mix of gross premiums written from 57.1% casualty lines, 22.1% property and 20.8% specialty short tail lines for the year ended December 31, 2011 to 53.9% casualty lines, 22.1% property and 24.0% specialty short tail lines, respectively.

The ratio of reinsurance premiums ceded to gross premiums written for the year ended December 31, 2013 was 26.9%, compared to 30.1% in the prior year. The decrease in the percentage of reinsurance premiums ceded compared to the prior year was principally due to a targeted reduction in business ceded in our U.S. and International segments.

The ratio of reinsurance premiums ceded to gross premiums written for the year ended December 31, 2012 was 30.1%, compared to 32.6% for the year ended December 31, 2011. The decrease in the ratio was principally due to decreased reinsurance purchases across our lines of business. As several of our business lines have matured and shown profits, our strategy has steadily shifted towards retaining more of our profitable business.

Losses and Loss Adjustment Expenses. Our loss ratio decreased for the year ended December 31, 2013 by 3.1 percentage points compared to the prior year. Significant items impacting the 2013 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2013 of $9.3 million, compared to $18.1 million for the year ended December 31, 2012;

•	Net favorable prior year loss reserve development of $11.7 million was recognized in our U.S. segment and $6.3 million in our International segment, partially offset by unfavorable loss reserve development of $8.7 million in our Bermuda segment for the year ended December 31, 2013. The unfavorable loss reserve development in our Bermuda segment principally related to two property claims for the 2007 year; and

•	The prior year loss reserve development reduced our loss ratio by 0.7 percentage points for the year ended December 31, 2013, compared to 1.8 percentage points for the year ended December 31, 2012. Excluding the impact of net favorable loss reserve development, our loss ratio for the year ended December 31, 2013 was 60.1%, compared to 64.3% for the year ended December 31, 2012. Property losses in the year ended December 31, 2012 included $55.2 million of net losses attributable to Hurricane Sandy.

Our loss ratio decreased by 10.5 percentage points for the year ended December 31, 2012 compared to the year ended December 31, 2011. Significant items affecting the 2012 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2012 of $18.1 million, compared to $10.7 million for the year ended December 31, 2011;

•	Net favorable loss reserve development of $5.1 million was recognized in our U.S. segment, $9.9 million in our International segment, and $3.1 million in our Bermuda segment for the year ended December 31, 2012; and

•	The prior year loss reserve development reduced our loss ratio by 1.8 percentage points for the year ended December 31, 2012, compared to 1.3 percentage points for the year ended December 31, 2011. Excluding the impact of favorable loss reserve development, our loss ratio for the year ended December 31, 2012 was 64.3%, compared to 74.3% for the year ended December 31, 2011. The decrease in our loss ratio for the year ended December 31, 2012 compared to the prior year was principally due to a decrease in our property loss ratio. For the year ended December 31, 2012, our results included $63.4 million of property losses attributable to natural catastrophes, of which $55.2 million was attributable to Hurricane Sandy. For the year ended December 31, 2011, our results included $62.6 million of property losses attributable to natural catastrophes.

Acquisition Costs. Our acquisition cost ratio for the year ended December 31, 2013 increased by 1.0 percentage points compared to the prior year. Changes in the mix of business written and earned and the amount or type of reinsurance purchased will impact our acquisition cost ratio from period to period. The increase was due to premium growth in higher acquisition cost lines of business principally in the U.S. and International segments. Our acquisition cost ratio for the year ended December 31, 2012 increased by 1.6 percentage points compared to the year ended December 31, 2011. The increase was due to premium growth in higher acquisition cost lines of business principally in the U.S. and International segments.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2013 increased by $17.4 million, or 7.5%, compared to the prior year. The increase was principally due to higher compensation costs of $13.7 million as a result of the hiring of additional employees to support our continued business growth. For the year ended December 31, 2013, our general and administrative expense ratio declined by 1.2 percentage points, to 15.8%, compared to 17.0% for 2012.

General and administrative expenses for the year ended December 31, 2012 increased by $46.2 million, or 24.7%, compared to the year ended December 31, 2011. The increase was due to non-recurring costs of $21.4 million attributable to the outsourcing of certain back office operations to a third party vendor, including transition costs of outsourcing, severance costs and redundancy during the transition. These non-recurring costs are reported in our corporate function and are not allocated to any of our operating segments. In addition, there were higher compensation costs as a result of the hiring of additional employees to support our continued business growth. For the year ended December 31, 2012, our general and administrative expense ratio declined by 3.1 percentage points, to 17.0% compared to 20.1% for 2011.

Other Income. Other income is principally comprised of fee income from underwriting activities where we provide underwriting expertise on risks insured wholly or in part by other insurers. Other income for the year ended December 31, 2013 was $29.6 million, compared to $11.7 million for the prior year. The increase is due principally to fee income from new business opportunities. The year ended December 31, 2013 also included other income of $8.0 million in respect of previously unresolved claims for certain investment losses.

Other income for the year ended December 31, 2012 was $11.7 million, compared to $7.9 million for the year ended December 31, 2011. The increase is due principally to organic growth through new and existing products.

Net Investment Income. Net investment income for the year ended December 31, 2013 increased by 6.0% compared to the prior year. Net investment income for the year ended December 31, 2012 increased by 13.7% compared to the year ended December 31, 2011. The increases were principally due to higher levels of cash and invested assets from the growth in premiums, partially offset by a lower yield on new investments.

Net Realized and Unrealized Gains (Losses) on Investments. All of our investments in fixed maturity and equity securities are classified as trading. As a result, net realized and unrealized gains and losses on investments may vary significantly from period to period. The year ended December 31, 2013 included net unrealized losses of $80.1 million, compared to $36.6 million of net unrealized gains in the prior year. The unrealized losses in 2013 were attributable to an increase in interest rates. Realized gains for the year ended December 31, 2013 were $9.7 million, compared to $12.3 million in the prior year.

The year ended December 31, 2012 included net unrealized gains of $36.6 million, compared to $21.9 million for the year ended December 31, 2011. Realized gains for the year ended December 31, 2012 were $12.3 million, compared to $16.6 million for the year ended December 31, 2011.

Interest Expense. Interest expense reflects interest on our Senior Notes and other debt facilities.

Income Tax Expense. Corporate income tax expense is generated through our operations in taxable jurisdictions, principally in the U.S. and Europe. Our effective tax rate was 5.5% for the year ended December 31, 2013, compared with 1.2% for the year ended December 31, 2012 and 3.8% for the year ended December 31, 2011. Our effective income tax rate, which we calculate as income tax expense or benefit divided by income or loss before income taxes, may fluctuate from period to period depending on the geographic distribution of pre-tax income or loss in any given period. The geographic distribution of pre-tax income or loss can vary significantly between periods principally due to the mix of business written and earned during the period, net losses and LAE incurred, investment income and realized and unrealized investment gains and losses.

The Company’s income before taxes, income tax expense and effective income tax rate for the years ended December 31, 2013, 2012 and 2011 were:

	Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
Income before taxes	$103,267	$133,188	$35,987
Income tax expense	$5,723	$1,605	$1,358
Effective income tax rate	5.5%	1.2%	3.8%

Our effective tax rate and our tax expense increased for the year ended December 31, 2013 compared to the prior year principally due to an increase in taxable income in the United Kingdom.

Our effective rate for the year ended December 31, 2012 was lower by 2.6 percentage points compared to the year ended December 31, 2011 due to a greater percentage of income in Bermuda.

U.S. Segment Results

	Year Ended December 31,
	2013	% change	2012	% change	2011
	(dollars in thousands)
Gross premiums written	$1,234,920	19.3%	$1,035,277	9.1%	$948,764
Reinsurance premiums ceded	(291,195)	6.7%	(272,992)	2.7%	(265,749)

Net premiums written	943,725	23.8%	762,285	11.6%	683,015
Change in unearned premiums	(129,155)	n/m	(87,681)	n/m	(109,967)

Net premiums earned	814,570	20.7%	674,604	17.7%	573,048
Net losses and loss adjustment expenses	523,868	12.3%	466,369	7.0%	435,832
Acquisition costs	88,152	30.4%	67,621	33.2%	50,758
General and administrative expenses	135,795	10.9%	122,454	6.8%	114,641
Other income	12,164	135.6%	5,164	83.8%	2,809

Underwriting income (loss)	$78,919	238.4%	$23,324	(191.9)%	$(25,374)

Loss ratio	64.3%		69.1%		76.1%
Acquisition cost ratio	10.8%		10.0%		8.9%
General and administrative expense ratio (a)	15.2%		17.4%		19.5%

Combined ratio	90.3%		96.5%		104.5%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.

The following table sets forth our gross premiums written by line and type of business in the U.S. segment:

	Year Ended December 31,
	2013			2012			2011
	Gross Premiums Written (GPW)	% of Total U.S. Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total U.S. Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total U.S. Segment GPW	% Ceded to Reinsurers
	(dollars in thousands)
Aviation	$86,411	7.0%	11.3%	$88,554	8.5%	13.0%	$87,906	9.3%	9.7%
Environmental	145,403	11.8%	26.1%	126,629	12.2%	29.1%	113,315	11.9%	36.8%
IronHealth	228,555	18.5%	23.2%	177,866	17.2%	30.0%	205,309	21.6%	28.2%
IronPro	246,814	20.0%	20.5%	208,683	20.2%	23.5%	182,345	19.3%	27.2%
Political Risk & Surety	78,173	6.3%	20.9%	61,158	5.9%	22.6%	43,024	4.5%	21.7%
Specialty Casualty	280,334	22.7%	11.2%	209,998	20.3%	9.4%	160,654	16.9%	10.4%
U.S. Property	169,230	13.7%	54.6%	162,389	15.7%	54.6%	156,211	16.5%	52.6%

	$1,234,920	100.0%	23.6%	$1,035,277	100.0%	26.4%	$948,764	100.0%	28.0%

Casualty	$901,106	73.0%	19.2%	$723,176	69.8%	22.0%	$661,623	69.7%	25.1%
Property	169,230	13.7%	54.6%	162,389	15.7%	54.6%	156,211	16.5%	52.6%
Specialty Short Tail	164,584	13.3%	15.9%	149,712	14.5%	16.9%	130,930	13.8%	13.6%

	$1,234,920	100.0%	23.6%	$1,035,277	100.0%	26.4%	$948,764	100.0%	26.0%

Premiums. Gross premiums written for the year ended December 31, 2013 increased by 19.3% compared to the prior year. Significant factors affecting 2013 gross premiums written included the following:

•	Rates continued to build following 2012, increasing in 2013 on casualty lines by an average of 4.4%, while property rates increased by an average of 1.6%;

•	New business growth, which accounted for approximately 30% of U.S. gross premiums written was a result of increased submission growth, increased product offerings and geographic expansion;

•	The mix of premiums continued to shift more towards casualty lines of business as these lines of business grew 24.6% in 2013. Gross premiums written increased in our specialty short tail lines by 9.9%, and property lines of business by 4.2%;

•	Specialty Casualty and the IronHealth lines of business saw the largest growth rates at 33.5% and 28.5%, respectively, due to organic growth through new and existing products; and

•	We added several new program businesses, including ERR (IronHealth) and our investment in Lexon (Political Risk & Surety), which collectively added an aggregate of $44.0 million of gross premiums written in 2013.

Gross premiums written for the year ended December 31, 2012 increased by 9.1% compared to the year ended December 31, 2011. In 2011, there was a large loss portfolio transfer ($43.2 million) underwritten in the IronHealth line of business. Excluding this non-recurring transaction, gross premiums written increased 14.3% compared to the prior year. Significant factors affecting 2012 gross premiums written were:

•	Rates increased on casualty lines by an average of 9.4% and by an average of 14.4% on property lines. New business growth, which accounted for approximately 30% of U.S. gross premiums written, was a result of increased submission growth;

•	Gross premiums written increased in our casualty lines of business by 9.3%, specialty short tail lines by 14.3%, and property lines by 4.0%;

•	Our specialty casualty line had the largest volume of gross premium growth in comparison to the prior year, increasing by 31%. The continued growth of the program business and expansion of our distribution network contributed to 72% of the specialty casualty premium growth; and

•	Specialty short tail lines of business grew by 14.3% due to increase in the political risk and surety business.

The ratio of reinsurance premiums ceded to gross premiums written for the year ended December 31, 2013 was 23.6% compared to 26.4% for the year ended December 31, 2012 and 28.0% for the year ended December 31, 2011. The decreases in the percentage of reinsurance premiums ceded in 2013 and 2012 compared to prior years were due to a targeted reduction in business ceded in all product lines.

Losses and Loss Adjustment Expenses. Our loss ratio decreased for the year ended December 31, 2013 by 4.8 percentage points compared to the prior year. The net favorable and (unfavorable) development of prior year loss reserves for the years ended December 31, 2013, 2012 and 2011 by line of business was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Aviation	$1.4	$1.1	$(0.3)
Environmental	—	(0.5)	1.9
IronHealth	2.1	(3.4)	2.3
IronPro	6.1	4.0	4.9
Political Risk & Surety	7.3	3.3	0.9
Specialty Casualty	(7.5)	(6.4)	(2.5)
U.S. Property	2.3	7.0	(4.2)

	$11.7	$5.1	$3.0

Significant items impacting the 2013 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2013 of $11.7 million compared to $5.1 million for the year ended December 31, 2012;

•	Net favorable prior year loss reserve development for the year ended December 31, 2013 reflected better than expected reported claims activity in the following lines of business and accident years: Political Risk & Surety (2012) and IronPro (2009 and 2010). This was partially offset by unfavorable loss reserve development due to higher than expected claim activity in casualty (2010 and 2011); and

•	The prior year loss reserve development decreased our loss ratio by 1.4 percentage points for the year ended December 31, 2013, compared to 0.8 percentage points for the year ended December 31, 2012. Excluding the impact of net prior year loss reserve development, our loss ratio for the year ended December 31, 2013 was 65.7%, compared to 69.9% for the year ended December 31, 2012. The decrease in our loss ratio for the year ended December 31, 2013 compared to the prior year was principally due to a decrease in property losses, as our results for our U.S. segment for 2012 included $36.8 million of net losses related to Hurricane Sandy, partially offset by higher losses in our aviation line of business.

Our loss ratio decreased by 7.0 percentage points for the year ended December 31, 2012 compared to the year ended December 31, 2011. Significant items affecting the 2012 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2012 of $5.1 million, compared to $3.0 million for the year ended December 31, 2011;

•	Net favorable prior year loss reserve development for the year ended December 31, 2012 reflected better than expected reported claims activity in the following lines of business and accident years: IronPro (2009), Political Risk & Surety (2011), and U.S. property (2011). This was partially offset by unfavorable loss reserve development due to higher than expected claim activity in casualty (2010) and IronHealth (2010 and 2011); and

•	The prior year loss reserve development decreased our loss ratio by 0.8 percentage points for the year ended December 31, 2012, compared to 0.5 percentage points for the year ended December 31, 2011. Excluding the impact of net prior year loss reserve development, our loss ratio for the year ended December 31, 2012 was 69.9%, compared to 76.6% for the year ended December 31, 2011. The decrease in our loss ratio for the year ended December 31, 2012 compared to the prior year was principally due to a decrease in our property loss ratio. For the year ended December 31, 2012, the results for our U.S. segment included $41.9 million of property losses attributable to natural catastrophes, of which $36.8 million was attributable to Hurricane Sandy. For the year ended December 31, 2011, our results included $39.2 million of property losses attributable to natural catastrophes.

Acquisition Costs. Acquisition costs are presented net of ceding commission income associated with reinsurance premiums ceded. These ceding commissions compensate us for the costs of producing the portfolio of risks ceded to our reinsurers. Our acquisition cost ratio increased by 0.8 percentage points for the year ended December 31, 2013 compared to the prior year. Our acquisition cost ratio increased by 1.1 percentage points for the year ended December 31, 2012 compared to the year ended December 31, 2011. In 2013 and 2012, we wrote a higher volume of program business, which carries higher acquisition costs as compared to broker sourced business.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2013 increased by 10.9% compared to the prior year. General and administrative expenses for the year ended December 31, 2012 increased by 6.8% compared to the year ended December 31, 2011. The increases in 2013 and 2012 were principally due to higher compensation costs as a result of the hiring of additional employees to support our continued business growth. For the year ended December 31, 2013, our general and administrative expense ratio declined by 2.2 percentage points, to 15.2% compared to 17.4% for 2012. For the year ended December 31, 2012, our general and administrative expense ratio declined by 2.1 percentage points, to 17.4% compared to 19.5% for 2011.

Other Income. Other income is principally comprised of fee income from underwriting activities where we provide underwriting expertise on risks insured wholly or in part by other insurers. Other income for the year ended December 31, 2013 was $12.2 million, compared to $5.2 million for the prior year. Other income for the year ended December 31, 2012 was $5.2 million, compared to $2.8 million for the year ended December 31, 2011. The increases in 2013 and 2012 were principally due to fee income from new business opportunities.

International Segment Results

	Year Ended December 31,
	2013	% change	2012	% change	2011
	(dollars in thousands)
Gross premiums written	$566,233	36.1%	$415,910	33.2%	$312,171
Reinsurance premiums ceded	(164,680)	12.0%	(147,001)	18.5%	(124,055)

Net premiums written	401,553	49.3%	268,909	42.9%	188,116
Change in unearned premiums	(79,339)	n/m	(53,172)	n/m	(30,889)

Net premiums earned	322,214	49.4%	215,737	37.2%	157,227
Net losses and loss adjustment expenses	159,562	41.7%	112,640	23.6%	91,147
Acquisition costs	78,012	45.3%	53,697	42.3%	37,727
General and administrative expenses	58,316	63.6%	35,646	12.5%	31,686
Other income	4,079	40.3%	2,908	115.1%	1,352

Underwriting income (loss)	$30,403	82.5%	$16,662	n/m	$(1,981)

Loss ratio	49.5%		52.2%		58.0%
Acquisition cost ratio	24.2%		24.9%		24.0%
General and administrative expense ratio (a)	16.8%		15.2%		19.3%

Combined ratio	90.5%		92.3%		101.3%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.

The following table sets forth our gross premiums written by line and type of business in the International segment:

	Year Ended December 31
	2013			2012			2011
	Gross Premiums Written (GPW)	% of Total International Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total International Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total International Segment GPW	% Ceded to Reinsurers
	(dollars in thousands)
International Property	$110,661	19.5%	55.5%	$45,343	10.9%	45.8%	$29,736	9.5%	42.1%
Liability	169,548	29.9%	16.0%	134,502	32.3%	31.7%	116,984	37.5%	43.2%
Marine	209,399	37.1%	31.5%	173,258	41.7%	39.4%	137,245	44.0%	38.1%
Personal Accident	76,625	13.5%	13.3%	62,807	15.1%	24.2%	28,206	9.0%	30.8%

	$566,233	100.0%	29.1%	$415,910	100.0%	35.3%	$312,171	100.0%	39.7%

Casualty.	$169,548	29.9%	16.0%	$134,502	32.3%	31.7%	$116,984	37.5%	43.2%
Property	110,661	19.5%	55.5%	45,343	10.9%	45.8%	29,736	9.5%	42.1%
Specialty Short Tail	286,024	50.6%	26.6%	236,065	56.8%	35.4%	165,451	53.0%	36.9%

	$566,233	100.0%	29.1%	$415,910	100.0%	35.3%	$312,171	100.0%	39.7%

Premiums. Gross premiums written for the year ended December 31, 2013 increased by 36.1% compared to the prior year. Significant factors affecting 2013 gross premiums written were:

•	Gross premium written increased in our casualty lines of business by 26.1%, specialty short tail lines by 21.2%, and property lines by 144.1%. The property growth was attributable principally to new lender placed property insurance business. The growth in casualty and specialty short tail lines of business was due to continued development of the International offices including Ireland, Australia, Singapore, Canada, and Miami (for Latin American risks).

Gross premiums written for the year ended December 31, 2012 increased by 33.2% compared to the year ended December 31, 2011. Significant factors affecting 2012 gross premiums written were:

•	Gross premium written increased in our casualty lines of business by 15.0%, specialty short tail lines by 42.7%, and property lines by 52.5%; and

•	Continued development and expansion of regional offices combined with increases in the Marine, Liability, and Personal Accident lines all contributed to positive growth in the International segment.

The ratio of reinsurance premiums ceded to gross premiums written for the year ended December 31, 2013 was 29.1%, compared to 35.3% for the year ended December 31, 2012 and 39.7% for the year ended December 31, 2011. The decreases in the percentage of reinsurance premiums ceded in 2013 and 2012 were due to a targeted reduction in business ceded in most product lines other than the property line.

Losses and Loss Adjustment Expenses. Our loss ratio for the year ended December 31, 2013 decreased 2.7 percentage points compared to the prior year. The net favorable and (unfavorable) development of prior year loss reserves for the years ended December 31, 2013, 2012 and 2011 by line of business was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
International Property	$1.2	$4.0	$1.5
Liability	10.5	8.1	4.5
Marine	(2.8)	(0.4)	1.3
Personal Accident	(2.6)	(1.8)	—

	$6.3	$9.9	$7.3

Significant items impacting the 2013 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2013 of $6.3 million, compared to $9.9 million for the year ended December 31, 2012;

•	Net favorable prior year loss reserve development for the year ended December 31, 2013 reflected a revision in assumptions on loss development patterns in the liability line of business (2011 and 2012). This was partially offset by unfavorable loss reserve development due to higher than expected claim activity in marine (unfavorable in 2009 partially offset by favorable loss reserve development in 2010, 2011, and 2012) and personal accident (2012); and

•	The prior year loss reserve development decreased our loss ratio by 2.0 percentage points for the year ended December 31, 2013, compared to 4.6 percentage points for the year ended December 31, 2012. Excluding the impact of net prior year loss reserve development, our loss ratio for the year ended December 31, 2013 was 51.5%, compared to 56.8% for the year ended December 31, 2012. The decrease in our loss ratio for the year ended December 31, 2013 compared to the prior year was principally due to a decrease in property losses as our results for our International segment for 2012 included $5.0 million of net losses related to Hurricane Sandy.

Our loss ratio decreased by 5.8 percentage points for the year ended December 31, 2012 compared to the year ended December 31, 2011. Significant items affecting the 2012 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2012 of $9.9 million, compared to $7.3 million for the year ended December 31, 2011;

•	Net favorable loss reserve development for the year ended December 31, 2012 reflected better than expected reported claims activity in the following lines of business and accident years: liability (2010 and 2011) and property (2011). This was partially offset by unfavorable loss reserve development in the personal accident line of business (2011);

•	The prior year loss reserve development decreased our loss ratio by 4.6 percentage points for the year ended December 31, 2012, compared to a decrease of 4.6 percentage points for the year ended December 31, 2011. Excluding the impact of net prior year loss reserve development, our loss ratio for the year ended December 31, 2012 was 56.8%, compared to 62.6% for the year ended December 31, 2011; and

•	The decrease in our loss ratio for the year ended December 31, 2012 compared to the prior year was principally due to a decrease in our property loss ratio. For the year ended December 31, 2012, the results for our International segment included $5.0 million of property losses attributable to natural catastrophes, all of which was attributable to Hurricane Sandy. For the year ended December 31, 2011, our results included $8.2 million of property losses attributable to natural catastrophes.

Acquisition Costs. Our acquisition cost ratio decreased by 0.7 percentage points for the year ended December 31, 2013 compared to the prior year as we wrote more business through IEL which carries lower acquisition costs compared to business written through our Syndicate 4000 at Lloyd’s.

Our acquisition cost ratio increased by 0.9 percentage points for the year ended December 31, 2012 compared to the year ended December 31, 2011 as we wrote more business in higher acquisition cost lines of business compared to the prior year.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2013 increased by 63.6% compared to the prior year. General and administrative expenses for the year ended December 31, 2012 increased by 12.5% compared to the year ended December 31, 2011. The increases in 2013 and 2012 were principally due to higher compensation costs as a result of the hiring of additional employees to support our continued business growth. For the year ended December 31, 2013, our general and administrative expense ratio increased by 1.6 percentage points, to 16.8% compared to 15.2% for 2012. For the year ended December 31, 2012, our general and administrative expense ratio declined by 4.1 percentage points, to 15.2% compared to 19.3% for 2011.

Bermuda Segment Results

	Year Ended December 31,
	2013	% change	2012	% change	2011
	(dollars in thousands)
Gross premiums written	$191,970	(11.3)%	$216,479	32.8%	$162,985
Reinsurance premiums ceded	(79,529)	(3.3)%	(82,271)	10.2%	(74,630)

Net premiums written	112,441	(16.2)%	134,208	51.9%	88,355
Change in unearned premiums	5,098	n/m	(15,973)	n/m	1,274

Net premiums earned	117,539	(0.6)%	118,235	31.9%	89,629
Net losses and loss adjustment expenses	61,743	19.4%	51,718	(28.1)%	71,900
Acquisition costs	7,888	(9.8)%	8,743	118.8%	3,996
General and administrative expenses	24,010	(3.8)%	24,949	(5.2)%	26,313
Other income	4,119	12.0%	3,677	(0.5)%	3,696

Underwriting income (loss)	$28,017	(23.2)%	$36,502	n/m	$(8,884)

Loss ratio	52.5%		43.7%		80.2%
Acquisition cost ratio	6.7%		7.4%		4.5%
General and administrative expense ratio (a)	16.9%		18.0%		25.2%

Combined ratio	76.1%		69.1%		109.9%

(a)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.

The following table sets forth our gross premiums written by line and type of business in the Bermuda segment:

	Year Ended December 31,
	2013			2012			2011
	Gross Premiums Written (GPW)	% of Total Bermuda Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total Bermuda Segment GPW	% Ceded to Reinsurers	Gross Premiums Written (GPW)	% of Total Bermuda Segment GPW	% Ceded to Reinsurers
	(dollars in thousands)
Bermuda Property	$122,400	63.8%	47.4%	$132,437	61.2%	45.9%	$128,638	78.9%	49.1%
Corporate Deals	23,664	12.3%	0.0%	42,983	19.8%	5.4%	—	—	—
Iron-Starr Excess	45,906	23.9%	46.8%	41,059	19.0%	46.8%	34,347	21.1%	33.5%

	$191,970	100.0%	41.4%	$216,479	100.0%	38.0%	$162,985	100.0%	45.8%

Casualty	$45,906	23.9%	46.8%	$41,059	19.0%	46.8%	$34,347	21.1%	33.5%
Property	152,123	79.2%	38.1%	160,572	74.2%	37.8%	128,638	78.9%	49.1%
Specialty Short Tail	(6,059)	(3.1)%	0.0%	14,848	6.8%	15.6%	—	—	—

	$191,970	100.0%	41.4%	$216,479	100.0%	38.0%	$162,985	100.0%	45.8%

Premiums. Gross premiums written for the year ended December 31, 2013 decreased by 11.3% compared to the prior year. Significant factors affecting 2013 gross premiums written were:

•	The premium decrease was principally due to a $6.1 million portfolio transfer of marine reinsurance business from the Bermuda segment to the International segment;

•	Bermuda Property decreased by 7.6% due to the challenges of significant market competition and declining rates; and

•	Gross premiums written in our Iron-Starr Excess line of business increased by 11.8% due to new business opportunities.

Gross premiums written for the year ended December 31, 2012 increased by 32.8% compared to the year ended December 31, 2011. Significant factors affecting 2012 gross premiums written were:

•	Introduction of a new Corporate Deals line of business, which focuses primarily on global property opportunities and is managed separately from the Bermuda Property line of business. Gross premiums written for Corporate Deals was $43.0 million for the year ended December 31, 2012; and

•	Gross premiums written in our Iron-Starr Excess line of business increased by 19.5% due in part to increased rates in our excess casualty products.

The ratio of reinsurance premiums ceded to gross premiums written for the year ended December 31, 2013 was 41.4% compared to 38.0% in the prior year. The increase in the percentage of reinsurance premiums ceded compared to the prior year was principally due to a decrease in gross premiums written in the Corporate Deals line of business which had a lower percentage of premiums ceded than the average for the segment.

The ratio of reinsurance premiums ceded to gross premiums written for the year ended December 31, 2012 was 38.0%, compared to 45.8% in the prior year. The decrease in the percentage of reinsurance premiums ceded compared to the prior year was principally due to an increase in gross premiums written in the Corporate Deals line of business which had a lower percentage of premiums ceded than the average for the segment.

Losses and Loss Adjustment Expenses. Our loss ratio increased by 8.8 percentage points for the year ended December 31, 2013 compared to the prior year. The net favorable and (unfavorable) development of prior year loss reserves for the years ended December 31, 2013, 2012 and 2011 by line of business was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Bermuda Property	$(9.5)	$3.1	$7.4
Corporate Deals	0.8	—	—
Iron-Starr Excess	—	—	(7.0)

	$(8.7)	$3.1	$0.4

Significant items impacting the 2013 loss ratio were:

•	Net unfavorable development of prior year loss reserves for the year ended December 31, 2013 of $8.7 million compared to favorable loss reserve development of $3.1 million for the year ended December 31, 2012;

•	Net unfavorable prior year loss reserve development for the year ended December 31, 2013 reflected higher than expected reported claims activity in the Bermuda property line of business (2007 and 2012 years); and

•	The prior year loss reserve development increased our loss ratio by 7.4 percentage points for the year ended December 31, 2013, compared to a decrease of 2.6 percentage points for the year ended December 31, 2012. Excluding the impact of net prior year loss reserve development, our loss ratio for the year ended December 31, 2013 was 45.1%, compared to 46.3% for the year ended December 31, 2012. The decrease in our loss ratio for the year ended December 31, 2013 compared to the prior year was principally due to a decrease in property losses as our results for our Bermuda segment for 2012 included $13.4 million of net losses related to Hurricane Sandy.

Our loss ratio decreased by 36.5 percentage points for the year ended December 31, 2012 compared to the year ended December 31, 2011. Significant items affecting the 2012 loss ratio were:

•	Net favorable development of prior year loss reserves for the year ended December 31, 2012 of $3.1 million, compared to $0.4 million for the year ended December 31, 2011;

•	Net favorable prior year loss reserve development for the year ended December 31, 2012 reflected better than expected reported claims activity in the Bermuda property line of business in 2007, 2008 and 2009, partially offset by unfavorable loss reserve development in the 2010 and 2011; and

•	The prior year loss reserve development decreased our loss ratio by 2.6 percentage points for the year ended December 31, 2012, compared to a decrease of 0.4 percentage points for the year ended December 31, 2011. Excluding the impact of net prior year loss reserve development, our loss ratio for the year ended December 31, 2012 was 46.3%, compared to 80.6% for the year ended December 31, 2011. The decrease in our loss ratio for the year ended December 31, 2012 compared to the prior year was principally due to a decrease in our property loss ratio. For the year ended December 31, 2012, the results for our Bermuda segment included $16.5 million of property losses attributable to natural catastrophes, of which $13.4 million was attributable to Hurricane Sandy. For the year ended December 31, 2011, our results included $15.2 million of property losses attributable to natural catastrophes.

Acquisition Costs. The change in acquisition cost ratio for the year ended December 31, 2013 compared to the prior years was consistent with the change in the mix of gross premiums written, as each line of business has different acquisition costs.

General and Administrative Expenses. General and administrative expenses in this segment declined in 2013 and 2012 primarily due to a decrease in the number of employees. For the year ended December 31, 2013, our general and administrative expense ratio decreased by 1.1 percentage points, to 16.9% compared to 18.0% for 2012. For the year ended December 31, 2012, our general and administrative expense ratio declined by 7.2 percentage points, to 18.0% compared to 25.2% for 2011.

Investing Activities

The results of investing activities discussed below include net investment income and net realized and unrealized gains (losses) on investments.

	Year Ended December 31,
	2013	% change	2012	% change	2011
	(dollars in thousands)
Net investment income	$84,372	6.0%	$79,563	13.7%	$69,989
Net investment income yield on average cash and investments	2.3%		2.5%		2.6%
Net realized gains on trading securities	$9,684	(21.0)%	$12,257	(26.2)%	$16,600
Net unrealized gains (losses) on trading securities	(80,146)	n/m	36,619	66.9%	21,935

Net realized and unrealized gains (losses) on investments	$(70,462)	n/m	$48,876	26.8%	$38,535

Net Investment Income. Net investment income for the year ended December 31, 2013 increased by 6.0% compared to the prior year. Net investment income for the year ended December 31, 2012 increased by 13.7% compared to the year ended December 31, 2011. The increases in 2013 and 2012 were due to higher levels of cash and invested assets generated by cash flow from the growth in premiums written, partially offset by lower investment yields.

Net Realized and Unrealized Gains (Losses) on Trading Securities. Our fixed maturities and equity securities trading portfolios are recorded at fair value with unrealized gains and losses recorded in net income.

Net realized and unrealized losses on our trading portfolios for the year ended December 31, 2013 were $70.5 million, compared to net realized and unrealized gains of $48.9 million for the year ended December 31, 2012 and net realized and unrealized gains of $38.5 million for the year ended December 31, 2011. The unrealized losses in the year ended December 31, 2013 were principally due to an increase in interest rates.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Financial Condition

Invested Assets and Cash. Aggregate invested assets and cash, comprising fixed maturities, equity securities, other investments, cash and cash equivalents were $4,239.7 million as of March 31, 2014 and $3,901.5 million as of December 31, 2013. The increase in cash and invested assets resulted principally from the cash flow generated by the growth in premiums.

Fixed maturities are subject to fluctuations in fair value due to changes in interest rates, changes in issuer specific circumstances, such as credit rating changes, and changes in industry specific circumstances, such as movements in credit spreads based on the market’s perception of industry risks. As a result of these fluctuations, it is possible to have significant unrealized gains or losses on a security.

As of March 31, 2014 and December 31, 2013, our fixed maturities investments had a dollar-weighted average credit rating of AA-. Under our internal fixed maturities investment guidelines, a minimum weighted average credit rating of A+ or its equivalent, must be maintained for our fixed maturities investment portfolio as a whole. Further details of the credit ratings on our fixed maturities investments are included in Note 6 of the notes to our audited consolidated financial statements.

Our portfolio of investment grade fixed maturities includes mortgage-backed and asset-backed securities and collateralized mortgage obligations. These types of securities have cash flows that are backed by the principal and interest payments of a group of underlying mortgages or other receivables, which make estimating the fair value of these securities more uncertain. We obtain fair value estimates from multiple independent pricing sources in an effort to mitigate some of the uncertainty surrounding the fair value estimates. If we need to liquidate these securities within a short period of time, the actual realized proceeds may be significantly different from the fair values estimated as of March 31, 2014.

As of March 31, 2014 and December 31, 2013, we held non-U.S. government securities, which are denominated principally in United States dollars, with fair values of $102.0 million and $94.5 million, respectively. The distribution by country was as follows:

	As of March 31, 2014		As of December 31, 2013
	Fair Value	% of Total	Fair Value	% of Total
	(dollars in thousands)
Canada	$48,261	47.4%	$43,109	45.6%
Turkey	4,567	4.5%	4,475	4.7%
Luxembourg	4,426	4.3%	4,423	4.7%
Colombia	3,947	3.9%	3,891	4.1%
Romania	3,795	3.7%	3,553	3.8%
Brazil	3,493	3.4%	3,393	3.6%
Mexico	3,108	3.1%	833	0.9%
Lithuania	2,884	2.8%	2,636	2.8%
Russia	2,749	2.7%	3,467	3.7%
Morocco	2,567	2.5%	2,432	2.6%
All other	22,157	21.7%	22,330	23.5%

Total	$101,954	100.0%	$94,542	100.0%

As of March 31, 2014 and December 31, 2013, we held non-U.S. corporate securities, which are denominated principally in United States dollars, with fair values of $441.9 million and $394.6 million, respectively. Certain of the non-U.S. corporate securities are issued by foreign subsidiaries of U.S. corporations. The distribution by country was as follows:

Country (Ultimate Parent Company’s Country of Risk)	As of March 31, 2014		As of December 31, 2013
	Fair Value	% of Total	Fair Value	% of Total
	(dollars in thousands)
United Kingdom	$105,317	23.8%	$83,349	21.1%
Canada	65,597	14.9%	56,181	14.2%
Netherlands	36,969	8.4%	44,675	11.3%
United States	36,874	8.3%	31,343	8.0%
France	36,729	8.3%	37,508	9.5%
Germany	31,542	7.1%	30,802	7.8%
Australia	30,851	7.0%	29,873	7.6%
Sweden	24,278	5.5%	14,225	3.6%
Switzerland	13,018	3.0%	12,926	3.3%
Brazil	11,655	2.6%	5,297	1.3%
All other	49,076	11.1%	48,395	12.3%

Total	$441,906	100.0%	$394,574	100.0%

The distribution by credit rating (using the lower of Standard & Poor’s and Moody’s ratings) of non-U.S. corporate securities was as follows:

Rating	As of March 31, 2014		As of December 31, 2013
	Fair Value	% of Total	Fair Value	% of Total
	(dollars in thousands)
AAA	$53,261	12.1%	$53,431	13.5%
AA	111,919	25.3%	106,145	26.9%
A	192,779	43.6%	170,303	43.2%
BBB	79,805	18.1%	60,351	15.3%
BB	4,142	0.9%	4,344	1.1%

Total	$441,906	100.0%	$394,574	100.0%

Reinsurance Recoverable on Unpaid Losses and Paid Losses. Reinsurance recoverable on unpaid losses and paid losses recoverable from reinsurers was $701.1 million as of March 31, 2014 and $703.8 million as of December 31, 2013.

As of December 31, 2013, 96.4% of our losses recoverable were with reinsurers rated “A” or above by A.M. Best Company, 0.4% were with reinsurers rated “A-”, 1.2% were with reinsurers rated “B+”, and the remaining 2.0% were with “NR-not rated” reinsurers. Of the 2.0% NR recoverable, we had parental guarantees or collateral supporting all of the recovery. Our losses recoverable from reinsurers are not due for payment until the underlying loss has been paid. As of December 31, 2013, 85.4% of our losses recoverable were not due for payment.

Liabilities for Property and Casualty Losses. Property and casualty losses were $2,308.0 million as of March 31, 2014 and $2,181.8 million as of December 31, 2013.

During the year ended December 31, 2013, we incurred gross losses of $931.2 million, and paid $599.6 million of gross losses. Included in gross losses incurred was gross favorable loss reserve development on prior year reserves of $44.6 million. Net of reinsurance, we paid $394.4 million in property and casualty losses during the year ended December 31, 2013.

Debt Obligations. On May 10, 2010, the Company issued $250 million of Senior Notes at an issue price of 99.17%, generating net proceeds, before expenses, of $246.3 million. The Senior Notes bear interest at a rate of 8.5%, payable semi-annually in arrears on May 15 and November 15 of each year. Unless previously redeemed, the Senior Notes will mature on May 15, 2020. The Company may redeem the Senior Notes prior to maturity subject to the payment of a “make-whole” premium. The Senior Notes also include certain interest rate adjustment clauses based on changes in Standard & Poor’s and Moody’s ratings and debt-to-capital ratios. The Company was in compliance with all of the covenants in the Senior Notes as of March 31, 2014. The carrying value of the Senior Notes as of March 31, 2014 was $247.3 million. Interest expense on the Senior Notes includes interest payable, amortization of offering discount and amortization of debt offering expenses. The offering discount and the debt offering expenses are amortized over the period of time during which the Senior Notes are outstanding. The Company incurred interest expense on the Senior Notes of $5.4 million and $5.4 million for the three months ended March 31, 2014 and 2013, respectively, and $21.7 million and $21.6 million for the years ended December 31, 2013 and 2012, respectively.

Through Ironshore Specialty, we have an existing arrangement with Federal Home Loan Bank Boston (“FHLB”), which provides us access to FHLB-member loan facilities. Ironshore Specialty is currently a member of FHLB. Effective March 20, 2014, Ironshore Specialty entered into a collateralized advance arrangement with FHLB for short-term low interest rate advances of up to $100.0 million in the aggregate (the “FHLB Facility”). Ironshore Specialty is required to maintain a capital stock investment of $4.6 million with FHLB to support its membership and borrowing activity. As of March 31, 2014, fixed maturity securities with a fair value of $109.9 million were pledged as collateral for the amounts borrowed under this facility.

Shareholders’ Equity Attributable to Common Shareholders. Shareholders’ equity attributable to common shareholders was $1,807.1 million as of March 31, 2014 and $1,742.4 million as of December 31, 2013. The increase was principally due to net income of $62.6 million for the three months ended March 31, 2014.

Liquidity

We generated $201.1 million of cash from operations during the three months ended March 31, 2014, compared to $134.4 million for the corresponding period in 2013. We generated $576.7 million of cash from operations during the year ended December 31, 2013, compared to $529.5 million for the year ended December 31, 2012. The principal factors that impact our operating cash flow are premium collections and payments, the timing of loss and LAE payments and recoveries, and the receipt of interest on our fixed maturities investments.

Our casualty business generally has a long claim-tail. As a result, we expect that we will generate significant operating cash flow as we accumulate property and casualty loss reserves on our balance sheet. Our property business generally has a short claim-tail. Consequently, we expect volatility in our operating cash flow levels as losses are incurred. As of March 31, 2014, we believe that our property and casualty loss reserves have an average duration of approximately 3.7 years. Actual premiums written and collected and losses and LAE paid in any period could vary materially from our expectations and could have a significant and adverse effect on operating cash flow.

As a holding company, Ironshore Inc.’s principal source of funds is from interest income on cash balances and cash dividends from its subsidiaries, principally Ironshore Insurance. The payment of dividends by Ironshore Insurance is limited under Bermuda insurance laws. In particular, Ironshore Insurance may not declare or pay any dividends if it is in breach of its minimum solvency or liquidity levels under Bermuda law or if the declaration or payment of the dividends would cause it to fail to meet the minimum solvency or liquidity levels under Bermuda law. As of March 31, 2014, Ironshore Insurance met all minimum solvency and liquidity requirements. For additional information on dividends, see “Business—Regulation.”

In the ordinary course of business, we are required to provide letters of credit or other regulatory approved security to certain of our insureds to meet contractual and regulatory requirements. As of March 31, 2014, we had two U.S. dollar denominated letter of credit facilities. On that date, we had $152.9 million in letters of credit outstanding under these facilities. Each of our letter of credit facilities requires that we comply with certain financial covenants, which include covenants related to maximum debt to capital ratio, minimum consolidated tangible net worth, minimum insurer financial strength rating and restrictions on the payment of dividends. We were in compliance with all of the financial covenants of each of our letter of credit facilities as of March 31, 2014.

As of March 31, 2014, we provided $188.9 million in required capital for Syndicate 4000, or Funds at Lloyd’s. These amounts are not available for distribution for the payment of dividends. Our Funds at Lloyd’s commitments are met using a letter of credit issued by ING Bank N.V., London branch in an amount of $125 million, as well as cash, short-term investments and fixed maturity securities. Our corporate member (ICCL) may also be required to maintain funds under the control of Lloyd’s in excess of their capital requirements and such funds also may not be available for distribution or the payment of dividends.

Capital Resources

Our total shareholders’ equity was $1,811.1 million as of March 31, 2014. We believe that we have sufficient capital resources to meet our foreseeable financial obligations for the next twelve months. In addition, we believe we have access to capital in the form of debt or equity financing.

We purchase reinsurance to limit exposure to potential losses arising from large risks and to provide additional capital and underwriting capacity for growth. Reinsurance is viewed as a capital management tool that also controls volatility and manages peak exposures. We also we have an 8% whole account quota share that provides us with the option to increase the ceded percentage to up to 16% at the beginning of any quarter over the next three years. This provides us with capital flexibility to take advantage of opportunities in the specialty insurance market. See “Business—Reinsurance.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of March 31, 2014. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations

Our contractual obligations as of December 31, 2013 are summarized in the following table.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Debt obligations	$247.3	—	—	—	$247.3
Operating lease obligations	30.1	7.3	11.5	5.7	5.6
Property and casualty losses	2,181.8	582.3	740.5	366.0	493.0
Interest on debt obligations	135.5	21.3	42.5	42.5	29.2
Outsourcing contract obligations	80.6	17.3	31.5	31.8	—

Total	$2,675.3	$628.2	$826.0	$446.0	$775.1

The reserves for property and casualty losses represent management’s estimate of the ultimate cost of settling losses. As more fully discussed in “—Critical Accounting Policies—Reserves for Losses and Loss Adjustment Expenses” above, the estimation of losses is based on various complex and subjective judgments. Actual losses paid may differ, perhaps significantly, from the reserve estimates reflected in our financial statements. Similarly, the timing of payment of our estimated losses is not fixed and there may be significant changes in actual payment activity. The assumptions used in estimating the likely payments due by period are based on our historical claims payment experience and industry payment patterns, but due to the inherent uncertainty in the process of estimating the timing of such payments, there is a risk that the amounts paid in any such period can be significantly different from the amounts disclosed above.

The amounts in the above table represent our gross estimates of known liabilities as of December 31, 2013 and do not include any allowance for claims for future events within the time period specified. Accordingly, it is highly likely that the total amounts paid out in the time periods shown will be greater than those indicated in the table.

NON-GAAP FINANCIAL MEASURES

In this prospectus, we have presented net operating income, net operating income per diluted share and operating return on average shareholders’ equity, which are “non-GAAP financial measures” as defined in Regulation G of the Exchange Act. We believe that these non-GAAP financial measures, which may be defined differently by other companies, allow for a more complete understanding of the performance of our business. These measures, however, should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of the non-GAAP financial measures to their respective most directly comparable GAAP financial measures is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Net income attributable to Ironshore Inc.	$62,602	$42,792	$97,367	$131,688	$34,568	$80,597	$104,588
Net realized and unrealized losses (gains) on investments, net of tax	(19,876)	(397)	74,855	(48,497)	(38,470)	(38,267)	(26,007)
Net foreign exchange (gains) losses, net of tax	2,421	(3,021)	2,989	(55)	275	(2,516)	1,278

Net operating income	$45,147	$39,374	$175,211	$83,136	$(3,627)	$39,814	$79,859

Net income attributable to Ironshore Inc. per diluted share	$0.45	$0.31	$0.71	$0.96	$0.26	$0.59	$0.90
Net realized and unrealized losses (gains) on investments, net of tax, per diluted share	(0.15)	—	0.54	(0.35)	(0.29)	(0.28)	(0.23)
Net foreign exchange (gains) losses, net of tax, per diluted share	0.02	(0.02)	0.02	—	—	(0.02)	0.01

Net operating income per diluted share	$0.32	$0.29	$1.27	$0.61	$(0.03)	$0.29	$0.68

Weighted average ordinary shares outstanding—basic	135,053	132,949	134,334	132,916	132,868	134,868	116,271
Weighted average ordinary shares outstanding—diluted	139,099	137,546	137,687	136,753	135,161	136,447	116,839
Net income attributable to Ironshore Inc.	$62,602	$42,792	$97,367	$131,688	$34,568	$80,597	$104,589
Net operating income	$45,147	$39,374	$175,211	$83,136	$(3,627)	$39,814	$79,859
Total shareholders’ equity attributable to common shareholders	1,807,144	1,685,032	1,742,435	1,640,121	1,501,844	1,458,625	1,395,918
Average shareholders’ equity (a)	1,774,790	1,662,577	1,680,527	1,581,249	1,469,322	1,427,272	1,189,143
Operating return on average shareholders’ equity	10.2%	9.5%	10.4%	5.3%	(0.2)%	2.8%	6.7%

(a)	Average shareholders’ equity for each period is computed as the average of the shareholders’ equity as of the end of (i) each quarter within such period and (ii) the quarter preceding such period.

We believe that net operating income provides a better indication of management performance than net income as realized and unrealized gains and losses on fixed maturities may fluctuate from period to period and foreign exchange gains and losses are typically outside the control of management. We believe that operating return on average shareholders’ equity allows management to assess how the company has performed in terms of value generated for our shareholders. We present book value per ordinary share and diluted book value per ordinary share because these metrics are commonly used by investors and analysts.

NEW ACCOUNTING PRONOUNCEMENTS

Balance sheet offsetting disclosure

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, “Disclosures about Offsetting Assets and Liabilities” and on January 31, 2013 issued ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” which limits the scope of the new balance sheet offsetting disclosures to the extent that they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. This guidance did not have a material impact on our consolidated financial statements.

Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which requires preparers to report information about reclassifications out of accumulated other comprehensive income (“AOCI”). The guidance also requires companies to report changes in AOCI balances. We adopted this guidance effective January 1, 2013. This guidance did not have a material impact on our consolidated financial statements.

Testing Indefinite-Lived Intangible Assets for Impairment

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment,” which allows an entity to first assess qualitative factors in determining whether it is more likely than not that an indefinite lived asset is impaired as a basis for determining whether it is necessary to perform the two-step quantitative impairment test described in ASC Topic 350 “Intangibles—Goodwill and Other—General Intangibles Other than Goodwill.” This new guidance is effective for fiscal years beginning after September 15, 2012. Early adoption was permitted and we chose to early adopt. This guidance did not have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to the risk of potential loss in our business and/or our investment portfolio by the following types of market risks: interest rate risk, credit risk, foreign currency exchange risk, political risk, inflation and equity price risk. Accordingly, our earnings are affected by these risks.

We employ various strategies to manage investment risk. We attempt to maintain adequate liquidity in our cash and fixed maturities investment portfolio to fund operations, pay insurance liabilities and claims and provide funding for unexpected events. We manage our market risk-based on investment policies approved by our board of directors. We select investments with characteristics such as duration, yield, currency and liquidity that are tailored to the cash flow characteristics of our property and casualty liabilities.

Interest Rate Risk

We seek to manage our interest rate risk by monitoring the duration and structure of our investment portfolio relative to the duration and structure of our liabilities.

As of March 31, 2014, the impact on the fixed maturities investment portfolio from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in fair value of 2.9%, or approximately $104 million, and the impact on the fixed maturities investment portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in fair value of 3.0%, or approximately $110 million.

Interest rate risk can also impact our interest expense. The Senior Notes represent a debt obligation that is long-term in nature and carries a fixed interest rate. As such, our interest expense on the Senior Notes is not subject to changes in interest rates. Since the Senior Notes are not due until 2020, we will not assume additional interest rate risk in our ability to refinance this debt for over five years. Under the FHLB Facility, we obtain short-term (90-day) advances at interest rates set at the time of advance.

Credit Risk

We have exposure to credit risk primarily as a holder of fixed maturity securities. Our risk management strategy and investment policy is to invest primarily in the debt obligations of investment grade issuers.

We are exposed to the credit risk of brokers who collect premiums from our insureds, and the possibility that our reinsurance counterparties may default on their obligations to us. We are also exposed to credit risk through the issuance of surety and trade credit insurance policies.

Foreign Currency Exchange Risk

Our foreign operations generally conduct business in foreign currencies. As a result, a portion of our assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and therefore we are subject to risks of foreign currency exchange rate fluctuations. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar. A portion of our loss reserves are also in currencies other than the U.S. dollar.

In addition, because a portion of our investment portfolio is invested in securities denominated in foreign currencies, our investment income and the value of our investment portfolio are subject to foreign currency exchange rate risk. Foreign currency exchange rate risk is the potential for adverse changes in the U.S. dollar value of investments due to a change in the exchange rate of the foreign currency in which such investments are denominated. As of March 31, 2014, our total net exposure to foreign denominated securities represented approximately 2.5% of our investment portfolio including cash and cash equivalents. As of March 31, 2014, a hypothetical 10% increase or decrease in the value of the U.S. dollar against foreign currencies would have increased or decreased, respectively, the value of our investment portfolio by approximately $10 million.

Political Risk and Surety

Our insurance policies cover insureds and their risks throughout the world and therefore we have substantial exposure to political risks such as acts of war, acts of terrorism, political instability, political violence, currency inconvertibility, non-transfer risk (i.e., the inability to transfer local currency out of a country), trade and other sanctions, confiscation, expropriation, nationalization and deprivation. We also write policies that cover various types of political risks, trade-related credit risks and surety-related risks. Further, changes in government laws and regulations may impact our underwriting operations.

We are also exposed to political risk to the extent that our investment managers trade securities that are listed on various U.S. and foreign exchanges and markets. The governments in any of these jurisdictions could impose restrictions, regulations or other measures, which may have a material impact on our investment strategy and underwriting operations.

Impact of Inflation

Property and casualty insurance premiums are established before the amount of losses and LAE, or the extent to which inflation may affect such expenses, is known. Consequently, in establishing premiums, we attempt to anticipate the potential impact of inflation. We also consider inflation in the determination and review of reserves for losses and LAE since portions of these reserves are expected to be paid over extended periods of time. We regularly complete loss recognition testing to ensure that held reserves are sufficient to meet our future claim obligations in the current investment environment.

Equity Price Risk

Our investment managers continually track the performance and exposures of our entire investment portfolio, each strategy and sector, and selective individual securities. A particular focus is placed on the portion of the portfolio that is directly correlated to risks and movements of the equity market as a whole (usually represented by the S&P 500 index) as opposed to idiosyncratic risks and factors associated with a specific position.

As of March 31, 2014, our investment portfolio included equity securities, the carrying values of which are primarily based on quoted market prices or, when such prices are not available, by reference to broker or underwriter bid indications and/or internal pricing valuation techniques. Generally, market prices of equity securities are subject to fluctuation, which could cause the amount to be realized upon the sale of such equity securities to differ significantly from their current reported value. As of March 31, 2014, a 10% decline in the price of our equity securities would have resulted in a $13.9 million, or 0.4%, decline in the fair value of our total investment portfolio.

Computations of the prospective effects of hypothetical equity price changes are based on numerous assumptions, including the maintenance of the existing level and composition of investment securities and should not be relied on as indicative of future results.

83

INSURANCE INDUSTRY OVERVIEW

Property and casualty (“P&C”) insurance companies provide insurance coverage under a policy in exchange for premiums paid by the customer. An insurance policy is a contract between the insurance company and the insured under which the insurance company agrees to pay for losses suffered by the insured, or a third party claimant, that are covered under the contract.

The type of coverage and source of premiums are often classified based on how long an insurance company may have exposure to the risks covered by the policy. Property insurance, which covers the insured for losses to the insured’s property, is generally considered short-term or “short tail” risk, and casualty insurance, which covers the insured against claims by third parties, is generally considered medium to long tail. In 2013, 56.0% of Ironshore’s gross premiums written were generated from casualty lines of business, while the remainder were generated from short tail lines of businesses, including property lines and other short tail lines.

Insurance policies are also classified primarily as either claims-made or occurrence-based policies. Claims-made policies cover liabilities only when a claim is made during the policy period, while occurrence-based policies cover liabilities if an event occurs during the term of policy, irrespective of when a claim was made.

U.S. Property and Casualty Insurance Industry

According to A.M. Best, the U.S. P&C insurance industry, the largest P&C market in the world, generated approximately $500 billion in direct premiums written in 2012, the latest year for which A.M. Best has provided industry data. In 2012 the U.S. insurance market accounted for approximately 38.3% of P&C gross premiums written worldwide. Outside the U.S., the three largest insurance markets are Japan, Germany and the U.K., making up 6.5%, 6.3% and 5.3% of global P&C premiums, respectively, in 2012. The P&C insurance industry is closely correlated to gross domestic product (“GDP”), with P&C insurance direct premiums written in the U.S. averaging approximately 3.2% of GDP annually since 1996. In 2012, the U.S. direct insurance industry premiums were split 47.9% and 52.1% between commercial lines and personal lines, respectively.

U.S. Excess and Surplus Lines Business

The U.S. P&C insurance industry is further subdivided between standard lines (also referred to as the admitted market) and non-standard lines (also referred to as the non-admitted market or excess and surplus lines (“E&S”) market).

The standard lines market represented 93.3% of 2012 direct premiums written in the U.S. P&C market. Standard lines insurance rates and forms are highly regulated by state insurance departments, resulting in relatively standardized products and coverages among industry participants. While there are various reasons for insureds to choose a standard lines insurer, the decision is often based on price, given the relative uniformity of standard line products in the market. Standard lines consist of both commercial and personal lines with more than 250 underwriting groups in the U.S.

The E&S market functions as a supplemental market for insurance of a type, or in an amount, that is not available in the standard lines market. The E&S market represented approximately 6.7% of 2012 direct premiums written in the U.S. P&C insurance market. The risks placed in the E&S market can be classified generally as one of the following:

•	Unique risks: specialized or unusual risk that the standard market is unwilling or unprepared to insure;

•	Niche industry or market risk: industry or risk that is more difficult to understand or underwrite;

•	New or emerging risks: requiring special underwriting expertise and flexibility;

•	High hazard or capacity risks: requiring high insurance limits that may exceed the capacity of the standard market; or

•	Distressed risks: characterized by unfavorable attributes, such as high frequency losses that have made the risks unacceptable to the standard market.

The E&S market often acts as a safety valve by providing coverage for hard-to-place risks, including risks that would otherwise be unprotected. The majority of the E&S business is commercial lines, although some personal lines coverage is also written.

Unlike standard lines insurers, E&S insurers are not subject to the rate and form regulations of the state insurance regulators. Therefore, E&S insurers have more flexibility to use policy forms and rates that they believe are appropriate for the risks they underwrite and accept. This allows the unique qualities of the underlying risk to be fully evaluated and underwritten and provides the E&S insurer with greater flexibility to customize pricing and terms and conditions to meet the needs of the insured. Competition in the E&S market tends to focus less on price than in the standard lines insurance market and more on other value-based considerations such as availability, terms of coverage, customer service and underwriting expertise.

As shown in the graph below, over the past twenty years, the E&S market has expanded, increasing its direct premiums written from $7.5 billion in 1992 to $34.8 billion in 2012, according to A.M. Best. Even though the majority of the commercial lines business is still written on an admitted basis, E&S has made inroads, accounting for approximately 13.3% of all U.S. commercial lines direct premium written in 2012, up from 5.3% in 1992. The growth in the E&S market has followed the increased complexity of risks in the U.S. and around the world, including (i) the increasing number and scale of natural and human-made catastrophes, (ii) increased globalization and acceleration of technology, which has introduced new categories of risk at an increasing rate and (iii) a generally increased level of litigation and regulation which increases potential liability costs for businesses.

In 2012, the total E&S direct premiums written was $34.8 billion which represented an increase of 11.8% from 2011 as compared to a 4.3% increase for the broader U.S. P&C insurance market. From 1992 to

2012, E&S direct premiums written have grown at a CAGR of 7.9% compared with the U.S. P&C insurance market which has grown at a CAGR of 4.0%. The higher growth rate reflects a combination of higher rate increases demanded by many E&S insurers as well as an increased number of risks moving from the standard lines market into the non-admitted market as standard lines insurers began to tighten underwriting criteria. Additionally, over the past 5, 10 and 15 year periods, the E&S market has delivered an average combined ratio that was 3.7%, 7.2% and 7.8% better, respectively, than the broader U.S. P&C insurance industry.

The broader P&C insurance market has long been subject to market cycles. “Soft” markets occur when the supply of insurance capital in a given market or territory is greater than the amount of insurance capital demanded by all potential insureds in that market. When this occurs, insurance prices tend to decline and policy terms and conditions become more favorable to the insured.

Conversely there are periods when there is not enough insurance capital capacity in the market to meet the needs of potential insureds, leading to a “hard” market where insurance prices generally rise and policy terms and conditions become more favorable to the insurer. The E&S insurance industry cycles generally track the overall insurance market cycle; however, there are some variations. For example, during hard markets, where insurance capacity becomes restricted, or in response to a major industry event or loss, a significant amount of premium flows from the admitted market to the E&S market. In these circumstances, admitted market carriers tend to become more conservative and restrictive and write only the business they feel most comfortable underwriting and tend to avoid exposures and risks that are more complex.

From 2011 through 2013, direct P&C insurance industry rates have generally increased. Recent trends in the first part of 2014 suggest continued moderate price increases in direct commercial lines. Within commercial lines, direct casualty lines rates continue to increase while property rates have declined. The loss trends generally remain modest, which has helped to maintain rate adequacy. The P&C reinsurance market has different pricing cycles than those of the direct insurance market and, in early 2014, has experienced a “soft market” due to excess capital.

Market Dislocation and Key Industry Players

During the financial crisis of 2007-08, many financial institutions, including P&C insurers, began to face significant liquidity and ongoing solvency concerns. The financial crisis led to an economic recession which reduced insurable exposure values which, combined with the “soft” pricing cycle that the P&C insurance market was already experiencing, led to premium decreases for the P&C industry. From 2007 to 2009, P&C insurers’ direct premiums written declined by a total of 4.9%, primarily in the commercial lines segment.

Further, capital in the P&C industry declined by $67.4 billion, or 12.7%, from 2007 to 2008, driven by a significant reduction in net income and sizable investment losses, including net realized investment losses of $20.1 billion and unrealized investment losses of $85.6 billion. From 2007 to 2008, P&C insurers’ net income dropped by 94%, from $64 billion to $3.7 billion. These losses were borne largely by a relatively small group of insurers. Seven P&C insurance groups, including six large groups and one smaller financial guaranty insurance group, accounted for nearly 50% of the realized investment losses in 2008, and three large P&C insurance groups accounted for approximately 55% of the unrealized investment losses.

As a result of the capital impairments and reduced net income, the P&C industry went through a period of significant disruption. By March 2009, the S&P 500 P&C Insurance Index, an index representing the P&C insurance companies in the S&P 500, had declined by 57.9% from its highest closing price in December 2007. Within the commercial lines P&C industry, brokers and risk managers with concerns about the potential solvency of several leading P&C insurers and the high concentration levels of counterparty credit exposure that such brokers and risk managers had with these insurers began to move business away from the more challenged P&C insurers in whole or in part to diversify their exposure. In addition, significant numbers of individual underwriters and teams of underwriters looked to move from perceived unstable insurance companies to more stable companies. The financial crisis provided new and growing insurance companies such as Ironshore with an unprecedented opportunity to aggressively compete for business and recruit industry leading underwriting talent as then market leaders faced liquidity and solvency challenges, as reflected in the tables below.

Direct Premiums Written

E&S Lines					Other Liability (Claims Made) (1)
	2008		2012			2008		2013
	($mm)	(%)	($mm)	(%)		($mm)	(%)	($mm)	(%)
Lloyd’s	$6,062	17.6%	$6,270	18.0%	AIG	$3,484	19.2%	$3,152	16.0%
AIG	7,216	21.0%	5,042	14.5%	CNA Financial	1,446	8.0%	1,625	8.3%
Nationwide Mutual	1,264	3.7%	1,442	4.1%	Chubb	1,736	9.6%	1,467	7.5%
Zurich	1,546	4.5%	1,176	3.4%	XL	1,224	6.7%	1,219	6.2%
W.R. Berkley	962	2.8%	1,116	3.2%	Travelers	1,122	6.2%	1,032	5.3%
QBE North America	n/m	n/m	1,021	2.9%	ACE	784	4.3%	950	4.8%
ACE	1,026	3.0%	887	2.5%	Zurich	971	5.3%	782	4.0%
Markel	1,006	2.9%	822	2.4%	AXIS	431	2.4%	566	2.9%
CNA Financial	713	2.1%	781	2.2%	Liberty Mutual	435	2.4%	509	2.6%
Ironshore	n/m	n/m	674	1.9%	W. R. Berkley	231	1.3%	491	2.5%
Alleghany	658	1.9%	658	1.9%	HCC	636	3.5%	483	2.5%
Fairfax Financial	n/m	n/m	651	1.9%	Nationwide Mutual	114	0.6%	407	2.1%
California Earthquake	n/m	n/m	567	1.6%	Allied World	258	1.4%	400	2.0%
AXIS Insurance	581	1.7%	476	1.4%	Ironshore	28	0.2%	382	1.9%
XL	406	1.2%	455	1.3%	Arch Capital	379	2.1%	348	1.8%
Arch Capital	471	1.4%	448	1.3%	Attorneys’	385	2.1%	340	1.7%
Allied World	343	1.0%	427	1.2%	Hartford	600	3.3%	323	1.6%
Chubb	378	1.1%	426	1.2%	Tokio Marine	260	1.4%	316	1.6%
Argo	614	1.7%	410	1.3%	Markel	170	0.8%	306	1.5%
Berkshire Hathaway	708	2.1%	407	1.2%	AFG	237	1.3%	295	1.5%

Top 20	23,954	69.7%	24,156	69.4%	Top 20	14,931	82.1%	15,393	78.3%
All Others	10,411	30.3%	10,652	30.6%	All Others	3,246	17.9%	4,254	21.7%

Total	$34,365	100.0%	$34,808	100.0%	Total	$18,177	100.0%	$19,647	100.0%

Source: SNL Financial, A.M. Best U.S. Surplus Lines Segment Review.

(1)	“Other Liability” includes several separate coverages including but not limited to errors & omissions, directors & officers, environmental, and umbrella coverage.

The 20 leading E&S companies accounted for approximately 69.4% of total E&S direct premiums written in 2012. With almost $6.3 billion in direct premiums written in 2012, approximately 18.0% of the U.S. E&S business was underwritten in the Lloyd’s of London (“Lloyd’s”) market in 2012.

Ironshore and other growing insurers were able to capture business previously written by other P&C insurers. From 2008 to 2012, our direct premiums written for E&S lines increased from $0 to approximately $674 million and from 2008 to 2013, our direct premiums written for “Other Liability (Claims Made)” products increased from approximately $28 million to approximately $382 million.

Distribution

Retail insurance brokers that deal directly with insureds offer admitted companies the first opportunity to underwrite risks. Risks not accepted in the admitted market are submitted to the E&S market. Most E&S business is placed through wholesale brokers who act as intermediaries between the insurance carriers and the retail insurance brokers who may not have the volume of business sufficient to develop relationships with E&S insurers. Many E&S insurance companies rely exclusively on wholesale brokers in order to avoid the cost and effort of building relationships with retail brokers. Given the need for customization of coverage and ongoing client service, Ironshore believes geographic proximity to insureds and brokers is important to compete effectively in the long-term and has developed a multi-channel distribution network intended to further this goal. Ironshore’s annual submissions from U.S. retail brokers have more than doubled from 2009 to 2013.

Insurance Risk and Use of Reinsurance

Insurance companies reinsure portions of the risks they underwrite for a variety of reasons, including in order to reduce the effect of individual or aggregate exposure to losses, manage capacity, protect capital resources, reduce volatility in specific lines, improve risk-adjusted portfolio returns, and increase gross premium writings and risk capacity without requiring additional capital.

Similar to direct insurance, reinsurance is a cyclical business. The cyclicality of the reinsurance market has tended to be more pronounced than in the direct insurance market. As of early 2014, the reinsurance market is in a “soft market” and is experiencing declining rates. Reinsurance rates are under pressure due to availability of increased levels of alternative capital and significant profits generated from the past few years as a result of a low number of catastrophe events. In addition, reinsurers are aggressively pursuing casualty business and have offered reinsurance at more attractive rates, which has benefited direct insurers.

Lloyd’s of London Insurance Market

The Lloyd’s market is known for its ability to provide innovative, tailored coverage and capacity for unique, complex, large and hard-to-place global risks. Lloyd’s accepts business from over 200 countries and territories worldwide. It has licenses in over 75 jurisdictions, supported by a network of local offices and agents across the world to ensure access to insurance markets large and small. The Lloyd’s market provides insurance for 94% of FTSE 100 companies and 100% of Dow Jones industrial average companies. At December 31, 2013, Lloyd’s consisted of 91 active syndicates managed by 56 managing agents.

North America continues to be Lloyd’s biggest market, with the U.S. and Canada representing 43.0% of Lloyd’s total business in 2013. With approximately $6.3 billion in direct premiums written in 2012, the U.S. E&S market represented a material portion of Lloyd’s total business.

The Lloyd’s market is largely a subscription market, which means that loss exposures brought into the market are typically insured by more than one Lloyd’s syndicate, often due to the high limits of insurance coverage required.

BUSINESS

Overview

Ironshore provides specialty commercial property and casualty insurance coverage for risks on a global basis through a wide network of regional and global brokers. We were founded in December 2006 with over $1 billion in private equity capital to capitalize on opportunities in the specialty P&C insurance industry. Our founders selected Bermuda as the initial base of our insurance operations because of the advantages offered by Bermuda’s flexible and responsive regulatory environment for companies that meet specified solvency and liquidity requirements. We were able to commence operations quickly and expand as business warranted. In 2007 and 2008, we made investments to build our business including the acquisition of two U.S. insurance companies, which provided us with authority to write U.S. business on both an admitted and an E&S basis, and Pembroke Managing Agency Limited (“PMA”), which enabled us to access the Lloyd’s market. In addition to acquisitions, our organic growth strategy has focused on hiring industry leading insurance underwriting talent in several key specialty areas of focus, expanding our geographic footprint by adding additional U.S. regional offices, establishing a presence in Canada and in Australia and launching a new European platform based in Dublin, Ireland. The financial crisis of 2008, which had a material negative impact on several leading U.S. P&C insurers created a unique market and underwriting talent dislocation that Ironshore took advantage of to accelerate its hiring and growth strategy. We continue to grow our business by leveraging the Ironshore brand and reputation for specialty underwriting expertise and our diversified distribution network. As a result, our annual gross premiums written have grown from $383.1 million in 2008 to $2.0 billion in 2013, a CAGR of 39.1%, and we have generated $374.4 million in cumulative net operating income3 from 2009 through 2013.

We offer a variety of specialty commercial insurance products across numerous geographic regions and lines of business. Our global presence is supported by our offices located in Europe, Bermuda, Canada, Australia, Singapore and 19 cities in the U.S. Our business is organized into three segments: the U.S., International and Bermuda. Our U.S. operations generated $1,235 million, or 62.0%, of our gross premiums written in 2013, our International operations generated $566 million, or 28.4%, of our gross premiums written in 2013, and our Bermuda operations generated $192 million, or 9.6% of our gross premiums written in 2013. The following charts show the composition of our business by segment and class for the year ended December 31, 2013.

Gross Premiums Written in 2013

By Segment	By Type of Risk

The primary product lines offered by our U.S. operations are professional and management liability, property, healthcare liability, environmental, specialty casualty and construction, aviation and political risk and surety. Our operations in the U.S. are conducted principally through our U.S. insurance company subsidiaries

[3]	Net operating income is a non-GAAP financial measure as defined in Regulation G of the Exchange Act and is described in note (1) under “Summary—Summary Historical Consolidated Financial Information.”

Ironshore Indemnity Inc. (“Ironshore Indemnity”) and Ironshore Specialty Insurance Company (“Ironshore Specialty”). Ironshore Indemnity operates as an admitted company, licensed in Puerto Rico and the District of Columbia and all states other than Arizona, where it is eligible to operate as a non-admitted E&S carrier. Ironshore Specialty is eligible to operate as a non-admitted E&S carrier in the remaining 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, and is licensed to operate as an admitted insurer in Arizona, its state of domicile. We principally write our U.S. business on an E&S basis, which provides policy form and rate flexibility for writing non-standard coverages. In 2013, 74% of the gross premiums of our U.S. operations was written on an E&S basis and 26% was written on a non-E&S basis. Our U.S. operations are headquartered in New York City and are supported by offices in 18 additional cities throughout the U.S., including in Boston, Simsbury (Connecticut), Chicago, St. Louis, Los Angeles, Philadelphia, Houston, Atlanta and Miami.

Our International operations provide specialty coverages including financial institutions liability, professional indemnity, media and technology, marine, political risk, war and terrorism and property coverages worldwide. Our international operations are conducted through our U.K. subsidiary, PMA, which manages our Syndicate 4000 at Lloyd’s, and our Irish subsidiary, Ironshore Europe Ltd. (“IEL”). PMA is also the managing agency for Syndicate 2014 and Syndicate 6110 at Lloyd’s, which are funded by third party capital. We operate as the lead underwriter, which allows us to set pricing terms and conditions, for the majority of our Lloyd’s business. IEL is an insurance company licensed to write business in the European Union. We operate in the following geographic markets through PMA and IEL: Canada, the U.K., Ireland, Europe, Singapore, Australia and Latin America (through our presence in Miami). In February 2014, we announced entry into an agreement to acquire Assetinsure Holdings Pty Limited, a leading specialist insurance company in Australia providing surety, aviation, credit, property and other coverages, to augment our Australian business. The transaction remains subject to customary closing conditions and regulatory approvals, including by the Australian Prudential Regulation Authority, which is currently reviewing the transaction.

Our Bermuda operations provide property insurance on a worldwide basis. We also offer catastrophe excess liability, financial lines and healthcare liability insurance through Iron-Starr Excess. Our operations in Bermuda are conducted through our Bermuda insurance company subsidiary, Ironshore Insurance Ltd. (“Ironshore Insurance”).

Our insurance company subsidiaries, Ironshore Insurance, Ironshore Indemnity, Ironshore Specialty and IEL, have an A.M. Best financial strength rating of “A” (Excellent-Stable). The Lloyd’s insurance market has financial strength ratings of “A” (Excellent-Stable) from A.M. Best, “A+” (Strong-Stable) from Fitch, and “A+” (Strong-Stable) from Standard & Poor’s, and our Syndicate 4000 at Lloyd’s benefits from these ratings.

Competitive Strengths

Our operations are designed to achieve superior results through a combination of our underwriting expertise and a strong distribution network. We believe our product and geographic diversification coupled with a low cost operating model has the potential to outperform through market cycles. We believe our competitive strengths, described below, position us to capitalize on the opportunities presented in the specialty property and casualty insurance marketplace.

Proven Management Team

Our senior management team has substantial industry expertise, a demonstrated track record of success and an average of over 25 years of experience in the insurance industry. Our senior management team is led by Kevin H. Kelley, our Chief Executive Officer. Prior to joining Ironshore in 2008, Mr. Kelley served as Chairman of the Board and Chief Executive Officer of Lexington, a principal subsidiary of AIG. We believe that the successful track record of Mr. Kelley and our other senior executives has been a critical factor in our ability to attract and retain leading insurance industry talent.

Underwriting Driven Culture with Strong Risk Management

Underwriting discipline and risk management are strategic priorities, and we continuously monitor, review and refine our management practices in order to ensure we maintain our focus and commitment to these strategic priorities. We combine underwriting judgment and experience with data-driven analysis, enhancing our overall risk selection process. Our underwriting and claims teams include experienced professionals in our chosen specialty lines with the authority to make decisions and quickly respond to our insureds’ unique and rapidly changing needs. Our senior management team monitors our underwriting performance, and we seek to foster a culture of underwriting accountability by aligning compensation of underwriting teams in large part to the underwriting profitability of the premiums they write.

Global Specialty Insurer

Ironshore is a specialty commercial lines insurance company with an established and growing franchise in the key global insurance markets: the U.S., Lloyd’s and Bermuda. According to A.M. Best, in 2012, we were one of the top ten insurers in the E&S market as measured by E&S gross premiums written.

As a specialty insurer, we do not offer all lines of business and instead focus on fewer lines of business for certain niche markets and/or industries. As a result of our underwriters’ experience, we have accumulated extensive expertise regarding the industry and risk characteristics of the product lines we choose to offer. In the specialty insurance market, an insured’s underwriting exposure and coverage needs are more fluid than in the standard market, which requires specialty insurers to be more innovative. Advisen Ltd has ranked Ironshore as one of the top 5 “New Product Pacesetters” in the insurance industry for each of the past four years. We believe our knowledge, expertise and innovative ability serves as a competitive advantage and enables us to concentrate on specialty products that have a higher profit margin relative to standard lines of insurance.

As a result of our global reach, we believe we are able to respond quickly to market changes and opportunistically grow our business in those geographies and lines of business that we believe have the ability to produce the most attractive returns. We offer our specialty products through office locations around the world and have established a physical presence in many markets, including distribution offices in 19 cities in the U.S. We serve over 100,000 insureds globally and write coverage for over 80 of the Fortune 100 companies and more than 300 of the Fortune 500 companies. Our top 20 insureds collectively accounted for less than 5% of our gross premiums written in 2013.

Differentiated Distribution Network

We market our insurance products through a brokerage distribution system consisting of select global, national and regional brokers having expertise in the particular specialty markets we serve. We believe this distribution network enables us to efficiently access a broad customer base while maintaining underwriting control and discipline. No broker accounted for more than 10.5% of gross premiums written in 2013, and our top three brokers collectively represented approximately 25% of gross premiums written in 2013. In addition, we use select managing general agents that meet our strict criteria to write our policies for certain niche products.

In the U.S., for most of our product lines, we have a dual wholesale/retail distribution strategy with an emphasis on targeting retail business. The focus on retail brokers allows us to take advantage of the lower acquisition cost of retail distribution. In the U.S. in 2013, commissions paid by us to retail brokers averaged 8% of gross premiums written compared to 14% of gross premiums written for commissions that we paid to wholesale brokers. In the retail channel, we receive submissions from brokers who interact directly with the insureds, whereas in the wholesale channel, we receive submissions from brokers who obtain them from retail brokers. In addition, our retail channel provides greater proximity to the insureds, which helps us to deepen our relationships with them, better understand underlying risks, tailor products to insureds’ needs, facilitate renewals and handle claims in a more efficient manner. In 2013 in our U.S. segment, approximately 60% of our broker-sourced gross premiums written in our environmental, IronHealth, IronPro, specialty casualty and property lines of business were written through the retail channel, and 40% of our broker-sourced gross premiums written in such lines of business were written through the wholesale channel.

Financial Flexibility

We intend to maintain a balance sheet that provides us with the flexibility to both pursue growth opportunities and maintain our financial strength. As of March 31, 2014, we had $2.2 billion of total capitalization, and our financial leverage, defined as the ratio of our total debt to our total capitalization, was 16.1%. We expect that our asset leverage ratio, defined as the ratio of our invested assets and cash to our total equity capitalization, of 2.3x as of March 31, 2014 will continue to increase and supplement our earnings growth. We recognize the importance of our insurance company subsidiaries’ “A” (Excellent) A.M. Best financial strength rating to our brokers and insureds and intend to manage our business to maintain this rating.

Strategy

Our goal is to maximize underwriting profits through market cycles while preserving and achieving long-term growth in shareholders’ equity. We intend to pursue this goal with the following strategies:

Management of Underwriting Risk

Our underwriting philosophy is to generate an underwriting profit through prudent risk selection and appropriate pricing. We believe that the key to this approach is adherence to strict underwriting standards across all types of business. We seek to manage pricing cycles by reducing our risk during periods of less favorable market conditions and potentially increasing our risk-taking when pricing conditions improve. Our senior management monitors the underwriting process and we target a combined ratio percentage in the high 80% to low 90% range for all lines combined through all insurance market cycles.

Focus on Specialized Coverages

We focus on writing specialized, niche coverages where risks are complex and which we believe provide greater opportunities for underwriting profit. We rely on our experienced underwriting personnel, our diverse geographic operating platforms and the breadth of our lines of business across property and specialty casualty insurance products to maximize underwriting profits in our chosen specialty product areas. We seek to use our management’s expertise, experience and market relationships to identify and underwrite well-priced risk while delivering innovative insurance solutions to our customers. We focus our underwriting activity among various lines of business as opportunities arise across our diverse geographic platforms. We believe our flexibility and our expertise in certain niche markets will allow us to create a well-balanced portfolio of risks.

Disciplined Approach to Growth

We have grown organically by hiring experienced underwriting teams focused on select niche specialty lines of business. In our major lines of business, our underwriters have significant expertise and experience writing large amounts of business. We expect to continue to grow organically, and in a disciplined manner, overall underwriting submission volumes through expansion of our geographical footprint and product depth in and around our core lines of business. In addition, we continue to add depth to our existing core products. For example, we added life sciences and employer stop loss insurance within our healthcare line of business, Excess Liability, Crisis ThreeSixty (which provides coverages related to human-made catastrophic losses), and employment practices liability insurance within our casualty line of business and energy within our property line of business. From 2009 to 2013, the number of annual submissions from U.S. retail brokers received by our underwriters more than doubled. In addition, we leverage our underwriting expertise and platforms to generate additional fee income when possible, such as by serving as managing general agent for other insurance companies.

We opportunistically evaluate potential new teams and acquisitions, and we will continue to remain disciplined in pursuing those that meet our requirements for return on risk-adjusted capital and cultural fit. We believe our specialty insurance focus, strong leadership team, global infrastructure and ratings and financial strength provide a solid operating platform for our future growth.

Foster Strategic Relationships with Leading Reinsurers

We maintain long-standing relationships with well-capitalized reinsurers. We intend to continue to leverage these relationships to support the growth of our business. For example, we have an 8% whole account quota share treaty through January 1, 2017 that also includes an option to increase the ceded percentage to up to 16% at the beginning of any quarter. This provides us with capital flexibility to take advantage of opportunities in the specialty insurance market. We also have surplus quota share treaties that enable us to provide greater underwriting limits to our insureds than we would otherwise generally offer on our own from a risk management perspective. The ability to offer greater gross limits allows us to position Ironshore as a lead market in key lines of business and enhances our ability to set pricing, terms and conditions.

Enhance Operational Efficiencies

Administrative and operational functions are provided to all of our business lines through a centralized platform that we call IronServe. IronServe includes experienced, dedicated Ironshore personnel who manage and oversee third party personnel who provide us with global administrative operational support and information technology functions in a cost-effective environment. IronServe enables our business line professionals to focus on client facing activities, while providing a variable cost support function that is scalable depending on overall market conditions and our needs. We believe that, as we grow further, IronServe will continue to provide a competitive cost advantage and increased operational flexibility. We target an expense ratio of less than 30%.

Investment Strategy

The primary objectives of our investment portfolio are the preservation of capital and the generation of income to support the payment of claims, which supports the maintenance of a favorable rating from relevant rating organizations. A secondary objective is the maximization of our net worth through attractive risk adjusted total return strategies. Our investments are comprised mostly of investment grade fixed maturity securities but also include non-investment grade debt securities, equity securities and other private investments. We have a “buy and hold” investment philosophy focused on delivering stable investment income while limiting our exposure to investment losses.

Capital Management

We seek to maintain an appropriate level of capital consistent with our financial strength rating, as well as in compliance with regulatory and solvency requirements. We monitor our capital positions on an ongoing basis in order to allocate capital in an efficient manner among our insurance company subsidiaries. Our capital allocation alternatives include growing our current lines of business, investing in new growth opportunities including potential acquisitions and changing our investment allocations or reinsurance purchasing strategy. Subject to market conditions we will also consider returning capital to shareholders principally through dividends or share repurchase.

Our Operating Segments and Product Lines

We have three business segments: U.S., International and Bermuda. Each business segment is led by the chief executive officer of that segment, who manages a team of underwriters and other professionals based within the geographic area constituting the segment. Each segment and its lines of business and products may, at times, be subject to underwriting cycles that differ from the other underwriting cycles of the other segments. We modify our product strategy as market conditions change and new opportunities emerge by developing new products, targeting new industry classes or de-emphasizing existing lines. We seek to concentrate on the business lines where we expect to generate the greatest returns.

Gross premiums written for each of our business segments in 2013, 2012 and 2011 by product line and type of business are provided below:

Gross Premiums Written

	2013		2012		2011
	$	%	$	%	$	%
	($ in thousands)
United States
Aviation	$86,411	4.3%	$88,554	5.3%	$87,906	6.2%
Environmental	145,403	7.3%	126,629	7.6%	113,315	8.0%
IronHealth	228,555	11.5%	177,866	10.7%	205,309	14.4%
IronPro	246,814	12.4%	208,683	12.5%	182,345	12.8%
Political Risk & Surety	78,173	3.9%	61,158	3.7%	43,024	3.0%
Specialty Casualty	280,334	14.1%	209,998	12.5%	160,654	11.3%
U.S. Property	169,230	8.5%	162,389	9.7%	156,211	11.0%

Total	1,234,920	62.0%	1,035,277	62.0%	948,764	66.7%

International
International Property	110,661	5.6%	45,343	2.7%	29,736	2.1%
Liability	169,548	8.5%	134,502	8.1%	116,984	8.2%
Marine	209,399	10.5%	173,258	10.4%	137,245	9.6%
Personal Accident	76,625	3.8%	62,807	3.8%	28,206	2.0%

Total	566,233	28.4%	415,910	25.0%	312,171	21.9%

Bermuda
Bermuda Property	122,400	6.1%	132,437	7.9%	128,638	9.0%
Corporate Deals	23,664	1.2%	42,983	2.6%	—	0.0%
Iron-Starr Excess	45,906	2.3%	41,059	2.5%	34,347	2.4%

Total	191,970	9.6%	216,479	13.0%	162,985	11.4%

Consolidated	$1,993,123	100.0%	$1,667,666	100.0%	$1,423,920	100.0%

Casualty (a)	$1,116,560	56.0%	$898,737	53.9%	$812,954	57.1%
Property (b)	432,014	21.7%	368,304	22.1%	314,585	22.1%
Specialty Short Tail (c)	444,549	22.3%	400,625	24.0%	296,381	20.8%

Consolidated	$1,993,123	100.0%	$1,667,666	100.0%	$1,423,920	100.0%

(a)	Casualty includes Iron-Starr Excess, IronPro, IronHealth, Environmental, Specialty Casualty and Liability.
(b)	Property includes Bermuda Property, U.S. Property, International Property and a portion of Corporate Deals.
(c)	Specialty Short Tail includes Political Risk & Surety, Aviation, Personal Accident, Marine and a portion of Corporate Deals.

United States. Our U.S. operations are organized into seven primary product lines: Aviation, Environmental, IronHealth, IronPro, Political Risk and Surety, Specialty Casualty (including IronBuilt), and U.S. Property. Each of these product lines is described below.

Aviation: We provide aviation products through a syndicate that is led by Starr International Company, Inc. and underwritten by Starr Aviation Agency, Inc. Our aviation products insure all classes of aviation and aerospace risks on a global basis. Coverages include general liability for airlines, aviation manufacturers, airports, aviation refuelers and fixed base operations; aircraft risks; other general aviation risks; and space risks, including satellite launch and in-orbit risk. Our insureds include a significant number of the world’s major airlines, manufacturers and private luxury carriers.

Environmental: We provide property and casualty insurance products insuring against the adverse financial impact of environmental incidents and liabilities. These coverages are issued to contractors, consultants, manufacturers, owners of real estate portfolios, upstream and midstream oil and gas companies, health care facilities, hospitality and leisure facilities, cruise ships and school systems among others. Coverage includes clean-up, third party bodily injury, property damage, engineering and construction, terrorism and emergency response.

IronHealth: We offer the following IronHealth products to not-for-profit and for-profit healthcare service providers: long-term care professional liability insurance, targeting small to mid-sized, skilled nursing facilities; hospital professional liability insurance, focusing on excess coverage for a wide variety of facility types; managed care errors and omissions liability insurance for organizations acting as intermediaries between healthcare providers and payees; miscellaneous professional liability, providing coverage for non-hospital based organizations providing a variety of outpatient based procedures; and life sciences professional liability, which provides products liability and general commercial liability coverage for generic and specialty pharmaceutical companies, biotechnology and medical device companies, and companies engaged in clinical trials.

In February 2013, we acquired the insurance agency Excess Risk Reinsurance Inc. (“ERR”), which specializes in employer health care stop loss insurance. ERR complements our provider excess and health maintenance organization reinsurance healthcare products.

IronPro: Our IronPro products include directors and officers liability, employment practices liability, fiduciary liability, fidelity insurance and an array of professional liability insurance products. These products are available for public companies, private companies, not-for-profits, limited liability companies, financial institutions, limited partnerships, real estate investment trusts and joint ventures. We write business placed by both retail and wholesale producers. We underwrite on an admitted and E&S basis with products distributed through independent retail and wholesale brokers located throughout the U.S. We also offer tailored program products to established program administrators, who have the authority to bind on our behalf, with a focus on general liability, professional liability, malpractice liability and umbrella coverages.

Political Risk and Surety: Our political risk and surety products are organized around international and domestic trade flows and levels of foreign investment. Target customers include international and domestic manufacturing and trading entities and financial institutions. Our political risk products include trade credit insurance, which is available for companies as well as public sector sovereign and non-sovereign entities; currency inconvertibility and non-transfer risk insurance; confiscation, expropriation, nationalization and deprivation insurance; war and political violence insurance; and terrorism and sabotage insurance. Coverages include property damage and business interruption insurance; strike, riot, civil commotion and malicious damage; and defense, debris removal and professional fees. Our surety products include customizable contract and commercial bond solutions that are tailored to meet insureds’ needs.

Specialty Casualty: Our casualty products focus on E&S casualty insurance coverages targeting middle and large accounts. Products are available for a diverse mix of industry classes including manufacturing, energy, transportation, agriculture, residential and commercial construction (through our IronBuilt products), public entities, not-for-profit organizations, restaurants, hotels and real estate. Our casualty products predominantly include general liability, casualty, lead umbrella and excess liability, and coverages are available on occurrence, claims-made and retained amount bases.

Our IronBuilt products offer construction risks protection with an emphasis on general liability insurance for residential and commercial construction projects covering owners as well as contractors, subcontractors and construction-related businesses. Products also include residential and commercial wrap-up and project-specific policies. We distribute IronBuilt products through select wholesale brokers that target and specialize in these niche contracting segments.

U.S. Property: Our U.S. property products insure against all risks of direct physical loss of, or damage to, property on a first party basis and can incorporate both domestic and global exposure. We focus on underwriting coverages on commercial risks across virtually all classes within the general commercial property, real estate, hospitality, municipalities, builder’s risk and energy sectors. Capacity is flexible and can be utilized in primary, first and second excess, and high excess positions, as well as being utilized as 100% layer or quota share positions in layered or shared programs. We distribute our property products through independent brokers located throughout the U.S. All property policies contain what we believe to be appropriate deductible levels for both “all other peril” and catastrophe peril coverages. We also actively manage the catastrophe exposures by critical catastrophe zones and write to a predetermined probable maximum loss in those zones. This exposure is monitored on each account at the time of writing and reviewed by our risk managers on a weekly basis and monthly basis by senior management.

As part of our U.S. property products, we also offer specialized insurance coverage for high-value homeowner properties. Products are offered on an E&S basis for homes and coastal properties located in Connecticut, Florida, Massachusetts, New Jersey, New York, Rhode Island and South Carolina. Coverages include personal liability, scheduled personal property, mold, earthquake, excess flood, water back-up and ordinance of law.

International. Our International operations are organized into four primary product lines: International Property, Liability, Marine and Personal Accident.

International Property: Our international property products insure against all risks of direct physical loss of, or damage to, property on a first party basis and can incorporate both domestic and global exposure. We focus on underwriting coverages on commercial risks across virtually all classes within the general commercial property, real estate, hospitality, municipalities, builder’s risk and energy sectors. Capacity is flexible and can be utilized in primary, first and second excess, and high excess positions, as well as being utilized as 100% layer or quota share positions in layered or shared programs. We distribute our property products through independent brokers located throughout the world. All property policies contain deductible levels we deem appropriate for both “all other peril” and catastrophe peril coverages. We also manage catastrophe exposures by critical catastrophe zones and write to a predetermined probable maximum loss in those zones. This exposure is monitored on each account at the time of writing and reviewed by our risk managers on a weekly basis and by senior management on a monthly basis.

Liability: Our liability products include multiple liability lines with a primary focus on financial institutions, professional liability, traditional casualty and warranty and indemnity. Our professional liability coverage is available for customers in various industries including financial, medical, energy, law and consulting.

Marine: Our marine products focus on five distinct businesses: fine art and specie, which covers valuable papers, valuable coins and fine art while in transit; political risk; trade credit insurance; aviation; cargo, which provides coverage for physical loss and damage to cargo in transit or at rest; war and terrorism, which covers vessels from war risks including mines, explosives, malicious damage, piracy, sabotage, terrorism and blocking and trapping; and marine reinsurance through our Marine Re reinsurance intermediary subsidiary, which focuses on quota share contracts primarily issued by our Syndicate 4000 to select insurance companies and covers commercial and pleasure craft hull and machinery, marina operator’s liability, terminal operator’s liability, ship repairer’s liability, stevedore’s liability and cargo transit and storage insurance.

Personal Accident: Our personal accident, disability and professional sports products include insurance for accidental death and dismemberment, permanent and temporary disablement, accidental medical expenses, travel accidents, hazardous occupations and key person disability. These products are available for both individuals and groups.

Bermuda. Our Bermuda operations are organized into two primary business lines, Bermuda Property and Iron-Starr Excess Agency Ltd. (“Iron-Starr Excess”). We also report certain other business (primarily global property opportunities which are managed separately from the Bermuda Property line of business) within this segment as “Corporate Deals.”

Bermuda Property: Our Bermuda property products insure against all risks of direct physical loss of, or damage to, property on a first party basis and can incorporate both domestic and global exposure. We focus on underwriting coverages on commercial risks across virtually all classes within the general commercial property, real estate, hospitality, municipalities, builder’s risk and energy sectors. Capacity is flexible and can be utilized in primary, first and second excess, and high excess positions, as well as being utilized as 100% layer or quota share positions in layered or shared programs. We distribute our property products through independent brokers located throughout the world. All property policies contain deductible levels we deem appropriate for both “all other peril” and catastrophe peril coverages. We also manage the catastrophe exposures by critical catastrophe zones and write to a predetermined probable maximum loss in those zones. This exposure is monitored on each account at the time of writing and reviewed by our risk managers on a weekly basis and monthly basis by senior management.

Iron-Starr Excess: Iron-Starr Excess is a specialty lines managing general insurance agency, which underwrites catastrophic excess casualty, excess financial lines and excess healthcare insurance, focusing on Global 2000 companies. Iron-Starr Excess underwrites as a managing general agent for subscribing insurers. As of March 31, 2014, the subscribing insurers are Ironshore Insurance and Starr Insurance and Reinsurance Limited. Iron-Starr Excess was originally formed as a joint venture owned 50% by us and 50% by SUAL. We purchased all of SUAL’s equity interests in Iron-Starr Excess in 2010.

Risk Management and Underwriting

Enterprise Risk Management. We view risk management as the responsibility of every employee within the Company. We believe that all aspects of our business incorporate daily risk decisions. Communicating and outlining our risk tolerances aids employees in making sound risk management decisions. Our senior management is responsible for setting our risk appetites and tolerances, and communicating this information to our employees.

Our risk management structure is divided into three levels of oversight. The first level includes management, functional leaders and risk owners; the second level includes risk management, compliance and policies; and the third level includes internal and external audit. Senior management and management have ownership and oversight roles to ensure that daily risk management practices are made a priority and that stated risk tolerances are adhered to. Additionally, our board of directors and its committees provide risk management oversight. There are also various entity level and functional committees that oversee their respective risk responsibilities and report to our board of directors (or its committees).

The Chief Risk Officer facilitates and coordinates risk management activities across the Company and reports to the underwriting and risk committee of our board of directors. Our Enterprise Risk Management framework contains four main segments: risk and internal capital modeling; natural catastrophe risk management; risk assessment and risk register; and ceded reinsurance.

Catastrophe Risk Management. We quantify and monitor our first party property exposure to natural catastrophes, such as windstorms, earthquakes, floods and other aggregating events. We seek to manage our property exposures by limiting concentrations of exposed insurance limits within coastal or other areas that are prone to severe catastrophic events and also by purchasing ceded reinsurance. Our policy is to maintain a specific group risk tolerance for the greater of the following two per occurrence net probable maximum losses (“PMLs”): the 1-100 year return period for North America windstorm and the 1-250 year return period for North America earthquake. We revisit our group PML risk tolerance regularly, based on a number of factors including market conditions, capital adequacy levels and general risk appetite.

We use third party catastrophe modeling software from Risk Management Solutions and AIR-Worldwide to assist in estimating our net PMLs. The catastrophe modeling process is complex in nature, and there is significant inherent uncertainty and imprecision in any estimates derived from catastrophe models. In particular, modeled results are based on a number of demographic, environmental and regulatory assumptions. It is possible that the future frequency and severity of natural catastrophes will be significantly higher than what is implied by our modeling assumptions. When a natural catastrophe event occurs, our actual net losses may vary substantially from our original modeled results. In any given year, a single catastrophe event or several catastrophe events could have a material adverse effect on our financial condition, results of operations, cash flows and liquidity.

Underwriting. Our underwriting philosophy is to generate an underwriting profit through prudent risk selection and appropriate pricing. We concentrate on those areas of the specialty insurance market where we believe our particular expertise offers greater opportunity to structure products to maximize profitability and limit risk. We monitor the changing market conditions, trends and opportunities and adjust capital allocations accordingly.

The property and casualty insurance and reinsurance industries often use “combined ratio” as a measure of underwriting profitability. The combined ratio is the sum of the net loss ratio, acquisition costs ratio and general and administrative expense ratio. The net loss ratio is defined as losses and loss adjustment expenses incurred as a percentage of net premiums earned. The acquisition costs ratio is defined as acquisition expenses incurred as a percentage of net premiums earned. The general and administrative expense ratio is defined as general and administrative expenses less other income as a percentage of net premiums earned. The combined ratio reflects underwriting results only and does not include investment results. An underwriting profit is indicated by a combined ratio of less than 100%, while a combined ratio of greater than 100% indicates an underwriting loss. Underwriting profitability is subject to significant fluctuations due to catastrophic events, competition, economic and social conditions, foreign currency fluctuations and other factors. Our combined ratio was 89.1% and 92.4% for 2013 and 2012, respectively. We target an average combined ratio percentage range over time in the high 80% to low 90% range for all lines combined through all insurance market cycles. The compensation of our employees including all underwriting teams is based in significant part on underwriting profits.

Competition

The worldwide insurance business is highly competitive. We compete with global insurance companies, local and regional companies, U.S. admitted and E&S companies, other Lloyd’s syndicates and company captives. In the markets in which we participate, we believe competition is primarily on the basis of underwriting expertise, speed of claims payment, products, solutions and services offered, reputation, employee experience and qualifications, strength of relationships with insureds and brokers, local presence and price.

Across all lines of business, we compete with insurers that provide specialty property and casualty lines of insurance. These include other Lloyd’s syndicates, ACE Limited, AIG, Allied World Assurance Company, Arch Capital Group Ltd., AXIS Capital Holdings Limited, Berkshire Hathaway Inc., HCC Insurance Holdings, Inc., Markel Corp., Navigators Group Inc., OneBeacon Insurance Group Ltd., RLI Corp., W.R. Berkley Corporation, XL Capital Ltd. and Zurich Insurance Group Ltd.

Distribution

Our business is sourced primarily through broker channels. In addition to the world’s largest multinational insurance brokers, significant business producers include specialty brokers in the U.S. and the U.K. as well as specialty international agents and brokers throughout Europe and other parts of the world. The broker distribution channel offers a decentralized local approach to the market. We are selective about the brokers with whom we do business. No broker accounted for more than 12% of gross premiums written in 2013 or 2012. The table below shows the gross premiums written for 2013 and 2012 placed by our top ten brokers and their percentages of our total gross premiums written.

	Year ended December 31,
	2013		2012
	$	%	$	%
	($ in millions)
Broker
Marsh & McLennan	$204.2	10.25%	$191.8	11.50%
Aon	203.5	10.21%	183.2	10.98%
Willis Group	97.6	4.90%	98.3	5.89%
Arthur J. Gallagher	63.1	3.17%	57.8	3.46%
AmWINS	56.7	2.85%	46.5	2.79%
Lockton	51.1	2.56%	44.5	2.65%
Ryan Turner Specialty Group	47.3	2.37%	44.3	2.67%
BMS Group	29.3	1.47%	37.3	2.23%
JLT	28.0	1.40%	28.7	1.66%
BB&T Insurance Services	27.8	1.40%	27.7	1.72%
Other brokers	575.6	28.88%	542.7	32.55%
Non-broker-sourced	608.9	30.54%	364.9	21.90%

Total	$1,993.1	100.00%	$1,667.7	100.00%

We have established a physical presence in many markets, with offices in seven countries, including distribution offices in 19 cities in the U.S. Our regional presence facilitates our dual-channel retail and wholesale distribution network, with dedicated underwriting functions supporting each channel. As of March 31, 2014, approximately 425 employees were located in the U.S. and approximately 185 are located elsewhere (including approximately 50 in Bermuda). Our physical proximity to retail brokers and insureds helps us deepen our relationships with them, better understand underlying risks, tailor products to insureds’ needs, facilitate renewals and handle claims in a more efficient manner. The dual-channel distribution network allows us to take advantage of the lower acquisition cost of retail distribution. In the U.S. in 2013, commissions paid by us to retail brokers averaged 8% of gross premiums written, compared to 14% of gross premiums written paid to wholesale brokers.

In the U.S. in 2013, we wrote approximately $130 million of premium on certain niche products (sometimes described as “program” business) through approximately 30 managing general agents to whom we delegated underwriting and/or claims settlement authority. Examples include, among other things, high-value homeowners and/or excess flood risk in selected states, general and excess liability for contractors and real estate risks, fine art, personal lines automobile, and professional liability for small law firms and physicians/surgeons.

Reinsurance

Reinsurance is purchased to limit exposure to potential losses arising from large risks and to provide additional capital and underwriting capacity for growth. Reinsurance is viewed as a capital management tool that also controls volatility and manages peak exposures. The amount of reinsurance purchased varies depending on line of business and market environment. Reinsurance purchase decisions are based not only on price and coverage terms, but also on availability of capacity from reinsurers of adequate financial strength and overall reinsurer relationships.

The financial strength of reinsurers is a paramount consideration in the placement of each program and in our overall relationship with each reinsurer. In a reinsurance transaction, an insurance company transfers, or cedes, all or part of its exposure in return for a portion of the premium. However, the ceding of insurance does not legally discharge the ceding insurer from its primary liability for the full amount of the policies, and the ceding insurer will be required to pay the loss and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement. We have a strong panel of reinsurance partners who provide additional review and validation of underwriting quality through regular detailed audit results.

Most of our reinsurance is purchased on a treaty basis. We also purchase a limited amount of facultative reinsurance. Treaty reinsurance contracts apply to multiple risks, while facultative reinsurance contracts cover only a single risk. We take a flexible approach to the purchase of treaty reinsurance in varying amounts across different lines of insurance depending upon, among other things, our underlying exposures, internal prescribed limits of retained risk and the availability and price of reinsurance protection. We purchase reinsurance on both quota share and excess of loss bases, with the larger premium cessions generally attributable to the quota share treaties.

Effective as of January 1, 2014, we have an 8% whole account quota share treaty through January 1, 2017 with the option to increase prospectively the ceded percentage to up to 16% at the beginning of any calendar quarter (the “Whole Account Treaty”). This provides us with capital flexibility to take advantage of opportunities in the specialty insurance market. The Whole Account Treaty, subject to its aggregate limits, applies to all of our insurance business after giving effect to facultative reinsurance (but excluding business written in our Syndicate 4000 at Lloyd’s, business that we front for other insurers and certain other business).

In addition to the Whole Account Treaty, we have substantial quota share reinsurance covering our property insurance business, including business written by Syndicate 4000 at Lloyd’s. The lowest $10 million layer of exposure is reinsured 37.5%, subject to various caps, under a quota share, leaving us with a net retained line of 54.5% after application of the Whole Account Treaty. For the next $10 million of exposure we have a quota share treaty which covers 82%, subject to various caps, leaving us with a net retention of 10% of this layer after the application of the Whole Account Treaty.

For most of our casualty insurance business, we retain 92% (net of the Whole Account Treaty) of the first $25 million of exposure and have a quota share treaty which reinsures 90% of up to $25 million of exposure in excess of $25 million, excluding business written by Syndicate 4000 at Lloyd’s, subject to an aggregate cap. The Whole Account Treaty does not apply to our casualty exposure in this excess layer.

We also purchase specialty quota share reinsurances with varying levels of subscriptions related to numerous risks, including onshore energy risks, healthcare-related exposures, various financial lines, political risk, environmental, flood, timber and terrorism. Our terrorism cover is purchased on a subscription basis from a group of insurers led by our Syndicate 4000 at Lloyd’s. (See “Regulation—U.S. Regulation—Terrorism Insurance.”) We also purchase several reinsurance programs on an excess of loss basis, whereby we retain losses up to a specified maximum amount, and the reinsurers agree to cover their respective portions of any losses in excess of that amount subject to negotiated limits. These include property catastrophe, energy, political risk, healthcare and aviation risks.

For 2013, our top ten reinsurers represented 78.6% of our total ceded reinsurance recoverables, and 96.8% of reinsurance recoverables were from reinsurers with an A.M. Best rating of A- or better. The following table sets forth, for 2013, our top ten reinsurers, their A.M. Best rating and the amount of reinsurance recoverables as of December 31, 2013:

Reinsurer	A.M. Best Rating	Reinsurance Recoverable as of December 31, 2013
		(in thousands)
Transatlantic Re	A	$149,323
Lloyd’s	A	94,588
Markel Corp	A	62,937
Partner Re	A+	56,085
Hannover Re	A+	44,955
Swiss Re	A+	42,640
Berkshire Hathaway	A++	32,651
Munich Re	A+	30,181
White Mountains	A	22,889
Fairfax Financial	A	16,675

Top 10 Total		552,924

Other		150,922

Ironshore Total		$703,846

Claims Management

We manage claims with the goal of minimizing adverse development of losses and loss expenses and appropriately setting loss reserves. Our claims staff is charged with responsibilities that include the review of initial loss reports, determination of whether further investigation is required, establishment and adjustment of case reserves and payment of claims. Claims personnel work throughout the Company and are integrated within the underwriting departments to improve understanding of the products and terms and conditions and to ensure prompt responses. Regular consultations between claims managers and underwriting staff help the underwriters identify adverse loss trends early on and factor them into their pricing decisions. We believe this provides a competitive advantage in both underwriting and renewal decisions and for originating new business.

Reserves for Insurance Claims

We are required by applicable insurance laws and regulations and under GAAP in the U.S. to establish loss reserves to cover the estimated liability for the payment of all losses and loss expenses incurred on the policies written. These reserves are recorded based upon management’s best estimates, and reserve estimates are reviewed on a quarterly basis. These reserves are balance sheet liabilities representing estimates of losses and loss expenses required to pay for insured claims that have occurred as of or before the balance sheet date. As a result, it is likely that the ultimate liability will differ from such estimates. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates.

We conduct comprehensive reassessments of loss reserving assumptions for all underwriting segments on a quarterly basis. Additionally, variances in actual results are compared to expectations. Businesses are categorized into homogenous groups and we apply industry standards to develop loss development expectations and incorporate pricing expectations and reserving with an on-site actuarial team within each line of business. A variety of standard statistical and actuarial methods are used to reasonably estimate ultimate expected losses and loss expenses. In addition, we retain an independent external actuary to review reserve levels on an annual basis.

For additional information on our reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Reserves for Losses and Loss Adjustment Expenses” and Note 8 of the notes to our audited consolidated financial statements.

Investment Portfolio

Investment Strategy

The investment and finance committee of our board of directors establishes our investment policy and reviews its implementation on a regular basis. The primary objectives of our investment portfolio are the preservation of capital and the generation of income to support the payment of claims, which should support the maintenance of a favorable rating from relevant rating organizations. A secondary objective is the maximization of our net worth through attractive risk adjusted total return strategies. Our investments are comprised mostly of investment grade fixed maturity securities but also include non-investment grade debt securities, equity securities and other private investments. We have a “buy and hold” investment philosophy focused on delivering stable investment income while limiting our exposure to investment losses.

We focus on investment grade fixed maturity investments of short to medium term duration, which we believe are reasonably matched with the duration of our liabilities under the insurance contracts we underwrite. Our internal investment policy allows us to maintain no more than 20% of our total investments in assets other than such investment grade fixed maturity investments.

We engage three primary independent investment advisors to manage our core fixed income investments on a discretionary basis, subject to the investment policies promulgated by our board of directors. In addition, our non-core fixed income investments are managed by independent investment advisors. The investment management fees, which vary depending on the investment strategy and the amount of assets under management, are included as a deduction to net investment income in our consolidated statements of operations.

In an effort to meet business needs, comply with applicable insurance regulatory requirements and mitigate risks, our investment guidelines provide restrictions on our portfolio’s composition, including limits on the type of issuer, sector limits, credit quality limits, portfolio duration and limits on permissible security types. We may direct our investment advisors to invest some of the investment portfolio in currencies other than the U.S. dollar based on the business we have written, the currency in which our loss reserves are denominated on our books, regulatory requirements or strategic asset allocation decisions.

Our investment performance is subject to a variety of risks, including risks related to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Investment guidelines restrictions have been established in an effort to minimize the effect of these risks but may not always be effective due to factors beyond our control. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A significant increase in interest rates could result in significant losses, realized or unrealized, in the value of our investment portfolio. Additionally, with respect to some of our investments, we are subject to prepayment and therefore reinvestment risk.

We regularly test the impact of a substantial reduction in our fixed maturity asset prices on our capital to evaluate capital adequacy.

Our Portfolio

As of March 31, 2014, fixed maturity securities represented approximately 94.7% of our total investments based upon market value, and were comprised of U.S. government and government agency securities (6.9%), non-U.S. government and government agency securities (2.6%), municipal securities (2.3%), corporate securities (35.4%), bank loans (10.0%), U.S. asset-backed securities (14.6%) and U.S. mortgage-backed securities (22.9%). The remainder of our investment portfolio consisted principally of equity securities (3.6%), consisting primarily of publicly traded U.S. common stock and debt mutual funds, short-term investments (1.3%), consisting of investments that have original maturities of one year or less when purchased, and other investments (0.4%). As of March 31, 2014, the weighted average duration of our fixed maturity securities was 2.6 years.

As of December 31, 2013, fixed maturity securities represented approximately 94.7% of our total investments based upon market value, and were comprised of U.S. government and government agency securities (7.5%), non-U.S. government and government agency securities (2.6%), municipal securities (2.1%), corporate securities (35.0%), bank loans (9.2%), U.S. asset-backed securities (11.9%) and U.S. mortgage-backed securities (26.4%). The remainder of our investment portfolio consisted principally of equity securities (3.6%), consisting primarily of publicly traded U.S. common stock and debt mutual funds, short-term investments (1.3%), consisting of investments that have original maturities of one year or less when purchased, and other investments (0.4%). As of December 31, 2013, the weighted average duration of our fixed maturity securities was 2.9 years.

Our investments in fixed maturity assets and equity securities are classified as trading and are carried at fair value, with related unrealized gains and losses recorded in net realized and unrealized gains (losses) on investments in earnings. We believe that accounting for investments as trading with all changes in fair value included in net income reduces an element of judgment because we are not required to perform an analysis of our investments for other-than-temporary impairment. Short-term investments are carried at cost, which approximates fair value.

The majority of fixed maturity unrealized losses can be attributed to increases in interest rates after securities were purchased rather than credit-related issues. All fixed maturity securities in our investment portfolio continue to pay the expected coupon payments under the contractual terms of the securities. Based on our analysis, our fixed maturity portfolio is of a high credit quality and we believe we will recover the amortized cost basis of our fixed maturity securities. We continually monitor the credit quality of our fixed maturity investments to assess if it is probable that we will receive our contractual or estimated cash flows in the form of principal and interest.

For additional information on our investment portfolio and investment returns, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three Months ended March 31, 2014 and 2013—Investing Activities,” “—Results of Operations for the Years ended December 31, 2013, 2012 and 2011—Investing Activities,” “—Financial Condition, Liquidity and Capital Resources—Financial Condition—Cash and Invested Assets” and Note 6 to our audited consolidated financial statements.

Ratings

The financial strength ratings, as assigned by independent rating agencies, evaluate several areas. Various independent rating agencies provide information and assign ratings to assist buyers of insurance in their search for financially sound insurers. Rating agencies regularly re-evaluate assigned ratings based upon changes in the insurer’s operating results, financial condition or other significant factors influencing the insurer’s business. A.M. Best has a rating system ranging from “A++” (Superior) to “F” (Liquidation). Fitch has a rating system ranging from “AAA” (Exceptionally strong) to “C” (Distressed). Standard & Poor’s has a rating system ranging from “AAA” (Extremely Strong) to “R” (Under Regulatory Supervision).

Ironshore Insurance, Ironshore Indemnity, Ironshore Specialty and IEL have an A.M. Best financial strength rating of “A” (Excellent-Stable).

All Lloyd’s syndicates benefit from Lloyd’s central resources, including the Lloyd’s brand, its network of global licenses and the central fund. The central fund is available at the discretion of the Council of Lloyd’s to meet any valid claim that cannot be met by the resources of any member. As all Lloyd’s policies are ultimately backed by this common security, a single market rating is applied. Lloyd’s as a market is rated as follows: A.M. Best: “A” (Excellent-Stable), Fitch: “A+” (Strong-Stable), and Standard & Poor’s: “A+” (Strong-Stable). Our Lloyd’s Syndicate 4000 benefits from these ratings.

Financial strength ratings are not an evaluation for the purpose of guidance for investors in our securities or a recommendation to buy, sell or hold the securities. Ratings are used by commercial investment banks, policyholders, brokers, ceding companies and investors in assessing the financial strength of insurers and thus are important in establishing each company’s competitive position in the industry. Ratings may be revised or revoked at the sole discretion of the rating agencies. In the normal course of business, we evaluate capital needs to support the volume of business written in order to maintain claims paying and financial strength ratings. Financial and other management information is regularly provided to rating agencies to both maintain and enhance existing ratings.

Employees

As of March 31, 2014, we had approximately 425 employees located in the U.S., approximately 50 employees located in Bermuda and approximately 135 employees located elsewhere. None of our employees are subject to a collective bargaining agreement and we are not aware of any current efforts to implement such an agreement. We believe we have good working relations with our employees.

Intellectual Property

We hold U.S. federal service mark registration of our corporate logo and several other company service mark and trademarks with the U.S. Patent and Trademark Office. We also hold registrations for certain of our service marks in the EU and other jurisdictions. Such registrations protect our intellectual property from confusingly similar use. We monitor our trademarks and service marks and protect them from unauthorized use as necessary. The Iron-Starr and Iron-Starr Excess trademarks are currently owned by Iron-Starr Excess Agency Ltd., which has agreed to assign the marks to joint owners Ironshore Inc. and Starr International Company, Inc. upon the occurrence of certain events which are expected to take place later this year, and as of the date of the assignment to continue to use the marks pursuant to a license from the joint owners.

Properties

We lease all of our office space, except for our Jackson, Mississippi office which was acquired in 2012 in connection with the ERR acquisition. Our U.S. segment leases office space in multiple locations in the U.S., including New York City; Boston, Massachusetts; Simsbury, Connecticut; Chicago, Illinois; St. Louis, Missouri; Los Angeles, California; Philadelphia, Pennsylvania; Houston, Texas; Atlanta, Georgia; and Miami, Florida. Our International segment leases office space in London, England; Dublin, Ireland; Toronto, Canada; Singapore; and Sydney, Australia. Our Bermuda segment leases office space in Hamilton, Bermuda.

As we continue to develop our business, we may open additional office locations in the future.

Legal Proceedings

We, in common with the insurance industry in general, are subject to litigation and arbitration in the normal course of our business. As of March 31, 2014, we were not a party to any litigation or arbitration that, individually or in the aggregate, is expected by management to have a material adverse effect on our results of operations, financial condition or liquidity.

Regulation

Many of the activities we conduct are subject to regulatory supervision in virtually all of the countries in which we are based or in which our activities are undertaken. Failure to comply with these regulations could lead to disciplinary action, including requiring insureds to be compensated for loss, the imposition of penalties and the revocation of our authorization to operate. Changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational modifications at various locations which could result in higher costs or hinder our ability to operate our business.

Cayman Islands Regulation

Ironshore Inc. is incorporated under the laws of the Cayman Islands. As a holding company, Ironshore Inc. is not subject to the insurance regulations of the Cayman Islands.

Bermuda Regulation

Ironshore Insurance, a Bermuda incorporated company, has been registered, and is regulated, as a Class 4 general business insurer by the Bermuda Monetary Authority (the “BMA”) pursuant to the Insurance Act 1978 of Bermuda (the “Insurance Act”). The Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements on all Bermuda insurance companies and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below. See also Note 21, “Statutory financial data—Bermuda,” of the notes to our audited financial statements for further information.

Minimum Solvency Margin and Enhanced Capital Requirements. The Insurance Act provides that the value of the statutory assets of the insurer must exceed the value of its statutory liabilities by an amount greater than the prescribed minimum solvency margin (“MSM”) and its enhanced capital requirement (“ECR”).

The MSM that must be maintained by a Class 4 insurer is the greatest of (i) $100 million, (ii) 50% of net premium written (with a credit for reinsurance ceded not exceeding 25% of gross premiums), (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves and (iv) 25% of its ECR.

The ECR for a Class 4 insurer is determined by reference to its BSCR or an approved internal capital model. The BSCR model is a risk-based capital model which provides a method for determining an insurer’s capital requirements (statutory capital and surplus) taking into account the risk characteristics of different aspects of the insurer’s business. The BSCR formulas establish capital requirements for eight categories of risk: fixed income investment risk, equity investment risk, interest rate/liquidity risk, premium risk, reserve risk, credit risk, catastrophe risk and operational risk. For each category, the capital requirement is determined by applying factors to asset, premium, reserve, creditor, probable maximum loss and operation items, with higher factors applied to items with greater underlying risk and lower factors for less risky items.

The Insurance Act mandates certain actions and filings with the BMA if Ironshore Insurance fails to meet and maintain its ECR or minimum solvency margin, including the filing of a written report detailing the circumstances giving rise to the failure and the manner and time within which the insurer intends to rectify the failure.

Eligible Capital. To enable the BMA to better assess the quality of its capital resources, Ironshore Insurance is required to disclose the makeup of its capital in accordance with the recently introduced “3-tiered capital system.” Under this system, all of the insurer’s capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of 3 tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified as Tier 1 Capital, lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, up to certain specified percentages of Tier 1, Tier 2 and Tier 3 Capital may be used to support the insurer’s minimum solvency margin and ECR.

Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Restrictions on Dividends and Distributions and Reductions of Capital. Ironshore Insurance is prohibited from declaring or paying a dividend if it is in breach of its ECR, minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividend would cause such breach. Where Ironshore Insurance fails to meet its solvency margin or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA. Further, Ironshore Insurance is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet its solvency margin or minimum liquidity ratio.

The restrictions on declaring or paying dividends and distributions under the Insurance Act are in addition to those under the Companies Act 1981 (the “Companies Act”), which apply to all Bermuda companies. Under the Companies Act, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities.

Ironshore Insurance must obtain the BMA’s prior approval for a reduction by 15% or more of the total statutory capital as set forth in its previous year’s financial statements.

Group Supervision. In 2012, the BMA notified us that it intended to act as group supervisor of the Ironshore group of insurance companies (the “Ironshore Group”) and designated Ironshore Insurance as the “Designated Insurer” of the Ironshore Group.

In accordance with current Bermuda group supervision and solvency and group enhanced capital rules, the Designated Insurer is responsible for ensuring that the Ironshore Group complies with, inter alia, the following:

Minimum Group Solvency Margin and Group Enhanced Capital Requirement (“Group ECR”). The Designated Insurer must ensure that the value of the insurance group’s assets exceeds the amount of the group’s liabilities by the aggregate minimum margin of solvency of each qualifying member of the group (the “Group MSM”).

The insurance group is required to maintain available group capital and surplus at a level equal to or in excess of the Group ECR which is established by reference to either the Group BSCR model or an approved group internal capital model. Similar to the BSCR for individual insurers, the Group BSCR model is a risk-based capital model which provides a method for determining an insurance group’s capital requirements (statutory capital and surplus) by taking into account the risk characteristics of different aspects of the insurance group’s business.

Group Eligible Capital. To enable the BMA to better assess the quality of the group’s capital resources, the Designated Insurer is required to disclose the makeup of its group’s capital in accordance with a

“3-tiered capital system.” Under this system, all of the insurance group’s capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of 3 tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified as Tier 1 Capital, lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, not less than certain specified percentages of Tier 1, Tier 2 and Tier 3 Capital may be used to satisfy the Group’s MSM and Group ECR requirements.

Supervision, Investigation, Intervention and Disclosure. If the BMA deems it necessary to protect the interests of the policyholders or potential policyholders of an insurer or insurance group, it may appoint one or more competent persons to investigate and report on the nature, conduct or state of the insurer’s or the insurance group’s business, or any aspect thereof, or the ownership or control of the insurer or insurance group. If the person so appointed thinks it necessary for the purposes of his investigation, he may also investigate the business of any person who is or has been at any relevant time, a member of the insurance group or of a partnership of which the person being investigated is a member.

If it appears to the BMA that the business of the registered insurer is being so conducted that there is a significant risk of the insurer becoming insolvent, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, or the minimum criteria stipulated in the Insurance Act is not or has not been fulfilled in respect of a registered insurer, or that a person has become a controller without providing the BMA with the appropriate notice or in contravention of a notice of objection, or the registered insurer is in breach of its ECR or that a designated insurer is in breach of any provision of the Insurance Act or the regulations or rules applicable to it, the BMA may issue such directions as appear desirable for safeguarding the interests of policyholders or potential policyholders of the insurer.

The BMA has the power to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda if it is satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities and that such cooperation is in the public interest. The grounds for disclosure by the BMA to a foreign regulatory authority without consent of the insurer are limited and the Insurance Act provides for sanctions for breach of the statutory duty of confidentiality.

Certain Other Bermuda Law Considerations. Although Ironshore Insurance is incorporated in Bermuda, it is classified as a nonresident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Ironshore Insurance may hold any currency other than Bermuda dollars and convert that currency into any other currency (other than Bermuda dollars) without restriction. Ironshore Insurance is permitted to hold Bermuda dollars to the extent necessary to pay its expenses in Bermuda.

U.S. Regulation

We are subject to extensive regulatory oversight in the U.S. jurisdictions in which we do business. Ironshore Indemnity and Ironshore Specialty (together, our “U.S. Insurance Companies”) are subject to further regulation and supervision by their respective states of domicile. State insurance laws and regulations are administered by insurance regulatory agencies, which often have broad powers and are primarily concerned with the protection of policyholders, rather than shareholders or other investors. These insurance laws and regulations vary from state to state, but generally relate to the standards of solvency that must be met and maintained, including risk-based capital (“RBC”) requirements; material transactions between an insurer and its affiliates; the licensing of insurers, agents, and brokers; approval of policy forms and rates; restrictions on policy terminations; the nature and limitations on the amounts of certain investments; limitations on the net amount of insurance of a single risk compared to the insurer’s surplus; deposits of securities for the benefit of policyholders; methods of accounting; periodic examinations of the financial condition and market conduct of insurance companies; the form and content of reports of financial condition required to be filed; and reserves for unearned premiums, losses, expenses and other obligations. See also Note 21, “Statutory financial data—United States,” of the notes to our audited financial statements for further information.

Although the insurance industry generally is not directly regulated by the federal government, federal legislation and initiatives can affect the industry and our business. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) was signed into law. Certain sections of Dodd-Frank pertain to the regulation and business of insurance. Specifically, the Federal Insurance Office was created; although it has limited initial authority, this authority could be expanded. Additionally, the Nonadmitted and Reinsurance Reform Act of 2010, which was a component of Dodd-Frank, attempts to coordinate the payment of surplus lines taxes and credit for reinsurance and simplify the process for insurers to become an eligible E&S insurer in the U.S. Implementation of Dodd-Frank is incomplete, and may change over time.

Assessments also may be levied against us as a result of participation in various types of state guaranty associations, state insurance pools for the uninsured, or other arrangements.

Ironshore Indemnity and Ironshore Specialty are organized and domiciled in Minnesota and Arizona, respectively. Although our U.S. Insurance Companies are regulated by state insurance departments and applicable state insurance laws in each state where they are licensed, authorized, accredited or surplus/excess lines eligible, the principal insurance regulatory authorities of Ironshore Indemnity and Ironshore Specialty are the Insurance Division of the Minnesota Department of Commerce (the “Minnesota DOC”) and the Arizona Department of Insurance (the “Arizona DOI”), respectively.

U.S. Insurance Holding Company Act Regulation. Ironshore Inc., as the indirect parent of our U.S. Insurance Companies, Ironshore U.S., as the direct parent company of our U.S. Insurance Companies, and their respective subsidiaries are subject to the insurance holding company laws of Minnesota and Arizona. These laws generally require an authorized insurer that is a member of a holding company system to register with the department of insurance and to furnish financial and other information about the operations of companies within the holding company system annually. Generally, all transactions between either of our U.S. Insurance Companies and another company in the holding company system, including sales, loans, reinsurance agreements and service agreements, must be fair and reasonable and, if material or of a specified category, require prior notice and approval or non-disapproval by the Insurance Commissioner of the Minnesota DOC or the Director of the Arizona DOI, as applicable (each, the “Commissioner”).

The insurance laws of each of Minnesota and Arizona prohibit any person from acquiring control of our U.S. Insurance Companies, directly or indirectly by obtaining control of Ironshore Inc. or Ironshore U.S., unless that person has filed a notification with specified information with the Commissioner and has obtained the Commissioner’s prior approval. Under both the Minnesota and Arizona statutes, acquiring 10% or more of the voting stock of an insurance company or its direct or indirect parent company is presumptively considered an acquisition of control, although this presumption may be rebutted. Accordingly, any person or entity that acquires, directly or indirectly, 10% or more of the voting securities of Ironshore Inc., Ironshore U.S., or one of our U.S. Insurance Companies without the prior approval of the Commissioner will be in violation of these laws and may be subject to injunctive action, which could include requiring disposition of the securities, seizure of the securities by the Commissioner, a prohibition against voting the securities, or other actions that may be taken by the Commissioner.

In addition, some U.S. state insurance laws require prior notification to the state’s insurance department if there is a change in control of a non-domiciliary insurance company licensed in that state. While these prior notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist, such as undue market concentration. In addition, any transactions that would constitute a change in control of Ironshore Inc., Ironshore U.S. or our U.S. Insurance Companies may require prior notification in those states that have adopted pre-acquisition notification laws. These laws, together with the domiciliary change of control laws, may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Ironshore Inc., Ironshore U.S., or our U.S. Insurance Companies, including through transactions that some or all of our shareholders might consider to be desirable, including unsolicited transactions.

Payment of Dividends. The ability of each of our U.S. Insurance Companies to pay dividends is subject to restrictions set forth in the insurance laws and regulations of the each U.S. Insurance Company’s state of domicile. Both of our U.S. Insurance Companies must seek regulatory approval at least 30 days prior to payment of an extraordinary dividend or distribution, or payment of a dividend from a source other than earned surplus (determined as of the end of the immediately preceding quarter for which the insurer has filed a quarterly or annual statement). Such an extraordinary dividend, extraordinary distribution or a dividend paid from a source other than earned surplus cannot be paid unless the Commissioner has approved such payment or has failed to disapprove the payment within the 30-day period. Under both Arizona and Minnesota insurance law, an extraordinary dividend or extraordinary distribution includes any dividend, distribution of cash or other property the fair market value of which together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of (i) 10% of the insurer’s surplus as regards policyholders as of the 31st day of December next preceding, or (ii) the net income for the 12-month period ending on the 31st day of December next preceding, but does not include pro rata distributions of any class of the insurer’s own securities. For purposes of this calculation, the Minnesota statute provides that “net income” excludes realized capital gains. Additionally, in both Minnesota and Arizona, a domestic insurer must give prior notice to the Commissioner of its intention to pay any dividend or make any distribution other than an extraordinary dividend, and must also notify the Commissioner within five days following declaration of such dividend or distribution. Following any payment of a dividend, the insurer’s surplus as regards policyholders must be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

Risk-Based Capital. The National Association of Insurance Commissioners (the “NAIC”) uses an RBC model law to monitor the solvency of licensed life, health, and property and casualty insurance and reinsurance companies. Both Minnesota and Arizona have adopted the NAIC’s model law. The RBC calculation is used to measure an insurer’s capital adequacy with respect to the risk characteristics of the insurer’s premiums written and unpaid losses and loss adjustment expenses, rate of growth and quality of assets, among other measures. Based on the results of the RBC calculation, insurers may be subject to varying degrees of regulatory action, depending upon the level of their capital inadequacy. The statutory capital of each of our U.S. Insurance Companies is above the level that would require any regulatory or corrective action or reporting.

Credit for Reinsurance. The ability of a ceding insurer to take credit for the reinsurance purchased from reinsurance companies is a significant component of reinsurance regulation. Typically, a ceding insurer will only enter into a reinsurance agreement if it can obtain credit to its reserves on its statutory basis financial statements for the reinsurance ceded to the reinsurer. With respect to U.S. domiciled reinsurers that reinsure U.S. ceding insurers, credit may be granted when the reinsurer is licensed or accredited in the state where the ceding insurer seeks to take credit for the reinsurance. Pursuant to Dodd-Frank, if the ceding insurer’s state of domicile is accredited by the NAIC or has similar solvency standards, the ceding insurer will only need to seek credit in its state of domicile. Otherwise, a ceding insurer will seek credit for reinsurance in the state where it is domiciled and in states in which it is licensed. States also generally permit ceding insurers to take credit for reinsurance if the reinsurer is (i) domiciled in a state with a credit for reinsurance law that is substantially similar to the standards in the ceding insurer’s state of domicile (or other state where credit is sought), and (ii) meets certain financial requirements. Credit for reinsurance purchased from a reinsurer that does not meet the foregoing conditions is generally allowed only to the extent that such reinsurer secures its obligations with qualified collateral.

Both of our U.S. Insurance Companies purchase reinsurance from Ironshore Insurance. Ironshore Insurance is not licensed, accredited or otherwise approved in any state in the U.S. Consequently, Ironshore Insurance must collateralize its obligations to each of our U.S. Insurance Companies for either such company to obtain credit on its statutory basis financial statements for reinsurance purchased from Ironshore Insurance.

Our U.S. Insurance Companies are both presently permitted financial statement credit in respect of all ceded reinsurance.

Terrorism Insurance. On November 26, 2002, the federal Terrorism Risk Insurance Act of 2002 (“TRIA”) became law. TRIA has been amended subsequently by the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”), and is reauthorized through December 31, 2014. TRIPRA provides for a federal backstop for terrorism losses in certain commercial lines resulting from an act of terrorism certified as such by the Secretary of the Treasury in concurrence with the Secretary of State and the U.S. Attorney General. Under TRIPRA, losses resulting from acts of foreign or domestic terrorism in certain commercial property and casualty lines will be partially reimbursed by the U.S. under a formula whereby the government pays 85% of covered terrorism losses exceeding a prescribed deductible to the insurance company providing the coverage. The deductible is 20% of the insurer’s direct earned premium in TRIPRA-eligible lines in the calendar year prior to the occurrence of the act of terrorism. As long as certain disclosures are contained within insurance policies providing coverage for terrorism losses under TRIPRA, such losses are capped at $100 billion annually, after which neither the federal government nor any insurer which has met its deductible will be liable for any losses covered by TRIPRA. Coverage under TRIPRA must be made available to policyholders, with certain specified exceptions, in commercial property and casualty policies. The immediate effect of TRIPRA, as regards state regulation, was to nullify terrorism exclusions to the extent they exclude losses that would otherwise be covered under the act. Bills to reauthorize TRIA have been introduced in both the House of Representatives and Senate and are currently pending committee action.

If TRIPRA expires at December 31, 2014, we will have limited exposure to loss due to a terrorist act in the United States. Generally speaking, our policies in lines most heavily exposed to terrorism risk (most significantly, property insurance) include sunset provisions pursuant to which terrorism coverage would expire if TRIPRA is not extended at December 31, 2014. For property policyholders desiring continuing coverage for terrorism after that date, we facultatively procure reinsurance in Lloyd’s, most often through a line slip led by our Syndicate 4000, which can provide up to $340 million of cover per risk of which Syndicate 4000 takes approximately 12% (i.e., up to $40 million). Syndicate 4000 in turn has $70 million of retrocessional coverage in excess of a $5 million retention. Syndicate 4000 monitors its accumulations of exposures due to terrorism on a geographic basis, limiting its exposure on any assumed impact zone (using a circle of 250 meters radius from the situs of the insured property) to $75 million (i.e., $5 million net of the retrocessional coverage). If, however, a terrorist incident in the U.S. post-expiration of TRIPRA implicates multiple impact zones and/or lines of coverage other than property insurance, we could be exposed to more than $5 million of loss. On casualty risks, we do not include sunset provisions but do not view ourselves as having material exposure to terrorism risk on the types of accounts we write.

U.K. Regulation

Regulation by the PRA and the FCA. PMA is regulated by the U.K. Prudential Regulation Authority (“PRA”) and the Financial Conduct Authority (“FCA”). The PRA and the FCA have substantial powers of intervention in relation to Lloyd’s managing agents (such as PMA), including the power to remove their authorization to manage Lloyd’s syndicates and the power to impose restrictions on their authorization. In addition, each year the PRA requires Lloyd’s to satisfy an annual solvency test which measures whether Lloyd’s has an appropriate amount of assets in the aggregate in respect of the outstanding liabilities of its members, both current and in run-off. If Lloyd’s fails this test, the PRA may require Lloyd’s to cease trading and/or its members to cease or reduce underwriting. Future regulatory changes or action taken by the PRA or the FCA could interfere with the business strategy or financial assumptions of PMA and ICCL, possibly resulting in an adverse effect on their financial condition and operating results.

The PRA and the FCA regulate the acquisition of “control” of Lloyd’s managing agents. Any company or individual that (together with any person with whom he is acting in concert) directly or indirectly acquires 10% or more of the shares in a Lloyd’s managing agent or any parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such managing agent or any parent company, would be considered to have acquired “control” for the purposes of the relevant legislation, as would a person who had significant influence over the management of such managing agent or parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the shares of Ironshore Inc. would therefore be considered to have acquired “control” of PMA.

Under the Financial Services and Markets Act 2000 (“FSMA”), any person proposing to acquire “control” over a Lloyd’s managing agent must give prior notification to the PRA in the form of a detailed application form and obtain its prior approval. The PRA also expects proposed controllers to discuss the change of control and the information to be included in the application as part of a “pre-application process” before submission of the application form. The PRA will normally consult with the FCA throughout the application process. Once the formal application is submitted to the PRA, the PRA will have 60 working days to consider the application, although this time period will only run once the PRA has acknowledged the application as being complete and the PRA is able to “stop the clock” once for a period of up to a further 30 working days if it considers that further information is required. The change of control application process can therefore take many months to complete. Acquiring control without making the relevant prior application is a criminal offence and could result in action being taken against PMA and the proposed “controller.”

Lloyd’s Regulations and Requirements. The operations of PMA Syndicate 4000 (“Syndicate”) and its sole corporate member, ICCL, are franchised and regulated by Lloyd’s. The Lloyd’s Franchise Board requires annual approval of PMA’s business plan for the Syndicate, including maximum underwriting capacity, and may require changes to any business plan presented to it or additional capital to be provided by the member of the Syndicate to support the underwriting business. Lloyd’s also imposes various charges and levies on its members. If material changes in the business plans for the Syndicate were required by Lloyd’s, or if charges and levies payable by ICCL to Lloyd’s were to increase significantly, these events could have an adverse effect on the operations and financial results of PMA and ICCL.

We predominantly participate in the Lloyd’s market through ICCL, a Lloyd’s corporate member. By entering into a membership agreement with Lloyd’s, ICCL undertakes to comply with all Lloyd’s bye-laws and regulations as well as the provisions of the Lloyd’s Acts and FSMA that are applicable to it. The underwriting capacity of a member of Lloyd’s must be supported by providing a deposit (referred to as “Funds at Lloyd’s”) in the form of cash, eligible securities or letters of credit. The amount of such deposit is calculated for each member by Lloyd’s through the application of a capital model which is based on the regulatory capital rules that are expected to apply once European directive 2009/138/EC and its transposing laws and subordinate regulation (“Solvency II”) become binding in the U.K., plus an uplift applied by Lloyd’s. If the required amount of Funds at Lloyd’s were materially increased, this could have an adverse effect on the operations and financial results of PMA and ICCL.

The financial security of Lloyd’s syndicates is regularly assessed by three independent rating agencies (A.M. Best, Standard & Poor’s, Fitch Ratings). A satisfactory credit rating issued by an accredited rating agency is commercially necessary for Lloyd’s syndicates to be able to trade in certain classes of business at current levels. The business operations of PMA and ICCL would be adversely affected if Lloyd’s current ratings were downgraded.

The Council of Lloyd’s has wide discretionary powers to regulate corporate members and managing agents operating at Lloyd’s. It may, for instance, change the basis on which syndicate expenses are allocated or vary the assets accepted as Funds at Lloyd’s or the investment criteria applicable to the provision of Funds at Lloyd’s. The exercise of these powers and any change in the regulation of Lloyd’s (including as a result of the implementation of Solvency II) could interfere with the business strategy or financial assumptions of PMA and ICCL, possibly resulting in an adverse effect on their financial condition and operating results.

If a member of Lloyd’s is unable to pay its debts to policyholders, such debts may at the discretion of Lloyd’s be paid by the Lloyd’s Central Fund, which in many respects acts as an equivalent to a state guaranty fund in the U.S. If Lloyd’s determines that the Central Fund needs to be increased, it has the power to assess premium levies on current Lloyd’s members. The Council of Lloyd’s has discretion to call Lloyd’s members to provide an amount of up to 3% of members’ underwriting capacity in any one year as a Central Fund contribution.

Lloyd’s approval is also required before any person can acquire “control” (as defined above in relation to regulation by the PRA and the FCA) of a Lloyd’s managing agent or Lloyd’s corporate member. Any proposed controller of PMA and ICCL will therefore have to submit certain application forms to Lloyd’s, although the application process is not usually as complex as the one required by the PRA and the FCA.

Payment of Dividends. Dividends from PMA and ICCL can be declared and paid provided there are profits available for distribution in accordance with UK company law and neither the PRA nor Lloyd’s objects to such payment on regulatory grounds.

Other Applicable Laws. Lloyd’s worldwide insurance and reinsurance business is subject to various regulations, laws and treaties of the European Union and each nation, state and locality in which it operates. Material changes in law or regulation could have an adverse effect on Lloyd’s and its managing agencies and corporate members, including PMA and ICCL.

See also Note 21, “Statutory financial data—United Kingdom and Lloyd’s,” of the notes to our audited financial statements for further information.

Other European Regulation

Irish Regulation. The insurance industry in Ireland is regulated by the Central Bank of Ireland, or the CBI. Our Irish operating subsidiary, IEL, is subject to regulation by the CBI under a variety of Irish rules and regulations. IEL must comply with the Irish Insurance Acts 1909 to 2011, regulations promulgated thereunder, regulations relating to insurance business promulgated under the European Communities Act 1972, the Irish Central Bank Acts 1942 to 2010, as amended, regulations promulgated thereunder and directions and guidelines and codes of conduct issued by the CBI, which we refer to collectively as the Irish Insurance Acts and Regulations.

IEL is required to maintain statutory reserves, particularly in respect of underwriting liabilities, and a solvency margin as provided for in the Irish Insurance Acts and Regulations. Assets constituting statutory reserves must comply with admissibility, diversification, localization and currency matching rules. Statutory reserves must be actuarially certified annually.

Anyone acquiring or disposing of a direct or indirect holding in an Irish authorized insurance company that represents 10% or more of the capital or of the voting rights of such company or that makes it possible to exercise a significant influence over the management of such company, or anyone who proposes to decrease or increase that holding to specified levels, must first notify the CBI of their intention to do so. Any Irish authorized insurance company that becomes aware of any acquisitions or disposal of its capital involving the specified levels must also notify the CBI. The specified levels are 20%, 33% and 50% or such other level or ownership that results in the company becoming the acquiror’s subsidiary within the meaning of Article 20 of the European Communities (Non-Life Insurance) Framework Regulations 1994. The CBI has three months from the date of submission of a notification within which to oppose the proposed transaction if the CBI is not satisfied as to the suitability of the acquirer in view of the necessity “to ensure prudent and sound management of the insurance undertaking concerned.” As a result of these restrictions, no person, corporation or entity is permitted to acquire control of Ironshore Inc., IEL or any intermediary company unless such person, corporation or entity has obtained the prior approval of the CBI.

IEL will be required to comply with the Solvency II Directive when it is implemented. Solvency II takes a risk-based approach to the authorization and supervision of (re)insurers. It comprises three “pillars” dealing with quantitative requirements, including capital requirements, qualitative requirements, such as risk management and control systems, and supervisory reporting and disclosure requirements. The envisaged implementation date of January 1, 2014 for Solvency II was not met by the European insurance industry and it is not possible at this time to project with certainty when the implementation date will be. Despite the delay in implementing Solvency II, European regulators and lawmakers are encouraging the European insurance industry to put certain aspects (particularly in relation to the qualitative requirements) of the Solvency II regime in place ahead of its formal implementation date. The European Insurance and Occupational Pensions Authority has advised that it will issue interim guidelines for national regulators. The CBI is likely to support any such European initiative.

Other European Regulation. The EU has established a harmonized system for regulation and supervision of the insurance sector. This includes a passporting regime under which insurers and insurance intermediaries authorized in one EEA member state have the right, subject to regulatory notifications and there being no regulatory objections from the home state regulator, to establish branches in other EEA states from which it may provide insurance intermediary services in respect of the Lloyd’s syndicates of which it is the managing agent, and also has the right to provide such insurance intermediary services directly into other EEA member states on a cross-border basis from its U.K. head office. Subject to such notifications and non-objections, IEL, being an insurer established in Ireland, has the right to establish branches in other EEA member states from which it may carry on insurance business, and also has the right to carry on insurance business in other EEA member states on a cross-border basis from its head office in Ireland.

It is currently expected that EU insurers will be required to comply with the national law implementing Solvency II Directive, and with any associated provisions of an EU law which have direct effect in EU member states, with effect from January 1, 2016. These requirements will apply directly to, and may have a significant effect on, the business of IEL in its capacity as an insurer. Although they will not apply directly to PMA, which is not an insurer, they will apply to the Lloyd’s syndicates of which PMA is the managing agent, and so may also have a significant impact on PMA’s business.

MANAGEMENT

Directors and Executive Officers

The table below sets forth certain information concerning our current executive officers and directors, including their ages as of June 1, 2014. Our board of directors to be in place upon effectiveness of the registration statement of which this prospectus forms a part may be different from that set forth below. We will include the information for such board of directors in a subsequent filing of such registration statement. For information on the term and composition of our board of directors, see “—Composition of the Board of Directors,” below. Our executive officers are appointed by our board of directors and have no set term of office.

Name	Age	Title
Kevin H. Kelley	63	Director and Chief Executive Officer of Ironshore Inc.
Shaun E. Kelly	51	Director and President of Ironshore Inc.; Chief Executive Officer of Ironshore U.S. Operations
Jonathan D. Bilzin	41	Director
John Clements	53	Director
Aaron D. Cohen	38	Director
David A. Donnini	49	Director
Boris M. Gutin	39	Director
James A. Halow	38	Director
Keith S. Hynes	61	Director
Jonathan H. Kagan	57	Director
David E. King	55	Director
Douglas R. Korn	51	Director
Samuel G. Liss	57	Director
Dennis L. Mahoney	63	Director
Michael E. Morrill	54	Director
Ronald A. Sandler	62	Director, Chairman of the Board of Directors
Eric A. Simonson	68	Director
Mark N. Williamson	51	Director
Paul J. Zepf	49	Director
Mitchell E. Blaser	63	Chief Operations Officer of Ironshore Inc.; Chief Executive Officer of Ironshore Insurance
Paul S. Giordano	51	General Counsel and Secretary of Ironshore Inc.; Chairman of Political Risk, Surety and Special Risk
Joseph W. Roberts	43	Chief Financial Officer of Ironshore Inc.
Mark H. Wheeler	48	Chief Executive Officer of Ironshore International

Kevin H. Kelley has been a director and Chief Executive Officer of Ironshore Inc. since 2008. Mr. Kelley has also been Chairman of Ironshore U.S. since 2009. Prior to joining Ironshore, Mr. Kelley was Chairman of the board of directors and Chief Executive Officer of Lexington Insurance Company, a unit of AIG, where he started in 1975.

Shaun E. Kelly has been a director and President of Ironshore Inc. since 2008. Since 2009, Mr. Kelly has also been a director, President and Chief Executive Officer of Ironshore U.S. Operations. Prior to joining Ironshore, Mr. Kelly was President and Chief Operating Officer of Lexington. Mr. Kelly was also Vice President of AIG’s Property Casualty Group and Chief Executive Officer of Risk Specialties Companies, Inc., providing business on behalf of Lexington and other specialty carriers. During Mr. Kelly’s time with AIG, since 1986, he held a number of senior management positions with AIG’s Environmental Operations and AIG’s Risk Management and Industry Specialties Groups.

Jonathan D. Bilzin has been a director of Ironshore Inc. since 2006. Mr. Bilzin is a Managing Director and a member of the management committee of TowerBrook Capital Partners L.P. (“TowerBrook”), an independent investment management firm. Mr. Bilzin has worked at TowerBrook since 2005. Prior to joining TowerBrook, Mr. Bilzin was a Managing Director and Partner at Soros Private Equity Partners and was a member of the principal investment area and real estate principal investment area of Goldman Sachs. Mr. Bilzin serves on the board of directors of numerous TowerBrook portfolio companies including Ladder Capital Corp., Sound Inpatient Physicians, Inc., Unison Site Management II, L.L.C., Rave Holdings LLC, Shale-Inland Holdings, LLC and Wilton Products. Mr. Bilzin also served on the board of directors of Spheris Holdings III, Inc. from 2004 to 2010. Mr. Bilzin received a Master of Business Administration degree from Stanford University.

John Clements has been a director of Ironshore Inc. since 2006. Mr. Clements has been the Managing Partner of Tara Investment Partners LLC, a private investment partnership that invests in the insurance industry, since 2005. He was a co-founder of Integro Ltd. (“Integro”) and has served as chairman of its board of directors since May 2014, as vice-chairman of its board of directors from 2010 to 2014 and as senior advisor since its formation in 2005. Mr. Clements was also a principal of MMC Capital/Trident Funds from 1996 to 2005. Mr. Clements initially became a director of Ironshore Inc. pursuant to a provision in our articles of association under which Tara Partners Fund LLC and Tara Partners Fund II LLC are entitled to designate one person to serve as a director if they and related partners own at least 500,000 ordinary shares in the aggregate. This provision will terminate upon closing of this offering. He has been a director at several other private companies in the property and casualty insurance industry, including Advisen Ltd. where he has served as director since 2000. Mr. Clements is also a member of the Board of Overseers of the School of Risk Management at St. John’s University.

Aaron D. Cohen has been a director of Ironshore Inc. since 2009. Mr. Cohen is currently a Managing Director of GTCR LLC, a private equity firm, which he joined as an associate in 2003. Prior to working at GTCR LLC, Mr. Cohen worked at Hicks, Muse, Tate & Furst and in the mergers & acquisitions group of Salomon Smith Barney. Mr. Cohen is also a director of AssuredPartners, Callcredit Information Group, Fundtech, Opus Global, Premium Credit Limited and Protection 1. Mr. Cohen holds a Bachelor of Science degree in accountancy from the University of Illinois at Urbana-Champaign.

David A. Donnini has been a director of Ironshore Inc. since 2009. Mr. Donnini has been a Managing Director of GTCR LLC since 1993, which he joined as an associate in 1991. Mr. Donnini leads GTCR’s Growth Business Services investment team and co-heads the Financial Services and Technology investment team. Prior to joining GTCR LLC, he worked as an associate consultant at Bain & Company. Mr. Donnini is also a director of AssuredPartners, Protection 1, Sterigenics and Land Lease Group, and previously served on the board of directors of Prestige Brands. Mr. Donnini holds a Master of Business Administration degree from Stanford University, and a Bachelor of Arts degree in economics from Yale University.

Boris M. Gutin has been a director of Ironshore Inc. since 2011. Mr. Gutin is a Managing Director and a member of the investment committee of GCP Capital Partners, a manager of private equity funds. Mr. Gutin joined GCP’s predecessor fund, Greenhill Capital Partners, in 2003 and joined GCP at its formation in 2009. Mr. Gutin has led or been on the investment team for the majority of Greenhill Capital Partners’ financial services and insurance investments. Mr. Gutin is a member of the board of directors of Eastern Virginia Bankshares, Trans-Fast Remittance, Continental Bank, Clearview Risk and RKJS Bank. Mr. Gutin was previously a director of Acrisure Insurance and Hercules Offshore. Mr. Gutin previously worked at Goldman Sachs and American Securities Capital Partners. Mr. Gutin received a Bachelor of Arts degree in economics from Johns Hopkins University and a Master of Business Administration degree from Harvard Business School.

James A. Halow has been a director of Ironshore Inc. since 2006. Mr. Halow has been with Calera Capital, a private investment partnership, since 2000 and is a Managing Director and member of the General Partner of Calera Capital. He also serves as a director of Rock-It Cargo, a specialty logistics provider, and the non-profit Okizu Foundation. He previously worked for Salomon Smith Barney’s technology investment banking group. Mr. Halow has a Bachelor of Arts degree in economics and English from Stanford University.

Keith S. Hynes has been a director of Ironshore Inc. since 2010. From September 1999 until his retirement in March 2007, Mr. Hynes served as Executive Vice President and Chief Financial Officer of Max Re Capital Ltd., an insurance and reinsurance company. From 1994 to 1999, Mr. Hynes held various senior management positions, including Executive Vice President and Chief Financial Officer, at RenaissanceRe Holdings, Ltd. From 1983 to 1994, Mr. Hynes held various positions, including Chief Financial Officer and Chief Underwriting Officer, at Hartford Steam Boiler Inspection & Insurance Co. Mr. Hynes held various positions at Aetna Life & Casualty from

1978 to 1983. Mr. Hynes served as director of Majestic Capital, Ltd. from 2006 to 2011 and was previously a director of Grand Central Re Ltd. and DaVinci Holdings Ltd. Mr. Hynes received a Bachelor of Science degree in math and computer science from the State University of New York at Albany and a Master of Business Administration degree from Amos Tuck School of Business Administration and is a chartered financial analyst.

Jonathan H. Kagan has been a director of Ironshore Inc. since 2006. Mr. Kagan has been a Managing Principal of Corporate Partners LLC, a private equity firm, since 2006. Previously, Mr. Kagan was a Managing Director of Corporate Partners I, which he joined in 1990, and of Centre Partners Management LLC, which managed the Centre Capital funds. He began his career in the investment banking division of Lazard Fréres & Co. in 1980 and became a General Partner in 1987, where he helped head the corporate finance and capital markets areas.

David E. King has been a director of Ironshore Inc. since 2006. Mr. King is the Founder and Senior Managing Director of Culpeper Capital Partners LLC, a private firm focused exclusively on investments in the financial services industry. Mr. King founded Culpeper Capital in 2011. Prior to starting Culpeper Capital, Mr. King was a Senior Managing Director at Irving Place Capital (“IPC”), a middle-market private equity firm focusing on investments in the financial and business services sectors and was a member of IPC’s Investment and Advisory Committees. Previously, he was a Managing Director of McCown De Leeuw & Co., where he worked from 1990 to 2000. He serves on the boards of Doral Financial Corporation and a number of private companies in financial services. Mr. King received his Bachelor of Arts degree from Rice University, his Master of Science degree from Stony Brook University and his Master of Business Administration degree from Stanford University.

Douglas R. Korn has been a director of Ironshore Inc. since 2010. Mr. Korn is a Senior Managing Director and Partner of IPC. Prior to joining IPC at the end of 1998, Mr. Korn worked in private equity as a Managing Director of Eos Partners and as a Vice President of Blackstone Group, after beginning his career in investment banking at Morgan Stanley. He has served as chairman and/or a member of the board of directors of numerous public and private companies over a 25-year career in private equity. Mr. Korn is currently a member of the boards of directors of Chromalox, Inc. and CH4 Energy, and formerly served on boards including Victor Technologies Holdings, Playcore, Inc., Aearo Technologies, and Vitamin Shoppe, Inc. He also serves on charitable boards including the United States Holocaust Memorial Council and as an overseer of the University of Pennsylvania’s Graduate School of Education. Mr. Korn earned a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania and a Master of Business Administration from Harvard Business School.

Samuel G. Liss has been a director of Ironshore Inc. since 2014. Mr. Liss was a founder of Whitegate Partners, LLC, an advisory firm focusing on the financial and business services sectors, and has been a principal since its inception in 2010. From 2004 to 2010, Mr. Liss served as Executive Vice President and member of the Management Committee at Travelers Insurance Companies, Inc., a provider of property casualty insurance for auto, home, and business, and served for a period as lead executive and business head of Travelers’ financial, professional, and international insurance divisions. He previously was a Managing Director at Credit Suisse First Boston in senior investment banking advisory and execution and equity roles and began his career as an equity analyst at Salomon Brothers with an initial focus on the insurance sector. Mr. Liss currently serves on the boards of directors of Verisk Analytics, Inc. and DST Systems, Inc. and currently serves on the audit committees of both companies. Mr. Liss is an adjunct professor focusing on corporate governance at both NYU Stern Graduate School of Business and Fordham University Graduate School of Business. He received his Bachelor of Arts degree from Wesleyan University, pursued graduate studies at London School of Economics and Political Science and received his Master of Business Administration degree from New York University.

Dennis L. Mahoney has been a director of Ironshore Inc. since 2012. At Aon plc, a global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting, Mr. Mahoney held various high level positions from 1997 until his retirement in 2009, including Chairman & CEO of Aon Group Limited and Chairman of Aon Global. Mr. Mahoney began his career at Price Forbes in 1969 in the claims division before moving into insurance broking. In 1982, Sedgwick Ltd. acquired Price Forbes, appointing Mr. Mahoney as director. He joined Alexander Howden in 1984 and held various positions through 1997 including Chairman & CEO of its U.K. Operations as well as Chairman & CEO of Alexander Howden. Among his many other leadership roles, Mr. Mahoney served as the first Chairman of the World Insurance Network and as past President of the Insurance Institute. He has served as Chairman of Troika, a U.K. government-sponsored insurer created to provide critical insurance coverage that was not available in the commercial market at the time.

Michael E. Morrill has been a director of Ironshore Inc. since 2013. Mr. Morrill has served in various roles at subsidiaries of Axis Capital Holdings Limited, a global insurance and reinsurance company, including Chief Executive Officer and President of AXIS Reinsurance Company from August 2002 until his retirement in July 2011. From 2001 to 2002, he served as the President and Chief Executive Officer of Gerling Global Reinsurance Corporation of America. From 1996 to 2001, he served as Chief Underwriting Officer for North America and Senior Vice President at Transatlantic Reinsurance Company. He has also held senior management and underwriting positions at Munich American Reinsurance Company, Cologne Reinsurance Company of America and Christiania General Insurance Company.

Ronald A. Sandler has been a director of Ironshore Inc. and Chairman of our board of directors since 2007. Mr. Sandler was Chief Executive Officer of Lloyd’s from 1995 until 1999 and subsequently Chief Operating Officer of NatWest Group, a financial services group. He has been chairman of numerous companies, including Northern Rock Plc, Phoenix Group and Paternoster Ltd, and is a member of the advisory board of Palamon Capital Partners.

Eric A. Simonson has been a director of Ironshore Inc. since 2011. From 2002 until his retirement in 2008, he was Senior Vice President and Chief Investment Officer of Allstate Insurance Company, a property and casualty insurance company. From 2000 to 2002, he served as Corporate Advisor to Samsung Life Insurance Company, and from 1996-2000 he was Senior Vice President and Chief Investment Strategist at John Hancock Financial Services. Prior to that, from 1975-1996, Mr. Simonson held various executive positions in the investment group of Prudential Insurance Company of America including serving as President of its institutional asset management business. Mr. Simonson has a Bachelor of Arts degree in sociology from Princeton University and a Master of Business Administration degree from Columbia University.

Mark N. Williamson has been a director of Ironshore Inc. since 2006. Mr. Williamson is a Managing Partner of Calera Capital and a member of the General Partner of Calera Capital, which he joined in 1996. Mr. Williamson currently serves as Chairman of the board of directors of IPS Corporation, a manufacturer of specialty building materials. Mr. Williamson also serves on the board of directors of Direct General Corporation, an auto insurance company, SterlingBackcheck, a background checking and verifications company and Sleepy’s LLC, a specialty retailer. Mr. Williamson was formerly a member of the board of Tarquin PLC, a Lloyd’s underwriter, and has been a director of several private companies. Mr. Williamson received a Master of Business Administration degree from Harvard Business School.

Paul J. Zepf has been a director of Ironshore since 2006. Mr. Zepf has been a Managing Director of GCI Development LLC since February 2014. Previously, he was a Managing Principal and Managing Director of Corporate Partners Management LLC and of Centre Partners Management LLC. Mr. Zepf also has been a Managing Principal and Managing Director of Lazard Alternative Investments and Lazard Fréres & Co. He began his career with the Merchant Banking Department of Morgan Stanley & Co. in 1987. He received a Bachelor of Arts degree in economics from the University of Notre Dame.

Mitchell E. Blaser has been Chief Operations Officer of Ironshore Inc. since 2008. Mr. Blaser has also been Chief Executive Officer of Ironshore Insurance since 2009. From 2006 to 2012, he was Chief Financial Officer of Ironshore Inc. From 2001 to 2005, Mr. Blaser was Chief Financial Officer of Swiss Re (Americas division). Prior to Swiss Re, Mr. Blaser was part of the leadership team at Marsh, the insurance services subsidiary of Marsh & McLennan Companies, and served in a variety of roles from 1973 to 2001 including

Global Chief Financial Officer and Head of Technology and Corporate Services. Mr. Blaser has a Bachelor of Business Administration degree from The George Washington University and a Master of Business Administration degree from Pace University.

Paul S. Giordano has been Executive Vice President, General Counsel & Secretary of Ironshore Inc. since 2009. Since 2012, Mr. Giordano also has served as chairman of Ironshare’s political risk, surety and special risk insurance businesses. Prior to joining Ironshore, Mr. Giordano served as President, Chief Executive Officer and Deputy Chairman of Syncora Holdings Ltd., a financial guarantee insurance provider from 2006 to 2008. From 2004 to 2006, Mr. Giordano served as Chief Executive Officer of Financial Products and Services for XL Capital Ltd. From 1997-2004, Mr. Giordano served as Executive Vice President, General Counsel and Secretary of XL Capital Ltd. In his 9 years at XL Capital Ltd., Mr. Giordano served on the Executive Management Board in addition to serving as a director of several of its subsidiaries. From 2005 to 2011, Mr. Giordano was a director of Primus Guaranty Ltd., a credit swap business focused on corporate and sovereign credits.

Joseph W. Roberts has been Chief Financial Officer of Ironshore Inc. since July 2013. Prior to joining Ironshore, Mr. Roberts was Executive Vice President and Chief Financial Officer of Alterra Capital Holdings Limited, a Bermuda-based global provider of specialty property and casualty insurance and reinsurance products, until it was acquired by Markel Corporation in May, 2013. Prior to joining Alterra Capital Holdings Limited in 2002, Mr. Roberts served as Vice President, Finite Underwriting for Overseas Partners Re Ltd. and also held various management positions with KPMG Bermuda from 1994 to 2001. From 1987 to 1994, Mr. Roberts worked in public accounting in London, primarily with Moore Stephens.

Mark H. Wheeler joined Ironshore in 2008 and was appointed Chief Executive Officer of Ironshore International in 2009 and serves in various capacities at subsidiaries of Ironshore. Mr. Wheeler was the founding underwriting director of Pembroke Managing Agency and the first active underwriter of Syndicate 4000, which was established in 2004. Mr. Wheeler worked at SVB Underwriting Limited from 1990 to 2003 where he served on a number of group boards and held several senior management positions including active underwriter of Syndicate 1007. He has worked in the Lloyd’s market since 1987; his first role was at Sturge Marine Syndicate 203. Mr. Wheeler became an Associate of the Chartered Institute of Insurance in 1991. Mr. Wheeler has been a non-executive director of Nuclear Risk Insurers Limited since 2013.

Composition of the Board of Directors

Our business and affairs are managed under the direction of the board of directors. Our board of directors has determined that each of our directors (other than Mr. Kelley and Mr. Kelly) is independent in accordance with the rules of the NYSE. There are no family relationships among any of our directors or executive officers or our director nominees. Upon or before the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will consist of — persons and will be divided into three classes. Class I of our board of directors, whose term will expire at our annual general meeting in —, will include —. Class II of our board of directors, whose term will expire at our annual general meeting in —, will include —. Class III of our board of directors, whose term will expire at our annual general meeting in —, will include —.

Board Committees

Our board of directors has five standing committees: an audit committee, a compensation and human resources committee, a nominating and governance committee, an investment and finance committee and an underwriting and risk oversight committee. The charters for each of these committees will be available on our website at www.ironshore.com under “—” upon commencement of trading of our ordinary shares on the NYSE.

Our board of directors may also establish from time to time various other committees to assist it in its responsibilities, as it deems advisable.

Audit Committee

Upon consummation of this offering, the members of the audit committee are expected to be Keith S. Hynes (chairperson), John Clements, Samuel G. Liss, Michael E. Morrill and Eric A. Simonson. Our board of directors has determined that Keith S. Hynes, Samuel G. Liss and Eric A. Simonson qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of the members is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. The purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements, provide an avenue of communication among our independent auditors, management, internal auditors and board of directors, and prepare the audit-related report required by the Securities and Exchange Commission, or the SEC, to be included in our annual proxy statement or annual report on Form 10-K.

The principal duties and responsibilities of our audit committee are to oversee and monitor the following:

•	preparation of an annual audit committee report to be included in our annual proxy statement;

•	our financial reporting process and internal control system;

•	the integrity of our consolidated financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain independent counsel and advisors to fulfill its responsibilities and duties.

Compensation and Human Resources Committee

Upon consummation of this offering, the members of the compensation and human resources committee are expected to be Mark N. Williamson (chairperson), Jonathan D. Bilzin, David A. Donnini, Douglas R. Korn, Dennis L. Mahoney and Paul J. Zepf. Our board of directors has determined that each of the members is independent as independence is defined under the NYSE listing standards and are (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and (ii) “outside directors” within the meaning of Section 162(m) of the Code, as amended.

The principal duties and responsibilities of the compensation and human resources committee are as follows:

•	to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer and all other executive officers;

•	to establish and administer our incentive compensation plans and equity-based compensation plans;

•	to review and recommend to the board the compensation and reimbursement policies for non-employee members of the board;

•	to review our compensation arrangements to determine whether they encourage excessive risk taking;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•	to prepare an annual report on compensation to be included in our annual proxy statement, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation and human resources committee is or has been an officer or employee of Ironshore. None of our executive officers currently serves, or in the past year has served, as a member of the compensation and human resources committee or director of any entity that has one or more executive officers serving on our compensation and human resources committee or our board of directors.

Nominating and Governance Committee

Upon consummation of this offering, the members of the nominating and governance committee are expected to be Douglas R. Korn (chairperson), Jonathan D. Bilzin, John Clements, David A. Donnini, Samuel G. Liss, Mark N. Williamson and Paul J. Zepf. Our board of directors has determined that each of the members is independent as independence is defined under the NYSE listing standards.

The principal duties and responsibilities of the nominating and governance committee are as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of our board of directors;

•	to make recommendations regarding proposals submitted by our shareholders;

•	to review all related party transactions; and

•	to make recommendations to our board of directors regarding board governance matters and practices.

Investment and Finance Committee

Upon consummation of this offering, the members of the investment and finance committee are expected to be Eric A. Simonson (chairperson), David A. Donnini, Keith S. Hynes, Samuel G. Liss, Jonathan H. Kagan, Kevin H. Kelley and Dennis L. Mahoney. The investment and finance committee oversees the overall investment policy for the Company as well as debt financing activities.

Underwriting and Risk Oversight Committee

Upon consummation of this offering, the members of the underwriting and risk oversight committee are expected to be Michael E. Morrill (chairperson), Jonathan D. Bilzin, John Clements, Jonathan H. Kagan, Kevin H. Kelley, Mark N. Williamson and Paul J. Zepf. The underwriting and risk oversight committee oversees the underwriting function of the Company, including approving and overseeing underwriting policies and guidelines, monitoring underwriting performance, overseeing underwriting risk management exposure and approving policy with regard to maximum line size and exceptions thereto.

Limitation of Liability and Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.

Our articles of association provide that the Company will indemnify to the full extent permitted by law any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting in such capacity or his acting in any other capacity for or on behalf of the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. Cayman law does not permit indemnification for losses or damages that arise from breach of trust, breach of duty, dishonesty, fraud or willful default of directors or officers. These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Our articles of association provide that directors shall have no personal liability to us or our shareholders for monetary damages for breach of fiduciary or other duties as a director, except (i) for any breach of a director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) a payment of a dividend on stock of the Company or a purchase or redemption of stock of the Company in violation of law, or (iv) for any transaction from which a director derived an improper personal benefit.

In connection with this offering, the Company will enter into indemnification agreements with each of its executive officers and directors. These agreements will provide that the Company will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurers, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

The above provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Corporate Governance Guidelines

Our board of directors will adopt corporate governance guidelines that comply with the requirements of applicable rules and regulations of the NYSE. Upon completion of this offering, our corporate governance guidelines will be available on our website at www.ironshore.com under “—.”

Code of Business Conduct and Ethics

Our board of directors will adopt a Code of Business Conduct and Ethics applicable to its directors, officers and employees that complies with the requirements of applicable rules and regulations of the SEC and the NYSE. This code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified in the Code of Business Conduct and Ethics of violations of the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Upon completion of this offering, our Code of Business Conduct and Ethics will be available on our website at www.ironshore.com under “—.”

122

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is intended to focus on our strategic priorities and drive the decision-making to promote our Company’s most important financial and business goals. In partnership with the Compensation and Human Resources Committee (referred to in this “Executive Compensation” section as the “Committee”) of our board of directors we have fostered an executive compensation program that seeks to:

•	drive a performance culture;

•	align long-term economic interests of key employees with those of shareholders; and

•	reward successful results.

This Compensation Discussion & Analysis is designed to provide a detailed description of the material elements of our executive compensation philosophy, programs and objectives relative to the Company’s named executive officers during our fiscal year ended December 31, 2013. The individuals who served as the principal executive officer and principal financial officer during 2013, as well as the other individuals included in the Summary Compensation Tables below, are referred to as the Named Executive Officers (“NEOs”). These include:

Name	Title
Kevin H. Kelley	Chief Executive Officer
Joseph W. Roberts	Chief Financial Officer*

*	Mr. Roberts joined Ironshore on July 1, 2013.

This Compensation Discussion and Analysis provides specific information as follows:

•	Executive Summary

•	Compensation Framework and Objectives

•	Executive Compensation Program

•	Committee Process

•	2013 Executive Compensation

•	Executive Compensation Policies

•	2014 Compensation Actions

Executive Summary

The Company’s executive compensation program is intended to align the economic interests of our key employees with both the short-and long-term interests of our shareholders. At Ironshore, we expect our executive team to possess and demonstrate accountability for results, strong leadership and management competencies. We seek to foster a performance-focused, entrepreneurial and innovative culture intended to deliver targeted results and reward our executives for their contribution.

Compensation Philosophy

We emphasize pay-for-performance and design our executive pay practices to provide incentives that drive business results and reward financial outcomes. Our NEOs receive incentive awards that are funded based on Company performance relative to return on equity (“ROE”) and net operating income (“NOI”), standard measures of growth and operational performance in our industry. Actual awards for the NEOs are earned based on a combination of corporate and individual performance. There is a strong correlation between the Company’s performance and executive compensation awards on both a relative and absolute basis.

Our compensation philosophy is to target competitive total remuneration that will enable us to attract and retain talented employees. To increase our understanding of competitive market practices within our industry, we periodically conduct formal and informal competitive market reviews of other companies that file public reports with the SEC. During the year ended December 31, 2012, the Committee retained a compensation consultant to evaluate the total remuneration packages of our executive officers and other key executives. Based on this analysis, the Committee approved the design and implementation of our cash long-term incentive plan described below. Although we did not utilize a compensation consultant for the year ended December 31, 2013, the Committee reviewed data from compensation survey sources as a reference to supplement proxy compensation data. Compensation decisions taken by the Committee were based on a combination of factors including such things as achievement of corporate goals and personal contribution to the success of the Company.

Compensation Elements

In determining the compensation for our NEOs, we utilize the following elements in support of our compensation philosophy and objectives.

Compensation Component	Description	Objective
Base Salary	Fixed level of compensation based on experience, role, market rates and internal equity.	Provide a competitive level of fixed compensation.

Annual Bonus	Performance-based cash/equity annual incentive plan. Rewards NEOs for overall company and individual performance.	Align short-term pay with actual annual Company performance; reward performance; retain talented employees.

Bonus in Shares	Mandatory minimum of —% (—% maximum) of annual bonus delivered in the form of restricted shares or restricted share units (collectively referred to as “restricted share awards”). The annual incentive plan provides for —% discount on the first —% of bonus delivered in restricted share awards and —% on the second —% The restricted share awards vest equally over three years.	Promote an ownership culture; align with shareholder interests; offer the opportunity for senior managers to acquire ownership interests at a discounted price; promote retention of senior executives.

Long Term Incentive Plan	Three-year cash-based performance plan. Rewards ROE achieved during performance period.	Designed to link long-term pay to the success of the Company during the performance period and retain talented employees.

Compensation Component	Description	Objective
Share Options	Typically upon hire and in some cases for retention purposes and subject to the approval of the Committee, executives are awarded an option to purchase shares at an exercise price not less than their fair market value at the time of grant. Options typically vest ratably over a four-year period for grants made prior to 2010 and ratably over a five-year vesting period for grants made after 2010, subject to continued employment.	Further align our NEOs with the interests of shareholders; promote an ownership culture; attract and retain talented employees.

Restricted Share Awards	Typically upon hire and in some cases for retention purposes and subject to the approval of the Committee, select executives are granted restricted share awards. Depending on date of issue and nature of the grant, the vesting ranges from 3-year cliff-vesting for grants made prior to 2010 and 5-year cliff vesting for grants made after 2010.	Further align our NEOs with the interests of shareholders; promote an ownership culture; attract and retain talented employees.

Nonqualified Deferred Compensation Plan	For select U.S. management employees, voluntary opportunity to defer salary and annual incentives.	Provide competitive compensation plan design.

Health & Welfare and Retirement Plans	Ironshore offers medical, dental, life and disability plans; 401(k) plan for U.S. executives including supplemental plan; pension plan for international executives.	Support the health and welfare of our employees and help our employees to save for retirement.

Perquisites	Housing allowance in jurisdictions where it is a customary benefit; home leave allowance; club membership.	Provide competitive benefits in order to attract and retain talented employees.

While each of the elements of executive compensation is considered separately, the Committee takes into account the full compensation package offered by the Company to each NEO, including health and welfare and other benefits. The Committee believes that the compensation mix for the NEOs described in more detail below is balanced between salary and variable compensation arrangements.

Compensation Framework and Objectives

In 2013, the Company reviewed its compensation framework to better align our pay practices with shareholder interests, the marketplace, and regulatory requirements. After reviewing best practices and the approach taken by our peer companies and industry competitors, the Committee established a general framework for our ongoing executive compensation programs.

Our compensation framework is designed to recognize and reward our executives for achieving results in line with our business strategy and financial goals. Our programs are shaped by our underlying business strategy to offer a diverse portfolio of global businesses intended to generate consistent underwriting profits, limit net loss and drive global growth. Our compensation program objectives are to:

•	Provide incentives that are aligned with shareholder interests. By promoting an ownership culture, we provide an opportunity for our executive officers to hold a significant ownership stake in the Company and embed a meaningful component of equity compensation in our programs.

•	Utilize our compensation structure to attract and retain talented employees. We focus on individuals that are highly experienced, credible strategic thinkers with proven global business acumen, effective leadership qualities, and ability to execute our business priorities. Our programs provide executives with competitive compensation opportunities.

•	Ensure that the executive officers of the company are rewarded for their contribution to Company results. Our objective is to motivate and reward our executive officers to promote desired performance and financial outcomes.

•	Create and maintain a performance culture that is founded upon a pay-for-performance philosophy that rewards for Company and individual performance.

We continue to evaluate our executive compensation program on a regular and ongoing basis to maintain competitive practices and to ensure that our incentive programs are achieving their desired results.

Executive Compensation Program

The Company does not generally target any specific allocation among base salary and short-term and long-term incentive opportunity components of compensation for NEOs or other employees. However, on average, — of NEO target total direct compensation accounts for base salary and — accounts for target variable pay. In 2013, variable compensation accounted for — of total direct compensation for the CEO and — of the average 2013 compensation for other NEOs. Target compensation for each NEO is determined based on the individual’s position, skills and experience, demonstrated performance and market practice and then allocated to the various components in accordance with the compensation structure. We believe this structure provides an appropriate balance of fixed and variable pay, drives achievement of Ironshore’s short-and long-term business strategies and aligns the economic interests of our executives with the long-term interests of Ironshore and our shareholders.

Base Salary

Base salary is a critical element of the total compensation package as it allows us to successfully compete for talented employees in the marketplace. Base salary is initially set based upon the roles and responsibilities of the executive, prior experience and qualifications. Base salaries are reviewed periodically and on a discretionary basis. Adjustments can be made based on a variety of factors, including individual performance, tenure, contributions to the overall results of the Company, change in responsibilities, future potential and both internal and external pay equity.

Annual Incentive

The Annual Incentive Plan supports our objectives to pay for performance and attract and retain executive talent. Annual incentives provide NEOs with competitive compensation and appropriate incentives to focus on the profitability and growth of the Company. They are earned based on the achievement of specific annual goals and objectives tied to Company performance, with Committee discretion to adjust the awards based on its assessment of each NEO’s contribution to Company performance results. The goals chosen for 2013 are described below. Annual award opportunities are established as part of target total direct compensation and determined by the executive’s role; competitive market practice; the executive’s base salary and internal equity.

All NEOs are eligible to participate in the Annual Incentive Plan and awards are distributed in the form of both cash and restricted share awards in the first quarter of each following year. All NEOs are required to take a minimum of —% of their annual incentive in restricted share awards (which vest ratably over three years) and can elect to take any amount above —% in restricted share awards up to a maximum of —% of earned awards. This promotes an ownership culture, supports our retention objectives and offers the opportunity for executives to replace their annual cash bonus for shares at a discounted price. A full description of our “Bonus in Shares” program is provided below.

Target incentive awards are established at the beginning of each year and are expressed as a percentage of the base salary set during the first quarter of the year. Earned awards can range from —% to —% of the target and are awarded based on achievement of financial performance metrics, subject to the Committee’s evaluation of each NEO’s individual performance and other factors the Committee may take into account in the performance year.

Performance relative to goals is determined using the following grading system based on the performance levels set by the Committee at the beginning of each performance year:

Performance Level	% of Target Earned
Below Threshold
Threshold
Target
Maximum

Bonus in Shares

The Bonus in Shares program is a component of the Annual Incentive Plan and provides for the substitution of cash compensation with restricted share awards. The objectives of the program are to:

•	promote an ownership culture by delivering equity-based incentives;

•	provide incentives that are aligned with shareholder interests; and

•	promote the retention of executives.

Under the terms of the Bonus in Shares program, selected executives, including our NEOs, receive a mandatory restricted share award representing a minimum of —% of annual incentive compensation with an available election to take up to the entire amount of annual incentive compensation in a restricted share award. The number of shares underlying the restricted share award is determined by dividing the amount of the annual incentive that would otherwise be paid in cash by a discounted share price. The discounted share price is equal to —% of fair market value in effect on the award date on the first —% taken in restricted share awards and —% on the second 50%.

The restricted share awards are subject to three-year vesting at the rate of one-third per year. The discount is provided to account for the risk of forfeiture and lack of transferability during the three-year vesting period.

Performance-Based Long-Term Cash Incentive Plan (“LTIP”)

Ensuring Ironshore’s continued growth requires sustained focus, not only on immediate goals, but also on longer-term objectives. The purpose of the LTIP is to drive sustained performance over the long-term, align with long-term shareholder interests and retain talented employees.

The LTIP is a cash-based performance plan. Participants receive an award based on a target opportunity that is a percentage of base salary. Each award correlates to a “performance period” that is three years in length. For the inaugural 2013 LTIP award, the performance period began January 1, 2013 and will end December 31, 2015. As performance periods are overlapping, the performance period for 2014 begins January 1, 2014 and ends December 31, 2016. Awards are paid in cash based on cumulative results over a three-year vesting period. The end value of the award for the three-year period can range from a minimum of —% to a maximum of —% of target opportunity based upon the level of performance achieved during the performance period. For purposes of the LTIP, the financial performance metric is defined as operating ROE, which excludes our investment portfolio gains/losses and extraordinary non-operating charges.

For each performance period, performance goals are established that are intended to challenge the NEOs to add shareholder value consistent with the top quartile of our reference group. Performance benchmarks tie to corporate financial return on equity targets.

At the end of the first year in the performance period, performance against the pre-established ROE target is calculated. The value of the award is determined and participants receive a cash payment equal to —% of the value of the earned award after year one. At the end of the second year in the performance period, performance against the pre-established two-year average ROE target will be evaluated and participants will receive a cash payment of —% of the earned award based on the first two years of the performance period, adjusted for the prior payment. Finally, at the end of the third year, participants receive the remaining earned portion of the award based on performance against the pre-established three-year average ROE target, adjusted for the prior two payments.

In addition, for purposes of calculating the two-year and three-year averages, a minimum performance “floor” and maximum “ceiling” are established for each performance year to protect against significant volatility. It limits the upside in an extreme year, where, for example, there are no property losses, but it also protects the downside in a year where there could be large catastrophe losses or other events. The floor and ceiling performance levels for each year are — percentage points below or above the ROE target established annually and approved by the Committee.

Other than in the case of termination due to death, disability or retirement, a participant must be actively employed on the date of the payout to be eligible to receive the payment.

Equity Awards

We believe in fostering a strong alignment between our NEOs and long-term shareholder interests and in continuously strengthening an ownership culture. To support this belief, we grant share options and restricted share awards to key employees of the Company including our NEOs under the terms of the Amended and Restated 2006 Long Term Incentive Plan to be adopted prior to the consummation of this offering (the “2006 Plan”). Under the 2006 Plan, share options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalent or other share-based awards may be granted. The purposes of the 2006 Plan are to provide a means to attract, retain and motivate employees, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders.

Generally upon hire and strategically for retention purposes, NEOs are granted share options, restricted share awards or a combination of both. This allows us to give our NEOs a significant ownership stake in the Company and heightens the importance of driving performance and increasing shareholder value over the long term. It also serves as a critical factor in support of the retention of our NEOs. We plan to continue to award our executives equity-based awards under the 2006 Plan. We expect the awards will consist of some combination of performance shares and restricted stock awards.

Committee Process

Role of the Committee and CEO. The Committee is appointed by the Board to manage its responsibilities relating to compensation of the Company’s officers. The Committee has overall responsibility for evaluating compensation plans, policies and programs of the Company in alignment with our business strategy and shareholder interests. Annually, the Committee reviews and approves corporate goals and objectives relevant to senior executive compensation and evaluates performance in light of those goals and objectives. Specifically, the Committee determines and approves the compensation of the CEO and after full evaluation and assessment of recommendations made by the CEO relative to the other NEOs, approves the compensation of the other NEOs. This includes recommendations for base salary, annual incentive compensation and long-term incentive compensation. The Committee evaluates the compensation for the CEO and each other NEO based on overall Company performance, individual performance of the NEO, internal equity and consistency, prior year compensation, any change in responsibility and future potential. The Committee also references data disclosed in independent market surveys, proxy statements and employment contracts from a number of peer companies. The Committee has responsibility for reviewing and approving employment agreements, severance arrangements and change in control agreements/provisions, succession planning and any special or supplemental benefit or other compensation.

In making its decisions with respect to individual NEOs, the Committee takes into consideration such factors as level of job responsibility, achievement of individual goals in light of market conditions, personal contributions to the success of the Company, contributions to the team, experience, tenure, retention, expertise and knowledge of the Company’s operations and industry/marketplace. Other than the CEO, no NEO or other officer plays a role in determining the compensation for the NEOs.

External Compensation Consultant. From time to time, the Committee has utilized the services of independent compensation consultants to assist in the design of our executive compensation programs. In 2012, the Committee retained a compensation consultant to evaluate the market competitiveness of our total remuneration packages of our executive officers and other key executives, which resulted in the implementation of the LTIP. In 2013, the Committee did not retain an independent compensation consultant. In connection with this offering, the Committee has retained — to provide independent advice related to executive compensation matters. — has been asked to participate in Committee meetings to provide independent and objective analyses and evaluative advice about our executive compensation programs as compared to industry best practices. — will also be asked to respond to regular requests from the Committee and provide opinions on the design and implementation of current or proposed compensation plans or programs.

References for Competitive Market Data. To understand competitive pay positioning for the CEO and other NEOs, the Committee periodically references the compensation elements for the Company’s executives against the compensation of executives in a reference group of publicly traded insurance companies. The Committee does not set target compensation solely on the basis of this data; rather, the Committee refers to proxy data, published executive compensation survey sources and other available competitive data to monitor the pay practices for our executives and makes meaningful comparisons when available. The Committee uses this data as a general guide in determining compensation practice competitiveness. Our reference group for compensation purposes in 2012 and 2013 consisted of the following companies:

Allied World Assurance Company Holdings, AG	Endurance Specialty Holdings Ltd.
Arch Capital Group Ltd.	Markel Corp.
Argo Group International Holdings, Ltd.	OneBeacon Insurance Group, Ltd.
Aspen Insurance Holdings Limited	W.R. Berkley Corporation
Axis Capital Holdings Limited

We also included Tower Group, Inc. in the reference group for 2012 and 2013, but will no longer include it for future years. These companies were identified as representing those which are similar to the

Company in that they have specialty insurance operations and therefore compete with us for business and executive talent in the marketplace. The reference group is updated when necessary to reflect changes in competitive company status.

2013 Executive Compensation

The Committee has structured and administers the Company’s executive compensation programs to reflect the Company’s pay-for-performance philosophy. When evaluating Company performance in 2013, the Committee relied on both its assessment of the relative success the Company achieved against its financial objectives and individual performance.

2013 Base Salary

Base salary increases were generally not granted to executives in 2013, including the NEOs, as the Committee’s consideration of factors such as reasonableness of overall compensation structure, annual bonus and long-term incentive plan participation in 2013 resulted in a decision that no change in base salary was required. Historically, the Committee has reviewed executive base salaries on a periodic basis. The Committee determined the base salary for the CEO and, based in part on recommendations to the Committee by the CEO, for each NEO for 2013 in the first quarter of 2013 as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary	Increase %
Kevin H. Kelley
Joseph W. Roberts

*	Mr. Roberts was hired on July 1, 2013.

2013 Annual Incentive Awards

Annual incentives for NEOs are granted based on the achievement of specific annual goals and objectives tied to a combination of Company performance and individual performance. Target award opportunities are established as part of target total direct compensation and determined by the role the executive performs; competitive market practice; internal equity; and in consideration of the CEO’s recommendations to the Committee for the other NEOs.

During the first quarter of 2013, the Committee established 2013 target annual incentive award opportunities for the NEOs as follows:

Named Executive Officer	2013 Target Annual Incentive (% of Base Salary)
Kevin H. Kelley
Joseph W. Roberts

The corporate bonus pool is funded based on the Company’s annual NOI, determined as consolidated net operating income (excluding realized and unrealized gains and losses on the investment portfolio and excluding certain extraordinary non-operating charges), and its ROE for the year, as described below. For this purpose, ROE means NOI divided by the average of the Company’s equity amounts at the end of the five quarters immediately preceding the applicable year. These metrics tend to function independently and are employed because we believe they are widely accepted in the insurance industry as measures of the creation of shareholder value through skilled management and profitable growth. ROE measures the efficient use of our capital, a key aspect of the management of an insurance company, and is a standard measure of value growth in the insurance industry. As a separate measure reflecting operational performance, NOI is our most important measure of operational management and is tied to aspects of our operational performance that are within our management team’s control.

Under the parameters of the annual incentive program approved for our corporate bonus pool, the pool is determined relative to target based on our NOI and the applicable range of ROE for the bonus year, as follows:

(1) Scenario 1: If ROE is less than —%:

•	Every —% decrease below plan NOI results in a —% decrease in the target bonus pool.

•	For ROE less than —%, every —% increase above plan NOI results in a —% increase in the pool.

•	For ROE greater than —%, every —% increase above plan NOI results in a —% increase in the bonus pool (with a cap at —%).

(2) Scenario 2: If ROE is at least —% and not more than —%:

•	Every —% that NOI is over/under plan NOI would produce a corresponding —% increase/decrease in the bonus pool (with a cap at —%).

(3) Scenario 3: If ROE is greater than —%:

•	Every —% over plan NOI would generate a —% higher bonus pool (with a cap at —%).

•	Every —% decrease from plan NOI would produce a —% reduction in the bonus pool.

The 2013 plan approved by the Committee called for NOI of $—. The 2013 actual results were an NOI of $— and a —% ROE. As a result, the bonus accrual followed “Scenario 2” above and the corporate funding for the 2013 annual incentive pool was established at —% of target.

Individual results are evaluated based upon an assessment of the successful completion of individual goals and objectives and may be used by the Committee to support or to make adjustments to the awards calculated based on the Company’s financial performance against the pre-established plan.

Information concerning individual performance assessments in 2013 will be provided in an amendment to this registration statement.

Taking these factors into account, the Committee approved the following bonus payouts for 2013, before conversion of the Bonus in Shares deferrals described below:

Named Executive Officer	2013 Target Annual Incentive	2013 Actual Annual Incentive
Kevin H. Kelley
Joseph W. Roberts*

*	Pro-rated based on date of hire.

The Bonus in Shares deferral percentages for the NEOs in 2013 were as follows:

Named Executive Officer	Bonus in Shares Deferral %
Kevin H. Kelley
Joseph W. Roberts

2013 Long-Term Incentive Awards

For purposes of the 2013 LTIP, the approved performance metric is ROE for the relevant period. ROE is defined for purposes of the 2013 LTIP as consolidated net operating income (excluding realized or unrealized investment portfolio gains and losses and excluding certain extraordinary non-operating charges) divided by the average of the Company’s equity amounts at the end of the five quarters immediately preceding the applicable year (“LTIP ROE”). For the 2013-2015 performance period, the LTIP ROE targets were established starting with the 2013 plan year target of —% and 2014 plan year target of —%.

Typically, ongoing participation in the LTIP includes the NEOs and selected other executive leaders as determined by the Committee. The Committee established target award opportunities at the levels it determined were appropriate for the CEO and, based in part on recommendations made by the CEO to the Committee, for the other NEOs. For the 2013-2015 LTIP cycle, the NEOs’ target incentive award opportunities are as follows:

Named Executive Officer	2013-2015 LTIP Target (% of Salary)	2013-2015 LTIP Target Award
Kevin H. Kelley
Joseph W. Roberts*

*	Mr. Roberts was not eligible to participate in the 2013-2015 award cycle since he was hired after the March 2013 grant date.

The 2013-2015 LTIP awards vest over three years according to the following vesting schedule:

2013-2015 LTIP Cycle	Vested Percentage
Completion of Year 1
Completion of Year 2
Completion of Year 3

For 2013, based on achieving an LTIP ROE of —% against the target of —%, LTIP awards for the first year of the 2013-2015 cycle were earned by the NEOs as follows:

Named Executive Officer	2013 Target LTI (Year 1 at 20%)	2013 Actual LTI (Year 1 at 20%)
Kevin H. Kelley
Joseph W. Roberts

2013 Equity Awards

Information concerning grants of equity awards in 2013 will be provided in an amendment to this registration statement.

Perquisites

We provide the opportunity for our NEOs to receive a limited number of perquisites and other personal benefits that we believe are in line with competitive practice. In general, perquisites represent a small percentage of overall NEO compensation. NEO employment agreements outline the terms and conditions of perquisites for each individual NEO as they differ based on location and competitive local practice. These supplemental benefits include housing allowance, home leave allowance and club dues and are seen as both locally competitive and essential for supporting our strategy to attract and retain executive talent. For the year ended December 31, 2013, we provided personal benefits and perquisites to all of our NEOs as described below in the “Summary Compensation Table.”

Employee Benefits

Health & Welfare Plans. The CEO, CFO and all other NEOs are eligible to participate in the health and welfare benefit programs that are made available to our employees. The NEOs generally participate in these Company-sponsored benefit plans under the same terms and conditions as all other employees in the local jurisdiction. Ironshore benefits include health benefits, dental benefits, disability protection, and life insurance and require an employee contribution which varies depending upon location and whether the coverage is voluntarily extended to the NEO’s family.

Retirement Plans. Our U.S. NEOs (—) are eligible to participate in our 401(k) Plan, a broad-based, tax-qualified retirement plan. This plan is intended to provide employees with a tax-advantaged opportunity to save for retirement and we provide a dollar-for-dollar match on the first 6% of salary contributed to the plan and a discretionary profit sharing contribution each year, in each case up to the annual limits defined by the Internal Revenue Code. We also provide our U.S. NEOs supplemental company matching and profit sharing contributions through our nonqualified deferred compensation plans based on salary earned between the maximum annual limit applicable to the 401(k) plan and $500,000. With respect to —, the Bermuda Pension Plan provides for a company contribution of 10% of total cash compensation with an additional voluntary contribution allowable.

Nonqualified Executive Deferred Compensation Plan. Our Executive Deferred Compensation Plan provides salary and bonus deferral opportunities to select U.S. employees, including our U.S. NEOs. We believe that the tax benefit from such an arrangement supports our retention objectives.

Executive Compensation Policies

The Company is committed to establishing strong corporate governance practices and standards in compliance with regulations applicable to compensation. As a public company, we will implement stock ownership guidelines that include holding requirements for the CEO and other NEOs; a stock hedging policy that prohibits the hedging of Company stock; and a “clawback” policy on certain incentive-based compensation. Each NEO has entered into an employment agreement with the Company that contains restrictive covenants relating to non-competition, non-solicitation and confidentiality following termination of employment.

What we do	What we plan to do additionally as a public company

• Review pay and performance alignment	• No dividends on unearned performance shares

• Assess and mitigate risk in compensation plans	• Prohibit hedging transactions and short sales by employees and directors

• Establish employment contracts with key executive officers	• Maintain formal stock ownership guidelines

• No excise tax gross-ups on a change-in-control	• Maintain a clawback policy

• Include pay caps on bonuses	• Monitor independence of the compensation committee advisors

• Include double-trigger change-in-control provisions

• Limit perquisites to local practice

• Balance short-and long-term incentives, cash and equity and fixed and variable pay

• Include both quantitative and qualitative goals in incentive plans

Ownership Guidelines

We plan to adopt share ownership guidelines for our NEOs that will take effect upon consummation of this offering. Additional information concerning the guidelines will be included in an amendment to this registration statement.

Clawback Policy

We also plan to adopt an executive compensation clawback policy that will take effect for incentive compensation awards granted following consummation of this offering. Additional information concerning the policy will be included in an amendment to this registration statement.

Employment Agreements

Information concerning employment agreements with our NEOs will be provided in an amendment to this registration statement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits federal income tax deductions for certain annual compensation in excess of $1 million paid to each of the named executive officers of public companies except for the chief financial officer. However, a number of exceptions apply to the limit on deductibility.

Following this offering, we expect to be able to claim the benefit of an exception that applies to compensation paid (or compensation in respect of equity awards such as share options or restricted share awards granted) during a specified transition period. This transition period may extend until the first annual shareholders meeting that occurs after the close of the third calendar year following the calendar year in which this offering occurs, unless the transition period is terminated earlier under the applicable Section 162(m) transition rules. After the deduction limitations of Section 162(m) become applicable to us, we expect that the Committee will take the deductibility limitation of Section 162(m) into account in its compensation decisions. However, the Committee may, in its discretion, award compensation that is not exempt from the deduction limits of Section 162(m) when it believes that such payments are appropriate.

The Committee also intends to consider the accounting implications of our future compensation awards, including the treatment of equity-based awards under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation.

2014 Compensation Actions

Information concerning compensation actions taken in 2014 will be provided in an amendment to this registration statement.

Summary Compensation Table

The following table summarizes compensation paid to or accrued on behalf of our NEOs for the year ended December 31, 2013:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kevin H. Kelley,
Chief Executive Officer

Joseph W. Roberts,
Chief Financial Officer

Grants of Plan-Based Awards

The following table provides information regarding the performance and equity awards granted to our NEOs in 2013.

	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin H. Kelley
Joseph W. Roberts

Employment Agreements

Information concerning employment agreements with our NEOs will be provided in an amendment to this registration statement.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by our NEOs as of December 31, 2013.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin H. Kelley
Joseph W. Roberts

Option Exercises and Stock Vested

The following table provides information regarding the values realized by our NEOs upon the vesting of stock awards in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin H. Kelley
Joseph W. Roberts

Pension Benefits

We do not provide defined benefit pension plan benefits to our NEOs.

Nonqualified Deferred Compensation

The following table shows information about the participation by our NEOs in our nonqualified deferred compensation plans in 2013.

Name	Executive Contributions in 2013 ($)	Company Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/13 ($)
Kevin H. Kelley
Joseph W. Roberts

Additional information concerning our nonqualified deferred compensation plans will be provided in an amendment to this registration statement.

Potential Payments Upon Termination or Change in Control

Information concerning potential payments to our NEOs upon termination or a change in control will be provided in an amendment to this registration statement.

Amended and Restated 2006 Long Term Incentive Plan

We maintain the 2006 Plan, which provides for the grant to eligible employees and directors of options, share appreciation rights (“SARs”), restricted shares, restricted share units, dividend equivalents, performance shares and performance units and other share-based awards (the “Awards”). The purposes of the 2006 Plan are to advance our interests and those of our shareholders by providing a means to attract, retain, and motivate employees and directors, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

The description of the 2006 Plan set forth below is a summary of the material features of the 2006 Plan. This summary does not purport to be a complete description of all of the provisions of the 2006 Plan. For further information about the 2006 Plan, we refer you to the complete copy of the 2006 Plan, which is filed as an exhibit to this registration statement.

General

The total number of ordinary shares that have been reserved for issuance in connection with Awards under the 2006 Plan is 14,735,000. In addition, the number of shares reserved for issuance under the 2006 Plan will increase automatically on January 1 of each of 2015 through 2024 by two percent of the total number of issued and outstanding ordinary shares on December 31 of the next preceding year, or by a lesser number of shares determined by the board of directors. The maximum number of shares that may be issued under incentive stock options is 5,000,000.

If any Awards are forfeited, cancelled, terminated, exchanged or surrendered or any such Award is settled in cash or otherwise terminates without a distribution of shares to the participant, any shares counted against the number of shares reserved under the 2006 Plan with respect to such Award and any shares tendered or withheld to pay the exercise price of options or other Awards, or shares withheld to satisfy tax withholding obligations, will again be available for Awards under the 2006 Plan. The number of shares reserved is subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below.

Eligibility and Administration

Our officers, other employees and directors and those of our subsidiaries and affiliates are eligible for grants of Awards under the 2006 Plan. The 2006 Plan is administered by the Compensation and Human Resources Committee or such other committee of the board of directors as may be designated by the board of directors (the “Plan Committee”). The Plan Committee determines which eligible employees and directors receive Awards, the types of Awards received and their terms and conditions. The Plan Committee has authority to waive conditions relating to an Award or accelerate vesting of Awards.

The Plan Committee is permitted to delegate to officers the authority to perform administrative functions under the 2006 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Plan Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

Awards

Options. Incentive stock options, intended to qualify for special tax treatment in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options, not intended to qualify for such special tax treatment, may be granted for such number of shares as the Plan Committee determines. The Plan Committee will be authorized to set the terms relating to an option. However, the exercise price per share may not be less than the fair market value per share on the date of grant and the term of an option may not be longer than ten years. The terms of incentive stock options will comply with the provisions of Section 422 of the Code.

SARs. A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share on the date of exercise over the exercise price of the SAR set by the Plan Committee. The exercise price per share of a SAR may not be less than the fair market value per share on the date of grant and the term of a SAR may not be longer than ten years. Payment with respect to SARs may be made in cash or shares as determined by the Plan Committee.

No Option/SAR Repricing. The 2006 Plan provides that after the consummation of the offering, unless the approval of shareholders is obtained, (i) outstanding options and SARs cannot be amended to lower their exercise price or exchanged for other options or SARs with lower exercise prices; (ii) outstanding options and SARs issued under the 2006 Plan with an exercise price in excess of the fair market value of the underlying shares will not be exchanged for cash or other property and (iii) no other action will be taken with respect to options or SARs that would be treated as a repricing under applicable stock exchange rules.

Maximum Annual Individual Option/SAR Grants. During a calendar year, the maximum number of shares with respect to which options and SARs may be granted to an eligible participant under the 2006 Plan will be 1,200,000 shares, subject to antidilution adjustments in the event of certain changes in our capital structure.

Restricted Shares. Awards of restricted shares will be subject to such restrictions on transferability, forfeiture restrictions and other restrictions, if any, as the Plan Committee may impose. Such restrictions will lapse under circumstances as the Plan Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Plan Committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.

Restricted Share Units. A restricted share unit will entitle the holder thereof to receive shares or cash at the end of a specified deferral period, as determined by the Plan Committee. Restricted share units also will be subject to such restrictions as the Plan Committee may impose. Such restrictions will lapse under circumstances as the Plan Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Plan Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

Performance Shares/Performance Units. Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of performance goals established by the Plan Committee over specified performance periods. Annual or long-term cash bonus awards may be granted in the form of performance units. Except as otherwise determined by the Plan Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.

Qualified Performance-Based Compensation Awards. If the Plan Committee determines that an Award (other than an option or SAR) to be granted under the 2006 Plan should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award will be contingent upon one or more of the following performance criteria as the Plan Committee may deem appropriate: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, operating cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity or average annual return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income or net profit margin; (9) share price or total stockholder return; (10) book value or growth in book, economic book and/or intrinsic book value; (11) expense ratio; (12) operating income or net operating income; (13) comprehensive income or pro forma net income; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The business criteria may be subject to adjustment as specified by the Plan Committee in a manner consistent with the applicable requirements of Section 162(m) of the Code. Performance objectives may vary from employee to employee. During a calendar year, the maximum number of shares with respect to which restricted shares, restricted share units, performance shares, performance units and other share-based awards intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code that may be granted to an eligible participant under the 2006 Plan will be 1,200,000 shares, subject to antidilution adjustments in the event of certain changes in our capital structure. The maximum amount payable upon settlement of a cash-settled performance unit (or other cash-settled Award) granted under the 2006 Plan to an eligible participant under the 2006 Plan for any calendar year which is intended to qualify as performance-based compensation within Section 162(m) of the Code will not exceed $10,000,000.

Dividend Equivalents/Other Share-Based Awards. Dividend equivalents granted under the 2006 Plan will entitle the holder thereof to receive cash, shares or other property equal in value to dividends paid with respect to a specified number of shares, as determined by the Plan Committee. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Plan Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares, as deemed by the Plan Committee to be consistent with the purposes of the 2006 Plan.

No Dividend Equivalents on Unvested Performance Awards. Dividend equivalents will not be paid with respect to any performance-based Awards prior to achievement of the performance goals.

Nontransferability

Unless otherwise set forth by the Plan Committee in an award agreement, Awards will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Capital Structure Changes

In the event that the Plan Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution, extraordinary dividend or other similar corporate transaction or event affects our shares such that an adjustment or distribution is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2006 Plan, then the Plan Committee will, as it deems equitable, (i) adjust (x) the number and kind of shares which may thereafter be issued under the 2006 Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award.

Change in Control

In the event that the Company is a party to a merger or consolidation or there is a Change in Control (as defined in the 2006 Plan), outstanding Awards will be subject to the applicable transaction agreement. The agreement may provide for any of the following without the participant’s consent: (i) the continuation or assumption of the Award by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms for outstanding Awards such awards are intended to replace; (iii) acceleration of vesting, or the right to exercise or purchase, or other restriction or forfeiture provisions or other applicable term of settlement of outstanding Awards, and expiration of Awards not exercised, purchased or otherwise settled; (iv) cancellation of all or any portion of outstanding options and SARs for a cash payment or other consideration equal to the fair market value of the shares subject to the portion being cancelled over the aggregate exercise price of the shares; or (v) cancellation of all or any portion of the Awards for a cash payment or other consideration equal to the fair market value of the portion being cancelled as is reasonably determined by the Plan Committee.

Amendment and Termination

The 2006 Plan may be amended or terminated by the board of directors at any time, in whole or in part, without the approval of shareholders, except that an amendment will be subject to shareholder approval (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted or (ii) as it applies to incentive stock options, to the extent such shareholder approval is required under Section 422 of the Code. In addition, no amendment or termination of the 2006 Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2006 Plan will expire on June 11, 2024, and no further Awards may be granted thereunder after such date.

Director Compensation

Information concerning the compensation of our directors will be provided in an amendment to this registration statement.

140

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of March 31, 2014 by (1) each person known to us to beneficially own more than 5% of our outstanding ordinary shares, (2) each of our directors and named executive officers, (3) all of our directors and executive officers as a group and (4) other selling shareholders.

Beneficial ownership reflected in the table below includes the total shares held by the individual and his or her personal planning vehicles. Beneficial ownership is determined in accordance with the rules of the SEC.

The information provided in the table below with respect to each principal shareholder has been obtained from that shareholder. See “Management—Directors and Executive Officers” for professional biographies of the directors and executive officers, including their relationships with certain beneficial owners of ordinary shares listed in the table below.

	Beneficial Ownership Prior to Offering (2)		Shares Offered by this Prospectus (3)	Beneficial Ownership After Offering (2)(3)
Beneficial Owner (1)	Shares	Percentage	Shares	Shares	Percentage
5% Beneficial Owners
Irving Place Capital Management, L.P. and its affiliates (4)	33,222,904	23.74%				%
Calera Capital Advisors, LP and its affiliates (5)	25,713,060	18.64%				%
GTCR Golder Rauner II AIV (Ironshore), Ltd. and its affiliates (6)	20,000,000	14.63%				%
TowerBrook Capital Partners L.P. and its affiliates (7)	14,000,000	10.24%				%
Corporate Partners LLC and its affiliates (8)	12,181,732	8.83%				%
GCP Capital Partners Holdings LLC and its affiliates (9)	7,500,000	5.49%				%
Directors and Executive Officers
Kevin H. Kelley (10)		%				%
Shaun E. Kelly (11)		%				%
Jonathan D. Bilzin (12)		%				%
John Clements (13)		%				%
Aaron D. Cohen (14)		%				%
David A. Donnini (15)		%				%
Boris M. Gutin (16)		%				%
James A. Halow (17)		%				%
Keith S. Hynes (18)		*				*
Jonathan H. Kagan (19)		%				%
David E. King (20)		*				*
Douglas R. Korn (21)		%				%
Samuel G. Liss (22)		*				*
Dennis L. Mahoney (23)		*				*
Michael E. Morrill (24)		*				*
Ronald A. Sandler (25)		*				*
Eric A. Simonson (26)		*				*
Mark N. Williamson (27)		%				%
Paul J. Zepf (28)		%				%
Joseph W. Roberts (29)		*				*
Directors and Executive Officers as a group (— persons) (30)		%				%

	Beneficial Ownership Prior to Offering (2)		Shares Offered by this Prospectus (3)	Beneficial Ownership After Offering (2)(3)
Beneficial Owner (1)	Shares	Percentage	Shares	Shares	Percentage
Other Selling Shareholders

*	Less than 1%.
(1)	The address of each beneficial owner listed in the table above under “Directors and Executive Officers” is c/o Ironshore Inc., 141 Front Street, Hamilton HM19, Bermuda.
(2)	The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage. Total beneficial ownership is determined in accordance with the rules of the SEC and includes common shares issuable within 60 days of March 31, 2014 upon the exercise of all options and warrants and other rights beneficially owned by the indicated person on that date. Under our articles of association, if, and for so long as, the voting rights exercisable by any shareholder or group that is a U.S. person would otherwise represent more than 9.5% of the total voting power of our ordinary shares, the voting power conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction, the voting power conferred by such shares represents 9.5% of the total voting power of our ordinary shares.
(3)	Assumes that the underwriters’ option to purchase additional shares is not exercised.
(4)	Funds affiliated with or managed by Irving Place Capital Management, L.P. are Irving Place Capital Partners III (Cayman), L.P. (13,819,634 shares), IPC/Ironshore Co-Investment Partners (Cayman), L.P. (8,650,591 shares), IPC/Ironshore Strategic Co-Investment (Cayman), L.P. (3,964,793 shares), IPC/Ironshore (Cayman), L.P. (3,564,982 shares), Bear Stearns Merchant Banking Partners III (Cayman), L.P. (2,561,998 warrants) and BSMB/Ironshore (Cayman), L.P. (660,906 warrants). The address of these funds is c/o Irving Place Capital Management, L.P., 745 Fifth Avenue, New York, New York 10151.
(5)	Funds affiliated with or managed by Calera Capital Advisors, LP are Calera Capital Partners III, L.P. (11,477,781 shares), Calera Capital Partners IV, L.P. (4,828,007 shares), The Northwestern Mutual Life Insurance Company (2,500,000 shares), Pomona ING (US) Holdings Co-Investment, L.P. Series B (1,500,000 shares), Calera XII, LLC (1,181,219 shares), Auda Capital IV Co-Investment GmbH & Co. KG (953,557 shares), Auda IS Segregated Portfolio, a segregated portfolio of Auda Capital IV Co-Investment Fund SPC (600,000 shares), Auda Capital IV Co-Investment Fund L.P. (446,443 shares), CSFB Strategic Partners Parallel Holdings III, L.P. (341,000 shares), Calera XII, LLC (300,000 shares), Auda Hamilton Segregated Portfolio (180,000 shares), Calera Capital Partners IV Side-By-Side, L.P. (171,993 shares) and Calera Capital Partners III, L.P. (1,233,060 warrants). The address of these funds is c/o Calera Capital, 580 California Street, 22nd Floor, San Francisco, CA 94104.
(6)	Funds affiliated with or managed by GTCR Golder Rauner II AIV (Ironshore), Ltd. are GTCR Fund IX/A AIV (Ironshore), L.P. (17,031,960 shares), GTCR Fund IX/B AIV (Ironshore), L.P. (2,839,860 shares) and GTCR Co-Invest III AIV (Ironshore), L.P. (128,180 shares). The address for each of these funds is c/o GTCR Golder Rauner II AIV (Ironshore), Ltd., 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654.
(7)

Funds affiliated with or advised by TowerBrook Capital Partners L.P. are TowerBrook Investors II, L.P. (13,175,049 shares), TowerBrook Investors II Executive Fund, L.P. (363,092 shares) and TowerBrook II Co-Investors, L.P. (461,859 shares). Certain of the shares owned by such TowerBrook funds are registered in the name of their general partner, TowerBrook Investors GP II, L.P. The address for the TowerBrook funds and their general partner is c/o TowerBrook Capital Partners L.P., Park Avenue Tower, 65 East 55th Street, 27th Floor, New York, NY 10022. The natural persons who generally have voting or investment power over the shares beneficially owned by the TowerBrook funds are Neal Moszkowski and Ramez Sousou.
(8)	Funds and persons affiliated with or managed by Corporate Partners LLC are Corporate Partners II Limited (10,990,917 shares, 1,180,756 warrants) and CP II IS Coinvestors LLC (9,083 shares, 976 warrants). The address of these funds and persons is 45 Rockefeller Plaza, Suite 1919, New York, NY 10111.
(9)	Funds affiliated with or managed by GCP Capital Partners Holdings LLC are Greenhill Capital Partners II, L.P. (2,316,057 shares), Greenhill Capital Partners Europe (Employees), L.P. (1,645,986 shares), Greenhill Capital Partners Europe, L.P. (1,354,014 shares), Greenhill Capital Partners (Employees) II, L.P. (1,116,494 shares), Greenhill Capital Partners (Cayman) II, L.P. (907,709 shares) and Greenhill Capital Partners (Executives) II, L.P. (159,740 shares. The address of these funds is c/o GCP Capital Partners Holdings LLC, 600 Lexington Ave., 31st Floor, New York, New York 10022.
(10)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(11)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(12)	Includes shares beneficially owned by affiliates of TowerBrook Capital Partners L.P. See footnote 7 above. Mr. Bilzin is a Managing Director of TowerBrook Capital Partners L.P. and may be deemed to be the beneficial owner of shares beneficially owned by the TowerBrook funds, but disclaims such beneficial ownership (except as to any pecuniary interest therein) pursuant to rules under the Exchange Act.
(13)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(14)	Includes — warrants, — options, — unvested restricted shares and — restricted share units. Also includes shares beneficially owned by GTCR Fund IX/A AIV (Ironshore), L.P., GTCR Fund IX/B AIV (Ironshore), L.P. and GTCR Co-Invest III AIV (Ironshore), L.P. See footnote 6 above. Mr. Cohen is a Managing Director of GTCR LLC. Mr. Cohen disclaims the existence of a group and disclaims beneficial ownership of the shares owned by GTCR Fund IX/A AIV (Ironshore), L.P., GTCR Fund IX/B AIV (Ironshore), L.P. and GTCR Co-Invest III AIV (Ironshore), L.P., except to the extent of his indirect pecuniary interest therein.
(15)	Includes — warrants, — options, — unvested restricted shares and — restricted share units. Also includes shares beneficially owned by GTCR Fund IX/A AIV (Ironshore), L.P., GTCR Fund IX/B AIV (Ironshore), L.P. and GTCR Co-Invest III AIV (Ironshore), L.P. See footnote 6 above. Mr. Donnini is a Managing Director of GTCR LLC. Mr. Donnini disclaims the existence of a group and disclaims beneficial ownership of the shares owned by GTCR Fund IX/A AIV (Ironshore), L.P., GTCR Fund IX/B AIV (Ironshore), L.P. and GTCR Co-Invest III AIV (Ironshore), L.P., except to the extent of his indirect pecuniary interest therein.
(16)	Includes shares beneficially owned by GCP Capital Partners Holdings LLC and its affiliates. See footnote 9 above. Mr. Gutin is a Managing Director of GCP Capital Partners. Mr. Gutin disclaims existence of a group and disclaims beneficial ownership of the shares owned by GCP Capital Partners Holdings LLC and its affiliates, except to the extent of his indirect pecuniary interest therein.
(17)	Includes 23,821 warrants. Also includes shares and warrants beneficially owned by Calera Capital Advisors, LP and its affiliates. See footnote 5 above. Mr. Halow is a Managing Director of Calera Capital. Mr. Halow disclaims existence of a group and disclaims beneficial ownership of the shares and warrants owned by Calera Capital Advisors, LP and its affiliates, except to the extent of his indirect pecuniary interest therein.
(18)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(19)	Includes — warrants, — options, — unvested restricted shares and — restricted share units. Also includes shares and warrants beneficially owned by Corporate Partners LLC and its affiliates. See footnote 8 above. Mr. Kagan is a Managing Principal of Corporate Partners LLC. Mr. Kagan disclaims existence of a group and disclaims beneficial ownership of the shares and warrants owned by Corporate Partners LLC and its affiliates, except to the extent of his indirect pecuniary interest therein.
(20)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(21)	Includes — warrants, — options, — unvested restricted shares and — restricted share units. Also includes shares and warrants beneficially owned by Irving Place Capital Management, L.P. and its affiliates. See footnote 4 above. Mr. Korn is a Senior Managing Director and Partner of Irving Place Capital. Mr. Korn disclaims existence of a group and disclaims beneficial ownership of the shares and warrants owned by Irving Place Capital Management, L.P. and its affiliates, except to the extent of his indirect pecuniary interest therein.

(22)	Includes 5,000 options.
(23)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(24)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(25)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(26)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(27)	Includes 142,526 warrants. Also includes shares and warrants beneficially owned by Calera Capital Advisors, LP and its affiliates. See footnote 5 above. Mr. Williamson is a Managing Partner of Calera Capital and a member of its general partner. Mr. Williamson disclaims existence of a group and disclaims beneficial ownership of the shares and warrants owned by Calera Capital Advisors, LP and its affiliates, except to the extent of his indirect pecuniary interest therein.
(28)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(29)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.
(30)	Includes — warrants, — options, — unvested restricted shares and — restricted share units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to the consummation of this offering, we did not have a formal policy for reviewing related party transactions that are required to be disclosed under the SEC rules. Our board of directors reviewed related party transactions as required by applicable law and when otherwise desired by management or members of the board.

Upon completion of this offering, our nominating and governance committee will be responsible for reviewing all related party transactions that are required to be disclosed under the SEC rules and, when appropriate, initially authorize or ratify all such transactions in accordance with written policies and procedures established by our board of directors from time to time.

We anticipate that the policies and procedures will provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the committee will consider all of the relevant facts and circumstances available, including (if applicable), but not limited to:

•	the nature of the related party’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was or will be undertaken by us in the ordinary course of business;

•	whether the transaction was, or is proposed to be, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose and the potential benefits to us of the transaction;

•	the impact of the transaction on a director’s independence (in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer);

•	the availability of other sources for comparable products or services;

•	whether it is a single transaction or a series of ongoing, related transactions;

•	whether entering into the transaction would be consistent with our Code of Business Conduct and Ethics; and

•	any other information in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, our nominating and governance committee will review all related party transactions for which approval is required by applicable law or NYSE rules.

No member of our nominating and governance committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee.

DESCRIPTION OF SHARE CAPITAL

The following is a description of our share capital as it will be in effect upon the consummation of this offering and is a summary, qualified in its entirety by reference to the amended and restated articles of association to be adopted by our shareholders prior to the consummation of this offering (the “articles of association”), the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part, and by applicable law. Upon consummation of this offering, our authorized share capital will consist of 400,000,000 shares, par value $0.01 per share. We will issue all shares of our share capital in uncertificated form.

Ordinary Shares

Voting Rights. Holders of our ordinary shares are generally entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. However, our articles of association limit the voting rights exercisable by any shareholder or group that is a U.S. person to 9.5% of the total voting power conferred by our shares. As a result, some shareholders may have their voting rights limited to less than one vote per ordinary share. Further, as a result of their group affiliation, these provisions could reduce the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership. Each shareholder will be required to notify us if they knowingly acquire, directly or indirectly, 9.5% or more of the total voting power conferred by our shares (without giving effect to the voting right limitations described above). Our articles of association will grant us the authority to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are subject to the foregoing limitations. If a shareholder fails to respond to our request for information or submits information that is incomplete or inaccurate in any material respect, we may, in our sole discretion, determine that such shareholder’s shares carry no or reduced voting rights or redeem such shares.

Dividends. Holders of our ordinary shares are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares.

Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution.

Rights and Preferences. Holders of our ordinary shares do not have preemptive, subscription, redemption or conversion rights.

Other Classes and Series of Shares

Under our articles of association our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares of the Company unless expressly provided by the terms of issue of such class or series, subject to any limitations prescribed by applicable law and the applicable rules and regulations of any securities exchange on which our shares are listed, to provide from time to time for the issuance of other classes or series of shares, and to establish the characteristics of each class or series including, without limitation, the following:

•	the distinctive designation thereof;

•	the number of shares of that class or series, which may subsequently be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board;

•	the voting powers, full or limited, if any, of the shares of that class or series;

•	the rights in respect of dividends on the shares of that class or series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of the Company;

•	the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed, and any limitations, restrictions or conditions on such redemption;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that class or series;

•	the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Company;

•	the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Company so long as any shares of that class or series are outstanding; and

•	any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or the articles of association of the Company.

Purchase of Shares

Subject to applicable laws, if the board of directors in its sole discretion has determined that the ownership of ordinary shares or other equity securities of the Company by any person may result in adverse tax consequences to the Company, any subsidiary of the Company or any shareholder (or any direct or indirect owner of such shareholder), the Company shall, by resolution of the board of directors, have the right (but in no event shall the Company be required to) to purchase, at fair market value as determined by the board of directors in its reasonable discretion, some or all ordinary shares and other equity securities of the Company owned by such person; provided that the board of directors will use reasonable efforts to exercise such discretion equally among similarly situated shareholders. In the event that the Company determines to purchase any such ordinary shares and other equity securities of the Company, the Company will be entitled to assign its purchase right to a third party or parties, including one or more of the other shareholders, with the consent of such assignee. Each shareholder shall be bound by the determination by the Company to purchase or assign its right to purchase such shareholder’s ordinary shares or other equity securities and, if so required by the Company, shall sell the number of ordinary shares and other equity securities of the Company that the Company requires it to sell.

Anti-Takeover Effects of Certain Provisions of Our Articles of Association and Cayman Islands Law

Certain provisions of our articles of association, which are summarized in the following paragraphs, and applicable provisions of Cayman Islands law, may make it more difficult for an unsolicited third party to acquire control of us or change our board of directors and management or even prevent such actions. These provisions may have the effect of delaying or deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Board of Directors

Number of Directors. Our articles of association will provide that the number of directors on our board of directors shall consist of not more than twenty (20) directors and not fewer than five (5) directors, as determined from time to time by the board. Newly created directorships resulting from any increase in our authorized number of directors are filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office are filled solely by the vote of our remaining directors in office.

Classified Board of Directors. Following the completion of this offering, our board of directors will be divided, as equally as possible, into three classes, Class I, Class II and Class III, with each class serving for a staggered three-year term, which prevents shareholders from electing an entirely new board of directors at an annual meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Cumulative Voting. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting in the election of directors, which would permit a shareholder to cast all of its votes for the same director. Instead, our articles of association provide for plurality voting.

Removal of Directors. Our articles of association will provide that a director may be removed by shareholders prior to the expiration of such director’s term only for “Cause.” Cause will be deemed to exist only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has pleaded guilty or no contest to a felony or other crime involving fraud or dishonesty; (2) such director has been found in a judicial or administrative proceeding (x) to have been engaged in willful misconduct in the performance of such director’s duties to the Company in a matter of substantial importance to the Company or (y) to have breached, in a material respect, his or her fiduciary, contractual or other legal duties to the Company, other than any such breach under this clause (y) arising out of actions taken in good faith consistent with advice of counsel to the Company; (3) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director of the Company; or (4) such director files a petition for protection under any applicable bankruptcy law or a petition is filed against such director under any applicable bankruptcy law and is not discharged within 90 days.

Our articles of association will also provide that a director may be removed if directors constituting two-thirds of the board of directors (excluding the director in question) determine that such director should be removed for Cause. A director will also cease to be a director if such director: (1) is an officer of the Company or any of its subsidiaries and, for any reason, ceases to be an officer of the Company or any of its subsidiaries (unless otherwise determined by our board of directors); (2) dies; or (3) resigns such directorship by written notice to the Company.

Amendments of Memorandum of Association and Articles of Association

Our memorandum of association and articles of association may be amended only by a resolution passed at a general meeting of the Company by not less than two-thirds of the votes represented by shareholders present in person or by proxy at such general meeting.

Calling of Special Meetings of Shareholders

Our articles of association will provide that special meetings of our shareholders may only be called by a majority of the members of our board of directors or the chairman of our board of directors.

Shareholder Action by Written Consent

Our articles of association will provide that prior to the first date on which certain shareholders of the Company hold less than a majority of the outstanding ordinary shares, shareholders may take action by resolution adopted in writing without the holding of a meeting, but after such date, shareholders may not take action by written consent.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our articles of association will establish advance notice procedures for shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Shareholders may consider only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. To be timely, except in certain limited circumstances, notice for shareholder proposals must be delivered to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual general meeting. For the nomination of any person or persons for election to the Board, a shareholder’s notice to the Company must set forth with respect to each nominee (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of the Company which are owned of record and beneficially (if any); (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under proxy rules; and (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. Such notice must also state, with respect to the proposing shareholder and the beneficial owner, if any, on whose behalf the nomination is being made, their name and address, the class and number of shares of the Company which are owned, and descriptions of any agreement, arrangement or understanding between or among such persons, any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, with respect to such nomination, the shares of the Company (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing shareholder or any of its affiliates or associates. Additionally, a proposing shareholder must make certain representations, including that it intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nomination and/or otherwise to solicit proxies from shareholders in support of the nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. For all business other than director nominations, a proposing shareholder’s notice to the Company shall set forth as to each matter proposed: (i) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting; (ii) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with proxy rules; and (iii) the same information with respect to the proposing shareholder as is required in connection with director nominations.

Undesignated Shares; Authorized but Unissued Share Capital

The authorization of undesignated shares makes it possible for our board of directors to issue shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. We could issue a series of shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your ordinary shares over the market price of the ordinary shares.

One of the effects of the existence of unissued and unreserved shares may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares at prices higher than prevailing market prices.

Cayman Islands law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the ordinary shares remain listed on the NYSE, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of ordinary shares.

Inspection Rights of Corporate Records

Under our articles of association, shareholders will not have the right to the list of our shareholders or otherwise inspect other books and records of the Company.

Limitations on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.

Our articles of association provide that the Company will indemnify to the full extent permitted by law any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting in such capacity or his acting in any other capacity for or on behalf of the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. Cayman law does not permit indemnification for losses or damages that arise from breach of trust, breach of duty, dishonesty, fraud or willful default of directors or officers. The Company will advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law; provided that such advancement shall be subject to reimbursement by such director or officer to the extent such person shall be found not to be entitled to such advancement of expenses under applicable law. These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Our articles of association provide that directors shall have no personal liability to us or our shareholders for monetary damages for breach of fiduciary or other duties as a director, except (i) for any breach of a director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) a payment of a dividend on stock of the Company or a purchase or redemption of stock of the Company in violation of law, or (iv) for any transaction from which a director derived an improper personal benefit.

In connection with this offering, the Company will enter into indemnification agreements with each of its executive officers and directors. These agreements will provide that the Company will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurers, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Mergers and Similar Arrangements

Under Cayman Islands law, a company can merge or consolidate with another company without the requirement for court approval. A merger in this regard means that one of the companies survives taking on the assets and liabilities of the other, whereas a consolidation means that a consolidated company takes on the assets and liabilities of both companies. The directors of each company must approve a written plan of merger which must include certain prescribed details set out in the Companies Law of the Cayman Islands. The merger plan must then be authorized by a special resolution of the shareholders of each company and such other authorizations, if any, as may be specified in the company’s articles of association. Holders of fixed or floating security interest of a company proposing a merger or consolidation must consent to the proposed merger or consolidation unless the court waives this requirement. Dissenting shareholders who do not approve of the merger or consolidation are entitled to payment of the fair value for their shares. If the shareholder and the company cannot agree on fair value, the court will determine fair value.

Under Cayman Islands law, it is also possible for a company to proceed by way of a scheme of arrangement, which is a court approved arrangement between a company and its creditors, its members or any class of them; provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a business person would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law of the Cayman Islands or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90% of the shares within four months of such takeover offer, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands, but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder’s Suits

Under Cayman Islands law, a shareholder can bring a personal right in respect of rights which are denied to such shareholder (such as the exercise of such shareholder’s voting rights). A shareholder can also bring a representative action if a number of people have the same interest in legal proceedings, which could be used to bring an action to remedy a wrong done to the company. Finally a shareholder, rather than seeking to enforce a personal right, can bring a derivative action on behalf of the company, any such judgement being in favor of the company, subject however to the petitioner arriving with “clean hands.” Our Cayman Islands counsel, Conyers Dill & Pearman (Cayman) Limited, Cayman Islands, is not aware of a significant number of reported actions of shareholders bringing claims based on a personal right or on behalf of all or a group of shareholders or on behalf of a company having been brought in Cayman Islands courts. The Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in a company’s name to remedy a wrong done to it where the act complained of is alleged to be beyond the company’s corporate power or is illegal or would result in the violation of its memorandum of association or articles of association or where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorney’s fees incurred in connection with such action.

Waiver of Corporate Opportunities

Our articles of association will recognize that the principals, officers, members, managers and/or employees of our principal shareholders or their affiliated companies may serve as directors of the Company, may engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and may engage in material business transactions with the Company and its affiliates, and will provide that, to the fullest extent permitted by applicable law, none of such persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its affiliates. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its affiliates, renounces any interest or expectancy in, or in being offered an opportunity to participate in, corporate or business opportunities (excluding any opportunity expressly presented to such person in his or her capacity as a director of the Company) that are from time to time presented to such persons, even if the opportunity is one that the Company or its affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such person shall have no duty to communicate or offer such corporate or business opportunity (excluding any opportunity expressly presented to such person in his or her capacity as a director of the Company) to the Company or its affiliates and shall not be liable to the Company or any of its affiliates for breach of any fiduciary or other duty solely, by reason of the fact that such person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its affiliates.

Exclusive Forum

Our articles of association will provide that the courts located within the Cayman Islands will be the sole and exclusive forum for any action or proceeding brought by a shareholder on our behalf, any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent to us or our shareholders, any action asserting a claim or dispute arising pursuant to any provision of the Companies Law of the Cayman Islands, our memorandum of association or our articles of association or any action asserting a claim governed by the internal affairs doctrine or otherwise relating to the internal affairs of the Company, including without limitation, our governance and the relationship between our board of directors, officers and shareholders, unless, in the case of any of the foregoing, the Company consents in writing to the selection of an alternative forum for any such particular action or proceeding. If, notwithstanding the foregoing, an action or proceeding that should have been brought in a court located within the Cayman Islands is brought in a court that is not located within the Cayman Islands, the person who brings such action or proceeding will be liable for the costs and expenses incurred by the Company in connection with such action or proceeding.

Listing

We will apply to have our ordinary shares listed on the NYSE under the symbol “IRSH.”

Transfer Agent and Registrar

We expect to appoint — as the transfer agent and registrar for our ordinary shares.

Certain Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after the corporate legislation of the U.K. but does not follow recent U.K. statutory enactments. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the select differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the U.S. (particularly Delaware) and their shareholders.

	DELAWARE	CAYMAN ISLANDS
Title of Organizational Documents	Certificate of incorporation Bylaws	Memorandum of association Articles of association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, in a manner which the director reasonably believes to be in the best interests of the shareholders.

Under the common law of the Cayman Islands, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, to act confidentially and exercise their powers with care, skill and diligence and fulfill the duties of their office honestly. This duty has four essential elements:

•      a duty to act in good faith in the best interests of the company;

•      a duty not to personally profit from opportunities that arise from the office of director;

•      a duty to avoid conflicts of interest; and

•      a duty to exercise powers with care, skill and diligence for the purpose for which such powers were intended.

	DELAWARE	CAYMAN ISLANDS
Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law of the Cayman Islands has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud or dishonesty.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of a corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he or she believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against actually and reasonably incurred losses and expenses.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors	Under Delaware law, a transaction in which a director has an interest would not be voidable if: (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders; or (3) the transaction is fair as to the corporation	Our articles of association will contain provisions that permit a director to vote on a transaction in which he or she is interested provided he or she discloses such interest prior to its consideration or any vote thereon. As under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

	DELAWARE	CAYMAN ISLANDS
as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders, including alteration of the memorandum or articles of association, reduction of share capital, change of name, or voluntary winding up of the company.

The Companies Law of the Cayman Islands requires that a special resolution be passed by a majority of 66 2/3%, or such higher majority as set forth in the articles of association, of shareholders voting at a general meeting, or by unanimous written consent of shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Furthermore, since some of our ordinary shares will not be available for sale for a certain period of time after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of ordinary shares in the public market after these restrictions lapse, including our ordinary shares issued upon exercise of options in exchange for our ordinary shares, or the perception that such sales could occur, could adversely affect the prevailing market price of our ordinary shares and our future ability to raise capital through the sale of our equity securities.

As of March 31, 2014, we had 136,722,323 ordinary shares outstanding. Of these shares, all of the shares sold in this offering, including all shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restrictions or further registration under the Securities Act, unless those shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act (“Rule 144”). Following the expiration of the lock-up period described below, the remaining shares may be resold publicly or pursuant to an effective registration statement. In addition, other than the shares subject to the limitations described below under “Restrictions on Transfers under Shareholders Agreement,” which apply until the third anniversary of the closing of this offering, such remaining shares may be resold publicly pursuant to Rule 144.

Rule 144

Of our ordinary shares outstanding that are not sold in this offering, as of —, 2014, — shares are held by non-affiliates and, as of December 31, 2014, — of such shares will have been held for more than one year. Following expiration of the lock-up period, such shares held by non-affiliates for more than one year may be freely resold pursuant to Rule 144. Sales of the shares held by non-affiliates would be subject to the availability of current public information about us if the shares to be sold, following the lock-up period, were held by such person for less than one year.

As of —, 2014, an additional — of our ordinary shares are held by affiliates of the Company within the meaning of Rule 144. As of December 31, 2014, — of such shares will have been held for at least six months. Following expiration of the lock-up period, the holders of these shares would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding, which will equal approximately — shares; and

•	the average weekly trading volume of our ordinary shares on the NYSE for the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided that we have filed all required reports under Section 13 or 15(d) of the Exchange Act.

Sales under Rule 144 by certain of our beneficial holders, or an affiliate of ours at any time during the 90 days preceding a sale, are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us.

Shareholders’ Agreement

We and our shareholders existing prior to this offering are party to an amended and restated shareholders’ agreement (the “shareholders’ agreement”), which will be further amended and restated prior to the consummation of this offering. The shareholders’ agreement governs certain relationships among, and contains certain rights and obligations of, the existing shareholders and us. Certain provisions of the shareholders’ agreement are summarized herein, and such summaries are qualified in their entirety by reference to the shareholders’ agreement which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights

Under the shareholders’ agreement, any Lead Investor (as defined below) or group of Lead Investors (not including Greenhill (as defined below)) holding at least 5.0%, on a fully-diluted basis, of our outstanding ordinary shares not covered by the registration statement of which this prospectus forms a part have the right (the “Demand Right”), under certain circumstances, to require us to effect a public offering of all or any portion of such existing shareholder’s ordinary shares (a “Demand Registration”). Upon exercise of Demand Rights by any existing shareholder or group of existing shareholders, all shareholders party to the shareholders’ agreement are entitled to participate in the Demand Registration.

The shareholders’ agreement also grants existing shareholders the right (the “Piggyback Right”) to participate in future registered offerings of our ordinary shares (such participation, a “Piggyback Registration”), whether the shares offered in such future registered offering are for our account or the account of another shareholder (other than a shareholder exercising a Demand Right under the shareholders’ agreement, which would operate as set forth in the previous paragraph). If such future registered offering of our ordinary shares is underwritten, any existing shareholders exercising Piggyback Rights in such offering are required to sell their shares to the underwriters on the same terms and conditions that apply to us or the shareholder requesting such registration, as applicable.

The Demand Rights and Piggyback Rights are subject to limitations as to the maximum number of shares that may be registered if the managing underwriter in such an offering advises that the number of ordinary shares offered exceeds the largest number of shares that can be sold without having an adverse effect on such offering. The shareholders’ agreement further provides that we may temporarily postpone a Demand Registration where necessary to prevent premature disclosure of certain matters or to allow us to pursue a material financing, acquisition or other corporate transaction.

We are required to pay all expenses incurred by us in connection with Demand Registrations and Piggyback Registrations and the reasonable fees and expenses of one counsel for all of the participating shareholders. Each participating shareholder is responsible for the underwriting fees, discounts and commissions attributable to the sale of the ordinary shares held by such participating shareholder and any other out-of-pocket expenses of such participating shareholder in connection with the offering.

Lock-up

The shareholders’ agreement includes a lock-up provision binding on all shareholders existing prior to this offering. For this initial public offering of our shares, the lock-up period will extend until — days after the date on which the registration statement for this offering becomes effective. For all other public offerings, the lock-up period will extend 180 days (or such shorter period as may be agreed by the Company and the lead left underwriter) after the effectiveness of the registration statement effecting such offering. Pursuant to the shareholders’ agreement, each existing shareholder is prohibited during the applicable lock-up period from effecting a sale or distribution of any equity securities of the Company held by such shareholder, unless the lead left underwriter of the applicable public offering consents to such sale or distribution. If any shareholder is released from its lock-up obligations, all other shareholders will also be required to be released.

Restrictions on Transfers

Under the shareholders’ agreement, shareholders that own more than 5% of the Company’s outstanding ordinary shares prior to this offering and certain management shareholders (“restricted management shareholders”) will agree not to transfer shares of the Company held by them other than as described below. The restriction does not apply to (i) transfers pursuant to a registered offering, (ii) transfers by non-management shareholders to affiliates (excluding limited partner distributions unless failure to distribute would have a material adverse impact on such shareholder due to changes in tax or other laws or such distribution is made upon dissolution of the entity holding the ordinary shares), (iii) private sales of ordinary shares which remain restricted securities after such transfer (provided that the transferee joins the shareholders’ agreement), or (iv) with respect to restricted management shareholders, transfers made with the approval of the compensation and human resources committee of the board of directors, transfers to fund taxes payable in connection with the exercise of options or vesting of restricted shares or restricted share units, transfers of ordinary shares purchased for cash (including with foregone bonus) from the Company (but not as part of an incentive equity program), in the public market or from other shareholders, transfers deemed to occur upon cashless exercise or options or warrants and transfers by will or intestacy. Prior to the date on which a Lead Investor (as defined below) other than Greenhill (as defined below) has sold more than 50% of its ordinary shares, transfers by a restricted management shareholder pursuant to the exception in the preceding clause (i) may not exceed the greater of 20% of the ordinary shares owned by such restricted management shareholder on the date of consummation of this offering and the percentage of ordinary shares sold by the Lead Investor, other than Greenhill, that has transferred the highest percentage of its ordinary shares; and transfers by a restricted management shareholder pursuant to the exception in the preceding clause (iii) may not exceed the percentage of ordinary shares sold by the Lead Investors in certain private sales. As used in the shareholders’ agreement, “Lead Investors” means (a) Irving Place Capital Partners III (Cayman), L.P.; (b) Calera Capital Partners III, L.P.; (c) Greenhill Capital Partners II, L.P. (“Greenhill”); (d) Corporate Partners II Limited; (e) TowerBrook Investors II, L.P. and (f) GTCR Fund IX/A AIV (Ironshore), L.P.

The restriction on transfer described in the preceding paragraph will terminate on the earlier of (a) the third anniversary of this offering and (b) the Lead Investors collectively owning less than 35% of the ordinary shares held by them in the aggregate immediately following consummation of this offering.

The shareholders’ agreement may be amended with the consent of the board of directors and the shareholders party to the shareholders’ agreement that represent at least two-thirds of the shares held by such shareholders, and without consent of any other shareholder (including any shareholder who purchases shares in this offering), except that any amendment that would adversely affect a shareholder party to the shareholders’ agreement in a manner different from any other shareholder party to the shareholders’ agreement may be effected only with the consent of such affected shareholder.

Form S-8 Registration Statement

Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering resales of shares granted or issued, or issued pursuant to exercise of options or restricted share units granted, pursuant to the 2006 Plan and certain other shares. Any resales pursuant to such registration statement will be limited by the lock-up agreements described below. As of March 31, 2014, — shares (including shares issuable upon exercise of options) would be covered by the Form S-8.

Lock-up Agreements

We, the selling shareholders, and most of our other shareholders, including all of our directors and executive officers, have or will have signed lock-up agreements under which the signatory agreed not to offer, sell, contract to sell, pledge, or otherwise dispose of, or to enter into any hedging transaction with respect to, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares for a period of — days commencing on the date of this prospectus, subject to certain exceptions. See “Underwriting.”

CERTAIN INCOME TAX CONSIDERATIONS

The following summary of the taxation of the Company and the taxation of our shareholders is based upon current law and is for general information purposes only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary, possibly with retroactive effect.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under “—Taxation of the Company—Cayman Islands Taxation” and “—Taxation of Shareholders—Cayman Islands Taxation” is based upon the advice of Conyers Dill & Pearman (Cayman) Limited, Cayman Islands, (b) under “—Taxation of the Company—Bermuda Taxation” is based upon the advice of Conyers Dill & Pearman Limited, Hamilton, Bermuda and (c) under “—Taxation of the Company—United States Federal Income Taxation,” and “—Taxation of Shareholders—United States Federal Income Taxation” is based upon the advice of Cahill Gordon & Reindel LLP, New York, New York. The advice of such firms does not include accounting matters, or factual determinations or conclusions relating to the business, assets, liabilities or activities of the Company. The tax treatment of a holder of shares of our ordinary shares may vary depending on the holder’s particular tax situation.

Taxation of the Company

Cayman Islands Taxation

There is at present no corporation, income, capital gains, profits or other taxes in the Cayman Islands that would apply to the profits of the Company, nor is there gift, estate or inheritance taxes in the Cayman Islands. The Company has received from the Governor in Cabinet of the Cayman Islands an undertaking that until October 10, 2026: (a) no law that is thereafter enacted in the Cayman Islands imposing any tax to be levied on the profits, income, gains or appreciations shall apply to the Company or its operations; and (b) no such tax nor any tax in the nature of estate duty or inheritance tax will be payable by the Company: (i) on or in respect of the ordinary shares, debentures or other obligations of the Company; or (ii) by way of the withholding in whole or in part of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (1999 Revision) of the Cayman Islands. The Cayman Islands currently impose stamp duties on certain categories of documents; however, it is not anticipated that the operations of the Company will involve the payment of any material amount of stamp duties. The Cayman Islands currently impose an annual corporate fee upon all exempted companies.

Bermuda Taxation

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Ironshore Insurance or by us in respect of its shares. Ironshore Insurance has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to Ironshore Insurance or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by Ironshore Insurance or us in respect of real property owned or leased by Ironshore Insurance or us in Bermuda. We and our Bermuda subsidiaries pay annual Bermuda government fees, and Ironshore Insurance pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States Federal Income Taxation

The Company and its non-U.S. subsidiaries (other than PMA, as described below) believe they have conducted and presently intend to continue to conduct their operations in a manner that should not cause them to be treated as having engaged in a trade or business in the United States. If this position is correct, the Company and its non-U.S. subsidiaries (other than PMA) should not be subject to U.S. federal income taxation (other than U.S. excise taxes on insurance and reinsurance premiums and withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, there can be no assurance that the IRS will not contend successfully that the Company or its non-U.S. subsidiaries are or have been engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on the portion of its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of an applicable tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments, to the extent such after-tax income is considered to have been withdrawn from the United States trade or business.

Under the tax convention between Bermuda and the United States (the “Bermuda Treaty”), the Company’s Bermuda insurance subsidiary, Ironshore Insurance, will be subject to U.S. federal income tax on any insurance premium income found to be effectively connected with a U.S. trade or business only to the extent that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. While there can be no assurance, the Company does not believe that Ironshore Insurance has a permanent establishment in the United States. Ironshore Insurance would not be entitled to the benefits of the Bermuda Treaty if (i) less than 50% of the Company’s shares were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such subsidiary’s income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. There can be no assurance that Ironshore Insurance has been eligible for Bermuda Treaty benefits or will remain eligible for Bermuda Treaty benefits following this offering because of factual and legal uncertainties regarding the residency and citizenship of the Company’s shareholders.

Other applicable income tax treaties including the U.K. Treaty and Irish Treaty generally provide that a non-U.S. subsidiary will be subject to U.S. federal income tax on any business profits found to be effectively connected with a U.S. trade or business only to the extent that trade or business is conducted through a permanent establishment in the U.S. While we believe that our non-U.S. subsidiaries that claim treaty benefits under the applicable income tax treaties with the U.S. are in fact currently eligible for such benefits, there can be no assurance that this is the case or that any of such entities will remain eligible for such treaty benefits in the future.

Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If any non-U.S. insurance company including Ironshore Insurance is considered to be engaged in the conduct of an insurance business in the United States, a significant portion of its investment income could be subject to U.S. federal income tax on a net basis.

A U.K. subsidiary of the Company operating through Lloyd’s syndicate is a member of Lloyd’s of London (“Lloyd’s”) and is subject to a closing agreement between Lloyd’s and the IRS (the “Closing Agreement”). Pursuant to the terms of the Closing Agreement, all members of Lloyd’s are subject to U.S. federal income taxation to the extent they have coverholders in the U.S. with binding authority. The Closing Agreement provides rules for determining the income considered to be attributable to the permanent establishment or U.S. trade or business and certain favorable treatments to a Lloyd’s member that is entitled to the benefits of the applicable income tax treaty with the United States. The Company believes that its Lloyd’s member has been and should continue to be entitled to the benefits of the U.K. Treaty. However, because of the inherently factual nature of the issue, there can be no assurance that such subsidiary has been or will remain eligible for benefits under the U.K. Treaty.

Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. While the U.K. Treaty, Irish Treaty and certain other income tax treaties provide a reduction or exemption, the Bermuda Treaty does not provide any relief from this tax.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the United States. The rates of tax, unless reduced by an applicable U.S. tax treaty, are 4% for non-life insurance premiums and 1% for life insurance and all reinsurance premiums. The IRS has formally announced its position that the excise tax is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers where the underlying risks are either (i) risks of a U.S. entity or individual located wholly or partly within the United States or (ii) risks of a non-U.S. entity or individual engaged in a trade or business in the United States which are located within the United States, even if the excise tax has been paid on prior cessions of the same risks. A recent court decision rejected the IRS’s position with respect to a foreign to foreign retrocession. However, the IRS has appealed this decision and there is no assurance that the IRS’s position will not be ultimately upheld.

Ironshore U.S. and its subsidiaries, including Ironshore Indemnity and Ironshore Specialty, are each U.S. companies and as such each is subject to taxation in the United States.

United Kingdom Taxation

Each of our U.K. Subsidiaries is a corporation incorporated in the U.K. and is therefore resident in the U.K. for U.K. corporation tax purposes and will be subject to U.K. corporate tax on its respective worldwide profits. The main rate of U.K. corporation tax for the financial year starting April 1, 2013 is 23% on profits, but progressive decreases in the rate have been announced to take effect on April 1, 2014 through 2015 from 21% to 20%.

Taxation of Shareholders

Cayman Islands Taxation

There is, at present, no direct taxation in the Cayman Islands, and interest, dividends and gains payable to shareholders will be paid and received free of all Cayman Islands taxes. Under current Cayman Islands law, no Cayman Islands taxes are payable in respect of the transfer of ordinary shares in the Company provided that the Company does not own a legal or beneficial interest in land within the Cayman Islands or in a corporation which owns such legal or beneficial interest (in which case stamp duties would be payable).

United States Federal Income Taxation

The following summary sets forth certain United States federal income tax considerations related to the purchase, ownership and disposition of our ordinary shares. Unless otherwise stated, this summary deals only with shareholders that hold their ordinary shares as capital assets and as beneficial owners. The following discussion is only a general summary of the United States federal income tax matters described herein and does not purport to address all of the United States federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not describe the United States federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, partnerships or other pass-through entities (or investors therein), U.S. Holders (as defined below) that hold their ordinary shares through a non-U.S. broker or other non-U.S. intermediary, tax-exempt entities (except to the limited extent addressed below under “—U.S. Holders—Tax-Exempt Shareholders”), persons owning (directly, indirectly or constructively) 10% or more of the total combined voting power or total value of the shares of the Company, U.S. expatriates or persons who hold our ordinary shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this prospectus and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the alternative minimum tax, the Medicare tax on certain investment income or the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to our ordinary shares or the shareholders. Persons considering an investment in our ordinary shares should consult their own tax advisors concerning the application of the United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

U.S. Holders

Taxation of Dividends. Our ordinary shares should be properly classified as equity rather than debt for U.S. federal income tax purposes. Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, as defined below, cash distributions, if any, made with respect to our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. federal income tax principles). If a U.S. Holder is an individual or other non-corporate holder, dividends paid, if any, to such holder that constitute qualified dividend income will be taxable at the rate applicable to long-term capital gain (generally up to 20%), provided that our ordinary shares are readily tradable on an established securities market in the United States and that such person meets a holding period requirement and certain other requirements. Qualified dividend income treatment will not apply if we are a PFIC with respect to our taxable year in which the dividend is paid or the preceding taxable year. To the extent distributions on our ordinary shares exceed our earnings and profits (as computed using U.S. tax principles), they will be treated first as a return of the U.S. Holder’s basis in our ordinary shares to the extent thereof (determined separately for each share), and then as gain from the sale of a capital asset.

Distributions with respect to our ordinary shares will not be eligible for the dividends-received deduction allowed to corporate U.S. Holders under the Code.

Sale, Exchange or Other Disposition. Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, and the discussion below relating to redemptions of our ordinary shares, U.S. Holders generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our ordinary shares.

Redemption of Our Ordinary Shares. A redemption of our ordinary shares will be treated under section 302 of the Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale or exchange, subject to the discussion herein relating to the potential application of the CFC, RPII and PFIC rules (each as described below). Under the relevant Code section 302(b) tests, a redemption should be treated as a sale or exchange only if it (1) is substantially disproportionate, (2) constitutes a complete termination of the holder’s share interest in us or (3) is “not essentially equivalent to a dividend.” In determining whether any of these tests are met, shares considered to be owned by a U.S. Holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account.

Controlled Foreign Corporation Rules. We will be considered a controlled foreign corporation (“CFC”) if, on any day of our taxable year, 10% U.S. Shareholders (as defined below) own (directly, indirectly through foreign entities or by attribution by application of certain constructive ownership rules) more than 50% of the total combined voting power of all classes of our voting shares, or more than 50% of the total value of all our shares. Subject to the discussion of RPII below, for purposes of taking into account insurance income, any of our non-U.S. insurance subsidiaries will be a CFC if more than 25% of the total combined voting power of all classes of our voting shares or more than 25% of the total value of all our shares is owned by 10% U.S. Shareholders. A “10% U.S. Shareholder” is a U.S. Holder, or a partnership created or organized under the laws of the United States, any state thereof or the District of Columbia (a “U.S. Partnership”) who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of our shares entitled to vote.

Our articles of association are intended to prevent any U.S. Holder or U.S. Partnership from being considered a 10% U.S. Shareholder by limiting the votes conferred by Controlled Shares (as defined in our articles of association) of any U.S. person to 9.5% of the total voting power of all our shares entitled to vote (see “Description of Share Capital—Ordinary Shares—Voting Rights” for a discussion regarding these provisions). The Company believes that because of the anticipated dispersion of its share ownership, provisions in the Company’s organizational documents that limit voting power and other factors, no U.S. Holder or U.S. Partnership who acquires shares of the Company in this offering should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of the Company or its non-U.S. subsidiaries. However, as these provisions have not been examined by the IRS, the IRS could successfully challenge the effectiveness of these provisions in the Company’s organizational documents. Accordingly, no assurance can be given that a U.S. Holder will not be characterized as a 10% U.S. Shareholder or that the Company and/or one more of its non-U.S. subsidiaries will not be characterized as a CFC.

If we are a CFC for an uninterrupted period of 30 days or more during a taxable year, any 10% U.S. Shareholder who owns shares in us, directly or indirectly through foreign entities, on the last day of our taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of our “subpart F income,” even if the subpart F income is not distributed, but limited by such 10% U.S. Shareholder’s share of our current year earnings and profits. “Subpart F income” of a foreign insurance corporation typically includes, among other items, passive income such as interest and dividends as well as insurance and reinsurance income (including underwriting and investment income).

Under Section 1248 of the Code, any gain from the sale or exchange by a 10% U.S. Shareholder of shares in a CFC may be treated as a dividend to the extent of such 10% U.S. Shareholder’s allocable share of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. If gain from the sale or exchange of our shares is recharacterized as dividend income under Section 1248 of the Code, the gain may be treated as “qualified dividend income” to non-corporate taxpayers and eligible for a reduced rate of taxation, subject to the holding period requirements and certain other requirements.

If we are a CFC, the rules relating to PFICs (as described below) generally would not apply to a 10% U.S. Shareholder.

Related Person Insurance Income (“RPII”) Rules. Related person insurance income (“RPII”) is insurance income of a CFC attributable to insurance policies or reinsurance contracts where the person that is (directly or indirectly) insured or reinsured is a direct or indirect U.S. shareholder of such CFC or is related to such direct or indirect U.S. shareholder. We will be treated as a CFC for RPII purposes if, on any day of our taxable year, U.S. persons who directly or indirectly own any amount of our shares are treated as owning 25% or more of our shares by vote or value. If (1) 20% or more of our gross income in any taxable year consists of RPII and (2) direct or indirect insureds, whether or not U.S. persons, and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of our shares, any U.S. person who owns any shares directly or indirectly on the last day of the taxable year would be required to include its allocable share of our RPII for the taxable year in its income, even if no distributions are made.

Generally, we do not expect the gross RPII of any of our non-U.S. subsidiaries to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future. Consequently, we do not expect any U.S. person owning our ordinary shares to be required to include in gross income for U.S. federal income tax purposes any RPII income, but there can be no assurance that this will be the case. The Company will take reasonable steps that it believes to be advisable to obtain the necessary information to determine the availability of the RPII exceptions and the amount of income that is RPII. However, there can be no assurances that the Company will be able to obtain all necessary information to make the determinations.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code (as described above) will apply to the sale or exchange by a U.S. shareholder of shares in a foreign corporation that is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company were it a domestic corporation, regardless of whether the U.S. shareholder is a 10% U.S. Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury Department regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file a Form 5471 would apply when a foreign corporation is not itself an insurance company but has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation. We believe that Section 1248 and the requirement to file a Form 5471 should not apply to a less than 10% U.S. Shareholder because Ironshore Inc. is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not take the position that Section 1248 and the requirement to file a Form 5471 will apply to dispositions of our ordinary shares by any U.S. Holder.

Basis Adjustments. A U.S. Holder’s adjusted tax basis in its shares will be increased by the amount of any subpart F income that such U.S. Holder includes in income under either the RPII or non-RPII CFC rules. Similarly, a U.S. Holder’s adjusted tax basis in its shares will be reduced by the amount of distributions of subpart F income that are excluded from income as previously taxed income.

Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce (or are held for the production of) passive income. If we were to be characterized as a PFIC, U.S. Holders would be taxable at ordinary income tax rates and subject to a penalty tax at the time of their sale or other disposition at a gain of (or receipt of an “excess distribution” with respect to) their ordinary shares. In addition, as noted above, a dividend paid by a corporation that is a PFIC with respect to the taxable year in which such dividend is paid or the preceding taxable year is not eligible for the reduced rate of tax on qualified dividend income. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the ordinary shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale or other disposition) with respect to the shares was taxable in equal portions throughout the holder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund (“QEF”) election or “mark-to-market” election. A QEF election is revocable only with the consent of the IRS and has the following consequences to a shareholder:

•	For any year in which Ironshore Inc. is not a PFIC, no income tax consequences would result.

•	For any year in which Ironshore Inc. is a PFIC, the shareholder would include in its taxable income a proportionate share of the net ordinary income and net capital gains of Ironshore Inc. and certain of its non-U.S. subsidiaries.

If a QEF election is not made with respect to the first taxable year of a U.S. Holder’s holding period, the beneficial effect of the QEF election may be significantly diminished.

The PFIC statutory provisions contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business ....” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the shares. We believe that we should not be considered a PFIC, and we intend to cause Ironshore Inc. and each of our non-U.S. insurance subsidiaries to operate in such a manner that we should not become a PFIC. As discussed in the “Risk Factors—Risked Related Taxation of Our Shareholders,” a legislative proposal has been introduced in the current Congress that would repeal this active insurance company exception.

No regulations interpreting the substantive PFIC provisions have yet been issued. If, contrary to our expectations, it is determined that we are (or likely to be) treated as a PFIC for any taxable year (including as a result of a legislative change repealing the active insurance company exception), we will provide each U.S. Holder with all necessary information to make a timely QEF election or protective QEF election. Each U.S. Holder who is considering an investment in our ordinary shares should consult its tax advisor as to the effects of the rules regarding such election.

Foreign Tax Credits. In the event that United States Persons own at least 50% of our ordinary shares, only a portion of the current inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of our shares that is treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a U.S. Holder’s U.S. foreign tax credit limitation.

Tax-Exempt Shareholders. Tax-exempt entities may be required to treat certain Subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code.

Information Reporting and Backup Withholding. Unless a U.S. Holder is an exempt recipient, such as a corporation, dividend payments on our ordinary shares and the proceeds received from the sale or other disposition of our ordinary shares may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability (and may entitle such holder to a refund), provided that the required information is timely furnished to the IRS.

Additional Tax Return Filing Requirements. Under Section 6038D of the Code (relating to disclosure requirements for interests in any “specified foreign financial asset”), certain U.S. Holders may be required to report on IRS Form 8938 filed with their U.S. federal income tax returns information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for our ordinary shares held in accounts maintained by U.S. financial institutions). U.S. Holders should consult their tax advisors regarding the potential application of this disclosure requirement to their ownership of our ordinary shares, and the substantial penalties for noncompliance.

Recently enacted Temporary Treasury regulations provide that a U.S. person that is at the lowest tier in a chain of ownership, and that is a shareholder (including an indirect shareholder) of a PFIC, is generally required to file an annual report on IRS Form 8621 as an attachment to its tax return. In addition, a U.S. person that owns PFIC shares through another U.S. person is required to file the annual report on IRS Form 8621 in certain circumstances. However, a U.S. person that owns an interest in a PFIC through another U.S. person is not required to submit the annual report on IRS Form 8621 if such U.S. person is required to include an amount in income only under the QEF election or mark-to-market rules with respect to PFIC shares held through other U.S. persons and such other U.S. persons file an annual report under Form 8621. Tax-exempt U.S. Holders will not be required to file an annual report on IRS Form 8621 if they are not subject to tax with respect to their interest in the PFIC. Certain U.S. persons who do not make a QEF or mark-to-market election may also be exempt from reporting on IRS Form 8621 for a taxable year if they do not receive excess distributions and they satisfy certain ownership thresholds.

Non-U.S. Holders

Taxation of Dividends. Cash distributions, if any, made with respect to our ordinary shares to Non-U.S. Holders generally will not be subject to United States federal withholding tax.

Sale, Exchange or Other Disposition. Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain realized upon the sale, exchange or other disposition of our ordinary shares unless such gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder in the United States or such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year the gain is realized and certain other requirements are satisfied.

Information Reporting and Backup Withholding. Non-U.S. Holders will not be subject to U.S. information reporting or backup withholding with respect to dispositions of our ordinary shares effected through a non-U.S. office of a broker, unless the broker has certain connections to the United States or is a United States person. U.S. backup withholding may apply to payments of dividends, if any, on our ordinary shares unless a Non-U.S. Holder properly certifies its non-U.S. status.

Additional Withholding Requirements. FATCA imposes a withholding tax of 30% on (i) U.S. source dividends and certain other types of income, and (ii) the gross proceeds from the sale or disposition of assets which produce such types of income, which are received by a foreign financial institution (“FFI”), unless such FFI enters into an agreement with the IRS to obtain certain information as to the identity of the direct and indirect owners of accounts in such institution and certain debt and equity owners. In addition, a 30% withholding tax may be imposed on the above payments to certain non-financial foreign entities which do not (i) certify to each respective withholding agent that they have no “substantial U.S. owners” (i.e., a U.S. 10% direct or indirect shareholder), or (ii) provide such withholding agent with certain information as to the identity of such substantial U.S. owners. The foregoing rules may apply regardless of whether the FFI or non-financial foreign entity is a beneficial owner or an intermediary.

Although dividends paid by us will generally be treated as foreign source for U.S. federal withholding tax purposes, it is unclear whether, for FATCA purposes, some or all of our dividends may be recharacterized as U.S. source dividends. Treasury Regulations addressing this topic have not yet been issued.

The United States is in the process of negotiating intergovernmental agreements to implement FATCA (“IGAs”) with a number of jurisdictions. Bermuda, Cayman Islands, U.K. and several other jurisdictions in which Ironshore Inc.’s subsidiaries are located have signed IGAs with the United States. Different rules than those described above may apply under such IGAs.

Withholding on U.S. source dividends and certain other types of income will apply beginning on July 1, 2014, and withholding on gross proceeds will apply beginning on January 1, 2017. Prospective investors are urged to consult their own tax advisors as to the filing and information requirements that may be imposed on them in respect of their ownership of our ordinary shares.

Other Tax Laws

Shareholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions (including U.S. state and local laws).

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders, the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Ordinary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $— per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$—	$—	$—
Underwriting discount	—	—	—

Proceeds, before expenses, to the selling shareholders	$—	$—	$—

The expenses of this offering, not including the underwriting discount, are estimated at $— and are payable by us. The underwriters have agreed to reimburse us an amount of $— for certain expenses of this offering.

Option to Purchase Additional Shares

The selling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to — additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved up to — % of the ordinary shares being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by —, a selected dealer affiliated with —, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of ordinary shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other ordinary shares.

No Sales of Similar Securities

We and the selling shareholders, our executive officers and directors and certain of our other existing shareholders have agreed, subject to certain limited exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for — days after the date of this prospectus without first obtaining the written consent of —. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any ordinary shares,

•	sell any option or contract to purchase any ordinary shares,

•	purchase any option or contract to sell any ordinary shares,

•	grant any option, right or warrant for the sale of any ordinary shares,

•	lend or otherwise dispose of or transfer any ordinary shares,

•	request or demand that we file a registration statement related to the ordinary shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We will apply for listing of the ordinary shares on the NYSE under the symbol “IRSH.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined through negotiations among us, the selling shareholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of ordinary shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Solebury Capital LLC (“Solebury”), a FINRA member, has acted as our independent financial advisor in connection with this offering. Solebury is not acting as an underwriter in this offering, and accordingly it is neither purchasing ordinary shares nor offering ordinary shares to the public in connection with this offering.

Neither Solebury nor any of its affiliates is engaged in the solicitation or distribution of this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of $— and, at our sole discretion, an additional potential incentive fee of $—. In determining whether we elect to award any or all of the incentive fee, we will consider the level of, and our satisfaction with, the services provided by Solebury throughout the initial public offering process. We also agreed to reimburse Solebury for reasonable and documented out-of-pocket expenses and have provided indemnification of Solebury pursuant to the engagement agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

(A) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(C) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the

Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed on for us by Cahill Gordon & Reindel LLP, New York, New York. Several partners of Cahill Gordon & Reindel LLP beneficially own less than 1% of our outstanding ordinary shares, purchased on the same basis as other investors in our ordinary shares. The validity of the ordinary shares being offered in this offering will be passed upon for us by Conyers Dill & Pearman (Cayman) Limited, Cayman Islands.

Certain legal matters relating to this offering will be passed on for the underwriters by Hogan Lovells US LLP, New York, New York. Hogan Lovells US LLP has in the past performed, and continues to perform, legal services for us. One partner of Hogan Lovells US LLP beneficially owns less than 1% of our outstanding ordinary shares, purchased on the same basis as other investors in our ordinary shares.

INDEPENDENT PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Ironshore Inc. at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the ordinary shares offered in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed herewith. For further information about us and the ordinary shares offered in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document that has been filed as an exhibit to the registration statement. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Ironshore Inc.

Consolidated Balance Sheets

As of March 31, 2014 and December 31, 2013

(Expressed in thousands of U.S. dollars, except per share and share amounts)

	2014	2013
	(unaudited)
ASSETS
Fixed maturity securities, at fair value (amortized cost: 2014—$3,606,081; 2013—$3,425,287)	$3,625,895	$3,423,413
Equity securities, at fair value (cost: 2014—$132,877; 2013—$129,298)	139,316	131,947
Short term investments, at cost which approximates fair value	49,344	45,828
Other investments	13,588	13,588

Total investments	3,828,143	3,614,776

Cash and cash equivalents	411,581	286,700
Accrued investment income	17,293	18,389
Premiums receivable	476,654	463,467
Reinsurance recoverable on unpaid losses	614,082	601,352
Reinsurance recoverable on paid losses	87,033	102,494
Deferred acquisition costs	125,622	123,066
Prepaid reinsurance premiums	315,046	283,214
Goodwill and other intangible assets	82,504	82,558
Deferred tax asset	1,570	4,328
Receivable for securities sold	51,452	3,516
Other assets	176,828	176,581

Total assets	$6,187,808	$5,760,441

LIABILITIES
Reserve for losses and loss adjustment expenses	$2,308,002	$2,181,812
Unearned premiums	1,240,286	1,207,707
Insurance and reinsurance balances payable	303,700	255,637
Payable for securities purchased	82,639	16,147
Other liabilities	94,696	105,498
Debt obligations	347,376	247,296

Total liabilities	4,376,699	4,014,097

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Common shares, 200,000,000 authorized, par value $0.01 per share (2014: 136,722,323; 2013: 136,211,426), shares issued and outstanding	1,367	1,362
Additional paid-in capital	1,357,471	1,354,164
Accumulated other comprehensive loss	(11,526)	(10,321)
Retained earnings	459,832	397,230

TOTAL IRONSHORE INC. SHAREHOLDERS’ EQUITY	1,807,144	1,742,435
Non-controlling interest	3,965	3,909

TOTAL SHAREHOLDERS’ EQUITY	1,811,109	1,746,344

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,187,808	$5,760,441

See accompanying notes to the unaudited condensed consolidated financial statements.

Ironshore Inc.

Consolidated Statements of Operations and Comprehensive Income

For the three months ended March 31, 2014 and 2013

(Expressed in thousands of U.S. dollars, except per share and share amounts)

	For the three months ended
	March 31, 2014	March 31, 2013
	(unaudited)	(unaudited)
REVENUES

Gross premiums written	$516,636	$412,547
Reinsurance premiums ceded	(161,603)	(134,799)

Net premiums written	355,033	277,748
Change in unearned premiums	2,265	(687)

Net premiums earned	357,298	277,061
Net investment income	22,262	20,168
Net realized and unrealized gains on investments	19,915	397
Net foreign exchange (losses) gains	(2,421)	3,021
Other income	7,625	3,390

Total revenues	404,679	304,037

EXPENSES

Losses and loss adjustment expenses	214,009	157,957
Acquisition expenses	52,046	38,360
General and administrative expenses	70,313	59,574
Interest expense	5,426	5,413

Total expenses	341,794	261,304

Income before income tax expense	62,885	42,733
Income tax expense	226	71

Net income	62,659	42,662
Net income (loss) attributable to non-controlling interest	57	(130)

Net income attributable to Ironshore Inc.	62,602	42,792

OTHER COMPREHENSIVE (LOSS) INCOME

Equity (losses) gains from foreign currency translation	(1,045)	4,731
Losses on intra-entity foreign currency transactions	(160)	(5,076)

COMPREHENSIVE INCOME	$61,397	$42,447

Earnings per share:
Weighted average common shares outstanding—Basic	135,052,798	132,949,337
Weighted average common shares outstanding—Diluted	139,099,174	137,546,339

Net income per common share outstanding—Basic	$0.46	$0.32
Net income per common share outstanding—Diluted	$0.45	$0.31

See accompanying notes to the unaudited condensed consolidated financial statements.

Ironshore Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the three months ended March 31, 2014 and 2013

(Expressed in thousands of U.S. dollars)

	For the three months ended
	March 31, 2014	March 31, 2013
	(unaudited)	(unaudited)
COMMON SHARES

Balance as of beginning of period	$1,362	$1,355
Issue of shares, net of forfeitures	6	—
Repurchase of restricted shares	(1)	—

Balance as of end of period	1,367	1,355

ADDITIONAL PAID-IN CAPITAL

Balance as of beginning of period	1,354,164	1,347,401
Issue of shares, net of forfeitures	2,455	—
Repurchase of restricted shares	(1,052)	—
Stock compensation expense	1,904	2,464

Balance as of end of period	1,357,471	1,349,865

ACCUMULATED OTHER COMPREHENSIVE LOSS

Balance as of beginning of period	(10,321)	(8,498)
Equity (losses) gains from foreign currency translation	(1,045)	4,731
Losses on intra-entity foreign currency transactions	(160)	(5,076)

Balance as of end of period	(11,526)	(8,843)

RETAINED EARNINGS

Balance as of beginning of period	397,230	299,863
Net income attributable to Ironshore Inc.	62,602	42,792

Balance as of end of period	459,832	342,655

TOTAL IRONSHORE INC. SHAREHOLDERS’ EQUITY	1,807,144	1,685,032

Non-controlling interest	3,965	3,601

TOTAL SHAREHOLDERS’ EQUITY	$1,811,109	$1,688,633

See accompanying notes to the unaudited condensed consolidated financial statements.

Ironshore Inc.

Consolidated Statements of Cash Flows

For the three months ended March 31, 2014 and 2013

(Expressed in thousands of U.S. dollars)

	For the three months ended
	March 31, 2014	March 31, 2013
	(unaudited)	(unaudited)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$62,659	$42,662

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Amortization and depreciation	2,555	2,552
Stock compensation expense	3,057	2,464
Amortization of fixed maturity securities	4,570	5,613
Net realized and unrealized gains on investments	(19,915)	(397)
Deferred tax expense	2,782	103

CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accrued investment income	1,116	691
Premiums receivable	(10,992)	13,594
Reinsurance recoverable on unpaid losses	(8,101)	(11,847)
Reinsurance recoverable on paid losses	17,713	(10,676)
Deferred acquisition costs	(2,383)	(7,770)
Prepaid reinsurance premiums	(28,345)	(15,883)
Other assets	3,851	(8,406)
Reserve for losses and loss adjustment expenses	119,374	69,927
Unearned premiums	28,329	10,985
Insurance and reinsurance balances payable	38,276	43,334
Other liabilities	(13,427)	(2,565)

Net cash provided by operating activities	201,119	134,381

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of subsidiaries, net of cash acquired	—	(3,000)
Purchases of fixed maturity securities	(964,735)	(683,566)
Purchases of short term investments	(90,120)	(9,106)
Purchases of equity securities	(32,811)	(17,383)
Proceeds on sales of fixed maturity securities	733,667	496,318
Proceeds on maturity of fixed maturity securities	61,059	55,326
Proceeds on sales of short term investments	86,606	13,900
Proceeds on sales of equity securities	30,153	8,525
Purchases of fixed assets	(3,567)	(3,774)

Net cash used in investing activities	(179,748)	(142,760)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of common shares	2,544	—
Repurchase of restricted shares	(1,016)	—
Issuance of debt	100,000	—

Net cash provided by financing activities	101,528	—

Net increase (decrease) in cash and cash equivalents	122,899	(8,379)
Cash and cash equivalents as of beginning of period	286,700	336,079
Effect of exchange rates on cash and cash equivalents	1,982	(9,397)

CASH AND CASH EQUIVALENTS AS OF END OF PERIOD	$411,581	$318,303

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$4,817	$465
Interest paid	—	—

See accompanying notes to the unaudited condensed consolidated financial statements.

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

1.	Basis of presentation

These unaudited condensed consolidated financial statements of Ironshore Inc. (“Ironshore”), and its wholly owned and majority owned subsidiaries, (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. This report should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2013. The unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements but reflect all adjustments considered necessary for a fair presentation of the Company’s financial position and results of operations as at the end of and for the periods presented. All significant inter-company balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to current period presentation.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The major estimates reflected in the Company’s consolidated financial statements include, but are not limited to, the reserves for losses and loss adjustment expenses, reinsurance recoverable balances including allowances for reinsurance recoverables deemed uncollectible, estimates of written and earned premium, the fair value of investments, recoverability of intangible assets and the net deferred tax liability.

2.	Segment reporting

The Company conducts its operations worldwide through three reportable operating segments, U.S., International and Bermuda and one corporate function, which have been determined under FASB ASC Topic 280 Segment Reporting. The Company’s operating segments are strategic business units that offer different policies.

The U.S. segment offers a wide array of property and casualty coverage on an admitted and excess and surplus lines basis. The U.S. segment is managed by the chief executive officer of U.S. Operations.

The International segment operates through Lloyd’s of London Syndicate 4000 and Ironshore Europe Ltd. and underwrites financial institutions liability, professional management liability, property and other select specialist lines. The International segment is managed by the chief executive officer of Ironshore International Ltd.

The Bermuda segment provides property insurance on a worldwide basis. This segment also offers catastrophe excess liability, financial lines and healthcare liability insurance through Iron-Starr Excess. The Bermuda segment is managed by the chief executive officer of Ironshore Insurance Ltd. who provides oversight to a team of underwriters, risk modelers and other industry professionals.

Effective December 31, 2013, the Company reallocated certain of its business between two of its operating and reporting segments. Insurance business written as corporate deals, which was previously reported as part of the U.S. segment, has been reclassified to the Bermuda segment. The results of operations of corporate deals for the three months ending March 31, 2014 and 2013, amounting to $4,789 and $378, respectively, have been included in the Bermuda segment.

The corporate function includes the activities of the parent company and activities of certain key executives, such as the Chief Executive Officer and Chief Financial Officer of Ironshore. The corporate function includes revenue earned on the Company’s investment portfolio and costs associated with parent company activities.

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

The Company does not manage its assets by segment and therefore total assets are not allocated to the segments.

Segment information for the three months ended March 31, 2014, and 2013 is as follows:

Three months ended March 31, 2014	U.S.	International	Bermuda	Total	Corporate	Consolidated
REVENUES
Gross premiums written	$340,484	$131,772	$44,380	$516,636	—	$516,636
Reinsurance premiums ceded	(90,026)	(48,047)	(23,530)	(161,603)	—	(161,603)

Net premiums written	250,458	83,725	20,850	355,033	—	355,033
Change in unearned premiums	(15,863)	11,488	6,640	2,265	—	2,265

Net premiums earned	234,595	95,213	27,490	357,298	—	357,298

Net investment income	—	—	—	—	22,262	22,262
Net realized and unrealized gains on investments	—	—	—	—	19,915	19,915
Net foreign exchange losses	—	—	—	—	(2,421)	(2,421)
Other income (expense)	4,294	2,957	603	7,854	(229)	7,625

Total revenues	238,889	98,170	28,093	365,152	39,527	404,679

EXPENSES
Losses and loss adjustment expenses	148,442	55,455	10,112	214,009	—	214,009
Acquisition expenses	27,134	23,718	1,194	52,046	—	52,046
General and administrative expenses	35,917	18,340	4,836	59,093	11,220	70,313
Interest expense	—	—	—	—	5,426	5,426

Total expenses	211,493	97,513	16,142	325,148	16,646	341,794

Income before income tax expense	$27,396	$657	$11,951	$40,004	$22,881	$62,885

Loss ratio (a)	63.3%	58.2%	36.8%	59.9%
Acquisition costs ratio (b)	11.6%	24.9%	4.3%	14.6%
General and administrative expense ratio (c)	13.5%	16.2%	15.4%	14.3%

Combined ratio (d)	88.4%	99.3%	56.5%	88.8%

(a)	The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.
(b)	The acquisition costs ratio is calculated by dividing acquisition expenses by net premiums earned.
(c)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(d)	The combined ratio is the sum of the loss ratio, acquisition costs ratio and general and administrative expense ratio.

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

Three months ended March 31, 2013	U.S.	International	Bermuda	Total	Corporate	Consolidated
REVENUES
Gross premiums written	$233,968	$133,439	$45,140	$412,547	—	$412,547
Reinsurance premiums ceded	(59,005)	(58,868)	(16,926)	(134,799)	—	(134,799)

Net premiums written	174,963	74,571	28,214	277,748	—	277,748
Change in unearned premiums	8,703	(9,041)	(349)	(687)	—	(687)

Net premiums earned	183,666	65,530	27,865	277,061	—	277,061

Net investment income	—	—	—	—	20,168	20,168
Net realized and unrealized gains on investments	—	—	—	—	397	397
Net foreign exchange losses	—	—	—	—	3,021	3,021
Other income	2,155	684	551	3,390	—	3,390

Total revenues	185,821	66,214	28,416	280,451	23,586	304,037

EXPENSES
Losses and loss adjustment expenses	113,420	33,604	10,933	157,957	—	157,957
Acquisition expenses	19,279	16,294	2,787	38,360	—	38,360
General and administrative expenses	32,862	13,109	5,400	51,371	8,203	59,574
Interest expense	—	—	—	—	5,413	5,413

Total expenses	165,561	63,007	19,120	247,688	13,616	261,304

Income before income tax expense	$20,260	$3,207	$9,296	$32,763	$9,970	$42,733

Loss ratio (a)	61.8%	51.3%	39.2%	57.0%
Acquisition costs ratio (b)	10.5%	24.9%	10.0%	13.8%
General and administrative expense ratio (c)	16.7%	19.0%	17.4%	17.3%

Combined ratio (d)	89.0%	95.2%	66.6%	88.1%

(a)	The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.
(b)	The acquisition costs ratio is calculated by dividing acquisition expenses by net premiums earned.
(c)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(d)	The combined ratio is the sum of the loss ratio, acquisition costs ratio and general and administrative expense ratio.

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

Gross premiums written by type of business for the three months ended March 31, 2014 and 2013 is as follows:

Three months ended March 31, 2014	U.S.	International	Bermuda	Total
Casualty	$269,068	$37,533	$8,977	$315,578
Property	34,340	28,503	35,403	98,246
Specialty short tail	37,076	65,736	—	102,512

Total	$340,484	$131,772	$44,380	$516,636

Three months ended March 31, 2013
Casualty	$183,930	$32,667	$6,927	$223,524
Property	29,253	32,893	39,446	101,592
Specialty short tail	20,785	67,879	(1,233)	87,431

Total	$233,968	$133,439	$45,140	$412,547

3.	Investments

The Company’s investments in fixed maturity securities and equity securities are classified as trading and are carried at fair value, with related unrealized gains and losses recorded in net realized and unrealized gains (losses) on investments included in the statement of operations and comprehensive income. The amortized cost, gross unrealized gains and losses and fair value of investments as of March 31, 2014 are as follows:

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
U.S. government and government agency securities	$262,690	$1,286	$(882)	$263,094
Non-U.S. government and government agency securities	103,053	711	(1,810)	101,954
Municipal securities	86,777	2,099	(8)	88,868
Corporate securities	1,340,627	20,738	(5,305)	1,356,060
Bank loans	379,861	3,378	(1,318)	381,921
U.S. asset-backed securities	559,021	2,412	(2,502)	558,931
U.S. mortgage-backed securities	874,052	8,694	(7,679)	875,067

Total fixed maturity securities	3,606,081	39,318	(19,504)	3,625,895
Equity securities	132,877	10,173	(3,734)	139,316
Short term investments	49,344	—	—	49,344

	$3,788,302	$49,491	$(23,238)	$3,814,555

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

The amortized cost, gross unrealized gains and losses and fair value of investments as of December 31, 2013 are as follows:

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
U.S. government and government agency securities	$271,486	$1,547	$(1,609)	$271,424
Non-U.S. government and government agency securities	97,093	514	(3,065)	94,542
Municipal securities	73,714	1,727	(942)	74,499
Corporate securities	1,255,768	18,849	(10,063)	1,264,554
Bank loans	330,943	4,294	(1,346)	333,891
U.S. asset-backed securities	431,760	2,396	(2,620)	431,536
U.S. mortgage-backed securities	964,523	7,586	(19,142)	952,967

Total fixed maturity securities	3,425,287	36,913	(38,787)	3,423,413
Equity securities	129,298	6,044	(3,395)	131,947
Short term investments	45,828	—	—	45,828

	$3,600,413	$42,957	$(42,182)	$3,601,188

Included in the tables above are fixed maturity securities with a fair value of $25,674 and $23,046, which are on deposit with U.S. insurance regulators as of March 31, 2014 and December 31, 2013, respectively, to meet certain statutory requirements. The Company also maintains fixed maturity securities and cash amounting to $1,451,038 and $1,221,100 in trust accounts as collateral under the terms of certain insurance and reinsurance transactions as of March 31, 2014 and December 31, 2013, respectively.

As of March 31, 2014 and December 31, 2013, the Company maintained a trust collateral of $25,107 and $25,047, respectively, composed of short-term and fixed maturity securities for the Company’s political risk business and $18,107 and $19,918, respectively, composed of cash and fixed maturity securities to meet certain Canadian insurance regulatory requirements for Ironshore Insurance Ltd.—Canada Branch.

On December 1, 2009, the Company entered into a $50,000 standby letter of credit facility provided by Citibank Europe plc. As of March 31, 2014 and December 31, 2013, $27,918 and $22,962 respectively, of letters of credit were issued and outstanding under this facility, for which $32,641 and $32,488 of fixed maturity securities were pledged as collateral.

The Company operates in the Lloyd’s market through its corporate member Ironshore Corporate Capital Ltd. (“ICCL”), which represents its participation in Syndicate 4000. Lloyd’s sets capital requirements for corporate members annually based on the Syndicates’ business plans, rating and reserving environment together with input arising from Lloyd’s discussions with regulatory and rating agencies. Such capital, or Funds at Lloyd’s (“FAL”), may be satisfied by cash, certain investments and undrawn letters of credit provided by approved banks. As of March 31, 2014 and December 31, 2013, the Company has an existing letter of credit with a face value of $125,000 provided by ING Bank N.V. for the purpose of providing FAL. As of March 31, 2014 and December 31, 2013, the Company has pledged fixed maturity securities of $147,556 and $146,345, respectively, as collateral in respect of the facility.

In addition to the letters of credit facilities discussed above, as of March 31, 2014 and December 31, 2013, fixed maturity securities with a fair value of $182,543 and $182,564, short-term investments with a fair value of $2,679 and $1,382, and cash of $3,677 and $5,325, respectively, were restricted to satisfy ICCL’s FAL requirements.

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

The Company, through its wholly-owned subsidiary Ironshore Specialty Insurance Company (“ISIC”), has an existing arrangement with Federal Home Loan Bank Boston (“FHLB”) which provides the Company access to FHLB-member loan facilities. ISIC is currently a member of FHLB. Effective March 20, 2014, ISIC entered into a collateralized advance with FHLB for a short-term loan of $100,000. The arrangement provides for a $50,000 loan maturing on June 20, 2014 with interest payable at an annual rate of 0.22% and a $50,000 loan maturing on June 25, 2014 with interest payable at an annual rate of 0.21%. ISIC is required to maintain a capital stock investment of $4,600 with FHLB to support its membership and borrowing activity. As of March 31, 2014, fixed maturity securities with a fair value of $109,921 were pledged as collateral for the amounts borrowed under this facility.

The following represents an analysis of net realized gains (losses) on the sale of investments for the quarters ended:

	March 31, 2014
	Realized gains	Realized losses	Net realized gains (losses)
Fixed maturity securities	$1,447	$(7,954)	$(6,507)
Equity securities	1,234	(313)	921
Short term investments	328	(305)	23

	$3,009	$(8,572)	$(5,563)

	March 31, 2013
	Realized gains	Realized losses	Net realized gains (losses)
Fixed maturity securities	$9,204	$(4,713)	$4,491
Equity securities	454	(130)	324
Short term investments	108	(110)	(2)

	$9,766	$(4,953)	$4,813

The amortized cost and fair value amounts for fixed maturity securities held as of March 31, 2014 are shown by contractual maturity below. Actual maturity may differ from contractual maturity because certain borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	March 31, 2014
	Amortized cost	Fair value
Due in one year or less	$143,362	$145,171
Due after one year through five years	1,448,279	1,463,288
Due after five years through ten years	442,304	446,045
Due after ten years	38,636	37,107
U.S. asset-backed securities	559,021	558,931
U.S. mortgage-backed securities	874,052	875,067
U.S. government sponsored enterprises	100,427	100,286

Total fixed maturity securities	$3,606,081	$3,625,895

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

The following table sets forth certain information regarding the investment ratings of the Company’s fixed maturity investment portfolio as of March 31, 2014. Investment ratings are as designated by Standard & Poor’s Ratings Group or Moody’s Investors Service.

	March 31, 2014
	Amortized cost	Fair value
S&P Equivalent Rating (a)
AAA	$797,182	$800,536
AA	1,239,166	1,240,847
A	672,967	682,152
BBB	480,593	484,059
Below BBB	291,180	293,375
Not rated	124,993	124,926

Total fixed maturity securities	$3,606,081	$3,625,895

(a)	Carried at the lower of Standard & Poor’s or Moody’s rating, presented in Standard & Poor’s equivalent rating.

Net investment income is derived from the following sources:

	2014	2013
Fixed maturity securities	$22,485	$20,677
Equity securities	1,386	708
Cash and cash equivalents	156	1
Short term investments	5	224

Total gross investment income	24,032	21,610
Investment expenses	(1,770)	(1,442)

Net investment income	$22,262	$20,168

4.	Fair value measurement

U.S. GAAP establishes a framework for measuring fair value using a hierarchy of fair value measurements that distinguishes market data between observable independent market inputs and unobservable market assumptions and requires additional disclosures about such fair value measurements. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are described further below:

Level 1:	Quoted prices in active markets for identical assets/liabilities (unadjusted);

Level 2:	Indirect observable inputs including quoted prices for similar assets/liabilities (adjusted) and market corroborated inputs;

Level 3:	Unobservable inputs which reflect the underlying entity’s interpretation of risk assumptions used by market participants.

The Company receives assistance with its investment accounting function from an independent service provider. This service provider as well as the Company’s investment managers uses several pricing services and brokers to

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

assist with the determination of the fair value of the Company’s investment portfolio. The Company does not typically adjust prices obtained from pricing services. In accordance with accounting guidance regarding fair value measurements, the Company’s service providers maximize the use of observable inputs ensuring that unobservable inputs are used only when observable inputs are not available.

The following table presents the Company’s investments that are measured at fair value on a recurring basis as well as the carrying amount of these investments as of March 31, 2014 by level within the fair value hierarchy:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable inputs (Level 3)	Total
2014
U.S. government and government agency securities	$162,808	$100,286	—	$263,094
Non-U.S. government and government agency securities	—	101,954	—	101,954
Municipal securities	—	88,868	—	88,868
Corporate securities	—	1,356,060	—	1,356,060
Bank loans	—	205,871	176,050	381,921
U.S. asset-backed securities	—	544,540	14,391	558,931
U.S. mortgage-backed securities	—	872,621	2,446	875,067

Total fixed maturity securities	162,808	3,270,200	192,887	3,625,895
Equity securities	104,620	34,455	241	139,316
Short term investments	—	49,344	—	49,344

	$267,428	$3,353,999	$193,128	$3,814,555

The following table presents the Company’s investments that are measured at fair value on a recurring basis as well as the carrying amount of these investments as of December 31, 2013 by level within the fair value hierarchy:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable inputs (Level 3)	Total
2013
U.S. government and government agency securities	$167,445	$103,979	—	$271,424
Non-U.S. government and government agency securities	—	94,542	—	94,542
Municipal securities	—	74,499	—	74,499
Corporate securities	—	1,264,477	77	1,264,554
Bank loans	—	201,060	132,831	333,891
U.S. asset-backed securities	—	380,965	50,571	431,536
U.S. mortgage-backed securities	—	949,400	3,567	952,967

Total fixed maturity securities	167,445	3,068,922	187,046	3,423,413
Equity securities	98,911	33,036	—	131,947
Short term investments	—	45,828	—	45,828

	$266,356	$3,147,786	$187,046	$3,601,188

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

A description of the valuation techniques and inputs used to determine fair values of investments carried at fair value, as well as the classification of each investment type in the fair value hierarchy is detailed below.

The Company’s investments classified as Level 1 include U.S. government and government agency securities and equity securities for which fair value is based on quoted market prices in active markets which is defined by the Company’s pricing service as a security that has traded in the previous seven days.

The Company’s Level 2 securities primarily consist of securities that are valued using models or other valuation techniques. These models are industry standard models that take into account various assumptions including time value, yield curve, prepayments speeds, default rates, loss severity, current market and contractual prices for the underlying securities as well as other economic data. The majority of these assumptions are observable in the marketplace and this category includes some U.S. and non-U.S. government and government agency securities, municipal securities, corporate securities, bank loans, U.S. asset-backed securities U.S. mortgage-backed securities, equity securities and short term investments.

The Company’s investments classified as Level 3 consist of bank loans, certain equity securities, U.S. asset and mortgage-backed securities. These are valued using non-binding broker quotes and other third party pricing sources, without modification. Consequently, the information about significant unobservable inputs used in the fair value measurement as required by U.S. GAAP is not disclosed.

As of March 31, 2014 and December 31, 2013, the Company’s Level 3 investments represented 5.1% and 5.2% of its total investments measured at fair value, respectively.

Level 3 Rollforward

The table below presents assets that are measured at fair value on a recurring basis as of March 31, 2014 and 2013 using significant Level 3 inputs:

Three months ended March 31, 2014	Bank loans	Equity securities	Corporate securities	U.S. asset- backed securities	U.S. mortgage- backed securities	Total
Balance at beginning of year	$132,831	—	$77	$50,571	$3,567	$187,046
Realized gains	51	—	—	—	—	51
Unrealized (loss) gains	3,561	—	—	79	(1)	3,639
Purchases	63,882	241	—	1,649	—	65,772
Sales	(20,514)	—	—	—	(241)	(20,755)
Amortization	198	—	—	—	4	202
Transfer into Level 3	17,751	—	—	2,904	—	20,655
Transfer out of Level 3	(21,710)	—	(77)	(40,812)	(883)	(63,482)

Balance at end of the year	$176,050	$241	—	$14,391	$2,446	$193,128

Three months ended March 31, 2013	Bank loans
Balance at beginning of year	$105,371
Realized losses	(225)
Unrealized gains	53
Purchases	3,824
Sales	(10,213)
Amortization	134

Balance at end of the year	$98,944

Ironshore Inc.

Notes to unaudited condensed consolidated financial statements

(dollars in thousands, except per share data)

Change in unrealized (loss) gain for the period included in earnings for Level 3 assets still held at the end of March 31, 2014 and 2013 amounted to $(192) and $32, respectively.

There have been no significant changes in the Company’s use of valuation techniques or related inputs nor have there been any transfers between Level 1 and Level 2 during the three month periods ended March 31, 2014 and 2013, respectively. The transfers from Level 2 to Level 3 during the three month period ending March 31, 2014 reflect low level of trading activity in certain fixed maturity securities while the transfers of fixed maturity securities from Level 3 to Level 2 that occurred during the same period reflect higher reliance on observable inputs. The Company’s policy is to recognize transfers in and out of the fair value hierarchy measurement levels as of the date of the actual transfer.

Financial Instruments not Carried at Fair Value

U.S. GAAP requires that entities disclose the fair value of all of their financial instruments whether or not carried at fair value in the financial statements.

On May 10, 2010, the Company issued $250,000 of Senior Notes bearing an annual interest rate of 8.5%, payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2010. As of March 31, 2014 and December 31, 2013, the fair value of the Senior Notes was $292,000 (carrying value—$247,376) and $283,000 (carrying value—$247,296), respectively. The fair value is determined using a non-binding broker quote which is considered Level 3 in the fair value hierarchy. Consequently, the information about significant unobservable inputs used in the fair value measurement as required by U.S. GAAP is not disclosed.

On March 20, 2014, the Company entered into a collateralized advance with FHLB for a short-term loan of $100,000 (see Note 3). As of March 31, 2014, the carrying value of the short-term loan of $100,000 approximates fair value and is classified as Level 2 in the fair value hierarchy.

5.	Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2014 and 2013:

	2014	2013
Net income attributable to Ironshore Inc.	$62,602	$42,792

Weighted average shares—basic	135,052,798	132,949,337
Share equivalents:
Warrants	2,173,206	1,705,187
Options	1,473,381	889,752
Restricted stock	399,789	2,002,063

Weighted average shares—diluted	139,099,174	137,546,339

Basic earnings per share	$0.46	$0.32

Fully diluted earnings per share	$0.45	$0.31

6.	Subsequent events

Subsequent events have been evaluated through the date of issuance of these consolidated financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Ironshore Inc.

We have audited the accompanying consolidated balance sheets of Ironshore Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedules listed in the Index to the Consolidated Financial Statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ironshore Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

June 12, 2014

Ironshore Inc.

Consolidated Balance Sheets

As of December 31, 2013 and 2012

(Expressed in thousands of U.S. dollars, except share data)

	2013	2012
ASSETS
Fixed maturity securities, at fair value (amortized cost: 2013—$3,425,287; 2012—$2,960,830)	$3,423,413	$3,037,910
Equity securities, at fair value (cost: 2013—$129,298; 2012—$79,716)	131,947	83,557
Short term investments, at cost which approximates fair value	45,828	9,000
Other investments	13,588	10,088

Total investments	3,614,776	3,140,555

Cash and cash equivalents	286,700	336,079
Accrued investment income	18,389	18,028
Premiums receivable	463,467	381,640
Reinsurance recoverable on unpaid losses	601,352	621,965
Reinsurance recoverable on paid losses	102,494	75,230
Deferred acquisition costs	123,066	88,987
Prepaid reinsurance premiums	283,214	267,405
Goodwill and other intangible assets	82,558	84,542
Deferred tax asset	4,328	—
Receivable for securities sold	3,516	9,659
Other assets	176,581	88,300

Total assets	$5,760,441	$5,112,390

LIABILITIES
Reserve for losses and loss adjustment expenses	$2,181,812	$1,856,759
Unearned premiums	1,207,707	984,015
Insurance and reinsurance balances payable	255,637	258,240
Payable for securities purchased	16,147	27,517
Deferred tax liability	—	3,179
Other liabilities	105,498	91,838
Debt obligations	247,296	246,990

Total liabilities	4,014,097	3,468,538

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common shares, 200,000,000 authorized, par value $0.01 per share
(2013: 136,211,426; 2012: 135,479,000), shares issued and outstanding	1,362	1,355
Additional paid-in capital	1,354,164	1,347,401
Accumulated other comprehensive loss	(10,321)	(8,498)
Retained earnings	397,230	299,863

TOTAL IRONSHORE INC. SHAREHOLDERS’ EQUITY	1,742,435	1,640,121
Non-controlling interest	3,909	3,731

TOTAL SHAREHOLDERS’ EQUITY	1,746,344	1,643,852

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,760,441	$5,112,390

See accompanying notes to the consolidated financial statements.

Ironshore Inc.

Consolidated Statements of Operations and Comprehensive Income

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars, except share data)

	2013	2012	2011
REVENUES
Gross premiums written	$1,993,123	$1,667,666	$1,423,920
Reinsurance premiums ceded	(535,404)	(502,264)	(464,434)

Net premiums written	1,457,719	1,165,402	959,486
Change in unearned premiums	(203,396)	(156,826)	(139,582)

Net premiums earned	1,254,323	1,008,576	819,904

Net investment income	84,372	79,563	69,989
Net realized and unrealized (losses) gains on investments	(70,462)	48,876	38,535
Net foreign exchange (losses) gains	(2,989)	55	(275)
Other income	29,554	11,749	7,857

Total revenues	1,294,798	1,148,819	936,010

EXPENSES
Losses and loss adjustment expenses	745,173	630,727	598,879
Acquisition expenses	174,052	130,061	92,481
General and administrative expenses	250,643	233,214	187,061
Interest expense	21,663	21,629	21,602

Total expenses	1,191,531	1,015,631	900,023

Income before income tax expense	103,267	133,188	35,987
Income tax expense	5,723	1,605	1,358

Net income	97,544	131,583	34,629
Net income (loss) attributable to non-controlling interest	177	(105)	61

Net income attributable to Ironshore Inc.	97,367	131,688	34,568

OTHER COMPREHENSIVE (LOSS) INCOME
Equity (losses) gains from foreign currency translation	(2,845)	(3,969)	531
Gains (losses) on intra-entity foreign currency transactions	1,022	1,513	(73)

COMPREHENSIVE INCOME	$95,544	$129,232	$35,026

Earnings per share:
Weighted average common shares outstanding—Basic	134,334,072	132,916,337	132,867,741
Weighted average common shares outstanding—Diluted	137,686,875	136,752,806	135,160,774
Net income per common share outstanding—Basic	$0.72	$0.99	$0.26
Net income per common share outstanding—Diluted	$0.71	$0.96	$0.26

See accompanying notes to the consolidated financial statements.

Ironshore Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

	2013	2012	2011
COMMON SHARES
Balance as of beginning of year	$1,355	$1,348	$1,348
Issue of shares	10	9	—
Repurchase of restricted shares	(3)	(2)	—

Balance as of end of year	1,362	1,355	1,348

ADDITIONAL PAID-IN CAPITAL
Balance as of beginning of year	1,347,401	1,338,363	1,330,170
Issue of shares	2,722	982	200
Repurchase of restricted shares	(2,899)	(2,181)	(167)
Stock compensation expense	8,115	10,237	8,160
Modification of equity awards to liabilities	(1,175)	—	—

Balance as of end of year	1,354,164	1,347,401	1,338,363
ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance as of beginning of year	(8,498)	(6,042)	(6,500)
Equity (losses) gains from foreign currency translation	(2,845)	(3,969)	531
Gains (losses) on intra-entity foreign currency transactions	1,022	1,513	(73)

Balance as of end of year	(10,321)	(8,498)	(6,042)

RETAINED EARNINGS
Balance as of beginning of year	299,863	168,175	133,607
Net income attributable to Ironshore Inc.	97,367	131,688	34,568

Balance as of end of year	397,230	299,863	168,175
TOTAL IRONSHORE INC. SHAREHOLDERS’ EQUITY	1,742,435	1,640,121	1,501,844
Non-controlling interest	3,909	3,731	3,836

TOTAL SHAREHOLDERS’ EQUITY	$1,746,344	$1,643,852	$1,505,680

See accompanying notes to the consolidated financial statements.

Ironshore Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

	2013	2012	2011
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$97,544	$131,583	$34,629

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Amortization and depreciation	10,384	8,799	9,305
Stock compensation expense	8,115	10,237	8,160
Amortization of fixed maturity securities	19,367	18,480	14,821
Net realized and unrealized losses (gains) on investments	70,462	(48,876)	(38,535)
Deferred tax (benefit) expense	(7,446)	171	60
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accrued investment income	(365)	(2,782)	(364)
Premiums receivable	(79,759)	(32,753)	(99,238)
Reinsurance recoverable on unpaid losses	23,348	(94,814)	(153,565)
Reinsurance recoverable on paid losses	(24,800)	(20,821)	(43,222)
Deferred acquisition costs	(33,848)	(26,259)	(15,331)
Prepaid reinsurance premiums	(12,162)	(8,624)	(24,404)
Other assets	(37,840)	(4,647)	(21,228)
Reserve for losses and loss adjustment expenses	319,491	410,529	537,383
Unearned premiums	218,943	168,756	162,743
Insurance and reinsurance balances payable	(11,013)	4,540	84,916
Other liabilities	16,266	15,982	6,025

Net cash provided by operating activities	576,687	529,501	462,155

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of subsidiaries, net of cash acquired	(9,098)	(20,641)	(800)
Investment in joint venture	—	(5,194)	—
Purchase of intangible in asset acquisition	—	(514)	—
Purchases of fixed maturity securities	(4,089,326)	(2,697,106)	(2,607,395)
Purchases of short term investments	(369,153)	(113,878)	(870,805)
Purchases of equity securities	(221,031)	(44,796)	(56,753)
Purchase of other investments	(3,500)	—	—
Proceeds from sales of fixed maturity securities	3,387,972	2,100,703	2,018,763
Proceeds from maturity of fixed maturity securities	210,043	203,483	158,369
Proceeds from sales of short term investments	332,024	170,258	861,589
Proceeds from sales of equity securities	183,797	16,263	5,458
Purchases of fixed assets	(6,402)	(9,467)	(8,555)
Issuance of note receivable	(41,970)	(10,088)	—

Net cash used in investing activities	(626,644)	(410,977)	(500,129)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of common shares	2,492	981	200
Repurchase of restricted shares	(2,902)	(191)	(167)

Net cash (used in) provided by financing activities	(410)	790	33
Net (decrease) increase in cash and cash equivalents	(50,367)	119,314	(37,941)
Cash and cash equivalents as of beginning of year	336,079	209,732	246,877
Effect of exchanges rates on cash and cash equivalents	988	7,033	796

CASH AND CASH EQUIVALENTS AS OF END OF YEAR	$286,700	$336,079	$209,732

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$6,092	$3,855	$1,843
Interest paid	$21,250	$21,250	$21,250

See accompanying notes to the consolidated financial statements.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

1.	Nature of the business

Ironshore Inc. (“Ironshore”), a Cayman Islands corporation, through its subsidiaries (collectively referred to as the “Company”) provides specialty commercial property and casualty coverage for risks located throughout the world.

The Company’s principal operating subsidiary, Ironshore Insurance Ltd. (“Ironshore Insurance”), is registered as a Class 4 insurer under The Insurance Act 1978 in Bermuda, related regulations and amendments thereto (the “Bermuda Insurance Act”). Ironshore Insurance writes primarily property catastrophe and property all-risks coverage for small to mid-sized commercial risks and includes Ironshore Insurance Ltd, Singapore Branch which is registered as a direct insurer to carry on general insurance in Singapore effective January 26, 2012.

Iron-Starr Excess Agency Ltd (“Iron-Starr Excess” or the “Agency”) acts as a specialty lines insurance and reinsurance managing general agency in the offering, issuance and administration of insurance policies written on an equal subscription basis by Ironshore Insurance and Starr Insurance and Reinsurance Limited (“SIRL”). Iron-Starr Excess writes catastrophic excess casualty insurance products, targeting Fortune 2000 and other clients purchasing catastrophe excess coverage.

The Company’s U.S. platform consists of Ironshore Holdings (U.S.) Inc. (“Ironshore Holdings U.S.”), a Delaware corporation, and its principal subsidiaries Ironshore Indemnity Inc., (“Ironshore Indemnity”), a Minnesota domiciled insurer, and Ironshore Specialty Insurance Company (“Ironshore Specialty”), an Arizona domiciled insurer (collectively referred to as the “U.S. companies”). The U.S. companies serve the property and specialty casualty insurance market sectors. The U.S. companies also insure all classes of aviation and aerospace risks worldwide through an agreement with Starr Aviation Agency, Inc.

The Company’s International platform consists of Ironshore International Ltd. (“IIL”) and a subsidiary company, Ironshore Corporate Capital Ltd. (“ICCL”) both of which were incorporated in England and Wales, and Pembroke JV Limited (“PJV”) and its principal subsidiary, Pembroke Managing Agency Limited (“PMA”). PMA operates within the Lloyd’s of London (“Lloyd’s”) insurance market through Syndicate 4000 and underwrites a portfolio of specialist lines products including financial institutions, professional liability, marine and other select specialist lines.

The Company’s International platform also includes Ironshore Europe Limited (“IEL”), an Irish corporation, which commenced underwriting a diverse range of specialty lines in 2011.

2.	Significant accounting policies

Basis of presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the financial statements of Ironshore and its wholly owned and majority owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of estimates in financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The major estimates reflected in the Company’s consolidated financial statements include, but are not limited to, the reserves for losses and loss adjustment expenses, reinsurance recoverable balances including allowances for reinsurance recoverables deemed uncollectible, estimates of written and earned premium, the fair value of investments, recoverability of intangible assets and the net deferred tax liability.

Premiums and related expenses

Premiums. Direct insurance and assumed facultative reinsurance premiums are recognized as earned on a pro rata basis over the applicable policy or contract periods. For assumed treaty reinsurance written on a losses occurring basis, premiums written are earned on a pro rata basis over the risk period. For assumed treaty reinsurance written on a risks attaching basis, premiums written are earned on a pro rata basis over the periods of the underlying policies. Premiums may include estimates based on information received from brokers, ceding insurers and insureds, and any subsequent differences from such estimates are recorded in the period in which they are determined. In each case, the portions of the premiums written applicable to the unexpired terms are recorded as unearned premiums. Reinstatement premiums are estimated after the occurrence of a significant loss and are recorded in accordance with the contract terms based upon the ultimate loss estimates associated with each contract. Reinstatement premiums are earned when written.

Certain assumed reinsurance contracts are deemed not to transfer insurance risk in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 944 Financial Services—Insurance and are accounted for using the deposit method of accounting. Management exercises significant judgment in determining whether contracts should be accounted for as assumed reinsurance contracts or deposit reinsurance contracts. Using the deposit method of accounting, for those contracts that contain an element of underwriting risk, the estimated profit margin is deferred and amortized over the contract term and is included in the Company’s underwriting results. When the estimated profit margin is explicit, the margin is reflected as fee income and adverse results on such contracts are reflected as incurred losses. When the estimated profit margin is implicit, the margin is reflected as an offset to paid losses and any adverse results are reflected as incurred losses. For those contracts that do not transfer an element of underwriting risk, the projected profit is reflected in earnings over the estimated settlement period using the interest method and is included in investment income. Deposit accounting assets or liabilities are included in other assets or other liabilities, respectively, on the Company’s consolidated balance sheets.

Retroactive loss portfolio transfer (“LPT”) contracts in which the insured loss events occurred prior to the inception of the contract are evaluated to determine whether they meet the established criteria for reinsurance accounting. If reinsurance accounting is appropriate, premiums written are fully earned and corresponding losses and loss adjustment expenses recognized at the inception of the contract. The contracts can cause significant variances in gross premiums written, net premiums written, net premiums earned, and net incurred losses in the years in which they are written. Reinsurance contracts sold not meeting the established criteria for reinsurance accounting are recorded using the deposit method.

A premium deficiency reserve is established when expected claim payments or incurred losses, loss adjustment expenses and administrative expenses exceed the premiums to be earned over the remaining contract period. For the purposes of determining whether a premium deficiency reserve exists contracts are grouped in a manner consistent with how policies are marketed, serviced and measured. Anticipated investment income is utilized as a factor in the premium deficiency reserve calculation.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Acquisition expenses

Acquisition expenses are costs that vary with, and are directly related to, the production of new and renewal business, and consist principally of commissions and brokerage expenses. The Company does not capitalize internal costs associated with the production of new business. Acquisition expenses are shown net of commissions on reinsurance ceded. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated loss and loss adjustment expenses based on historical and current experience and anticipated investment income related to those premiums are considered in determining the recoverability of deferred acquisition costs. Acquisition expenses also include profit commission. Profit commissions are recognized when earned.

Reserve for losses and loss adjustment expenses

The reserve for losses and loss adjustment expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from loss adjusters, ceding companies and insureds and represents the estimated ultimate cost of events or conditions that have been reported to, or specifically identified, by the Company. The reserve for incurred but not reported losses and loss adjustment expenses is established by management based on actuarially determined estimates of ultimate losses and loss expenses. Inherent in the estimate of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the periods in which they become known and are accounted for as changes in estimates.

Ceded Reinsurance

In the normal course of business, the Company may seek to mitigate underwriting risk that could cause unfavorable results by reinsuring certain amounts of risk with reinsurers. Reinsurance does not relieve the Company of its primary obligation to the insured. The accounting for reinsurance ceded depends on the method of reinsurance. If the policy is on a losses occurring basis, reinsurance premiums ceded and associated commissions are expensed on a pro rata basis over the period reinsurance coverage is provided. If the policy is on a risk attaching basis, reinsurance premiums ceded and associated commissions are expensed in line with gross premiums earned to which the risk attaching policy relates. Prepaid reinsurance premiums represent the portion of premiums ceded on the unexpired terms of the policies purchased. Reinsurance commissions that will be earned in the future are deferred and recorded as deferred acquisition costs on the balance sheets.

Reinsurance recoverable is presented on the balance sheets net of any reserves for uncollectible reinsurance. The method of determining the reinsurance recoverable on unpaid losses and loss adjustment expenses involves actuarial estimates in a manner consistent with the determination of unpaid losses and loss adjustment expenses.

Investments

The Company’s investments in fixed maturity securities and equity securities are classified as trading and are carried at fair value, with related unrealized gains and losses recorded in net realized and unrealized gains (losses) on investments included in the statement of operations and comprehensive income. The Company believes that accounting for its investments as trading with all changes in fair value included in income reduces an element of management judgment as the Company is not required to perform an analysis of its investments for other-than-temporary impairment.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Fair values of the Company’s fixed maturity and equity securities are based on quoted market prices or, when such prices are not available, by reference to broker or underwriter bid indications and/or internal pricing valuation techniques. Investment transactions are recorded on a trade date basis with balances pending settlement recorded as receivable for investments sold or payable for investments purchased.

For mortgage-backed and other asset-backed debt securities, fair value includes estimates regarding prepayment assumptions, which are based on current market conditions. Amortized cost in relation to these securities is calculated using a constant effective yield based on anticipated prepayments and estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date. Changes in estimated yield are recorded on a retrospective basis, which results in future cash flows being used to determine current book value.

Realized gains and losses on sales of investments are determined on the average cost basis.

Net investment income includes interest income on fixed maturity securities, recorded when earned, dividend income on equity investments, recorded when declared and the amortization of premiums and discounts on investments. The amortization of premium and accretion of discount is computed using the effective interest rate method. Net investment income is recorded net of investment expenses.

Short term investments

Short term investments, which are managed as part of the Company’s investment portfolio, have an original maturity of one year or less when purchased, and are carried at cost which approximates fair value.

Cash and cash equivalents

The Company considers all investments with an original maturity of ninety days or less as cash equivalents.

Other Assets

Investments in which the Company had significant influence over the operating and financial policies of the investee are classified as other assets and are accounted for under the equity method of accounting. Under this method, the Company records its proportionate share of income or loss from such investments in its results for the period and includes these investments in other assets in its consolidated financial statements.

Also included in other assets are depreciable long-lived assets such as information technology equipment, software, leasehold improvements, furniture and fixtures that are carried at cost less accumulated depreciation and are depreciated on a straight-line basis over their estimated useful lives taking into account residual value. The estimated useful lives (i.e. information technology equipment—3 years; software—3 to 5 years; leasehold improvements—shorter of their useful life or remaining life of the lease; furniture and fixtures—5 years) is based on the period over which the Company expects to generate net cash inflows from the use of these assets. The depreciable long-lived assets are subject to impairment testing whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

Business combinations, goodwill and other intangible assets

The Company accounts for business combinations in accordance with FASB ASC Topic 805 Business Combinations, and goodwill and other intangible assets that arise from business combinations in accordance with

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

FASB ASC Topic 350 Intangibles—Goodwill and Other. A purchase price that is in excess of the fair value of the net assets acquired arising from a business combination is recorded as goodwill, and is not amortized. Other intangible assets with a finite life are amortized over the estimated useful life of the asset. Other intangible assets with an indefinite useful life are not amortized.

Goodwill and other indefinite life intangible assets are tested for impairment at least annually. The Company first assesses qualitative factors in determining whether it is necessary to perform the two-step quantitative goodwill impairment test. Only if management determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount based on qualitative factors, would it be required to then perform the two-step quantitative goodwill impairment test detailed below.

The first step identifies potential impairments by comparing the fair value of the reporting unit to its book value, including intangibles. If the fair value of the reporting unit exceeds the carrying amount, the intangible is not impaired and the second step is not required. If the carrying value is in excess of the fair value, the second step computes the possible impairment loss by comparing the implied fair value of the intangible with the carrying amount. If the implied fair value of the intangible is less than the carrying amount, the intangible is written down to its fair value with a corresponding expense being charged to earnings.

The Company considers the recoverability of its intangible assets whenever a change in circumstances arises and in the event that an impairment exists, any excess unamortized balances are recorded in earnings.

Non-controlling interest

The Company accounts for non-controlling interest in accordance with FASB ASC Topic 805 Business Combinations which establishes accounting and reporting standards that require that ownership interests in subsidiaries held by other parties be presented in the consolidated statement of shareholders’ equity separately from the parent’s equity and the consolidated net income attributable to non-controlling interest be presented on the face of the consolidated statements of operations and comprehensive income. The guidance also requires that changes in a parent’s ownership interest while the parent retains controlling financial interest in its subsidiary be accounted for consistently. Disclosures in financial statements are required to identify and distinguish between the interests of the parent and non-controlling owners.

Foreign exchange

The Company’s reporting currency is the United States Dollar (U.S. dollars or $). Monetary assets and liabilities denominated in currencies other than U.S. dollars are revalued at the exchange rates in effect as of the balance sheet date with the resulting foreign exchange gains and losses included in earnings as net foreign exchange gains (losses). Revenues and expenses denominated in currencies other than U.S. dollars are translated at the average rate for the period. The financial statements of each of the Company’s subsidiaries are initially measured using the entity’s functional currency, which is determined based on its operating environment and its underlying cash flows. For entities with a functional currency other than U.S. dollars, foreign currency assets and liabilities are translated into U.S. dollars using the period end rates of exchange, while statements of operations are translated at average rates of exchange for the period. The resulting cumulative translation adjustment is recorded in accumulated other comprehensive income as a separate component of shareholders’ equity.

Stock based compensation

The Company accounts for its stock compensation plans in accordance with the fair value recognition provisions of FASB ASC Topic 718 Compensation—Stock Compensation, which requires the Company to measure the cost

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

of services received from employees, directors and eligible consultants in exchange for an award of equity instruments based on the estimated fair value of the award on the date of grant. The cost of these services is recognized as compensation expense over the requisite service period and is included in earnings.

Earnings per share

Basic earnings per ordinary share are calculated by dividing net income available to ordinary shareholders by the weighted average number of ordinary shares outstanding. Diluted earnings per ordinary share are based on the weighted average number of ordinary shares, warrants, restricted stock and options outstanding, except the effects of the warrants, restricted stock and options that are anti-dilutive.

Taxation

Income taxes have been provided in accordance with the provisions of FASB ASC Topic 740 Income Taxes on those operations which are subject to income taxes. Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the consolidated financial statements and the tax basis of the Company’s assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized.

The Company reflects tax positions in accordance FASB ASC Topic 740, Income Taxes. Such tax positions are, based solely on their technical merits, more likely than not to be sustained upon examination by taxing authorities and reflect the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon settlement with the applicable taxing authority with full knowledge of all relevant information.

Recent accounting pronouncements

Balance sheet offsetting disclosure

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities and on January 31, 2013 issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which limits the scope of the new balance sheet offsetting disclosures to the extent that they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. This guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires preparers to report information about reclassifications out of accumulated other comprehensive income (“AOCI”). The guidance also requires companies to report changes in AOCI balances. We adopted this guidance effective January 1, 2013. This guidance did not have a material impact on the Company’s consolidated financial statements.

Testing Indefinite-Lived Intangible Assets for Impairment

In July 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”) which allows an entity to first assess qualitative factors in determining whether it is more likely than not that an indefinite lived asset is impaired as a basis for determining whether it is necessary to perform the two-step quantitative impairment test described in ASC Topic 350 Intangibles—Goodwill and Other—General

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Intangibles Other than Goodwill. This new guidance is effective for fiscal years beginning after September 15, 2012. Early adoption was permitted and the Company chose to early adopt. This guidance did not have a material impact on the Company’s consolidated financial statements.

3.	Business combinations

On December 31, 2012, Ironshore Holdings U.S. acquired 100% of the issued and outstanding shares of capital stock of Excess Risk Reinsurance Inc. (“ERR”) under a Stock Purchase Agreement (the “ERR Acquisition Agreement”) for a net cash purchase price of $19,100 plus contingent consideration of $820. ERR is a Managing General Underwriter that manages, underwrites, services and administers specific and aggregate medical stop loss insurance.

Goodwill with a fair value of $19,100 was provisionally recorded as of the date of acquisition pending receipt of the final valuations of net assets acquired in the transaction. Goodwill is deemed to have an indefinite useful life and will not be amortized but will be tested for impairment at least annually.

The ERR Acquisition Agreement includes an earn-out clause which details the contingent consideration included in the transaction. The earn-out clause provides for an adjustment to be made to the purchase price based on ERR’s underwriting performance for five years from the date of acquisition. The earn-out amount payable ranges from 0 - 4% of the excess of Gross Premiums Written above $20,000 for each relevant underwriting year subject to a maximum payout of $3,000. The Company assessed that a portion of the earn-out arrangement amounting to $900 with a fair value of $820 was contingent consideration included in the purchase price. The remaining $2,100 of the earn-out agreement represents compensation to be recognized as earned over the vesting period.

In 2013, the Company completed the initial accounting of the ERR acquisition resulting in a reclassification of $7,579 from goodwill to the following accounts: $8,268 to other intangible assets; $(820) to earn-out liability; and $131 to net tangible assets acquired.

The fair value of the assets and liabilities acquired and allocation of the purchase price is summarized as follows:

Purchase price (cash and contingent consideration)	$19,920
Assets acquired
Cash and other assets	922
Intangible asset—Trade name	434
Intangible asset—Customer relationship	2,553
Intangible asset—Non-compete agreement	5,281
Liabilities acquired
Accounts payable and other liabilities	(791)

Net assets acquired	8,399

Excess purchase price—Goodwill	$11,521

4.	Investment in Joint Ventures

Ironshore Holdings U.S. formed IDP Holdings LLC (“IDP”) as a joint venture with The Distinguished Programs Group LLC (“DPG”). It is intended that IDP will acquire small- to mid-sized program managers, MGAs, brokers, or agency companies that write specialty insurance programs.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

On November 1, 2012, IDP entered into an Asset and Membership Interest Purchase Agreement with National Specialty Underwriters, Inc. and certain of its subsidiaries (collectively, “NSU”) pursuant to which IDP purchased NSU’s hospitality and casualty insurance programs business and related claims administration business for cash and a promissory note issued by IDP. Interest accrues on the promissory note at a rate of 0.23% per annum on the unpaid balance until the maturity date of April 1, 2014. Ironshore Holdings U.S. made a cash equity investment of $4,844 to IDP and advanced a loan of $9,688 to IDP, which equity investment and loan, together with a cash equity investment by DPG, were used to finance the purchase from NSU. This loan from Ironshore Holdings U.S. to IDP bears an interest rate of prime rate plus 4% per annum subject to a minimum interest rate of 6% per annum and a maximum interest rate of 12% per annum. The loan was secured by a pledge of substantially all of the assets of IDP. All profits and losses of operations are shared equally between Ironshore Holdings U.S. and DPG. For the years ended December 31, 2013 and 2012, Ironshore Holdings U.S.’s share of IDP’s net income (loss) of $1,000 and $(494) was recorded in other income in the Company’s statements of operations and comprehensive income.

5.	Goodwill and other intangible assets

Goodwill and other intangibles as of December 31, 2013 and 2012 are as follows:

	Goodwill	Other intangible assets				Goodwill & other intangible assets
	Gross	Gross	Amortization	Foreign Exchange	Total	Total
Balance as of January 1, 2012	$6,283	$71,643	$(5,018)	$(7,350)	$59,275	$65,558
Acquired during 2012	19,100	514	—	—	514	19,614
Amortization	—	—	(1,905)	—	(1,905)	(1,905)
Foreign exchange translation (a)	—	—	—	1,275	1,275	1,275

Balance as of December 31, 2012	25,383	72,157	(6,923)	(6,075)	59,159	84,542
Reclassification (b)	(7,579)	8,268	—	—	8,268	689
Amortization	—	—	(3,021)	—	(3,021)	(3,021)
Foreign exchange translation (a)	—	—	—	348	348	348

Balance as of December 31, 2013	$17,804	$80,425	$(9,944)	$(5,727)	$64,754	$82,558

(a)	Represents foreign exchange translation on Lloyd’s Syndicate capacity intangible asset.
(b)	Represents adjustment related to the acquisition of ERR. Refer also to Note 3.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

The gross carrying value and accumulated amortization by major category of other intangible assets as of December 31, 2013 is shown below:

	Gross carrying value	Accumulated amortization	Foreign exchange translation	Total
Admitted licenses	$11,006	$—	$—	$11,006
Excess & surplus lines licenses	8,925	—	—	8,925
Lloyd’s Syndicate capacity	33,570	—	(5,374)	28,196

Indefinite life	53,501	—	(5,374)	48,127

Customer relationship, customer lists and trade name	11,129	(6,378)	(353)	4,398
Renewal rights	10,514	(2,812)	—	7,702
Non-compete agreement	5,281	(754)	—	4,527

Definite life	26,924	(9,944)	(353)	16,627

Total intangible assets	$80,425	$(9,944)	$(5,727)	$64,754

The gross carrying value and accumulated amortization by major category of other intangible assets as of December 31, 2012 is shown below:

	Gross carrying value	Accumulated amortization	Foreign exchange translation	Total
Admitted licenses	$11,006	$—	$—	$11,006
Excess & surplus lines licenses	8,925	—	—	8,925
Lloyd’s Syndicate capacity	33,570	—	(5,722)	27,848

Indefinite life	53,501	—	(5,722)	47,779

Customer relationship, customer lists and trade name	8,142	(5,173)	(353)	2,616
Renewal rights	10,514	(1,750)	—	8,764

Definite life	18,656	(6,923)	(353)	11,380

Total intangible assets	$72,157	$(6,923)	$(6,075)	$59,159

The useful life of intangible assets with finite lives ranges from 3 to 10 years, with an average amortization period of 7 years. Expected amortization of the intangible assets is shown below:

Other intangible assets
2014	$2,426
2015	2,426
2016	2,426
2017	2,426
2018 and thereafter	6,923

Total remaining amortization expense – definite life	16,627
Indefinite life	48,127

Total	$64,754

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

As described in Note 2, Significant accounting policies, the annual qualitative impairment test was performed and neither goodwill nor the other intangible assets were deemed to be impaired.

6.	Investments

The amortized cost, gross unrealized gains and losses and fair value of investments as of December 31, 2013 are as follows:

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
U.S. government and government agency securities	$271,486	$1,547	$(1,609)	$271,424
Non U.S. government and government agency securities	97,093	514	(3,065)	94,542
Municipal securities	73,714	1,727	(942)	74,499
Corporate securities	1,255,768	18,849	(10,063)	1,264,554
Bank loans	330,943	4,294	(1,346)	333,891
U.S. asset-backed securities	431,760	2,396	(2,620)	431,536
U.S. mortgage-backed securities	964,523	7,586	(19,142)	952,967

Total fixed maturity securities	3,425,287	36,913	(38,787)	3,423,413
Equity securities	129,298	6,044	(3,395)	131,947
Short term investments	45,828	—	—	45,828

	$3,600,413	$42,957	$(42,182)	$3,601,188

The amortized cost, gross unrealized gains and losses and fair value of investments as of December 31, 2012 are as follows:

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
U.S. government and government agency securities	$257,988	$5,698	$(9)	$263,677
Non U.S. government and government agency securities	109,066	898	(160)	109,804
Municipal securities	71,238	2,937	(22)	74,153
Corporate securities	1,073,963	40,544	(649)	1,113,858
Bank loans	296,830	4,607	(656)	300,781
U.S. asset-backed securities	251,079	5,152	(3)	256,228
U.S. mortgage-backed securities	900,666	21,188	(2,445)	919,409

Total fixed maturity securities	2,960,830	81,024	(3,944)	3,037,910
Equity securities	79,716	5,329	(1,488)	83,557
Short term investments	9,000	—	—	9,000

	$3,049,546	$86,353	$(5,432)	$3,130,467

Included in the tables above are fixed maturity securities with a fair value of $23,046 and $20,578, which are on deposit with U.S. insurance regulators as of December 31, 2013 and 2012, respectively, to meet certain statutory requirements. The Company also maintains fixed maturity securities and cash amounting to $1,221,100 and $881,292 in trust accounts as collateral under the terms of certain insurance and reinsurance transactions as of December 31, 2013 and 2012, respectively.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

As of December 31, 2013, the Company maintained a trust collateral of $25,047 composed of short-term and fixed maturity securities for the Company’s political risk business and $19,918 composed of cash and fixed maturity securities to meet certain Canadian insurance regulatory requirements for Ironshore Insurance Ltd. Canada Branch.

On December 1, 2009, the Company entered into a $50,000 standby letter of credit facility provided by Citibank Europe plc. As of December 31, 2013 and 2012, $22,962 and $16,466, respectively, of letters of credit were issued and outstanding under this facility, for which $32,488 and $19,692, of fixed maturity securities were pledged as collateral.

The Company operates in the Lloyd’s market through its corporate member Ironshore Corporate Capital Ltd. (“ICCL”), which represents its participation in Syndicate 4000. Lloyd’s sets capital requirements for corporate members annually based on the Syndicates’ business plans, rating and reserving environment together with input arising from Lloyd’s discussions with regulatory and rating agencies. Such capital, or Funds at Lloyd’s (“FAL”), may be satisfied by cash, certain investments and undrawn letters of credit provided by approved banks. As of December 31, 2013 and 2012, fixed maturity securities with a fair value of $182,564 and $117,690, short term investments with a fair value of $1,382 and $14,174 and cash of $5,325 and $17,762, respectively, were restricted to satisfy ICCL’s FAL requirements.

As of December 31, 2013 and 2012, the Company has an existing letter of credit facility with a face value of $125,000 provided by ING Bank N.V. for the purpose of providing FAL. As of December 31, 2013 and 2012, the Company has pledged fixed maturity securities of $146,345 and $159,548, respectively, as collateral.

The following represents an analysis of net realized gains (losses) on the sale of investments for the years ended:

	December 31, 2013
	Realized gains	Realized losses	Net realized gains (losses)
Fixed maturity securities	$18,355	$(21,125)	$(2,770)
Equity securities	12,714	(366)	12,348
Short term investments	1,443	(1,337)	106

	$32,512	$(22,828)	$9,684

	December 31, 2012
	Realized gains	Realized losses	Net realized gains (losses)
Fixed maturity securities	$30,109	$(17,771)	$12,338
Equity securities	412	(557)	(145)
Short term investments	236	(172)	64

	$30,757	$(18,500)	$12,257

	December 31, 2011
	Realized gains	Realized losses	Net realized gains (losses)
Fixed maturity securities	$17,581	$(1,024)	$16,557
Equity securities	32	—	32
Short term investments	11	—	11

	$17,624	$(1,024)	$16,600

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

The amortized cost and fair value amounts for fixed maturity securities held as of December 31, 2013 are shown by contractual maturity below. Actual maturity may differ from contractual maturity because certain borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2013
	Amortized cost	Fair value
Due in one year or less	$122,638	$123,474
Due after one year through five years	1,309,237	1,321,107
Due after five years through ten years	462,377	462,547
Due after ten years	30,326	27,802
U.S. asset-backed securities	431,760	431,536
U.S. mortgage-backed securities	964,523	952,967
U.S. government sponsored enterprises	104,426	103,980

Total fixed maturity securities	$3,425,287	$3,423,413

The following table sets forth certain information regarding the investment ratings of the Company’s fixed maturity investment portfolio as of December 31, 2013. Investment ratings are as designated by Standard & Poor’s Ratings Group or Moody’s Investors Service.

	December 31, 2013
S&P Equivalent Rating (a)	Amortized cost	Fair value
AAA	$628,191	$630,846
AA	1,362,996	1,350,856
A	620,978	628,339
BBB	454,312	452,367
Below BBB	279,199	281,425
Not rated	79,611	79,580

Total fixed maturity securities	$3,425,287	$3,423,413

(a)	Carried at the lower of Standard & Poor’s or Moody’s rating, presented in Standard & Poor’s equivalent rating

Net investment income is derived from the following sources:

	2013	2012	2011
Fixed maturity securities	$83,074	$81,624	$71,160
Equity securities	5,794	2,165	1,460
Cash and cash equivalents	2,068	1,120	919
Short term investments	6	6	54

Total gross investment income	90,942	84,915	73,593
Investment expenses	(6,570)	(5,352)	(3,604)

Net investment income	$84,372	$79,563	$69,989

7.	Fair value measurement

U.S. GAAP establishes a framework for measuring fair value using a hierarchy of fair value measurements that distinguishes market data between observable independent market inputs and unobservable market assumptions

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

and requires additional disclosures about such fair value measurements. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are described further below:

Level 1:	Quoted prices in active markets for identical assets/liabilities (unadjusted);

Level 2:	Indirect observable inputs including quoted prices for similar assets/liabilities (adjusted) and market corroborated inputs;

Level 3:	Unobservable inputs which reflect the underlying entity’s interpretation of risk assumptions used by market participants.

The Company receives assistance with its investment accounting function from an independent service provider. This service provider as well as the Company’s investment managers uses several pricing services and brokers to assist with the determination of the fair value of the Company’s investment portfolio.

The Company does not typically adjust prices obtained from pricing services. In accordance with accounting guidance regarding fair value measurements, the Company’s service providers maximize the use of observable inputs ensuring that unobservable inputs are used only when observable inputs are not available.

The following table presents the Company’s investments that are measured at fair value on a recurring basis as well as the carrying amount of these investments as of December 31, 2013 by level within the fair value hierarchy:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2013
U.S. government and government agency securities	$167,445	$103,979	$—	$271,424
Non-U.S. government and government agency securities	—	94,542	—	94,542
Municipal securities	—	74,499	—	74,499
Corporate securities	—	1,264,477	77	1,264,554
Bank loans	—	201,060	132,831	333,891
U.S. asset-backed securities	—	380,965	50,571	431,536
U.S. mortgage-backed securities	—	949,400	3,567	952,967

Total fixed maturity securities	167,445	3,068,922	187,046	3,423,413
Equity securities	98,911	33,036	—	131,947
Short term investments	—	45,828	—	45,828

	$266,356	$3,147,786	$187,046	$3,601,188

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

The following table presents the Company’s investments that are measured at fair value on a recurring basis as well as the carrying amount of these investments as of December 31, 2012 by level within the fair value hierarchy:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2012
U.S. government and government agency securities	$133,311	$130,366	$—	$263,677
Non-U.S. government and government agency securities	—	109,804	—	109,804
Municipal securities	—	74,153	—	74,153
Corporate securities	—	1,113,858	—	1,113,858
Bank loans	—	195,410	105,371	300,781
U.S. asset-backed securities	—	256,228	—	256,228
U.S. mortgage-backed securities	—	919,409	—	919,409

Total fixed maturity securities	133,311	2,799,228	105,371	3,037,910
Equity securities	56,836	26,721	—	83,557
Short term investments	—	9,000	—	9,000

	$190,147	$2,834,949	$105,371	$3,130,467

A description of the valuation techniques and inputs used to determine fair values of investments carried at fair value, as well as the classification of each investment type in the fair value hierarchy is detailed below.

The Company’s investments classified as Level 1 include U.S. government and government agency securities and equity securities for which fair value is based on quoted market prices in active markets which is defined by the Company’s pricing service as a security that has traded in the previous seven days.

The Company’s Level 2 securities primarily consist of securities that are valued using models or other valuation techniques. These models are industry standard models that take into account various assumptions including time value, yield curve, prepayments speeds, default rates, loss severity, current market and contractual prices for the underlying securities as well as other economic data. The majority of these assumptions are observable in the marketplace and this category includes some U.S. and Non-U.S. government and government agency securities, municipal securities, corporate securities, bank loans, U.S. asset-backed securities, U.S. mortgage-backed securities, equity securities and short term investments.

The Company’s investments classified as Level 3 consist of bank loans, certain corporate securities, U.S. asset and mortgage-backed securities. These are valued using non-binding broker quotes and other third party pricing sources, without modification. Consequently, the information about significant unobservable inputs used in the fair value measurement as required by U.S. GAAP are not disclosed.

There have been no significant changes in the Company’s use of valuation techniques or related inputs nor have there been any transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012, respectively. The transfers from Level 2 to Level 3 during the years ended December 31, 2013 and 2012 reflect low level of trading activity in certain fixed maturity securities while the transfers of fixed maturity securities from Level 3 to Level 2 that occurred during the same periods reflect higher reliance on observable inputs. The Company’s policy is to recognize transfers in and out of the fair value hierarchy measurement levels as of the date of the actual transfer.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

As of December 31, 2013 and 2012, the Company’s Level 3 investments represented 5.2% and 3.4% of its total investments measured at fair value, respectively.

Level 3 Rollforward

The table below presents assets that are measured at fair value on a recurring basis as of December 31, 2013 using significant Level 3 inputs:

	Bank loans	Corporate securities	U.S. asset- backed securities	U.S. mortgaged- backed securities	Total
Balance at beginning of year	$105,371	$—	$—	$—	$105,371
Realized gains	255	—	—	—	255
Unrealized (losses) gains	80	2	(734)	(10)	(662)
Purchases	82,187	75	51,304	3,954	137,520
Sales	(46,541)	—	—	(1,743)	(48,284)
Amortization	495	—	1	22	518
Transfer into Level 3	9,394	—	—	1,344	10,738
Transfer out of Level 3	(18,410)	—	—	—	(18,410)

Balance at end of the year	$132,831	$77	$50,571	$3,567	$187,046

The table below presents assets that are measured at fair value on a recurring basis as of December 31, 2012 using significant Level 3 inputs:

Bank loans
Balance at beginning of year	$305,849
Realized gains	394
Unrealized gains	1,347
Purchases	148,741
Sales	(123,237)
Amortization	798
Transfer into Level 3	42,031
Transfer out of Level 3	(270,552)

Balance at end of the year	$105,371

Change in unrealized (loss) gain for the year included in earnings for Level 3 assets still held at the end of December 31, 2013 and 2012 amounted to $(743) and $1,347, respectively.

Financial Instruments not Carried at Fair Value

U.S. GAAP requires that entities disclose the fair value of all of their financial instruments whether or not carried at fair value in the financial statements.

On May 10, 2010, the Company issued $250,000 of Senior Notes bearing an annual interest rate of 8.5%, payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2010. As of December 31, 2013 and 2012, the fair value of the Senior Notes was $283,000 (carrying value—$247,296) and

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

$289,000 (carrying value—$246,990), respectively. The fair value is determined using a non-binding broker quote which is considered Level 3 in the fair value hierarchy. Consequently, the information about significant unobservable inputs used in the fair value measurement as required by U.S. GAAP is not disclosed.

8.	Reserves for losses and loss adjustment expenses

Reserves for losses and loss adjustment expenses are based in part upon the estimation of case reserves reported from brokers, insureds and ceding companies. The Company also uses statistical and actuarial methods to estimate ultimate expected losses and loss adjustment expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company’s liability may be several months or years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase or decrease in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are recorded in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, there can be no assurances that ultimate losses and loss expenses will not exceed the total reserves.

The following table represents the activity in the reserve for losses and loss adjustment expenses for the years ended December 31, 2013, 2012 and 2011, respectively:

	2013	2012	2011
Gross reserves for losses and loss adjustment expenses, beginning of year	$1,856,759	$1,432,403	$899,038
Less reinsurance recoverable balances, beginning of year	621,965	515,207	365,861

Net reserves for losses and loss adjustment expenses, beginning of year	1,234,794	917,196	533,177
Increase (decrease) in net losses and loss adjustment expenses incurred in respect of losses occurring in:
Current year	754,435	648,854	609,576
Prior years	(9,262)	(18,127)	(10,697)

Total incurred losses and loss adjustment expenses	745,173	630,727	598,879
Less net losses and loss adjustment expenses paid in respect of losses occurring in:
Current year	100,785	69,373	85,405
Prior years	293,621	248,079	128,679

Total net paid losses	394,406	317,452	214,084

Net foreign currency (gain) loss on loss and loss adjustment expenses	(5,101)	4,323	(776)
Net reserve for losses and loss adjustment expenses, end of year	1,580,460	1,234,794	917,196
Plus reinsurance recoverable balances, end of year	601,352	621,965	515,207

Gross reserve for losses and loss adjustment expenses, end of year	$2,181,812	$1,856,759	$1,432,403

For the year ended December 31, 2013, the net favorable loss development of $9,262 included a reduction in the ultimate claims due to better than expected reported claims activity in the Company’s political risk and IronPro businesses as well the revision in the assumption on loss development pattern in the International business. This was partially offset by higher than expected loss incurred activity in the Bermuda property and U.S. casualty businesses.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

For the year ended December 31, 2012, the net favorable loss development for the Company of $18,127 included a reduction in the ultimate claims due to better than expected reported claims activity in the Company’s property line of business, associated with a variety of accident years. The favorable loss development was also due to better than expected reported claims activity in the Company’s professional liability and financial institutions lines of business which are all claims made business.

For the year ended December 31, 2011, the net favorable loss development for the Company of $10,697 included a reduction in the ultimate claims associated with the 2008 hurricane Ike and a variety of accident year 2010 catastrophe events due to better than expected reported claims activity. The favorable loss development was also due to better than expected reported claims activity in the Company’s professional liability line of business, particularly in accident year 2009. The remainder of the favorable loss development was due to better than expected reported claims activity in the Company’s healthcare liability line of business also in accident year 2009.

The Company has written an increasing volume of casualty business in recent years which adds significant variability to management’s estimates because of the longer tail nature of the risks.

As of December 31, 2013 and 2012, reinsurance recoverable and reserve for losses and loss adjustment expenses include amounts of $29,986 and $56,657, respectively, related to the pre-acquisition business of Ironshore Indemnity and Ironshore Specialty that are secured by conditional guarantees from the parents of the sellers.

9.	Reinsurance

In certain cases, the risks written by the Company are wholly or partially reinsured with third-party reinsurers. Reinsurance ceded varies by location and line of business based on a number of factors, including market conditions. The benefits of ceding risks to third-party reinsurers include reducing exposure on individual risks, protecting against catastrophic risks, maintaining acceptable capital ratios and enabling the writing of additional business. Reinsurance ceded contracts do not discharge the Company from its liabilities to the original policyholder in respect of the risk being reinsured.

The Company uses reinsurance to support its underwriting and retention guidelines as well as to control the aggregate exposure of the Company to a particular risk or class of risks. Reinsurance may be purchased at several levels ranging from reinsurance of risks assumed on individual contracts to reinsurance covering the aggregate exposure on a portfolio of policies issued by groups of companies.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

(a)	Effects of reinsurance on premiums written and earned

The effects of reinsurance on premiums written and earned, and on losses and loss adjustment expenses is as follows:

	2013	2012	2011
Net premiums written
Direct	$1,582,682	$1,413,846	$1,106,543
Assumed	410,441	253,820	317,377
Ceded	(535,404)	(502,264)	(464,434)

Net premiums written	$1,457,719	$1,165,402	$959,486

Net premiums earned
Direct	$1,389,094	$1,259,762	$971,034
Assumed	384,270	238,793	289,357
Ceded	(519,041)	(489,979)	(440,487)

Net premiums earned	$1,254,323	$1,008,576	$819,904

Loss and loss adjustment expenses
Gross losses and loss adjustment expenses incurred	$931,157	$921,269	$900,494
Losses and loss adjustment expense recoveries	(185,984)	(290,542)	(301,615)

Net losses and loss adjustment expenses	$745,173	$630,727	$598,879

Retroactive reinsurance contracts generally provide large, but limited, indemnification of unpaid losses and loss adjustment expenses with respect to past loss events that are generally expected to be paid over long periods of time. Premiums earned under retroactive reinsurance contracts amounted to $1,509, $2,232 and $43,204 during the years ended December 31, 2013, 2012 and 2011, respectively. The contracts provide for a maximum limit of indemnification of $25,000, $4,000 and $57,500 during the years ended December 31, 2013, 2012 and 2011, respectively.

A contract incepting in 2011 which provided for a maximum limit of indemnification of $57,500 was terminated and commuted on November 30, 2012. The commutation of this contract resulted in a settlement of $29,686, including the release of loss reserves of $28,482 and the release of a deferred gain of $1,463.

Underwriting results attributable to retroactive reinsurance include the recurring periodic amortization of deferred charges that are established with respect to these contracts. At the inception of a contract, deferred charges represent the difference between the net premium received and the estimated ultimate losses payable. Deferred charges are subsequently amortized over the estimated claims payment period. As of December 31, 2013 and 2012, unamortized deferred charges for retroactive contracts were $1,773 and $2,281, respectively. The amortized deferred income (loss) was $639, $507 and $(1,282), respectively, for 2013, 2012 and 2011 and was included in other income. Gross unpaid losses from retroactive reinsurance contracts were approximately $8,692 and $12,555 as of December 31, 2013 and 2012, respectively.

(b)	Credit risk

The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from its exposure to individual reinsurers. Reinsurance programs are generally placed with reinsurers whose rating, as of the time of placement, is A- or better as rated by AM Best or the equivalent with other rating

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

agencies. Exposure to a single reinsurer is also controlled with restrictions dependent on rating. As of December 31, 2013 and 2012, respectively, 96.8% and 98.6% of reinsurance recoverables (which includes loss reserves recoverable and recoverables on paid losses) were from reinsurers rated A- or better and included $431,178 and $414,831, respectively, of IBNR recoverable.

Reinsurance recoverables by reinsurer are as follows:

	December 31, 2013		December 31, 2012
	Reinsurance Recoverable	% of Total	Reinsurance Recoverable	% of Total
Top 10 Reinsurers	$552,924	78.6%	$524,904	75.3%
Other reinsurers balances > $1 million	144,145	20.4%	164,383	23.6%
Other reinsurers balances < $1 million	6,777	1.0%	7,908	1.1%

Total	$703,846	100.0%	$697,195	100.0%

Reserves for reinsurance recoverables deemed uncollectible are based on an estimate of the amount of the reinsurance recoverable balance that will ultimately not be recovered due to reinsurer insolvency, contractual dispute or some other reason. The valuation of the reserve for uncollectible reinsurance includes a detailed review of the credit ratings of the reinsurance recoverable by reinsurer on a continuous basis with any resulting adjustments recorded in earnings in the period that collection issues are identified. As of December 31, 2013 and 2012, the reserves for reinsurance recoverables deemed uncollectible was $700 and $693, respectively.

10.	Share capital

(a)	Authorized and issued

The Company’s authorized share capital is 200,000,000 ordinary shares, which may be Class A (voting) ordinary shares or Class B (non-voting) ordinary shares, with a par value of $0.01 each. All ordinary shares outstanding as of December 31, 2013 and 2012 are Class A ordinary shares. Holders of Class A ordinary shares are entitled to one vote per ordinary share, except that voting rights are subject to adjustment pursuant to a methodology specified in the Company’s Articles of Association.

On November 30, 2013, under the terms and conditions of the 2006 Long Term Incentive Plan, the Company issued 184,541 ordinary shares at a price of $11.88 per share for net proceeds of $2,192.

On February 29, 2012, the Company issued 46,168 ordinary shares at a price of $10.83 per share for net proceeds of $500 to directors of the Company and on March 27, 2012, the Company issued 4,554 ordinary shares at a price of $10.98 per share for net proceeds of $50. On August 15, 2012, under the terms and conditions of the 2006 Long Term Incentive Plan, the Company issued 37,672 ordinary shares at a price of $11.45 per share for net proceeds of $431.

During 2012, the Company re-purchased 16,900 of the Company’s ordinary shares for $191. The shares repurchased by the Company were cancelled and retired.

On October 18, 2011, under the terms and conditions of the 2006 Long Term Incentive Plan, the Company issued 18,645 ordinary shares at a price of $10.74 per share for net proceeds of $200. During 2011, the Company repurchased 20,000 of the Company’s ordinary shares for $167. The shares repurchased by the Company were cancelled and retired.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

(b)	Warrants

The Company did not issue any warrants during the years ended December 31, 2013, 2012 and 2011.

For the years ended December 31, 2013, 2012 and 2011, the outstanding warrants of 10,282,185, 10,317,185 and 10,317,185, respectively, were fully vested and had a weighted average exercise price of $10.00.

During the years ended December 31, 2013, 2012 and 2011, stock compensation expense of $0, $0 and $2, respectively, relating to warrants granted to officers and directors was recognized in the Company’s earnings.

As of December 31, 2013 and 2012, all warrants are exercisable over 3.0 years and 4.0 years, respectively.

(c)	Dividends

The Company did not declare any dividends during the years ended December 31, 2013, 2012 and 2011.

11.	Stock compensation plans

The Company has a stock incentive plan, the 2006 Long Term Incentive Plan (the “Plan”), under which the Compensation Committee of the Company’s Board of Directors has periodically granted stock option awards, restricted share unit awards, and restricted share awards to employees, non-employee directors and consultants.

(a)	Options

Stock option awards granted under the Plan may be exercised for the Company’s voting ordinary shares upon vesting. Exercise prices are established at not less than the fair value of the Company’s ordinary shares on the date of grant.

The fair value of each stock option award is estimated on the date of the grant using the Black—Scholes option pricing model which includes the following weighted average-valuation assumptions for all awards issued:

Expected Volatility: The expected volatility is estimated by the Company based on a historical peer group stock volatility analysis. No allowance was made as of the grant dates for any potential illiquidity associated with the private trading of the Company’s shares. The weighted average volatility assumption for 2013 was 31.8% (2012: 33.0%) and the range of volatility assumptions used was 31.8% - 32.1% (2012: 32.6% - 33.4%).

Expected Term: The Company has elected to use the simplified method of calculating the expected term of the Company’s stock option awards. This method calculates the expected term based on the average of the vesting period and the contractual term for each stock option award. The Company’s management considers this method appropriate given the lack of historical data and the straight forward nature of the contractual terms of the stock option awards. An expected term of 6.5 years was used for 2013 (2012: 6.5 years).

Expected Dividend Yield: The expected dividend yield is nil.

Risk-Free Interest Rate: The risk-free rate is estimated based on the yield of a U.S. treasury zero-coupon issue with a remaining term equal to the expected term of the stock option awards. The weighted average risk-free rate for 2013 was 1.8% (2012: 1.6%) and the range of risk-free rates for the year was 0.9% - 2.7% (2012: 0.9% - 2.0%).

When estimating forfeitures, the Company considers its historical forfeitures as well as expectations about employee behavior and currently uses a 5.0% forfeiture rate.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Activity with respect to options for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Options	Weighted average grant date fair value	Weighted average exercise price
Options outstanding, January 1, 2011	9,314,278	$3.07	$10.04
Options issued during 2011	557,100	$2.65	$10.75
Options forfeited during 2011	(282,500)	$3.40	$10.15
Options issued but not yet vested, December 31, 2011	(2,885,667)	$3.35	$10.18

Options vested as of December 31, 2011	6,703,211		$10.04

Options outstanding, January 1, 2012	9,588,878	$3.04	$10.08
Options issued during 2012	406,650	$2.69	$11.04
Options forfeited during 2012	(955,850)	$3.22	$10.10
Options issued but not yet vested, December 31, 2012	(1,979,008)	$3.27	$10.34

Options vested as of December 31, 2012	7,060,670		$10.06

Options outstanding, January 1, 2013	9,039,678	$3.00	$10.12
Options issued during 2013	1,509,050	$3.29	$11.99
Options exercised during 2013	(144,000)	$3.10	$10.16
Options forfeited during 2013	(233,150)	$3.31	$10.31
Options issued but not yet vested, December 31, 2013	(2,531,396)	$3.26	$11.38

Options vested as of December 31, 2013	7,640,182		$10.10

As of December 31, 2013 and 2012, there was $8,252 and $6,953 respectively, of total unrecognized compensation expense relating to the stock option awards granted that is expected to be recognized over a weighted average remaining vesting period of 3.5 years (2012: 2.2 years). During 2013, 2012 and 2011, stock compensation expense of $5,205, $4,082 and $4,719, respectively, relating to stock option awards was recorded in general and administrative expenses.

The weighted average remaining contractual term of the stock option awards outstanding is 8.6 years (2012: 6.7 years) and the weighted average remaining contractual term of options fully vested is 5.1 years (2012: 3.8 years).

Stock option awards generally vest ratably over a five year period, subject to the grantee’s continued employment with the Company. A portion of the options issued during 2013 included a performance condition. This award will vest on December 31, 2018 at the applicable vested percentage rate of 0% to 100% based upon achievement of the targeted average annual return on equity (“ROE”).

Cash received from options exercised was $300, $0 and $0 for the years ended December 31, 2013, 2012 and 2011, respectively.

(b)	Restricted shares

As used in this Note 11(b), references to “restricted shares” include restricted share units. Restricted share awards are granted periodically by the Compensation Committee of the Board of Directors. Generally, restricted share awards granted in respect of annual bonus awards vest ratably over a three year period and other restricted share awards cliff-vest after three, four or five years. All restricted share awards contain certain restrictions for the three, four or five year period, relating to, among other things, forfeiture in the event of termination of employment and transferability.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Activity with respect to restricted share awards for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Restricted shares	Weighted average grant date fair value
Restricted shares outstanding, January 1, 2011	2,256,904	$9.74
Restricted shares issued during 2011	388,571	10.74
Restricted shares issued but not yet fully vested, December 31, 2011	(2,211,860)	$10.00

Restricted shares vested as of December 31, 2011	433,615	$9.51

Restricted shares outstanding, January 1, 2012	2,645,475	$9.74
Restricted shares issued during 2012	373,330	$10.98
Restricted shares forfeited during 2012	(17,398)	$10.81
Restricted shares issued but not yet fully vested, December 31, 2012	(1,850,058)	$10.34

Restricted shares vested as of December 31, 2012	1,151,349	$9.84

Restricted shares outstanding, January 1, 2013	3,001,407	$10.02
Restricted shares issued during 2013	1,025,596	$10.50
Restricted shares settled during 2013	(250,201)	$10.46
Restricted shares forfeited during 2013	(75,444)	$10.59
Restricted shares issued but not yet fully vested, December 31, 2013	(1,548,766)	$10.65

Restricted shares vested as of December 31, 2013	2,152,592	$9.87

During 2013, 2012 and 2011, stock compensation expense of $6,714, $6,053 and $3,439, respectively, was recorded in general and administrative expenses. Compensation cost is equivalent to the estimated fair value as of the grant date for the number of shares expected to fully vest and is amortized over the vesting period. As of December 31, 2013 and 2012, there was $11,103 and $5,868 respectively, of deferred compensation expense relating to the restricted share awards issued that is expected to be recognized over a weighted average remaining vesting period of 1.7 years (2012: 1.7 years).

A portion of the restricted shares issued during 2013 included a performance condition. This award will vest on December 31, 2018 at the applicable vested percentage rate of 0% to 100% based upon achievement of targeted average annual return on equity (“ROE”).

During 2011, the Company modified the existing restricted share awards allowing cash settlement of certain awards issued under the 2011, 2012 and 2013 grants. Restricted shares issued under these awards are liability-classified with fair value measurement based on the Company’s diluted book value at the end of each reporting period.

12.	Retirement plans

The Company maintains defined contribution retirement plans. Contributions are based on the participants’ eligible compensation. During 2013, 2012 and 2011, the Company expensed $7,404, $7,862 and $7,002, respectively, related to these retirement plans.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

13.	Taxation

(a)	Cayman Islands

Under current Cayman Islands law, the Company is not required to pay any taxes on its income or capital gains. If a Cayman Islands law were to be enacted that would impose taxes on income or capital gains, the Company has received an undertaking from the Governor in Cabinet that would exempt it from such taxation until October 2026.

(b)	Bermuda

Under current Bermuda law, Ironshore Insurance is exempt from all Bermuda income, withholding and capital gains taxes. At the present time, no such taxes are levied in Bermuda. In the event that such taxes are imposed, Ironshore Insurance would be exempt until March 2035 pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, and Amended Act of 1987.

(c)	United States

The Company’s U.S. subsidiaries are subject to federal, state, and local corporate income taxes and other taxes applicable to U.S. operations.

(d)	United Kingdom

The Company operates in the U.K. through its U.K. subsidiaries and the profits of these companies are subject to U.K. corporation taxes. Income from the Company’s operations at Lloyd’s is also subject to U.S. income taxes. Under a Closing Agreement between Lloyd’s and the IRS, Lloyd’s Members pay U.S. income tax on U.S.-connected income written by Lloyd’s Syndicates. U.S. income tax due on this U.S.-connected income is calculated by Lloyd’s and remitted directly to the IRS and is charged by Lloyd’s to Members in proportion to their participation on the relevant Syndicates. The Company’s Corporate Member is subject to this arrangement and will receive a U.K. corporation tax credit for any U.S. income tax incurred up to the value of the equivalent U.K. corporation tax charge on the U.S. income.

(e)	Ireland

The Company operates in Ireland through its Irish subsidiary which is subject to income taxes in that jurisdiction. A valuation allowance has been established for the Company’s net deferred tax asset related to its Irish operations, as management believes that the realization of the tax benefits from these deferred tax assets is uncertain.

The Company is subject to income taxation in other jurisdictions than those stated above, but the impact of the other jurisdictions is not material to the provision for income taxes for 2013, 2012 and 2011. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Company to change the way it operates or become subject to taxation.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

The components of the provision for income taxes attributable to operations consist of the following:

	2013	2012	2011
Current tax expense (benefit):
U.S. Federal	$7,768	$1,195	$1,102
U.S. State & local	530	240	314
United Kingdom	4,933	—	(4)

Total	13,231	1,435	1,412
Deferred tax expense (benefit):
U.S. Federal	(6,281)	178	4
U.S. State & local	96	(8)	(58)
United Kingdom	(1,323)	—	—

Total	(7,508)	170	(54)

Income tax expense	$5,723	$1,605	$1,358

Deferred income taxes reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the net deferred tax liabilities were as follows:

	2013	2012
Deferred tax assets:
Discounting of loss reserves	$6,392	$5,535
Unearned premiums	7,657	6,124
Deferred acquisition costs	19,528	22,681
Non-deductible compensation	18,550	16,891
Net operating losses	7,770	15,909
Underwriting losses	3,938	—
Other deferred tax assets	3,733	1,120

Total deferred tax assets	67,568	68,260
Valuation allowance	(51,107)	(52,868)

Deferred tax assets net of valuation allowance	16,461	15,392

Deferred tax liabilities:
Amortization of intangibles	$(3,595)	$(3,062)
Investments—equity securities	(1,967)	(1,323)
Investments—fixed maturity securities	(1,098)	(7,793)
Fixed assets	(1,567)	(4,078)
Other deferred tax liabilities	(3,906)	(2,315)

Total deferred tax liabilities	(12,133)	(18,571)

Net deferred tax asset (liability)	$4,328	$(3,179)

The Company’s net deferred tax asset or liability relates primarily to net operating loss carry-forwards and U.S. GAAP versus tax basis accounting differences. The Company has provided a valuation allowance to reduce certain deferred tax assets to an amount that management expects will more likely than not be realized. In 2013, the Company reassessed its estimate of deferred tax assets that are more likely than not to be realized, resulting in

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

a reduction to the valuation allowance. As of December 31, 2013, the Company’s net deferred tax asset is composed of $7,269 representing U.S. income taxes due for 2013 that could potentially be recovered in the future; $1,322 representing a reduction in the valuation allowance related to a U.K. subsidiary that is expected to be profitable in future years; and $(4,263) representing deferred tax liability primarily related to indefinite-lived intangibles. The net deferred tax liability as of December 31, 2012 is all related to indefinite-lived intangibles.

The expected tax provision computed on pre-tax income at the weighted average tax rate has been calculated as the sum of the pre-tax income in each jurisdiction multiplied by that jurisdiction’s applicable statutory tax rate. For the years ended December 31, 2013, 2012 and 2011, the following statutory tax rates have been used in determining the weighted average tax rate: Bermuda (0% for 2013, 2012 and 2011), United States (35.0% for 2013 and 2012 and 34.0% for 2011), the United Kingdom (23.3% in 2013, 24.5% in 2012, and 26.5% in 2011), and Ireland (12.5% for 2013, 2012 and 2011).

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average tax rate is as follows for the years ended December 31, 2013, 2012 and 2011:

	2013	%	2012	%	2011	%
Expected income tax provision at weighted average rate	$1,045	1.0%	$(3,407)	(2.6)%	$(3,126)	(8.7)%
State income taxes (net of federal benefit)	4,517	4.4%	(1,134)	(0.9)%	(3,121)	(8.7)%
Valuation allowance	(1,761)	(1.7)%	7,143	5.4%	4,820	13.4%
Transfer pricing adjustment.	3,090	3.0%	—	—	—	—
Deferred tax adjustments	(810)	(0.8)%	(782)	(0.6)%	2,935	8.2%
Other	(358)	(0.4)%	(215)	(0.1)%	(150)	(0.4)%

Income tax expense	$5,723	5.5%	$1,605	1.2%	$1,358	3.8%

As of December 31, 2013, the Company’s U.S. subsidiaries have $2,413 of U.S. federal net operating loss carryovers that expire in the years 2028 to 2032 and net operating loss carryovers in various non-U.S. jurisdictions of $6,908 that do not expire. The Company’s U.S. subsidiaries have U.S. state and local net operating loss carryovers with a tax equivalent value of $5,825 that expire in the years 2028 to 2034.

During 2013, 2012 and 2011, the Company had no unrecognized benefits from uncertain tax positions. The Company does not anticipate any significant changes in the amount of unrecognized tax benefits during the next 12 months. The Company’s U.S. federal and state income tax returns for fiscal years 2010 to 2013 remain open to examination. The Company’s U.K. corporation tax returns for fiscal years 2010 to 2013 are open for examination by the U.K. tax authorities. The Company’s Irish income tax returns for fiscal years 2012 to 2013 are open for examination by the Irish tax authorities.

14.	Debt obligations

On May 10, 2010, the Company issued $250,000 of Senior Notes at an issue price of 99.17%, generating net proceeds of $246,300. The Senior Notes bear interest at a rate of 8.5%, payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2010. Unless previously redeemed, the Senior Notes will mature on May 15, 2020. The Company may redeem the Senior Notes prior to maturity subject to the payment of a “make-whole” premium. The Senior Notes also include certain interest rate adjustment clauses based on changes in S&P and Moody’s ratings and debt to capital ratios. The Company was in compliance with all of these clauses as of December 31, 2013. The carrying value of the Senior Notes as of December 31, 2013 and 2012 was $247,296 and $246,990, respectively.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Interest expense on the Senior Notes includes interest payable, amortization of offering discount and amortization of debt offering expenses. The offering discount and the debt offering expenses are amortized over the period of time during which the Senior Notes are outstanding. The Company incurred interest expense on the Senior Notes of $21,663, $21,629 and $21,602, respectively, for the years ended December 31, 2013, 2012 and 2011.

15.	Commitments and contingencies

(a)	Concentration of credit risk

The creditworthiness of a counterparty is evaluated by the Company, taking into account credit ratings assigned by independent agencies. The credit approval process involves an assessment of factors, including, among others, the counterparty, country and industry credit exposure limits. The areas where significant concentrations of credit risk may exist include reinsurance recoverables (see Note 9), investments and cash and cash equivalent balances.

The Company underwrites a significant amount of its business through brokers. Credit risk exists should any of these brokers be unable to fulfill their contractual obligations with respect to the payments of insurance and reinsurance balances owed to the Company.

During the years ended December 31, 2013, 2012 and 2011, the following brokers were used to generate greater than 10% of the Company’s consolidated gross premiums written:

	% of Gross Premiums Written
Broker	2013	2012	2011
Marsh & McLennan Companies	10.3%	11.5%	10.3%
Aon Benfield	10.2%	11.0%	11.3%

The Company’s investment portfolio is managed in accordance with guidelines designed to ensure specific investment strategies are met. These guidelines include standards of diversification which limit the allowable holdings of any single issue. There were no investments in any entity in excess of 10% of the Company’s shareholders’ equity as of December 31, 2013 and 2012 other than investments issued or guaranteed by the U.S. government, its agencies or U.S. Government-Sponsored Enterprises.

The Company’s cash and cash equivalents are on deposit with various financial institutions. Credit risk arises from the failure of the counterparty to perform according to the terms of a contract. The Company’s deposits are with reputable banks to minimize this risk and they are located in Bermuda, the U.S., the U.K., Ireland, Singapore, Australia, Canada and the Cayman Islands.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

(b)	Operating leases

The Company has entered into various operating lease agreements to lease office space and fixtures and fittings that expire up to 2022. During the years ended 2013, 2012 and 2011, total rent expenses of $7,483, $7,416 and $6,539, respectively, were recorded in general and administrative expenses. The future minimum lease payments in the aggregate as of December 31, 2013 are as follows:

December 31, 2013
2014	$7,333
2015	6,990
2016	4,535
2017	2,982
2018	2,724
Later years	5,543

Total minimum future commitments	$30,107

(c)	Outsourcing

On December 23, 2011, the Company entered into a services agreement with Genpact International, Inc. (“Genpact”), whereby Genpact has agreed to provide certain information technology processes and business process functions to the Company up to December 31, 2018. The future minimum payments as of December 31, 2013 are as follows:

December 31, 2013
2014	$17,253
2015	16,087
2016	15,391
2017	15,706
2018	16,167

Total minimum future lease commitments	$80,604

(d)	Letters of credit

The Company operates in the Lloyd’s market through its corporate member, ICCL which represents its participation in Syndicate 4000. Lloyd’s sets capital requirements for corporate members annually based on the Syndicates’ business plans, rating environment and reserving environment together with input arising from Lloyd’s discussions with regulatory and rating agencies. Such capital, or FAL, may be satisfied by cash, certain investments and undrawn letters of credit provided by approved banks.

As of December 31, 2013 and 2012, the Company has an existing letter of credit facility with a face value of $125,000 provided by ING Bank N.V. for the purpose of providing FAL. As of December 31, 2013 and 2012, the Company has pledged fixed maturity securities of $146,345 and $159,548, respectively, as collateral in respect of the facility.

The letter of credit facility is guaranteed by Ironshore (the “Guarantor”) and contains covenants that include, among other things, (i) the requirement that U.S. GAAP Net Worth of the Guarantor shall not be less than

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

$500,000 in the event that collateral cover provided is equal to the aggregate face value of all letters of credit or the sum of (a) $1,109,933 plus (b) 50% of the consolidated net income of the Guarantor in the applicable fiscal year plus (c) 50% of the aggregate increases in shareholders’ equity of the Guarantor (by reason of the issuance and sale of capital stock of the Guarantor or other capital contributions) in the applicable fiscal year in the event the collateral provided does not equal the aggregate face value of all letters of credit (“Partial Collateralization”), (ii) the requirement that the Guarantor shall ensure that the Total Debt to Total Capitalization Ratio does not exceed 30% at all times during Partial Collateralization, and (iii) the requirement that the Account Party shall ensure that Primary FAL of not less than 33% of its FAL requirement is maintained at all times during Partial Collateralization. As of December 31, 2013 and 2012, the Company was in compliance with all covenants and restrictions.

As of December 31, 2013 and 2012, ICCL (the “Account Party”) has an outstanding quota share agreement with Ironshore Insurance Ltd. (the “Reinsurer”) pursuant to which 75% of the retained risks written by the Account Party as a member of Syndicate 4000 for the 2014 and 2013 underwriting years of account are reinsured by the Reinsurer. As of December 31, 2013 and 2012, the Account Party assigned by way of security any right it has to receive payment under the quota share agreement to ING Bank N.V.

On December 1, 2009, the Company entered into a $50,000 standby letter of credit facility provided by Citibank Europe plc. As of December 31, 2013 and 2012, $22,962 and $16,466, respectively, of letters of credit were issued and outstanding under this facility for which $32,488 and $19,692, respectively, of fixed maturity securities were pledged as collateral.

(e)	Litigation

The Company is subject to litigation and arbitration in the normal course of its business. These lawsuits and arbitrations principally involve claims on policies of insurance and contracts of reinsurance and are typical for the Company and for the property and casualty insurance and reinsurance industry in general. Such legal proceedings are considered in connection with the Company’s loss and loss expense reserves. In addition to litigation relating to insurance and reinsurance claims, the Company and its subsidiaries are subject to lawsuits in the normal course of business. The status of any such legal actions is actively monitored by management. If management believed, based on available information, that an adverse outcome upon resolution of a given legal action was probable and the amount of that adverse outcome was reasonable to estimate, a loss would be recognized and a related liability recorded. No such liabilities were recorded by the Company as of December 31, 2013 and 2012.

16.	Related party transactions

The Company’s founding investors, Tara Partners Fund LLC and Tara Partners Fund II LLC (collectively, “Tara”), are affiliated with a member of the Company’s Board of Directors. This individual is also a founder and director of Integro Ltd. (“Integro”), an insurance broker. During the years ended December 31, 2013, 2012 and 2011, Ironshore wrote $11,051, $9,923 and $8,595, respectively, of gross premiums written that have been brokered by Integro, and incurred commission expense of $1,128, $1,180 and $1,109, respectively.

On January 12, 2009, Ironshore entered into an agreement with Integro to sublease certain office space in New York City. During the years ended December 31, 2013, 2012 and 2011, the Company incurred rental, maintenance and utility expenses of $1,031, $952 and $960, respectively, related to this sublease.

On April 17, 2013, the Company through its wholly-owned subsidiary, Ironshore Surety Holdings Inc. (“ISHI”) invested a total of $9,097 in Lexon Group composed of Lexon Surety Group LLC (“LSG”), Surety Agency

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Holding Company LLC (“SAHC”), and Surety Management Company, LLC (“SMC”). Lexon Group is engaged in the business of underwriting, placing, insuring and reinsuring contract and commercial surety bonds, court and probate surety bonds, surety bail bonds, U.S. Customs surety bonds and other related risks. ISHI purchased Class B units in LSG and common units in SAHC and SMC. The Class B units rank senior to the Common and Class A units of LSG. The Class B units are also entitled to a cumulative fixed return of 3% per annum for the first five years and then 9% per annum thereafter. The investment is recorded in other assets in the Company’s balance sheet as of December 31, 2013.

In connection with the above investment, the Company through its subsidiaries Ironshore Indemnity and Ironshore Specialty provides quota share reinsurance and a primary fronting facility on new and renewal business for U.S. commercial and contract surety risks. The amounts of gross written premium assumed by Ironshore Indemnity and Ironshore Specialty as part of the quota share facility for the year ending December 31, 2013 are $15,110 and $0, respectively.

17.	Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Net income attributable to Ironshore Inc.	$97,367	$131,688	$34,568

Weighted average shares – basic	134,334,072	132,916,337	132,867,741
Share equivalents:
Warrants	1,765,216	1,315,901	755,569
Options	1,018,087	702,986	179,560
Restricted stock	569,500	1,817,582	1,357,904

Weighted average shares – diluted	137,686,875	136,752,806	135,160,774

Basic earnings per share	$0.72	$0.99	$0.26

Fully diluted earnings per share	$0.71	$0.96	$0.26

18.	Note receivable

On December 31, 2013, the Company, through its subsidiary, Ironshore Holdings U.S., extended a loan to a third party entity (“Borrower”) for $41,800 in order to partially finance Borrower’s acquisition of substantially all the assets of a managing general agency (“MGA”). The loan is evidenced by a secured recourse promissory note that bears annual interest for the first three years at the greater of (a) 1.65% of the principal amount and (b) fixed amount of $800 plus 80% of annual contingency income earned by Borrower in MGA’s agency agreement with a third party insurer for the year in which interest is payable. Thereafter, the note bears annual interest at 3.32% of the principal amount. In the event that MGA’s agency agreement with the third party insurer is terminated before December 31, 2016, the annual interest rate shall be adjusted to 3.32% from the date of such termination. The note receivable is recorded in other assets in the Company’s balance sheet as of December 31, 2013.

The note receivable is due upon the earliest of: (a) the 5th anniversary date of the note, (b) the expiration or earlier termination of the current agency agreement of MGA with a third party insurer, and (c) the occurrence of default (“Maturity Date”). Upon maturity and at option of the Company, the note receivable shall be repaid as follows: (a) the Borrower to convey to the Company MGA’s existing rights to underwrite and administer

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

insurance policies constituting MGA’s business and pay in cash all unpaid interest on the note receivable accrued as of the Maturity Date, or (b) the Borrower to pay cash in twenty equal annual payments of principal together with interest on the then outstanding amount.

19.	Other income

The Company recorded $7,995 of other income in respect of previously unresolved claims for certain investment losses for the year ending December 31, 2013.

20.	Segment reporting

The Company conducts its operations worldwide through three reportable operating segments, U.S., International and Bermuda and one corporate function, which have been determined under FASB ASC Topic 280 Segment Reporting. The Company’s operating segments are strategic business units that offer different policies.

The U.S. segment offers a wide array of property and casualty coverage on an admitted and excess and surplus lines basis. The U.S. segment is managed by the chief executive officer of U.S. Operations.

The International segment operates through Lloyd’s of London Syndicate 4000 and IEL and underwrites financial institutions liability, professional management liability, property and other select specialist lines. The International segment is managed by the chief executive officer of IIL.

The Bermuda segment provides property insurance on a worldwide basis. This segment also offers catastrophe excess liability, financial lines and healthcare liability insurance through Iron-Starr Excess. The Bermuda segment is managed by the chief executive officer of Ironshore Insurance who provides oversight to a team of underwriters, risk modelers and other industry professionals.

Effective December 31, 2013, the Company reallocated certain of its business between two of its operating and reporting segments. Insurance business written as corporate deals, which was previously reported as part of the U.S. segment, has been reclassified to the Bermuda segment. The results of operations of corporate deals for the years ended December 31, 2013, 2012 and 2011, amounting to $4,861, $9,171 and $0, respectively, have been included in the Bermuda segment.

The corporate function includes the activities of the parent company and activities of certain key executives, such as the Chief Executive Officer and Chief Financial Officer of Ironshore. The corporate function includes revenue earned on the Company’s investment portfolio and costs associated with parent company activities.

The Company does not manage its assets by segment and therefore total assets are not allocated to the segments.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Segment information for the years ended December 31, 2013, 2012 and 2011 is as follows:

Year ended December 31, 2013	U.S.	International	Bermuda	Total	Corporate	Consolidated
REVENUES
Gross premiums written	$1,234,920	$566,233	$191,970	$1,993,123	$—	$1,993,123
Reinsurance premiums ceded	(291,195)	(164,680)	(79,529)	(535,404)	—	(535,404)

Net premiums written	943,725	401,553	112,441	1,457,719	—	1,457,719
Change in unearned premiums	(129,155)	(79,339)	5,098	(203,396)	—	(203,396)

Net premiums earned	814,570	322,214	117,539	1,254,323	—	1,254,323
Net investment income	—	—	—	—	84,372	84,372
Net realized and unrealized losses on investments	—	—	—	—	(70,462)	(70,462)
Net foreign exchange losses	—	—	—	—	(2,989)	(2,989)
Other income	12,164	4,079	4,119	20,362	9,192	29,554

Total revenues	826,734	326,293	121,658	1,274,685	20,113	1,294,798

EXPENSES
Losses and loss adjustment expenses	523,868	159,562	61,743	745,173	—	745,173
Acquisition expenses	88,152	78,012	7,888	174,052	—	174,052
General and administrative expenses	135,795	58,316	24,010	218,121	32,522	250,643
Interest expense	—	—	—	—	21,663	21,663

Total expenses	747,815	295,890	93,641	1,137,346	54,185	1,191,531

Income (loss) before income tax expense	$78,919	$30,403	$28,017	$137,339	($34,072)	$103,267

Loss ratio (a)	64.3%	49.5%	52.5%	59.4%
Acquisition costs ratio (b)	10.8%	24.2%	6.7%	13.9%
General and administrative expense ratio (c)	15.2%	16.8%	16.9%	15.8%

Combined ratio (d)	90.3%	90.5%	76.1%	89.1%

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Year ended December 31, 2012	U.S.	International	Bermuda	Total	Corporate	Consolidated
REVENUES
Gross premiums written	$1,035,277	$415,910	$216,479	$1,667,666	$—	$1,667,666
Reinsurance premiums ceded	(272,992)	(147,001)	(82,271)	(502,264)	—	(502,264)

Net premiums written	762,285	268,909	134,208	1,165,402	—	1,165,402
Change in unearned premiums	(87,681)	(53,172)	(15,973)	(156,826)	—	(156,826)

Net premiums earned	674,604	215,737	118,235	1,008,576	—	1,008,576
Net investment income	—	—	—	—	79,563	79,563
Net realized and unrealized losses on investments	—	—	—	—	48,876	48,876
Net foreign exchange losses	—	—	—	—	55	55
Other income	5,164	2,908	3,677	11,749	—	11,749

Total revenues	679,768	218,645	121,912	1,020,325	128,494	1,148,819

EXPENSES
Losses and loss adjustment expenses	466,369	112,640	51,718	630,727	—	630,727
Acquisition expenses	67,621	53,697	8,743	130,061	—	130,061
General and administrative expenses	122,454	35,646	24,949	183,049	50,165	233,214
Interest expense	—	—	—		21,629	21,629

Total expenses	656,444	201,983	85,410	943,837	71,794	1,015,631

Income (loss) before income tax expense	$23,324	$16,662	$36,502	$76,488	$56,700	$133,188

Loss ratio (a)	69.1%	52.2%	43.7%	62.5%
Acquisition costs ratio (b)	10.0%	24.9%	7.4%	12.9%
General and administrative expense ratio (c)	17.4%	15.2%	18.0%	17.0%

Combined ratio (d)	96.5%	92.3%	69.1%	92.4%

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Year ended December 31, 2011	U.S.	International	Bermuda	Total	Corporate	Consolidated
REVENUES
Gross premiums written	$948,764	$312,171	$162,985	$1,423,920	$—	$1,423,920
Reinsurance premiums ceded	(265,749)	(124,055)	(74,630)	(464,434)	—	(464,434)

Net premiums written	683,015	188,116	88,355	959,486	—	959,486
Change in unearned premiums	(109,967)	(30,889)	1,274	(139,582)	—	(139,582)

Net premiums earned	573,048	157,227	89,629	819,904	—	819,904
Net investment income	—	—	—	—	69,989	69,989
Net realized and unrealized losses on investments	—	—	—	—	38,535	38,535
Net foreign exchange losses	—	—	—	—	(275)	(275)
Other income	2,809	1,352	3,696	7,857	—	7,857

Total revenues	575,857	158,579	93,325	827,761	108,249	936,010

EXPENSES
Losses and loss adjustment expenses	435,832	91,147	71,900	598,879	—	598,879
Acquisition expenses	50,758	37,727	3,996	92,481	—	92,481
General and administrative expenses	114,641	31,686	26,313	172,640	14,421	187,061
Interest expense	—	—	—	—	21,602	21,602

Total expenses	601,231	160,560	102,209	864,000	36,023	900,023

Income (loss) before income tax expense	$(25,374)	$(1,981)	$(8,884)	$(36,239)	$72,226	$35,987

Loss ratio (a)	76.1%	58.0%	80.2%	73.0%
Acquisition costs ratio (b)	8.9%	24.0%	4.5%	11.3%
General and administrative expense ratio (c)	19.5%	19.3%	25.2%	20.1%

Combined ratio (d)	104.5%	101.3%	109.9%	104.4%

(a)	The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.
(b)	The acquisition costs ratio is calculated by dividing acquisition expenses by net premiums earned.
(c)	The general and administrative expense ratio is calculated by dividing general and administrative expenses less other income by net premiums earned. Corporate general and administrative expenses and corporate other income are not included in the calculation.
(d)	The combined ratio is the sum of the loss ratio, acquisition costs ratio and general and administrative expense ratio.

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Gross premiums written by type of business for the years ended December 31, 2013, 2012 and 2011 is as follows:

Year ended December 31, 2013	U.S.	International	Bermuda	Total
Casualty	$901,106	$169,548	$45,906	$1,116,560
Property	169,230	110,661	152,123	432,014
Specialty short tail	164,584	286,024	(6,059)	444,549

Total	$1,234,920	$566,233	$191,970	$1,993,123

Year ended December 31, 2012
Casualty	$723,176	$134,502	$41,059	$898,737
Property	162,389	45,343	160,572	368,304
Specialty short tail	149,712	236,065	14,848	400,625

Total	$1,035,277	$415,910	$216,479	$1,667,666

Year ended December 31, 2011
Casualty	$661,623	$116,984	$34,347	$812,954
Property	156,211	29,736	128,638	314,585
Specialty short tail	130,930	165,451	—	296,381

Total	$948,764	$312,171	$162,985	$1,423,920

21.	Statutory financial data

Bermuda

Ironshore Insurance is subject to the requirements of the Bermuda Insurance Act. Under the Bermuda Insurance Act, Ironshore Insurance is required to prepare statutory financial statements and to file a statutory financial return. The Bermuda Insurance Act also requires Ironshore Insurance to maintain certain measures of solvency and liquidity during the year. Declarations of dividends from retained earnings and distributions from additional paid-in capital are subject to these solvency and liquidity requirements being met. As of December 31, 2013 and 2012, these requirements were met.

Under the Bermuda Insurance Act, Ironshore Insurance is restricted from paying dividends for amounts greater than 25% of the prior year’s statutory capital and surplus unless approved by the Bermuda Monetary Authority.

As of December 31, 2013 and 2012, Ironshore Insurance was required to maintain a minimum statutory capital and surplus of $593,629 and $476,571, respectively. As of December 31, 2013 and 2012, Ironshore Insurance had statutory capital and surplus of approximately $1,399,415 and $1,370,914, respectively. The declaration of dividends from retained earnings and distributions from additional paid-in capital are limited to the extent that the solvency and liquidity requirements are met.

United States

Ironshore Indemnity and Ironshore Specialty file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by U.S. insurance regulators. Statutory net income and statutory surplus, as reported to the insurance regulatory authorities, differ in certain respects from the amounts prepared in accordance with U.S. GAAP. The main differences between statutory net income and U.S. GAAP net income

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

relate to deferred acquisition costs, deferred income and deferred income taxes. In addition to deferred acquisition costs, deferred income and deferred income tax assets, other differences between statutory surplus and U.S. GAAP shareholders’ equity are unrealized appreciation or decline in value of investments and non-admitted assets.

Ironshore Indemnity is required to maintain a minimum combined statutory surplus of $15,000. As of December 31, 2013 and 2012, Ironshore Indemnity’s statutory surplus was $120,500 and $97,500, respectively, and its statutory net income (loss) was $91, $8,200 and $(3,700) for the years ended December 31, 2013, 2012 and 2011, respectively.

Ironshore Specialty is required to maintain a minimum combined statutory surplus of $15,000. As of December 31, 2013 and 2012, Ironshore Specialty’s statutory surplus was $300,300 and $291,300, respectively, and its statutory net income was $21,400, $17,100 and $6,200 for the years ended December 31, 2013, 2012 and 2011, respectively.

Both of Ironshore Indemnity and Ironshore Specialty must seek regulatory approval at least 30 days prior to payment of an extraordinary dividend or distribution, or payment of a dividend from a source other than earned surplus (determined as of the end of the immediately preceding quarter for which the insurer has filed a quarterly or annual statement). Such an extraordinary dividend, extraordinary distribution or a dividend paid from a source other than earned surplus cannot be paid unless the insurance regulator has approved such payment or has failed to disapprove the payment within the 30-day period. An extraordinary dividend or extraordinary distribution includes any dividend, distribution of cash or other property the fair market value of which together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of (i) 10% of the insurer’s policyholders surplus as of the 31st day of December next preceding, or (ii) the net income for the 12-month period ending on the 31st day of December next preceding, but does not include pro rata distributions of any class of the insurer’s own securities. For purposes of this calculation, the Minnesota statute applicable to Ironshore Indemnity provides that “net income” excludes realized capital gains. As of December 31, 2013 and 2012, Ironshore Indemnity could not pay any dividend without prior regulatory approval.

As of December 31, 2013 and 2012, the maximum dividend payout that Ironshore Specialty could have made without prior regulatory approval was approximately $17,700 and $13,200, respectively. In 2013 and 2012, Ironshore Specialty made dividend payments of $17,000 and $13,000, respectively, to its parent company, Ironshore Holdings U.S.

United Kingdom and Lloyd’s

(pounds sterling in thousands)

The Company owns a Lloyd’s managing agency, PMA which operates in the Lloyd’s insurance market and manages Syndicate 4000 and Special Purpose Syndicate 6110 (“SPS 6110”). PMA is subject to regulation by the UK Financial Conduct Authority (“FCA”) and the Prudential Regulation Authority (“PRA”). The majority of the underwriting risk is borne by ICCL which is a corporate member at Lloyd’s. Effective January 1, 2010, Ironshore CC (Two) Limited (“ICC2”), which is a wholly owned subsidiary of IIL, also participated in the underwriting of Syndicate 4000. This participation ceased at the end of the 2012 year of account, leaving ICCL as the sole capital provider for Syndicate 4000 in the 2013 underwriting year of account.

SPS 6110, which commenced trading on January 1, 2012, is managed by PMA and all of the capacity is provided by Names (individual members of Lloyd’s) represented by Hampden Agency Ltd. SPS 6110 assumes business by way of a variable quota share of predominantly short tail lines of business from Syndicate 4000. Through this

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

arrangement, Syndicate 4000’s stamp capacity has risen from £205,000 in 2012 to £250,000 in 2013.The increased gross premiums written and related quota share reinsurance arising from this transaction are included in ICCL and ICC2’s statement of operations. In addition PMA receives a managing agency fee from SPS 6110 and allocates a proportion of administrative expenses to the SPS 6110.

During 2013, approval was given by Lloyd’s for PMA to establish a new syndicate called Syndicate 2014. PMA will manage this syndicate and its capacity of £75,000 will be provided by a third party.

Members of Lloyd’s and Lloyd’s syndicates are bound by the rules of Lloyd’s, which are prescribed by Bye-laws and Requirements made by the Council of Lloyd’s under powers conferred by the Lloyd’s Act 1982. These rules prescribe members’ membership subscription, the level of their contribution to the Lloyd’s Central Fund and the assets they must deposit with Lloyd’s in support of their underwriting. The Council of Lloyd’s has broad powers to sanction breaches of its rules, including the power to restrict or prohibit a member’s participation on Lloyd’s Syndicates.

The amount which is provided as FAL is not available for distribution for the payment of dividends or for working capital requirements. Corporate members may also be required to maintain funds under the control of Lloyd’s in excess of their capital requirements and such funds also may not be available for distribution for the payment of dividends. Lloyd’s sets the corporate members’ required capital annually. Individual Capital Assessments (ICA’s) are agreed with the syndicates based on their business plans.

FAL may comprise cash, certain investments and undrawn letters of credit provided by approved banks. The FAL requirement set by Lloyd’s to support the planned level of underwriting by ICCL for 2014 and 2013 was £211,680 and £180,000 respectively. For the 2014 and 2013 years of account all the FAL was provided by ICCL. ICC2 ceased to participate in Syndicate 4000 after the 2012 year of account. ICC2 is still required to hold FAL to a value of £11,700 to support its participation on the open years of account (2011 and 2012).

As of December 31, 2013 and 2012, the Company has outstanding letter of credit facility of $125,000 provided by ING Bank N.V. issued for the purposes of providing FAL. Refer also to Note 6 for the fair value of assets restricted to satisfy the Company’s FAL requirements.

Ireland

The Company’s Irish-regulated operating subsidiary, IEL, is subject to the regulatory framework established by the Central Bank of Ireland (“CBI”). It is required to:

•	maintain an adequate solvency margin and guarantee fund;

•	submit quarterly and annual regulatory returns as well as ad hoc reporting of certain material transactions; and

•	obtain regulatory pre-approval of certain transactions, such as payment of dividends or acquisitions and disposals in the ownership/voting rights of (re)insurance companies.

The CBI has minimum competency and fitness and probity codes that seek to ensure that regulated entities are run by those with appropriate professional qualifications or experience within the CBI’s view, with regulatory pre-approval required for certain key roles. The CBI’s code of corporate governance includes prescriptive rules regarding board role and composition, establishment and operation of board sub-committees and requirements around the approval of risk appetites and the monitoring and reporting of risks. In addition, the CBI has broad

Ironshore Inc.

Notes to consolidated financial statements

(dollars in thousands, except per share data)

supervisory and administrative powers over capital and surplus requirements and the declaration of and payment of dividends or other distributions. IEL is required to seek prior approval from the CBI to reduce its share capital or to pay dividends.

As of December 31, 2013, IEL was required to maintain a minimum statutory capital and surplus of $36,196 while the actual statutory capital and surplus was $41,394.

International

The Company’s international subsidiaries prepare statutory financial statements based on local laws and regulations. Some jurisdictions impose complex regulatory requirements on insurance companies while other jurisdictions impose fewer requirements. In some countries, the applicable subsidiary must obtain licenses issued by governmental authorities to conduct local insurance business. These licenses may be subject to reserves and minimum capital and solvency tests. Jurisdictions may impose fines, censure, and/or criminal sanctions for violation of regulatory requirements.

22.	Subsequent events

On January 6, 2014, the Company through its subsidiary, Ironshore Australia BidCo Pty Ltd., entered into an agreement to purchase all of the shares of Assetinsure Holdings Pty Ltd. (“Assetinsurance”). Assetinsure, an insurance company providing surety, aviation, credit, property and other coverage, will provide the Company with a platform from which to expand its presence in the Australian market. The transaction remains subject to customary closing conditions and regulatory approvals, including by the Australian Prudential Regulation Authority, which is currently reviewing the transaction.

Subsequent events have been evaluated through the date of issuance of these consolidated financial statements.

SCHEDULE I

Ironshore Inc.

Condensed Summary of Investments Other

than Investments in Related Parties

As of December 31, 2013

(Expressed in thousands of U.S. dollars)

Type of investment	Cost (1)	Fair Value	Amount at which shown on Balance Sheet
Fixed maturities
U.S. government and government agency securities	$271,486	$271,424	$271,424
Non U.S. government and government agency securities	97,093	94,542	94,542
Municipal securities	73,714	74,499	74,499
Corporate securities	1,255,768	1,264,554	1,264,554
Bank loans	330,943	333,891	333,891
U.S. asset-backed securities	431,760	431,536	431,536
U.S. mortgage-backed securities	964,523	952,967	952,967

Total fixed maturity securities	3,425,287	3,423,413	3,423,413
Equity securities	129,298	131,947	131,947
Short term investments	45,828	45,828	45,828
Other investments	13,588	13,588	13,588

Total	$3,614,001	$3,614,776	$3,614,776

(1)	Original cost of fixed maturities is reduced by repayments and adjusted for amortization of premiums or accretion of discounts. Fixed maturity securities are classified as trading and are shown in the balance sheet at fair value.

SCHEDULE II

Ironshore Inc.

Condensed Financial Information of Registrant

Balance Sheets—Parent Company Only

As of December 31, 2013 and 2012

(Expressed in thousands of U.S. dollars, except share data)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$1,508	$179
Intangible assets	—	594
Investment in subsidiaries	1,846,075	1,670,048
Other assets	21,693	5,219

Total assets	$1,869,276	$1,676,040

LIABILITIES
Amounts payable to related parties	$107,646	$24,588
Other liabilities	19,195	11,331

Total liabilities	126,841	35,919

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER’S EQUITY
Common shares, 200,000,000 authorized, $1.00 par value, issued and outstanding (2013: 136,211,426; 2012: 135,479,000)	1,362	1,355
Additional paid-in capital	1,354,164	1,347,401
Accumulated other comprehensive loss	(10,321)	(8,498)
Retained earnings	397,230	299,863

TOTAL SHAREHOLDER’S EQUITY	1,742,435	1,640,121

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,869,276	$1,676,040

SCHEDULE II

Ironshore Inc.

Condensed Financial Information of Registrant

Statements of Operations and Comprehensive Income—Parent Company Only

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

	Year Ended December 31,
	2013	2012	2011
REVENUES
Equity in net earnings of affiliates	$119,570	$164,424	$58,669
Net investment income (loss)	37	(170)	(29)
Net realized and unrealized losses on investments	—	—	(498)
Net foreign exchange gains (losses)	994	3,598	(249)
Other income	7,995	—	—

Total revenues	128,596	167,852	57,893

EXPENSES
General and administrative expenses	31,229	36,163	23,325

Total expenses	31,229	36,163	23,325

Net income attributable to common shareholders	97,367	131,689	34,568

OTHER COMPREHENSIVE INCOME
Equity (losses) gains from foreign currency translation	(2,845)	(3,969)	531
Gains (losses) on intra-entity foreign currency transactions	1,022	1,513	(73)

COMPREHENSIVE INCOME	$95,544	$129,233	$35,026

SCHEDULE II

Ironshore Inc.

Condensed Financial Information of Registrant

Statements of Cash Flows—Parent Company Only

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$97,367	$131,688	$34,568

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Stock compensation expense	1,459	910	56
Amortization and depreciation	594	594	594
Share in earnings of subsidiaries	(119,570)	(164,424)	(58,669)

CHANGES IN OPERATIONAL ASSETS AND LIABILITIES:
Accrued investment income	—	—	266
Other assets	(16,474)	(3,056)	942
Amounts due to (from) subsidiaries	83,058	35,715	(22,668)
Other liabilities	6,929	6,590	336

Net cash provided by (used in) operating activities	53,363	8,017	(44,575)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Proceeds on sales of fixed maturity securities	—	—	42,009
Proceeds on sales of short term investments	—	—	2,280
Contribution of capital made to subsidiaries	(51,624)	(8,868)	(80)

Net cash (used in) provided by investing activities	(51,624)	(8,868)	44,209

CASH FLOWS USED IN FINANCING ACTIVITIES:
Proceeds from issuance of common shares	2,492	981	200
Repurchase of restricted shares	(2,902)	(191)	(167)

Net cash (used in) provided by financing activities	(410)	790	33
Net increase (decrease) in cash and cash equivalents	1,329	(61)	(333)
Cash and cash equivalents as of beginning of year	179	240	573

CASH AND CASH EQUIVALENTS AS OF END OF YEAR	$1,508	$179	$240

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	—	—	—
Interest paid	—	—	—

SCHEDULE III

Ironshore Inc.

Supplementary Insurance Information

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

Year Ended December 31,	Deferred Acquisition Costs	Reserve for Loss and LAE	Unearned Premiums	Net Premiums Earned	Net Investment Income	Losses and LAE	Amortization of Deferred Acquisition Costs	Other Operating Expenses	Net Premiums Written
2013 Segment:
U.S.	$69,808	$1,553,162	$806,693	$814,570	$—	$523,868	$88,152	$135,795	$943,725
International	51,590	447,756	313,173	322,214	—	159,562	78,012	58,316	401,553
Bermuda	1,668	180,894	87,841	117,539	—	61,743	7,888	24,010	112,441
Corporate	—	—	—	—	84,372	—	—	32,522	—

Consolidated	$123,066	$2,181,812	$1,207,707	$1,254,323	$84,372	$745,173	$174,052	$250,643	$1,457,719

2012 Segment:
U.S.	$50,972	$1,277,026	$657,257	$674,604	$—	$466,369	$67,621	$122,454	$762,285
International	35,969	368,877	234,138	215,737	—	112,640	53,697	35,646	268,909
Bermuda	2,046	210,856	92,620	118,235	—	51,718	8,743	24,949	134,208
Corporate	—	—	—	—	79,563	—	—	50,165	—

Consolidated	$88,987	$1,856,759	$984,015	$1,008,576	$79,563	$630,727	$130,061	$233,214	$1,165,402

2011 Segment:
U.S.	$39,099	$975,813	$567,113	$573,048	$—	$435,832	$50,758	$114,641	$683,015
International	23,051	247,848	163,773	157,227	—	91,147	37,727	31,686	188,116
Bermuda	292	208,742	76,399	89,629	—	71,900	3,996	26,313	88,355
Corporate	—	—	—	—	69,989	—	—	14,421	—

Consolidated	$62,442	$1,432,403	$807,285	$819,904	$69,989	$598,879	$92,481	$187,061	$959,486

SCHEDULE IV

Ironshore Inc.

Reinsurance

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

Year ended December 31,	Direct Gross Premium	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percent of Amount Assumed to Net
2013	$1,582,682	$535,404	$410,441	$1,457,719	28.2%
2012	1,413,846	502,264	253,820	1,165,402	21.8
2011	1,106,543	464,434	317,377	959,486	33.1

SCHEDULE VI

Ironshore Inc.

Supplementary Insurance Information Concerning

Property and Casualty Operations

For the years ended December 31, 2013, 2012 and 2011

(Expressed in thousands of U.S. dollars)

Year Ended December 31,	Deferred Acquisition Costs	Reserve for Losses and LAE	Unearned Premiums	Net Premiums Earned	Net Investment Income	Losses and LAE Incurred: Current Year	Losses and LAE Incurred: Prior Year	Losses and LAE Incurred: Total	Amortization of Deferred Acquisition Costs	Paid Losses and LAE	Net Premiums Written
2013	$123,066	$2,181,812	$1,207,707	$1,254,323	$84,372	$754,435	$(9,262)	$745,173	$174,052	$394,406	$1,457,719
2012	88,987	1,856,759	984,015	1,008,576	79,563	648,854	(18,127)	630,727	130,061	317,452	1,165,402
2011	62,442	1,432,403	807,285	819,904	69,989	609,576	(10,697)	598,879	92,481	214,084	959,486

GLOSSARY

The following are abbreviations and definitions of certain insurance, reinsurance and financial terms used in this prospectus.

“accident year” means, with respect to losses, the calendar year during which the loss events related to such losses occurred and, with respect to premiums, the calendar year during which such premiums were earned.

“acquisition costs ratio” means the ratio of acquisition expenses incurred to net premiums earned.

“acquisition expenses” means the aggregate expenses incurred by a company that relate directly to acquiring business, including commissions and underwriting expenses.

“admitted company” means a company licensed or authorized to sell insurance to the general public within a jurisdiction.

“allocated LAE” means LAE specific to one or more particular claims, i.e., exclusive of general expenses pertaining to claims resolution.

“ASC” means the Accounting Standard Codification of the FASB.

“assumed reinsurance” means a portion of one or more risks that is accepted by a reinsurer from a ceding insurance company under a contract of reinsurance or ceding reinsurer under a retrocession contract.

“BMA” means the Bermuda Monetary Authority.

“broker” means an intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (a) a policyholder and a direct insurer, on behalf of the insured party or (b) a direct insurer and reinsurer, on behalf of the direct insurer.

“BSCR” means the Bermuda Solvency Capital Requirements.

“CAGR” means compound annual growth rate.

“case reserves” means loss reserves established with respect to individual reported claims.

“cede” means the practice of an insurance company reinsuring all or part of its liability with a reinsurer. The company ceding its liability is referred to as the “ceding company.”

“claims-made policy” means an insurance policy that provides coverage to the insured only for claims first asserted during the term of the policy and reported to the insurer during a reporting period specified in the policy.

“clash loss” means a large loss caused by exposure to a single event through more than one insurance contract.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“combined ratio” means the sum of the loss ratio, acquisition costs ratio and general and administrative expense ratio (without double-counting unallocated LAE). A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

“commission” means the fee paid to an agent, broker, intermediary or program administrator for placing insurance or reinsurance, which is generally a percentage of the premium.

“Companies Act” means the Bermuda Companies Act 1981.

“Companies Law” means the Companies Law of the Cayman Islands, as amended.

“D&O insurance” means directors’ and officers’ liability insurance, which insures directors and officers against liability from actions taken in their capacity as directors and officers of a company or organization.

“direct insurance” means insurance sold by an insurer that contracts with the insured, as distinguished from reinsurance.

“E&O insurance” means errors and omissions liability insurance, which is a form of professional liability insurance.

“E&S” means excess and surplus lines, which are lines of insurance generally unavailable from admitted insurers due to perceived risk related to the insured’s business and which, consequently, are placed by excess and surplus lines agents or brokers with insurers that are not admitted, but are eligible to accept business on an excess and surplus lines basis, in the subject jurisdiction.

“ECR” means enhanced capital requirement.

“excess” coverage means a layer of insurance coverage which attaches in excess of the point at which the limit of the primary coverage becomes exhausted by the payment of one or more claims; there may be multiple layers of excess coverage.

“excess of loss” means a type of reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called an “attachment level” or “retention.” Excess of loss reinsurance may be written in multiple layers, in which on any given layer a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the risk of a reinsurer’s insolvency.

“facultative reinsurance” means reinsurance obtained on a case-by-case basis for all or part of the liability associated with a single risk, exposure, or policy.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means the U.S. Foreign Account Tax Compliance Act.

“FFI” means a foreign financial institution.

“FSMA” means the U.K. Financial Services and Markets Act 2000.

“FSOC” means the U.S. Financial Stability Oversight Council, which was established by the Dodd-Frank Act.

“GAAP” means accounting principles generally accepted in the United States.

“general and administrative expense ratio” means the ratio of general and administrative expenses less other income to net premiums earned for our operating segments. Corporate general and administrative expenses and corporate other income are not included in the calculation.

“gross premiums written” or “GPW” means total premiums recorded on the books of an insurer at the time an insurance policy or assumed reinsurance contract is issued, before deductions for acquisition costs or premiums on ceded reinsurance.

“IBNR” or “incurred but not reported” means reserves for estimated losses that have been incurred by insureds but not yet reported to the insurer, including estimated future development on losses (i.e. above case reserves) which are known to the insurer or reinsurer.

“IGA” means an intergovernmental agreement.

“LAE” or “loss adjustment expenses” means the expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim resolution.

“layer” of coverage means one element in a tier of insurance coverage which layer applies to covered losses in excess of an attachment point and up to a stated limit (in each case generally expressed as a stated amount of currency), with the next layer, if any, typically attaching at the point where the limit of the underlying layer becomes exhausted by the payment of one or more claims.

“lead umbrella” means the first umbrella policy in a multilayer umbrella program that sits directly over the primary policies.

“Lloyd’s” means the Lloyd’s of London insurance market.

“loss development” means increases or decreases in losses and LAE, whether paid or reserved, over a given period of time.

“loss ratio” means the ratio of losses and LAE incurred to net premiums earned.

“loss reserves” means reserves established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses, including allocated LAE, that the insurer will ultimately be required to pay with respect to insurance it has written.

“losses occurring” means, with respect to reinsurance, coverage that applies in respect of events occurring during the stated term of the reinsurance which trigger coverage under underlying insurance policies in force at such times irrespective of whether such underlying insurance policies incepted before or during, or expire during or after, the stated term of the reinsurance.

“MSM” means the minimum solvency margin.

“n/m” means the percentage change is outside a normal range and is not meaningful.

“NAIC” means the National Association of Insurance Commissioners, a voluntary organization of state insurance officials that promulgates model laws regulating the insurance industry, values securities owned by insurers, develops and modifies insurer financial reporting and insurer performance criteria and performs other services with respect to the insurance industry.

“net premiums earned” means the portion of net premiums that are recognized as income for accounting purposes during a period.

“net premiums written” means gross premiums written for a given period, less commissions paid and premiums ceded to reinsurers during such period.

“non-admitted company” means a company not licensed to transact the business of insurance in a particular U.S. jurisdiction. A non-admitted company is permitted to issue insurance policies only in accordance with an exemption from the jurisdiction’s insurance licensing laws, for example, through an E&S lines broker licensed in that jurisdiction, or to issue policies “self-procured” by the insured or its broker from the insurer outside the jurisdiction of the insured.

“occurrence-based policy” means an insurance policy that provides coverage to the insured for liabilities arising from events occurring during the term of policy, irrespective of when a claim is actually made.

“PFIC” means passive foreign investment company as defined in Section 1297(a) of the Code.

“PML” means probable maximum loss.

“primary” coverage is the lowest (and perhaps only) layer of direct insurance coverage which may apply to the first dollar of loss or, more commonly, in excess of a deductible or retention to be borne by the insured.

“program administrator” is a licensed insurance agent who is delegated authority to manage part of an insurer’s insurance business. The scope of any particular program administrator’s authority is governed by a contract with the insurer and may include the authority to bind insurance coverage on behalf of the insurer and/or settle claims.

“programs business” means products written through managing general agents to whom the insurer has delegated underwriting and claims settlement authority.

“property lines” means our property lines of business and includes the following product lines: Bermuda property, U.S. property, international property and a portion of corporate deals.

“QEF” means qualified electing fund.

“quota share reinsurance” means a type of reinsurance whereby the reinsurer, in return for a predetermined portion or share of the insurance premium charged by the ceding company (net of a ceding commission), indemnifies the ceding company against a predetermined portion of the losses and LAE of the ceding company under the covered policy or policies. Quota share reinsurance is sometimes referred to as “pro rata reinsurance.”

“RBC” or “risk-based capital requirement” is a tool used by insurance regulators to analyze an insurance company’s total adjusted capital, taking into consideration the risks associated with the company’s particular assets, the risk that losses will be worse than expected, the company’s exposure to interest rate risk, and other business risks.

“reinsurance” means the practice whereby one party, called the reinsurer, in consideration of a premium paid to it, agrees to indemnify another party, called the reinsured, for part or all of the liability assumed by the reinsured under a policy or policies of insurance which the reinsured has issued. The reinsured may also be referred to as the original insurer, the direct writing company, or the ceding company.

“reinsurer” means an insurer that agrees to indemnify another insurer against all or part of a loss which the latter may incur under a policy or policies of insurance it has issued.

“retention” means, in the context of reinsurance, the amount or portion of a risk which an insurer retains or assumes for its own account. Losses, or a portion thereof, in excess of the retention level are paid by the reinsurer. In quota share or pro rata reinsurance, the retention may be a percentage of the original policy limit. In excess of loss reinsurance, the retention may be a fixed amount of loss, a loss ratio, or a percentage of loss. In the context of direct insurance, the “retention” (or “deductible”) means the amount of covered loss that the policyholder must retain for the policyholder’s own account, above which the insurer’s obligations apply.

“retrocession” means the practice whereby one reinsurer, called the retrocessionaire, in consideration of premiums paid to it, agrees to indemnify another reinsurer for all or part of the ceding reinsurer’s liability under a contract or contracts of assumed reinsurance.

“risks attaching” means, with respect to reinsurance, coverage that applies to events triggering underlying insurance policies which incept during the stated term of the reinsurance including as respects events occurring during the portions of the policy periods of the underlying insurance which extend beyond the stated term of the reinsurance; risks attaching coverage does not apply to events during the stated term of the reinsurance which trigger underlying policies that incepted prior to the stated term and extend into the stated term of the reinsurance.

“RPII” means related person insurance income, as defined in Section 953(c)(2) of the Code.

“soft market” means the portion of a market cycle of the property and casualty insurance industry characterized by increased industry underwriting capacity, heightened premium rate competition among insurers, and, typically, depressed rates or premium and underwriting performance.

“specialty short tail lines” means our specialty short tail lines of business and includes the following product lines: political risk & surety, aviation, personal accident, marine and a portion of corporate deals.

“submission” means an application for insurance coverage received by a direct insurer from a prospective policyholder or its broker acting for consideration in connection with possible issuance of an insurance policy by that insurer.

“TRIPRA” means the Terrorism Risk Insurance Program Reauthorization Act of 2007.

“unallocated LAE” means general expenses pertaining to claims resolution.

“underwriting” means the process of reviewing submissions, deciding whether to issue all or part of the coverage requested, and determining applicable premiums, terms and conditions.

“underwriting income (loss)” means the sum of net premiums earned, minus net losses and LAE, acquisition costs, general and administrative expenses, plus other underwriting fee income.

“unearned premiums” means the portion of a premium representing the unexpired portion of the policy term as of a certain date.

— Ordinary Shares

IRONSHORE INC.

  PRELIMINARY    PROSPECTUS

—, 2014

BofA Merrill Lynch	UBS Investment Bank

Dealer Prospectus Delivery Obligation

Until — (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than the underwriting discounts payable by us, in connection with the distribution of the securities to be registered hereunder. All amounts are estimated except the SEC registration fee, the NYSE listing fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee:

Item	Amount
SEC registration fee		$12,880
FINRA filing fee		15,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

The registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.

Our articles of association provide that the Company will indemnify to the full extent permitted by law any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting in such capacity or his acting in any other capacity for or on behalf of the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. Cayman law does not permit indemnification for losses or damages that arise from breach of trust, breach of duty, dishonesty, fraud or willful default of directors or officers. These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Our articles of association provide that directors shall have no personal liability to us or our shareholders for monetary damages for breach of fiduciary or other duties as a director, except (i) for any breach of a director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) a payment of a dividend on stock of the Company or a purchase or redemption of stock of the Company in violation of law, or (iv) for any transaction from which a director derived an improper personal benefit.

The above discussion of our articles of association is not intended to be exhaustive and is qualified in its entirety by our articles of association.

In connection with this offering, we will enter into indemnification agreements with each of our executive officers and directors. These agreements will provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurers, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

In addition, the form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides that the underwriters will indemnify us and our executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

During the period of June 1, 2011 through May 31, 2014, we granted options to purchase an aggregate of 2,287,400 of our ordinary shares, with exercise prices ranging from $10.67 to $15.00 per share, to our employees and directors pursuant to our 2006 Long Term Incentive Plan. During this period, an aggregate of 301,695 ordinary shares were issued upon the exercise of options for aggregate consideration of $2,843,774.

During the period of June 1, 2011 through May 31, 2014, we granted an aggregate of 2,359,811 restricted shares and restricted share units, with vesting periods ranging from three to five years, to our employees and directors pursuant to restricted share agreements and restricted share unit agreements under our 2006 Long Term Incentive Plan. During this period, an aggregate of 2,223,024 restricted shares and restricted share units vested.

During the period of June 1, 2011 through May 31, 2014, we sold an aggregate of 291,580 of our ordinary shares, with purchase prices ranging from $10.74 to $11.88 per share, for aggregate consideration of $3,373,941, to our employees and directors, pursuant to our 2006 Long Term Incentive Plan.

The issuances of options and the ordinary shares issuable upon the exercise of the options described in the preceding paragraph were issued pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

No underwriters were involved in the foregoing grants of options and issuances of ordinary shares. The foregoing securities may be resold as described under “Shares Eligible For Future Sale.”

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Index to Exhibits immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules.

See the financial statement schedules listed in the Index to the Consolidated Financial Statements, which are incorporated by reference as if fully set forth herein.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(i) To provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(ii) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(iii) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Hamilton, Bermuda, on June 17, 2014.

Ironshore Inc.

By:	/s/ Kevin H. Kelley
Kevin H. Kelley
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTED, that each person whose signature appears below hereby appoints each of Mitchell E. Blaser, Paul S. Giordano and Joseph W. Roberts acting alone, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to sign any and all additional registration statements relating to the same offering of securities of the registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signatures	Title	Date

/s/ Kevin H. Kelley Kevin H. Kelley	(Director and Principal Executive Officer)	June 17, 2014

/s/ Joseph W. Roberts Joseph W. Roberts	(Principal Financial Officer and Principal Accounting Officer)	June 17, 2014

/s/ Jonathan D. Bilzin Jonathan D. Bilzin	(Director)	June 17, 2014

/s/ John Clements John Clements	(Director)	June 17, 2014

/s/ Aaron D. Cohen Aaron D. Cohen	(Director)	June 17, 2014

/s/ David A. Donnini David A. Donnini	(Director)	June 17, 2014

/s/ Boris M. Gutin Boris M. Gutin	(Director)	June 17, 2014

Name and Signatures	Title	Date

/s/ James A. Halow James A. Halow	(Director)	June 17, 2014

/s/ Keith S. Hynes Keith S. Hynes	(Director)	June 17, 2014

/s/ Jonathan H. Kagan Jonathan H. Kagan	(Director)	June 17, 2014

/s/ Shaun E. Kelly Shaun E. Kelly	(Director)	June 17, 2014

/s/ David E. King David E. King	(Director)	June 17, 2014

/s/ Douglas R. Korn Douglas R. Korn	(Director)	June 17, 2014

/s/ Samuel G. Liss Samuel G. Liss	(Director)	June 17, 2014

/s/ Dennis L. Mahoney Dennis L. Mahoney	(Director)	June 17, 2014

/s/ Michael E. Morrill Michael E. Morrill	(Director)	June 17, 2014

/s/ Ronald A. Sandler Ronald A. Sandler	(Director)	June 17, 2014

/s/ Eric A. Simonson Eric A. Simonson	(Director)	June 17, 2014

/s/ Mark N. Williamson Mark N. Williamson	(Director)	June 17, 2014

/s/ Paul J. Zepf Paul J. Zepf	(Director)	June 17, 2014

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Memorandum of Association of Ironshore Inc.

3.2*	Amended and Restated Articles of Association of Ironshore Inc.

4.1*	Indenture dated as of May 10, 2010 among Ironshore Holdings (U.S.) Inc., as Issuer, Ironshore Inc., as Guarantor, and The Bank of New York Mellon, as Trustee

4.2*	First Supplemental Indenture dated as of May 10, 2010 among Ironshore Holdings (U.S.) Inc., as Issuer, Ironshore Inc., as Guarantor, and The Bank of New York Mellon, as Trustee

5.1*	Opinion of Conyers Dill & Pearman (Cayman) Limited as to the legality of the securities being registered

8.1*	Opinion of Cahill Gordon & Reindel LLP relating to U.S. tax matters

8.2*	Opinion of Conyers Dill & Pearman Limited relating to Bermuda tax matters

8.3*	Opinion of Conyers Dill & Pearman (Cayman) Limited relating to Cayman Islands tax matters

10.1*	Insurance Letters of Credit Master Agreement dated as of December 1, 2009 between Ironshore Insurance Ltd. and Citibank Europe PLC

10.2*	Second Amending and Restating Agreement Relating to a Credit Facility Agreement dated November 29, 2012 among Ironshore Corporate Capital Ltd., as Account Party, Ironshore Inc., as Guarantor, and ING Bank N.V., London Branch as Issuing Bank and Bank

10.3*	Master Services Agreement dated December 23, 2011 between Ironshore Inc. and Genpact International, Inc.

10.4.1*	Amended and Restated Employment Agreement, dated as of September 19, 2013, by and between Ironshore Inc. and Kevin H. Kelley

10.4.2*	Employment Agreement, dated May 29, 2013, between Ironshore Inc. and Joseph Roberts

10.5.1*	Amended and Restated Ironshore Inc. 2006 Long Term Incentive Plan

10.5.2*	Ironshore Holdings (US), Inc. Nonqualified Deferred Compensation Plan

10.5.3*	Ironshore Holdings (US), Inc. Executive Deferred Compensation Plan

10.6.1*	Form of Director Stock Option Agreement

10.6.2*	Form of Employee Stock Option Agreement with Restrictive Covenants

10.6.3*	Form of Employee Stock Option Agreement with No Restrictive Covenants

10.6.4*	Revised Form of Employee Stock Option Agreement with Restrictive Covenants

10.6.5*	Revised Form of Employee Stock Option Agreement with No Restrictive Covenants

10.6.6*	Amended and Restated Stock Option Agreement, dated as of March 2, 2009, by and between Ironshore Inc. and Kevin H. Kelley

10.7.1*	Form of Employee Restricted Share Agreement

10.7.2*	Form of Restricted Share Bonus Agreement with 3 Year Cliff Vesting

10.7.3*	Form of Restricted Share Unit Agreement (Lump Sum)

Exhibit Number	Description of Documents
10.7.4*	Form of Restricted Share Unit Agreement (Installments)

10.8.1*	U.S. Form of Restricted Bonus Replacement Agreement

10.8.2*	Revised U.S. Form of Restricted Bonus Replacement Agreement

10.8.3*	U.K. Form of Restricted Bonus Replacement Agreement

10.8.4*	Form of LTIP Agreement With Restrictive Covenants

10.8.5*	Form of LTIP Agreement With No Restrictive Covenants

10.9*	Form of Indemnification Agreement between Ironshore Inc. and its executive officers and directors

10.10*	Amended and Restated Shareholders’ Agreement dated as of —, 2014 among Ironshore Inc. and the shareholders party thereto

21.1*	List of subsidiaries of Ironshore Inc.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1)

23.3*	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on the signature page of this registration statement on Form S-1)

*	To be filed by amendment